As filed with the Securities and Exchange Commission on April 7, 1998
                                              Registration No.333-45179-01

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           Amendment No. 2 to Form S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


  MRS. FIELDS' ORIGINAL COOKIES, INC.
(Exact name of Registrant as                    THE MRS. FIELDS' BRAND, INC.
 specified in its charter)                      Exact Name of Registrant as
                 charter)                       specified in its charter)

          DELAWARE                                        DELAWARE
 (State or other jurisdiction of                  (State of jurisdiction of
 incorporation or organization)                  incorporation or organization)
          ---------                                        ---------

            6749                                             6749
(Primary Standard Industrial                      (Primary Standard Industrial
  Classification Code Number)                      Classification Code Number)

         87-0552899                                      87-0563472
     (I.R.S. Employer                                 (I.R.S. Employer
    Identification No.)                              Identification No.)


                                                      462 West Bearcat Drive
462 West Bearcat Drive                             Salt Lake City, Utah 84115
Salt Lake City, Utah 84115                                (801) 463-2000
    (801) 463-2000                             (Address, including zip code and
(Address, including zip code and telephone     telephone number, including area
number, including area code, or                code or Registrant's principal
Registrant's principal executive offices)      executive offices)

     Michael Ward, Esq.                                   Michael Ward, Esq.
Vice President of Administration                   The Mrs. Fields' Brand, Inc.
Mrs. Fields' Original Cookies, Inc.                   462 West Bearcat Drive
 462 West Bearcat Drive                           Salt Lake City, Utah 84115
Salt Lake City, Utah 84115                                 (801) 463-2000
      (801) 463-2000                         (Name, address, including zip code
(Name, address, including zip code, and       and telephone number, including
 telephone number, including area code        area code of agents for service)
of agents for service)


                                   COPIES TO:

                              Randall H. Doud, Esq.
                    Skadden, Arps, Slate, Meagher & Flom LLP
                                919 Third Avenue
                            New York, New York 10022
                                 (212) 735-3000

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering .

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

         The Registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

        Offer for All Outstanding 101/8 % Series A Senior Notes due 2004
             in Exchange for 101/8 % Series B Senior Notes due 2004,
   Which Have Been Registered Under the Securities Act of 1933, As Amended, of

                       MRS. FIELDS' ORIGINAL COOKIES, INC.

          FULLY AND UNCONDITIONALLY GUARANTEED, AS DESCRIBED HEREIN, BY
          --------
                          THE MRS. FIELDS' BRAND, INC.

                  THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL
               EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON ,
                             1998, UNLESS EXTENDED.


    Mrs. Fields' Original Cookies, Inc., a Delaware corporation ("Mrs. Fields" or the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus (as the same may be amended or supplemented from time to time, the "Prospectus") and in the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange an aggregate principal amount at maturity of up to $100,000,000 of 101/8 % Series B Senior Notes due 2004 (the "New Senior Notes") of the Company, which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (as defined herein) of which this Prospectus constitutes a part, for a like principal amount of its outstanding 10 1/8% Series A Senior Notes due 2004 (the "Old Senior Notes" and, together with the New Senior Notes, the "Senior Notes") of the Company from the holders (the "Holders") thereof. The terms of the New Senior Notes are identical in all material respects to the Old Senior Notes except (i) that the New Senior Notes have been registered under the Securities Act, (ii) for certain transfer restrictions and registration rights relating to the Old Senior Notes and (iii) that the New Senior Notes will not contain certain provisions relating to an additional payment to be made to Holders of Old Senior Notes under certain circumstances relating to the timing of the Exchange Offer. The Mrs. Fields' Brand, Inc., a Delaware corporation ("MFB"), is also offering to exchange its guarantee of the Old Senior Notes (the "Old Guarantee") for a like guarantee of the New Senior Notes (the "New Guarantee").

    On November 26, 1997, the Company issued $100,000,000 principal amount of Old Senior Notes. The Old Senior Notes were issued pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws.

    The Senior Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after December 1, 2001 in cash at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. In addition, at any time prior to December 1, 2001, the Company may on any one or more occasions redeem up to an aggregate of 35% of the aggregate principal amount of Senior Notes ever issued under the Indenture (as defined herein) at a redemption price equal to 110.125% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the redemption date, with the net cash proceeds of one or more Public Equity Offerings (as defined herein); provided that at least 65% of the aggregate principal amount of Senior Notes ever issued under the Indenture remains outstanding immediately after the occurrence of such redemption. See "Description of the Senior Notes-Optional Redemption." In addition, upon the occurrence of a Change of Control (as defined herein), each Holder of Senior Notes will have the right to require the Company to repurchase all or any part of such Holder's Senior Notes at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of repurchase. See "Description of the Senior Notes-Repurchase at the Option of Holders-Change of Control." There can be no assurance that, in the event of a Change of Control, the Company would have sufficient funds to repurchase all Senior Notes tendered. See "Risk Factors-Inability to Repurchase Senior Notes Upon a Change of Control."

                                               (Continued on the following page)

    This  Prospectus and the Letter of Transmittal are first being mailed to all
holders of Old Senior Notes on       , 1998.

     SEE "RISK FACTORS" COMMENCING ON PAGE 20 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY HOLDERS IN DECIDING WHETHER TO TENDER OLD SENIOR NOTES IN THE EXCHANGE
OFFER.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
             HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
              SECURITIES COMMISSION PASSED UPON THE ACCURACY OR AD-
                  EQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is          , 1998.

     The Senior Notes are general unsecured obligations of the Company, rank senior in right of payment to all subordinated indebtedness of the Company and rank pari passu in right of payment with all existing and future indebtedness (including capital lease obligations) of the Company. As of January 3, 1998, the Company (excluding its subsidiaries) had $0.2 million in indebtedness other than the Senior Notes. The Senior Notes are fully and unconditionally guaranteed (the "Guarantees") on a senior basis by the Guarantors (as defined herein). The Guarantees are general unsecured obligations of the Guarantors, will rank senior in right of payment to all subordinated indebtedness of the Guarantors and rank pari passu in right of payment with all existing and future senior indebtedness of the Guarantors. Currently MFB is, under the Old Guarantee, and will continue to be upon issuance of the New Guarantee, the sole Guarantor of the Senior Notes. As of January 3, 1998, the aggregate amount of debt of the Company's subsidiaries (including capital lease obligations) was approximately $0.9 million and the aggregate liquidation preference of mandatorily redeemable preferred stock of the Company's subsidiaries was approximately $1.5 million, all of which was issued by subsidiaries other than the Guarantors and will effectively rank senior in right of payment to the Senior Notes. Although the Indenture limits the ability of the Company and its subsidiaries to incur additional indebtedness and issue preferred stock, the Company is permitted to incur additional indebtedness and issue preferred stock, including secured indebtedness, under certain circumstances, which will effectively rank senior to the Senior Notes with respect to the assets securing such indebtedness. See "Risk Factors-Effective Subordination" and "Description of Senior Notes-General."

         The New Senior Notes are being offered hereunder in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement (as defined herein). Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission"), as set forth in no-action letters issued to third parties, the Company believes that New Senior Notes issued pursuant to the Exchange Offer in exchange for Old Senior Notes may be offered for resale, resold and otherwise transferred by Holders thereof (other than any Holder which is an "affiliate" of the Company within the meaning of Rule 405 of the Securities Act), without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Senior Notes are acquired in the ordinary course of such Holder's business and such Holder, other than broker-dealers, has no arrangement with any person to engage in a distribution of such New Senior Notes. However, the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each Holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of such New Senior Notes and has no arrangement or understanding to participate in a distribution of New Senior Notes. If any Holder is an affiliate of the Company, is engaged in or intends to engage in or has any arrangement with any person to participate in the distribution of the New Senior Notes to be acquired pursuant to the Exchange Offer, such Holder (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Senior Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Senior Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Senior Notes received in exchange for Old Senior Notes where such Old Senior Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 120 days after the Expiration Date (as defined herein), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

         The Company will not receive any proceeds from the Exchange Offer. The Company will pay all of its own and the Guarantor's expenses incidental to the Exchange Offer, and will reimburse the Initial Purchasers and Holders of Transfer Restricted Securities for fees and expenses of counsel, not to exceed $50,000. Tenders of Old Senior Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. In the event the Company terminates the Exchange Offer and does not accept for exchange any Old Senior Notes, the Company will promptly return the Old Senior Notes to the Holders thereof. See "The Exchange Offer."

         There is no existing trading market for the New Senior Notes, and there can be no assurance regarding the future development of a market for the New Senior Notes. The Initial Purchasers (as defined herein) have advised the Company that they currently intend to make a market in the New Senior Notes. The Initial Purchasers are not obligated to do so, however, and any market-making with respect to the New Senior Notes may be discontinued at any time without notice. The Company does not intend to apply for listing or quotation of the New Senior Notes on any securities exchange or stock market.

                              --------------

         NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THIS EXCHANGE OFFER AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE GUARANTOR. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THE GUARANTOR SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                              --------------

                              AVAILABLE INFORMATION

         The Company has not been, prior to the effectiveness of this Registration Statement, subject to the periodic reporting and other information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company has agreed that, whether or not it is required to do so by the rules and regulations of the Commission, it shall deliver to The Bank of New York, as trustee under the Indenture (the "Trustee"), to each Holder of Senior Notes and to each prospective purchaser of Senior Notes identified to the Company by an Initial Purchaser, annual and quarterly financial statements substantially equivalent to financial statements that would be included in reports filed with the Commission, if the Company were subject to the reporting and other informational requirements of the Exchange Act.

     The Company and the Guarantor have filed with the Commission a registration statement on Form S-4 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the New Senior Notes offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company, the guarantor and the New Notes offered hereby, reference is made to the Registration Statement, with respect to any statements made in this Prospectus concerning the provisions of certain documents, reference is made to the copy of such document filed as an exhibit to the Registration Statement otherwise filed with the Commission.

         Upon the effectiveness of the Registration Statement, the Company will become subject to the informational requirements of the Exchange Act, and in accordance therewith will file reports and other information with the Commission. MFB has submitted to the staff of the Commission a no-action request that MFB not be subject to the informational requirements of the Exchange Act. If this request is granted, MFB would not be required to make such filings but the Company, as the issuer of the New Senior Notes, would be required to include summarized financial information regarding MFB in the periodic reports and certain other documents that the Company files with the Commission. If this request is not granted, MFB would be required to file with the Commission such periodic reports, but would not be required to file proxy or information statements. The Registration Statement, the exhibits forming a part thereof and the reports and other information filed by the Company and MFB with the Commission in accordance with the Exchange Act may be inspected, without charge, at the Public Reference Section of the Commission located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the following regional offices of the Commission: 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10004; and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of all or any portion of the material may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such information may also be accessed electronically by means of the Commission's home page on the Internet (http://www.sec.gov.).

         In the event that the Company is not required to be subject to the reporting requirements of the Exchange Act in the future, the Company will be required under the Indenture pursuant to which the Old Senior Notes were, and the New Senior Notes will be, issued, to file with the Commission, and to furnish the Holders of the New Senior Notes with (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's independent public accountants and (ii) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports, in each case, within the time periods specified in the Commission's rules and regulations.

         This prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents are available upon request from Michael Ward, Mrs. Fields' Original Cookies, Inc., 462 West Bearcat Drive, Salt Lake City, Utah 84115, (801) 463-2000. In order to ensure timely delivery, any request should be made by 1998.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Capitalized terms used and not otherwise defined in this summary have the meanings given to them elsewhere in this Prospectus. Unless the context otherwise requires, references herein to: (i) ?Mrs. Fields? or the ?Company? are to Mrs. Fields' Original Cookies, Inc., a Delaware corporation, and its subsidiaries, or to Mrs. Fields' Original Cookies, Inc., as the offeror or the obligor on the Senior Notes; (ii) ?Pretzel Time? are to Pretzel Time, Inc., a Pennsylvania corporation; (iii) ?MFB? or the "Guarantor" are to The Mrs. Fields' Brand, Inc., a Delaware corporation; and (iv) ?H&M? are to H & M Concepts Ltd. Co., an Idaho limited liability company, and its subsidiaries. Pro forma financial information included in this Prospectus gives effect to the offering of the Old Senior Notes and the application of net proceeds therefrom (the "Refinancing"), and the Transactions referred to herein, as if each of the Transactions and the Offering of Old Senior Notes and the Refinancing had occurred on December 29, 1996, (the first day of the most recently completed fiscal year) with respect to the pro forma condensed consolidated statement of operations for the year ended January 3, 1998.

                                   The Company

     Mrs. Fields is the largest retailer of baked on-premises  cookies (based on
                                                                       ---------
the  number of units)  and the  second  largest  retailer  of baked  on-premises
---------------------
pretzels (based on the number of units) in the United States. Mrs. Fields is one
         ------------------------------
of the most widely recognized and respected brand names in the premium cookie industry, with a 94% brand awareness among customers, 20% on an unaided basis
                                                      --------------------------
and 74% on an aided basis (based on a 1994 study  commissioned  by the Company).
--------------------------------------------------------------------------------
The Company has recently developed a significant presence in the rapidly growing, health-oriented pretzel segment as a result of the acquisitions of the pretzel businesses of Hot Sam Company, Inc. (?Hot Sam?), H&M (the largest Pretzel Time franchisee) and a 60% majority interest in Pretzel Time. As of January 3, 1998, the Company's retail network consisted of 1,034 locations, of which 711 were cookie stores and 323 were pretzel stores. Of the total 1,034 stores, 481 were Company-owned and 553 were franchised or licensed. The Company's stores average approximately 600 square feet in size and are located predominantly in high-end shopping malls. The Company, through licensed locations also operates kiosks and carts at airports, universities, stadiums, hospitals and office building lobbies. The Company's objective is to increase sales and profitability by focusing on its higher-profitability stores in prime locations ("core stores"). As a result, by the end of fiscal 1999, the Company plans to close or franchise approximately 64 Company-owned cookie stores and 38 Company-owned pretzel stores that do not meet certain financial and geographical criteria. For the fiscal year ended January 3, 1998, the Company generated pro forma net revenue and adjusted EBITDA (as defined herein) of $142.5 million and $23.1 million, respectively.

The Cookie Business

     The Company operates and franchises 711 retail cookie stores: 556 under the Mrs. Fields brand and 155 under The Original Cookie Company, Incorporated ("Original Cookie") brand. Management believes that Mrs. Fields cookies are positioned in the premium quality, baked on-premises segment of what management believes to be the approximately $12 billion U.S. cookie industry. The Company offers over 50 different types of cookies, brownies and muffins, which are baked continuously and served fresh throughout the day. Baked products are made using only high quality ingredients, and all dough is centrally manufactured and frozen to maintain product quality and consistency. All products pass strict quality assurance and control steps at both the manufacturing plants and the stores. In addition, the Company continually creates and tests new products to attract new customers and satisfy current customers. Product development is currently focused on sugar-free dough and reduced-fat cookies and brownies.

         Mrs. Fields Inc. ("MFI"), one of the predecessors of the Company, was founded in 1977 by Debbi Fields and, following its initial success, embarked on an aggressive national expansion program in the early 1980s. By the late 1980s, however, MFI experienced financial difficulty as a result of excessive debt levels, certain poor real estate locations, and a recessionary retailing environment. In connection with a financial restructuring by its lenders, a new management team was put into place in mid-1994 under the leadership of Larry A. Hodges, who has extensive experience in the food and retailing industries. Mr. Hodges introduced a new strategic plan for the Company, which involved the following key elements: (1) identifying non-core stores to close or franchise,
(2) introducing Company-wide operating procedures to improve store operating margins, (3) developing a marketing strategy and promotional calendar to turn around comparable store sales and (4) improving employee morale through selective new senior hires, increased training and various incentive plans. The savings from the improved store operations were reinvested in marketing and other measures designed to improve comparable store sales.

     Mrs. Fields' Original Cookies, Inc. was formed in September 1996 in connection with the acquisitions of MFI, Original Cookie and Hot Sam by Mrs. Fields' Holding Company, Inc. ("MFH"), a subsidiary of Capricorn Investors II, L.P. ("Capricorn"). Capricorn has invested more than $28 million in the Company through MFH. Capricorn retained Mr. Hodges as Chief Executive Officer of Mrs. Fields. Management believes that Mrs. Fields has a more well-recognized brand name than Original Cookie and that Mrs. Fields stores have, during fiscal 1997, achieved higher average revenue per core store ($350,000 versus $301,000) than Original Cookie stores. As a result, the Company intends to continue converting its core and to-be-franchised Original Cookie stores to the Mrs. Fields brand, which it believes will result in an increase in net sales, comparable store sales and store contribution for the Company's cookie business.

The Pretzel Business

         The Company operates and franchises 323 retail pretzel stores (221 under the Pretzel Time name and 102 under the Hot Sam name), which offer "sweet dough" soft pretzels and "Bavarian" style pretzels with a variety of toppings. Pretzel Time's primary product is an all natural, hand-rolled soft pretzel, freshly baked from scratch at each store location. Pretzel Time stores prepare pretzels with a variety of flavors and specialty toppings, including cheddar cheese, cream cheese and pizza sauce. The stores also offer soft drinks and freshly squeezed lemonade. The Hot Sam pretzel stores specialize in the Bavarian style pretzel. This product has declined in popularity in recent years as sweet dough pretzel sales have grown dramatically. In addition, Pretzel Time stores have, during fiscal 1997, achieved higher average revenue per core store ($275,000 versus $241,000) than Hot Sam stores. As a result, the Company intends to continue converting its core and to-be-franchised Hot Sam stores to Pretzel Time stores, which it believes will result in an increase in net sales, comparable store sales and store contribution for the Company's pretzel business.

         Management believes that the retail pretzel business has similar operating characteristics to the retail cookie business that will permit some co-branding of the Company's products. In addition, the retail pretzel business has grown more quickly than the retail cookie business in recent years. Hot Sam was acquired by the Company in connection with the acquisition of Original Cookie. In order to expand its presence in the retail pretzel industry, the Company recently acquired the business of H&M and 60% (56% on September 2, 1997 and 4% on January 2, 1998) of the common stock of Pretzel Time. Pretzel Time is a franchisor of 221 hand-rolled soft pretzel retail outlets, which are located in shopping malls as well as at airports, sports arenas, amusement parks and resort areas throughout the United States and Canada. Prior to the Pretzel Acquisitions, H&M operated 79 of the franchised stores of Pretzel Time and was the nonexclusive franchisee and developing agent for Pretzel Time stores in 16 Western and Midwestern states, four provinces in Canada and Mexico.

Business Strategy

         The Company's objective is to increase sales and profitability at its core and franchised stores in prime locations by implementing the key elements of its business strategy. Management believes that the Company's recent operating results reflect the successful implementation of its business strategy. Comparable core store sales have increased for fiscal 1997 as compared to fiscal 1996. In addition, franchising and licensing revenues have increased by 44.9% for fiscal 1997 over fiscal 1996. The key elements of the Company's business strategy are as follows:

          Enhance Quality of Company-Owned Store Base. Since current management assumed responsibility in 1994, the Company has focused on closing and franchising Company-owned stores that do not meet certain financial and geographical criteria. From June 1994 through February 1998, the Company closed 121 Mrs. Fields brand stores and franchised an additional 144 stores. The Company has targeted 102 additional stores across all product concepts to be either closed or franchised by the end of fiscal 1999. Such measures are expected to result in enhanced operating margins, as unprofitable stores are closed and certain other stores are converted into franchises, thereby increasing royalty payments and eliminating general and administrative costs associated with such stores.

          Improve Productivity of Core Stores. The Company is embarking on a program to improve the performance of its core stores by (i) expanding product offerings to include breakfast items, such as muffins, croissants and bagels, and low-fat cookies, brownies and muffins, (ii) raising the average ticket through increased bundling of product offerings, (iii) promoting catering services by individual stores to corporate customers, (iv) decreasing store expenses by reducing waste in the cookie baking process and controlling the cost of ingredients and supplies, (v) improving merchandising by enhancing product presentation and refining product mix and (vi) increasing training and various incentive programs for management and sales staff.

          Capitalize on the Strong "Mrs. Fields" Brand Name. Management believes that the Mrs. Fields brand is the most widely recognized and respected brand name in the retail premium cookie industry, with a 94% brand awareness among consumers, 20% on an unaided basis and 74% on an aided
                                   ---------------------------------------------
          basis (based on a 1994 study  commissioned  by the Company),  and that
          ----------------------------------------------------------
          Mrs. Fields brand stores have, during fiscal 1997, achieved higher average revenue per core store than Original Cookie stores. As a result, the Company intends to continue converting its core and to-be-franchised Original Cookie stores to Mrs. Fields brand stores, which it believes will result in an increase in net sales, comparable store sales and store contribution for the Company's cookie business. Original Cookie stores represent 52% of all Company-owned cookie stores. In addition, the Company intends to further capitalize on the Mrs. Fields brand name by (i) further developing and expanding new channels of distribution for the Company's products, including kiosks and carts in malls, airports, convention centers, office buildings, street fronts and sports complexes, (ii) increasing the emphasis on the mail order business and (iii) developing and capitalizing on licensing opportunities such as co-branding the Mrs. Fields concept with prominent names in the retailing and food service industry, expanding licensing agreements with the Company's existing licensees, entering into new licensing agreements with food service operators (such as the Company's existing arrangements with ARAMark, Host Marriott and United Airlines), and developing product line extensions, such as frozen cookie dough and in-store bakery products to be sold in supermarkets and other convenient locations.

          Capitalize on the Strong ?Pretzel Time? Brand Name. Through the acquisition of its 60% controlling interest in Pretzel Time, the Company has obtained the use of the "Pretzel Time" brand name, one of the leading brand names in the pretzel retailing segment. Management believes that there are significant opportunities to improve its existing Hot Sam store operations by continuing to convert its core and to-be-franchised Hot Sam stores to Pretzel Time stores. Pretzel Time stores have, during fiscal 1997, achieved higher average revenue per core store and store contribution than Hot Sam stores. Hot Sam stores represent 56% of all Company-owned pretzel stores. Management believes that the conversion to the Pretzel Time name will result in an increase in net sales, comparable store sales and store contribution for the Company's pretzel business. In addition, the Company believes there are significant new Pretzel Time franchising opportunities.

          Develop New Company-Owned and Franchised Stores. The Company plans to build and franchise new stores, as well as carts and kiosks, in existing and new markets. The Company has identified over 100 mall and non-traditional locations, such as amusement parks and other entertainment centers, that it believes would be ideal for cookie and pretzel stores. During 1998, the Company intends to focus primarily on franchising approximately 38 and 14 cookie and pretzel stores, respectively. After 1998, the Company intends to add approximately 15 new Company-owned cookie and 10 new Company-owned pretzel stores per year and to franchise approximately 25 new cookie and 25 new pretzel stores per year. In addition to pursuing new store development opportunities within the United States, the Company plans to grow internationally by expanding its franchise operations. As of January 3, 1998, there were 81 franchised Mrs. Fields brand stores open internationally and approximately 200 Mrs. Fields brand stores committed for development by franchisees over the next several years in Latin America, Canada and Asia.

          Realize Purchasing and Overhead Cost Savings. As a result of the Pretzel Contributions, the Company expects to realize significant cost savings from the elimination of duplicative administrative functions, the consolidation of management information systems and the reduction of the cost of food and other supplies as a result of its enhanced purchasing power with vendors. Management believes that incremental pre-tax cost savings would have totaled approximately $1.1 million for the year ended January 3, 1998.

          Pursue Further Strategic Acquisitions of Related Businesses. The Company intends to selectively pursue strategic acquisitions in order to expand its geographic presence and achieve operating efficiencies. The Company's management has demonstrated its ability to identify and integrate new businesses through its acquisitions of the cookie and pretzel businesses of Original Cookie and Hot Sam, respectively, in September 1996. Among other acquisitions that it has been considering, the Company has recently been in discussions concerning the possible acquisition by the Company of Great American Cookie Company, Inc. ("GACC") or some of its owned or franchised stores. No agreement with respect to such a transaction has been concluded, and there can be no assurance that such an agreement will be concluded.

The Transactions


         On July 25, 1997, a subsidiary of MFH acquired substantially all of the assets of H&M for aggregate consideration of $13.8 million (excluding the assumption of certain liabilities). On September 2, 1997, MFH acquired 56% of the shares of common stock of Pretzel Time for an aggregate purchase price of $4.2 million and extended a $500,000 loan to the founder and minority stockholder of Pretzel Time. The acquisitions of the pretzel business of H&M and the common stock of Pretzel Time are referred to herein as the "Pretzel Acquisitions." Concurrently with the offering of the Old Senior Notes (the "Offering"), (i) the Company received as a contribution from MFH the business of H&M and 56% of the shares of common stock of Pretzel Time (the "Pretzel Contributions") , (ii) the Company received as a contribution from MFH all of the common stock of MFB, (iii) various debt of the Company, MFB and MFH was refinanced (collectively, the "Refinancing"), and (iv) the Company paid a dividend of $1,065,000 and repaid an advance of $1,500,000 to MFH. On January 2, 1998, the Company purchased an additional 4% of the shares of the common stock of Pretzel Time. The Pretzel Acquisitions, the Pretzel Contributions and the Refinancing, together with the purchase of the additional 4% of Pretzel Time common stock are referred to herein as the "Transactions." See "The Transactions."

         The Company's principal executive offices are located at 462 West Bearcat Drive, Salt Lake City, Utah 84115, and its telephone number is (801) 463-2000.

         Effective January 19, 1998, the Company signed a lease for approximately 31,000 sq. ft. of new office space located at 2855 E. Cottonwood Parkway, Suite 400, Salt Lake City, Utah 84121. The Company expects to re-locate its corporate offices to the new location in May 1998. The Company will continue to operate certain general and administrative functions from the existing office space.

                               The Exchange Offer

     On November 26, 1997, the Company issued $100 million principal amount of the Old Senior Notes. The Old Senior Notes were sold pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws, in order to enable the Company to raise funds on a more expeditious basis than necessarily would have been possible had the initial sale been pursuant to an offering registered under the Securities Act. Jefferies & Company and BT Alex. Brown Incorporated (the "Initial Purchasers"), as a condition to their purchase of the Old Senior Notes, requested that the Company agree to commence the Exchange Offer following the offering of the Old Senior Notes. The Senior Notes are fully and unconditionally guaranteed by the Guarantor.


Securities Offered.....................................

               Up to $100,000,000 principal amount of 101/8 % Series B Senior Notes due 2004, which have been registered under the Securities Act. The terms of the New Senior Notes and the Old Senior Notes are identical in all material respects, except that (i) the New Senior Notes have been registered under the Securities Act, (ii) for certain transfer restrictions and registration rights relating to the Old Senior Notes and (iii) that the New Senior Notes will not contain certain provisions relating to an additional payment to be made to the Holders of the Old Senior Notes under certain circumstances relating to the timing of the Exchange Offer described below. See "Summary Description of the New Senior Notes."

The Exchange Offer.....................................

               The New Senior Notes are being offered in exchange for a like aggregate principal amount of Old Senior Notes. The issuance of the New Senior Notes is intended to satisfy obligations of the Company contained in the Registration Rights Agreement, dated November 26, 1997, among the Company, the Guarantor and the Initial Purchasers (the "Registration Rights Agreement"). For a description of the procedures for tendering Old Senior Notes, see "The Exchange Offer-Procedures for Tendering Old Senior Notes."

Tenders; Expiration Date; Withdrawal...................

               The Exchange Offer will expire at 12:00 Midnight, New York City time, on , 1998, or such later date and time to which it is extended. Each Holder tendering Old Senior Notes must acknowledge that it is not engaging in, nor intends to engage in, a distribution of the New Senior Notes. The tender of Old Senior Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date (as defined herein), in which case the Expiration Date will be the latest date and time to which the Exchange Offer is extended. Any Old Senior Note not accepted for exchange for any reason will be returned to the tendering Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer. See "The Exchange Offer-Terms of the Exchange Offer."

United States Federal Income Tax Considerations........

               The exchange pursuant to the Exchange Offer should not result in any income, gain or loss to the Holders or the Company for United States federal income tax purposes. See "Certain United States Federal Income Tax Considerations."

Use of Proceeds........................................

               Neither the Company nor the Guarantor will receive any cash proceeds from the issuance of the New Senior Notes offered hereby. See "Use of Proceeds."

Exchange Agent.........................................

               The Bank of New York (the "Exchange Agent") is serving as Exchange Agent in connection with the Exchange Offer. The addresses, and telephone and facsimile numbers, of the Exchange Agent are set forth in "The Exchange Offer-Exchange Agent" and in the Letter of Transmittal.


Shelf Registration Statement...........................

               Under certain circumstances, certain Holders of Senior Notes (including Holders who are not permitted to participate in the Exchange Offer or who may not freely resell New Senior Notes received in the Exchange Offer) may require the Company to file, and cause to become effective, a shelf registration statement under the Securities Act, which would cover resales of Senior
               Notes by such Holders. See "Description of the Senior Notes-Exchange Offer; Registration Rights."

                      Consequences of Exchanging Old Notes

         Holders of Old Senior Notes who do not exchange their Old Senior Notes for New Senior Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Senior Notes as set forth in the legend thereon as a consequence of the issuance of the Old Senior Notes pursuant to exemptions from, or in transactions not subject to, the Securities Act and applicable state securities laws. In general, the Old Senior Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Based on interpretation by the staff of the Commission, as set forth in no-action letters issued to third parties, the Company believes that New Senior Notes issued pursuant to the Exchange Offer in exchange for Old Senior Notes may be offered for resale, resold or otherwise transferred by Holders thereof (other than any Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Senior Notes are acquired in the ordinary course of such Holder's business and such Holder, other than broker-dealers, has no arrangement with any person to participate in the distribution of such New Senior Notes. However, the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each Holder, other than a broker-dealer, must at the request of the Company furnish a written representation that it is not an affiliate of the Company, is not engaged in, and does not intend to engage in, a distribution of such New Senior Notes and has no arrangement or understanding to participate in a distribution of New Senior Notes, and that it is acquiring the New Senior Notes in its ordinary course of business. Each broker-dealer that receives New Senior Notes for its own account in exchange for Old Senior Notes must acknowledge that such Old Senior Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of such New Senior Notes. See "Plan of Distribution." In addition, to comply with the securities laws of certain jurisdictions, it may be necessary to qualify for sale or register thereunder the New Senior Notes prior to offering or selling such New Senior Notes. The Company has agreed, pursuant to the Registration Rights Agreement, subject to certain limitations specified therein, prior to any public offering of Transfer Restricted Securities (as defined herein) to register or qualify the Transfer Restricted Securities for offer or sale under the securities laws of such jurisdictions as any Holder requests. Unless a Holder so requests, the Company does not intend to register or qualify the sale of the New Senior Notes in any such jurisdiction.

                   Summary Description of the New Senior Notes

         The terms of the New Senior Notes and the Old Senior Notes are identical in all material respects, except (i) that the New Senior Notes have been registered under the Securities Act, (ii) for certain transfer restrictions and registration rights relating to the Old Senior Notes and (iii) that the New Senior Notes will not contain certain provisions relating to an additional payment to be made to Holders of Old Senior Notes under certain circumstances relating to the timing of the Exchange Offer. The New Senior Notes will bear interest from the most recent date to which interest has been paid on the Old Senior Notes or, if no interest has been paid on the Old Senior Notes, from November 26, 1997, the date of original issuance. Old Senior Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer. Holders whose Old Senior Notes are accepted for exchange will not receive any payment in respect of such interest on such Old Senior Notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the Exchange Offer.

Securities Offered.....................................

               Up to $100,000,000 aggregate principal amount of 101/8 % Series B Senior Notes due 2004, which have been registered under the Securities Act.

Maturity Date..........................................

               December 1, 2004.

Interest Payment Dates.................................

               June 1 and December 1 of each year, commencing June 1, 1998.

Guarantee..............................................

               The Senior Notes are fully and unconditionally guaranteed on a senior basis by MFB and, under certain circumstances, certain existing and future subsidiaries of the Company (collectively, the ?Guarantors?). The Guarantees are general unsecured obligations of the Guarantors, rank senior in right of payment to all subordinated indebtedness of the Guarantors and rank pari passu in right of payment with all existing and future senior indebtedness of the Guarantors (including MFB's Old Guarantee of any Old Senior Notes outstanding following consummation of the Exchange Offer). See ?Description of Senior Notes-Guarantees.?

Ranking................................................

               The Senior Notes are general unsecured obligations of the Company, rank senior in right of payment to all subordinated indebtedness of the Company and rank pari passu in right of payment with all existing and future senior indebtedness of the Company (including any Old Senior Notes that remain outstanding following completion of the Exchange Offer). As of January 3, 1998, the Company (excluding its subsidiaries) had approximately $0.2 million in indebtedness other than the Senior Notes. As of January 3, 1998, the aggregate amount of indebtedness of the Company's subsidiaries was approximately $0.9 million and the aggregate liquidation preference of mandatorily redeemable preferred stock of the Company's subsidiaries was approximately $1.5 million, all of which was issued by a subsidiary other than the Guarantors and effectively ranks senior in right of payment to the Senior Notes.

               Although the Indenture limits the ability of the Company and its subsidiaries to incur additional indebtedness and issue preferred stock, the Company is permitted to incur additional indebtedness and issue preferred stock, including secured indebtedness, under certain circumstances, which will effectively rank senior to the Senior Notes with respect to the assets securing such indebtedness. See "Risk Factors-Effective Subordination? and ?Description of Senior Notes-General."

Optional Redemption....................................

               The Senior Notes are redeemable at the option of the Company, in whole or in part, at any time on or after December 1, 2001 in cash at the redemption prices set forth herein, plus accrued and unpaid interest thereon to the date of redemption. In addition, at any time prior to December 1, 2001, the Company may on any one or more occasions redeem up to an aggregate of 35% of the aggregate principal amount of Senior Notes ever issued under the Indenture at a redemption price equal to 110.125% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date, with the net cash proceeds of one or more Public Equity Offerings; provided that at least 65% of the aggregate principal amount of Senior Notes ever issued under the Indenture remain outstanding immediately after the occurrence of any such redemption. See ?Description of Senior Notes-Optional Redemption.?

Change of Control......................................

               Upon the occurrence of a Change of Control, each holder of Senior Notes will have the right to require the Company to repurchase all or any part of such holder's Senior Notes at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the date of repurchase. See ?Description of Senior Notes-Repurchase at the Option of Holders-Change of Control.? There can be no assurance that, in the event of a Change of Control, the Company would have sufficient funds to purchase all Senior Notes tendered. See ?Risk Factors-Inability to Repurchase Senior Notes Upon a Change of Control.?

Certain Covenants......................................

               The Indenture contains certain covenants that limit, among other things, the ability of the Company and its subsidiaries to: (i) pay dividends, redeem capital stock or make certain other restricted payments or investments; (ii) incur additional indebtedness or issue preferred equity interests; (iii) merge, consolidate or sell all or substantially all of their assets;
               (iv) create liens on assets; (v) engage in certain asset sales; and (vi) enter into certain transactions with affiliates or related persons. See ?Description of Senior Notes-Certain Covenants.?

Form, Denomination and Registration of Notes...........

               New Senior Notes exchanged for Old Senior Notes will be eligible for trading through the facilities of the Depository Trust Company ("DTC"). New Senior Notes traded through the facilities of DTC will be represented by a global note or notes in definitive, fully registered form without interest coupons deposited with the trustee for the New Senior Notes (the "Trustee") as custodian for and registered in the name of a nominee of DTC. New Senior Notes exchanged for Old Senior Notes which are in the form of registered definitive certificates will be issued in the form of registered definitive certificates until otherwise directed by the Holders of such New Senior Notes. See "Description of the Senior Notes-Book-Entry, Delivery and Form."

Use of Proceeds........................................

               The Company will not receive any proceeds from the Exchange Offer. The net proceeds of the offering of the Old Senior Notes were used, together with funds from other sources, to fund certain acquisitions and to refinance certain of the Company's debt and to pay certain related fees and expenses. See ?The Transactions? and ?Use of Proceeds.?

                                  Risk Factors

         In addition to the information contained elsewhere in this Prospectus, Holders of the Old Senior Notes should carefully consider the matters set forth under "Risk Factors" commencing on page 20 before making a decision to tender their Old Senior Notes in the Exchange Offer.

                 Summary Historical and Pro Forma Financial Data

         The following table presents: (i) summary combined historical financial and store data for Mrs. Fields' Original Cookies, Inc. and subsidiaries (?Mrs. Fields?) and its predecessors, Mrs. Fields Inc. and subsidiaries, The Original Cookie Company, Incorporated and the Carved-out Portion (pretzel business) of Hot Sam Company, Inc. (collectively, the ?Predecessors?), as of December 30, 1995 and December 28, 1996 and for the fiscal years then ended, (ii) summary consolidated historical financial and store data for Mrs. Fields as of January 3, 1998 and for the fiscal year then ended and (iii) summary consolidated pro forma financial and store data for Mrs. Fields for the fiscal year ended January 3, 1998 as if each of the Offering, the Pretzel Contributions and the Refinancing had occurred as of December 29, 1996. The summary consolidated pro forma data do not purport to represent what Mrs. Fields' results actually would have been had the Offering, the Pretzel Contributions and the Refinancing occurred at December 29, 1996 nor do such data purport to project the results of Mrs. Fields for any future period. The summary historical and pro forma financial and store data should be read in conjunction with ?Management's Discussion and Analysis of Financial Condition and Results of Operations,? the ?Unaudited Pro Forma Condensed Consolidated Statement of Operations,? ?Selected Historical Financial Data? and the related notes thereto, and the historical financial statements and the related notes thereto, contained elsewhere in this Prospectus.

                                MRS. FIELDS AND  MRS.
                                   PREDECESSORS(1)            MRS.FIELDS (1)
                                -----------------------  ---------------------------
                                      HISTORICAL          HISTORICAL     PRO FORMA
                                      COMBINED(2)        CONSOLIDATED   CONSOLIDATED
                                -----------------------  ------------   ------------
                                                FISCAL YEARS ENDED(3)

                                   DECEMBER  DECEMBER     JANUARY        JANUARY
                                    30,1995   28,1996     3, 1998        3, 1998(4)
                                   --------  --------   ------------   ------------
                                                (Dollars in thousands)
Statement of Operations Data:
   Net sales:
     Core stores (5).............   $ 93,775   $ 93,235     $ 104,316      $ 112,594
     Stores in the process of
being closed or franchised.......     51,762     30,695        19,671         21,023
                                    --------   ---------    ----------     ---------
         Total store sales.......    145,537    123,930       123,987        133,617
                                    ---------  ---------    ----------     ---------
   Store contribution: (6)
     Core stores (5).............     21,992     21,213        26,885         28,056
     Stores in the process of
being closed or franchised            (2,344)    (1,933)       (1,798)        (1,742)
                                    ---------  ----------   -----------     --------
         Total store contribution     19,648     19,280        25,087         26,314
                                    --------   ----------   -----------     --------
 .
   Franchising, licensing and
     other revenue, net..........      5,993      5,278         5,602          8,879
   General and administrative
     expenses....................     21,037     19,557        16,730         18,923
   Income (loss) from operations.    (1,091)      1,135         8,415          9,054
   Net loss......................    (4,464)     (5,988)         (974)        (4,189)
  -----------------------------------------------------------------------------------
Other Data:
   EBITDA (7)....................      9,336     10,327        18,818         20,790
   Cash flows from operating
     activities..................        (27)     6,784           919          1,630
   Cash flows from investing
     activities..................      1,958    (22,716)      (15,505)       (15,561)
   Cash flows from financing
     activities..................     (4,784)     18,793        24,164         23,689
   Interest expense, net.........      4,319       4,701         7,584         11,584
   Total depreciation and
     amortization................     10,427       9,192        10,403     $   11,736
   Capital expenditures..........    $ 4,714     $ 3,524     $   4,678            N/A
   Ratio of earnings to fixed
     charges (8).................          -           -         1.04x              -
   ----------------------------------------------------------------------------------
Store Data:
   Percentage change in comparable
     core store sales (9).........      (1.3%)     (0.7%)          0.8%            N/A
   Percentage change in comparable
     sales from stores in the
     process of being closed or
     franchised (9)................     (2.8%)     (3.3%)         (0.8%)           N/A
   Total Company-owned stores open
     at end of period............      540         482            481            481
   Total franchised or licensed
stores open at end of period.......    415         418            553            553



                                                                 MRS. FIELDS
                                                                  JANUARY 3,
                                                                    1998
                                                                ------------
                                                                 (Dollars in
                                                                  thousands)
Balance Sheet Data:
Cash and cash equivalents.....................................     $ 16,287
Total assets..................................................      149,684
Mandatorily redeemable cumulative preferred stock of
subsidiary....................................................          902
Total debt and capital lease obligations......................      101,081
Total stockholder's equity....................................       30,765


(1) On September 17, 1996, Mrs. Fields completed the acquisitions of substantially all of the assets and assumed certain liabilities of the
     Predecessors. In order for the presentations to be comparable for the periods presented, certain statement of operations information for the Predecessors has been reclassified to be consistent with the Mrs. Fields historical financial statement presentation. The most significant reclassifications relate to segregating the statement of operations data into a core stores/stores in the process of being closed or franchised format.

(2) Information for fiscal year 1995 reflects the combined results of the Predecessors. Information for the fiscal year 1996 reflects the combined results of the Predecessors (for the period December 31, 1995 through September 17, 1996) and Mrs. Fields for the period September 18, 1996 through December 28, 1996. Information for these periods for the
     Predecessors and Mrs. Fields are set out separately in the "Selected Historical Financial Data" but are combined here. This presentation is not in conformity with generally accepted accounting principles.

(3) Mrs. Fields and its Predecessors operate using a 52/53-week year ending near December 31.

(4) The Company's consolidated pro forma data for the fiscal year 1997 reflects the consolidated results of Pretzel Time, H&M and Mrs. Fields assuming the Offering, the Pretzel Contributions and the Refinancing occurred on December 29, 1996. See ?Unaudited Pro Forma Condensed Consolidated Statement of Operations.?

(5) Stores not in the process of being sold or franchised are referred to as "core stores."

(6) Store contribution is determined by subtracting all store operating expenses including depreciation from net store sales. Management uses store contribution information to measure operating performance at the store level. Store contribution may not be comparable to other similarly titled measures.

(7) EBITDA consists of earnings before depreciation, amortization, interest, income taxes, minority interest, preferred stock accretion and dividends of subsidiaries and other income (expense). EBITDA is not intended to represent cash flows from operations as defined by generally accepted accounting principles and should not be considered as an alternative to net income as an indicator of operating performance or to cash flows as a measure of liquidity. EBITDA has been included herein because it is one of the indicators by which Mrs. Fields assesses its financial performance and its capacity to service its debt (see footnote 9). EBITDA may not be
                                                               -----------------
     comparable to similarly titled measures reported by other companies.
     --------------------------------------------------------------------

(8)  For purposes of computing the ratio of earnings to fixed charges,  earnings
     ---------------------------------------------------------------------------
     consist of income  before  income taxes plus fixed  charges.  Fixed charges
     ---------------------------------------------------------------------------
     consist of interest  expense on all  indebtedness  (whether paid or accrued
     ---------------------------------------------------------------------------
     and net of debt premium  amortization),  including the amortization of debt
     ---------------------------------------------------------------------------
     issuance costs and original issue discount,  noncash interest payments, the
     ---------------------------------------------------------------------------
     interest  component  of any  deferred  payment  obligations,  the  interest
     ---------------------------------------------------------------------------
     component of all payments associated with capital lease obligations, letter
     ---------------------------------------------------------------------------
     of credit  commissions,  fees or discounts and the product of all dividends
     ---------------------------------------------------------------------------
     and  accretion  on  mandatorily   redeemable   cumulative  preferred  stock
     ---------------------------------------------------------------------------
     multiplied by a fraction, the numerator of which is one and the denominator
     ---------------------------------------------------------------------------
     of which is one  minus  the  current  combined  federal,  state  and  local
     ---------------------------------------------------------------------------
     statutory  tax rate.  For  fiscal  years  1995 and 1996,  Mrs.  Fields  and
     ---------------------------------------------------------------------------
     Predecessors   earnings  were   insufficient  to  cover  fixed  charges  by
     ---------------------------------------------------------------------------
     $3,960,000 and $3,905,000,  respectively.  For Mrs. Fields  fiscal     year
     ---------------------------------------------------------------------------
     ended January 3, 1998  earnings were  sufficient to cover fixed charges  by
     ---------------------------------------------------------------------------
     $336,000 and  were insufficient to cover fixed charges for pro-forma fiscal
     ---------------------------------------------------------------------------
     year ended January 3, 1998 by $2,879,000.
     -----------------------------------------

(9) The Company includes in comparable store sales only those stores that have been in operation for a minimum of 24 consecutive months. The percentage change in comparable store sales is calculated from the previous period.


                                            MRS. FIELDS AND
                                             PREDECESSORS                MRS.FIELDS
                                            ---------------------   -----------------------
                                                HISTORICAL          HISTORICAL    PRO FORMA
                                               CONSOLIDATED       CONSOLIDATED  CONSOLIDATED

                                                           FISCAL YEARS ENDED

                                             DECEMBER     DECEMBER    JANUARY      JANUARY
                                             30, 1995     28, 1996    3, 1998      3, 1998
                                            -----------  ---------   ---------     -------
         Income (loss) from operations        $(1,091)    $  1,135    $  8,415     $  9,054
            Add:
            Depreciation and amortization      10,427        9,192      10,403       11,736
                                            -----------  ---------    --------     --------
          EBITDA.......................       $ 9,336     $ 10,327    $ 18,818     $ 20,790
                                            ===========  =========    ========     ========

                                  Risk Factors

     Holders of Old Senior Notes should consider carefully all of the information set forth in this Prospectus. Holders should particularly evaluate the following risks before tendering their Old Senior Notes in the Exchange Offer, although the risk factors set forth below (other than the first two risk factors) are generally applicable to the New Senior Notes as well as the Old Senior Notes. Information contained in this Prospectus contains "forward-looking statements" which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "should," "estimates," "projected," "contemplates" or "anticipates" or the negative thereof or other variations thereon or comparable terminology. See, e.g., "Prospectus Summary-The Company" and "Business." No assurance can be given that the future results covered by the forward-looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to vary materially from the future results covered in such forward-looking statements. Other factors, such as the general state of the economy of the United States could also cause actual results to vary materially from the future results covered in such forward-looking statements.

Consequences of Failure to Exchange Old Senior Notes

     Issuance of the New Senior Notes in exchange for the Old Senior Notes pursuant to the Exchange Offer will be made following the prior satisfaction, or waiver, of the conditions set forth in "The Exchange Offer-Certain Conditions to the Exchange Offer" and only after a timely receipt by the Exchange Agent (as defined) of such Old Senior Notes, a properly completed and duly executed Letter of Transmittal in respect of such Old Senior Notes and all other required documents. Therefore, holders of Old Senior Notes desiring to tender such Old Senior Notes in exchange for New Senior Notes should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor the Company is under any duty to give notification of defects or irregularities with respect to the tenders of Old Senior Notes for exchange. Old Senior Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the provisions of the Indenture regarding transfer and exchange of the Old Senior Notes, the existing restrictions upon transfer thereof set forth in the legend on the Old Senior Notes and in the (Offering Circular) dated November 20, 1997 relating to the Old Senior Notes (the "Offering Circular"). Except in certain limited circumstances with respect to certain types of Holders of Old Senior Notes, the Company will have no further obligation to provide for the registration under the Securities Act of such Old Senior Notes. See "Description of the Notes -Exchange Offer; Registration Rights." In general, Old Senior Notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will take any action to register the Old Senior Notes under the Securities Act or blue sky laws.

     To the extent that Old Senior Notes are tendered and accepted in the Exchange Offer, a Holder's ability to sell untendered Old Senior Notes could be adversely affected.

     Upon consummation of the Exchange Offer, holders of the Old Senior Notes will not be entitled to any increase in the interest rate thereon or any further registration rights under the Registration Rights Agreement, except under limited circumstances. See "Description of the Notes-Exchange Offer; Registration Rights."

Consequences of Exchanging Old Senior Notes

     Based on interpretations by the staff of the Commission, as set forth in no action letters issued to third parties, the Company believes that the New Senior Notes issued in exchange for the Old Senior Notes pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by Holders thereof (other than any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Senior Notes are acquired in the ordinary course of such Holders' business and such Holders have no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of such New Senior Notes. Each Holder, other than a broker-dealer, must at the request of the Company furnish a written representation that it is not an affiliate of the Company, is not engaged in, and does not intend to engage in, a distribution of such New Senior Notes and has no arrangement or understanding to participate in a distribution of New Senior Notes, and that it is acquiring the New Senior Notes in its ordinary course of business. If any Holder is an affiliate of the Company, is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the New Senior Notes to be acquired pursuant to the Exchange Offer, such Holder (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transactions. Each broker-dealer that receives New Senior Notes for its own account in exchange for Old Senior Notes must acknowledge that such Old Senior Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of such New Senior Notes. Each broker-dealer who holds Old Senior Notes acquired for its own account as a result of market-making activities or other trading activities, and who receives New Senior Notes in exchange for such Old Senior Notes pursuant to the Exchange Offer, may be an "underwriter" within the meaning of the Securities Act in connection with any resale of such New Senior Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Senior Notes received in exchange for Old Senior Notes where such Old Senior Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that starting on the date of consummation of the Exchange Offer and ending on the close of business of the 120th day following the date of consummation of the Exchange Offer, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." In addition, to comply with the securities laws of certain jurisdictions, it may be necessary to qualify for sale or register thereunder the New Senior Notes prior to offering or selling such New Senior Notes. The Company has agreed, pursuant to the Registration Rights Agreement, subject to certain limitations specified therein, prior to any public offering of Transfer Restricted Securities (as defined herein) to register or qualify the Transfer Restricted Securities for offer or sale under the securities laws of such jurisdictions as any Holder requests. Unless a Holder so requests, the Company does not intend to register or qualify the sale of the New Senior Notes in any such jurisdiction.

Substantial Leverage

         The Company is and, following the Exchange Offer, will continue to be highly leveraged. As of January 3, 1998, after giving effect to the use of proceeds from the offering of the Old Senior Notes, the Company on a consolidated basis had total indebtedness of approximately $101.1 million and mandatorily redeemable cumulative preferred stock having an aggregate liquidation preference of approximately $1.5 million outstanding, together representing 77% of its total book capitalization, and the Company's ratio of pro forma Adjusted EBITDA to pro forma net cash interest expense was 2.46x for the fiscal year ended January 3, 1998. The Company may incur additional indebtedness and issue preferred stock in the future, subject to limitations imposed by the Indenture. See ?Capitalization,? ?Unaudited Pro Forma Condensed Consolidated Statement of Operations,? ?Selected Historical Financial Data,? ?The Transactions? and ?Description of Senior Notes-Certain Covenants.?

         The Company's ability to make scheduled payments of principal of, or to pay interest on, or to refinance its indebtedness (including the Senior Notes) depends on its future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond its control. There can be no assurance that the Company's business will generate sufficient cash flows from operations or that future borrowings will be available in an amount sufficient to enable the Company to service its indebtedness, including the Senior Notes, or to make necessary capital expenditures, or that any refinancing would be available on commercially reasonable terms or at all. See ?Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources.?

         The degree to which the Company is leveraged could have important consequences to holders of the Senior Notes, including, but not limited to, the following: (i) a substantial portion of the Company's cash flows from operations is required to be dedicated to debt service and will not be available for other purposes; (ii) the Company's ability to obtain additional financing in the future could be limited; and (iii) the Indenture contains financial and restrictive covenants that limit the ability of the Company to, among other things, borrow additional funds, dispose of assets or pay cash dividends. Failure by the Company to comply with such covenants could result in an event of default, which, if not cured or waived, could have a material adverse effect on the Company. In addition, the degree to which the Company is leveraged could prevent it from repurchasing all Senior Notes tendered to it upon the occurrence of a Change of Control. See ?Description of Senior Notes-Repurchase at the Option of Holders-Change of Control.?

Effective Subordination

         The Senior Notes are general unsecured obligations of the Company, rank senior in right of payment to all subordinated indebtedness of the Company and rank pari passu in right of payment to all existing and future senior indebtedness of the Company. As of January 3, 1998, the Company (excluding its subsidiaries) had approximately $0.2 million in indebtedness other than the

Senior Notes. The Senior Notes are fully and unconditionally guaranteed on a senior basis by the Guarantors. The Guarantees are general unsecured obligations of the Guarantors, rank senior in right of payment to all subordinated indebtedness of the Guarantors and rank pari passu in right of payment with all existing and future senior indebtedness of the Guarantors. As of January 3, 1998, the aggregate amount of indebtedness of the Company's subsidiaries was approximately $0.9 million and the aggregate liquidation preference of mandatorily redeemable cumulative preferred stock of the Company's subsidiaries was approximately $1.5 million, all of which was issued by a subsidiary other than the Guarantors and effectively ranks senior in right of payment to the Senior Notes. Although the Indenture limits the ability of the Company and its subsidiaries to incur additional indebtedness and issue preferred stock, the Company is permitted to incur additional indebtedness and issue preferred stock, including secured indebtedness, under certain circumstances, which will effectively rank senior to the Senior Notes with respect to the assets securing such indebtedness. See ?Description of Senior Notes-General.?

History of Net Losses

         Mrs. Fields and its predecessors have incurred net losses during the past several years. Although the Company has implemented new business strategies aimed at enhancing revenues and operating results and Mrs. Fields' Original Cookies, Inc. has recorded positive EBITDA since its formation in September 1996, the Company's operations generally are subject to economic, financial, competitive, legal and other factors, many of which are beyond its control. Accordingly, there can be no assurance that the Company will be able to implement its planned strategies without delay or that these strategies will result in future profitability. See ?Selected Historical Financial Data? and ?Management's Discussion and Analysis of Financial Condition and Results of Operations.?

Ability to Integrate Acquisitions

         The Company has achieved growth through acquisitions and intends to continue doing so. While the Company believes there are significant opportunities for cost savings and volume efficiencies as a result of the Pretzel Contributions and future acquisitions, there can be no assurance of such results. Realization of such economic benefits from the Pretzel Contributions and future acquisitions could also be affected by a number of factors beyond the Company's control, such as general economic conditions, increased operating costs, the response of the Company's customers or competitors, and regulatory developments. There can be no assurance that the Pretzel Contributions or future acquisitions will result in the economic benefits that management expects on a timely basis or at all. See ?Business -Business Strategy.?

Dependence on Real Estate Leases; Continuing Obligations on Leases

         The Company leases locations for all of its Company-owned stores and most of its franchised stores and subleases these locations to its franchisees. Accordingly, the Company is the primary obligor with respect to payment obligations under such leases. The Company's success depends in part on its ability to secure leases in high quality shopping malls at rents it believes to be reasonable. Approximately half of the leases for Company-owned stores and franchised stores expire during the next five years and generally do not provide for renewal options in favor of the Company. In addition, the Company currently plans to open approximately 340 new Company-owned and franchised stores over the next five years. Management believes that the market for the type of prime mall locations historically leased by the Company is highly competitive. Consequently, there can be no assurance that the Company will succeed in obtaining such leases in the future at rents that it believes to be reasonable or at all. Moreover, if certain locations should prove to be unprofitable, the Company would remain obligated for lease payments if it determined to withdraw from such locations. See ?Business-Properties.?

Dependence on Mall Traffic

         The Company believes its products are primarily viewed by its customers as snack treats and, as such, frequently constitute ?impulse? purchases. Accordingly, the Company believes its sales are strongly influenced by the amount and proximity of pedestrian traffic near its stores. In recent years, visits to major shopping malls, where a large percentage of the Company's stores are located, have declined from 3.7 visits per month in 1989 to 3.3 visits per month in 1995, which trend has had a negative impact on the Company's revenues. There can be no assurance that this trend will not continue or that such trend can be offset by increased sales per customer. A continued decline in mall traffic could adversely affect the Company's financial condition and results of operations.

Volatility in Cost of Ingredients

         The cost of butter, eggs, sugar, flour, chocolate and other ingredients is subject to fluctuations due to changes in economic conditions, weather, demand and other factors, many of which are beyond the Company's control. Although the Company believes that there are alternative suppliers of these ingredients, the Company has no control over fluctuations in the price of commodities and no assurance can be given that the Company will be able to pass on any price increases in its product ingredients to its customers.

Integration of Information Systems

         The Company has made a substantial investment in developing a customized, sophisticated point-of-sale management information system (the ?POS system?), which gathers information transmitted daily to corporate headquarters from most of the Mrs. Fields brand core stores. The POS system tracks sales from the point of purchase through a central mid-range computer to store, district and corporate management, allowing management to track performance data and react quickly to developments at the store level. See ?Management's Discussion and Analysis of Financial Condition and Results of Operations.? Information transmitted from the Company-owned stores on daily sales permits the Company, among other things, to monitor performance across the network of stores. The Company believes that it can improve operating efficiencies by introducing its improved system into all Company-owned stores. There can be no assurance that the Company will successfully integrate this system or that a fully integrated system will be achieved within budget. Therefore, there can be no assurance that the financial condition and results of operations will not be adversely affected by the attempts to integrate the POS system.

         Management has assessed the Year 2000 issue and has determined that all financial software, corporate networks, the AS400 system and all other corporate systems are Year 2000 compliant. The systems used for collecting sales data from retail locations are not Year 2000 compliant. It has been determined that the sales collection system will be replaced. This project is currently underway with initial roll-out into retail locations beginning in August 1998 with completion to all locations by August 1999. The cost of the project, which is being completed with the assistance of outside consultants, is $300,000.

Impact of Minimum Wage Increase

         Many of the Company's employees are paid an hourly wage based upon the federal minimum wage. The federal minimum wage increased from $4.75 to $5.15 on September 1, 1997. As of January 3, 1998, 2,167 of the Company's 4,007 employees in Company-owned stores earned the federal minimum wage. The September 1, 1997 minimum wage increase is expected to negatively impact the Company's labor costs, increasing wages by approximately $316,000 annually. There can be no assurance that the increased labor costs will be fully absorbed through the Company's efforts to increase efficiencies in other areas of its operations. These increased labor costs could adversely affect the Company's financial condition and results of operations.

Dependence Upon Key Franchisees

         The Company depended upon five franchisees for 17.4% of its franchise revenues for the year ended January 3, 1998. For the same period, franchise revenues made up 3.1% of the Company's total net revenues. There can be no assurance that these franchise agreements will not be terminated. The termination of these key franchise agreements may have an adverse affect on the Company's financial condition and results of operations.

Trademarks

         The Company believes that its trademarks have significant value and are important to the marketing of its retail outlets and products. Although the Company's trademarks are registered in all 50 states and registered or pending in 49 foreign countries, there can be no assurance that the Company's trademarks cannot be circumvented, do not or will not violate the proprietary rights of others, or would be upheld if challenged or that the Company would not be prevented from using its trademarks. Any challenge to the Company for its use of its trademarks could have an adverse effect on the Company's financial condition and results of operations, through either a negative ruling with regards to the Company's use, validity or enforceability of its trademarks, or through the time consumed and the legal costs of defending against such a claim. In addition, there can be no assurance that the Company will have the financial resources necessary to enforce or defend its trademarks .

 Dependence Upon Key Personnel

         The success of the Company is dependent on the continued services of its senior management, particularly Larry A. Hodges, the Company's President and Chief Executive Officer. The loss of the services of Mr. Hodges or other senior management personnel could have an adverse effect on the Company's operations. The Company has entered into employment agreements with all of its senior management personnel. In addition, the Company's continued growth depends, in part, on attracting and retaining skilled managers and employees as well as management's ability to effectively utilize its key personnel in light of recent and future acquisitions. There can be no assurance that management's efforts to integrate, utilize, attract and retain personnel will be successful. See ?Management.?

Competition and Demographic Trends

         The Company competes with other cookie and pretzel retailers, as well as other confectionery, sweet snack and specialty food retailers, many of which have greater resources than those of the Company. The specialty retail food and snack industry is highly competitive with respect to price, service, location and food quality. Consequently, there can be no assurance that the Company will compete successfully with these other specialty food retailers. In addition to the risks associated with current competitors, no assurance can be given as to the Company's ability to compete with any new entrants into the specialty foods or snack foods industry.

         Moreover, the specialty retail food and snack business is often affected by changes in consumer preferences, tastes and eating habits, local, regional and national economic conditions, demographic trends and mall traffic patterns. Factors such as increased food, labor and benefits costs and the availability of experienced management and hourly employees may adversely affect the specialty retail industry in general and the Company's outlets in particular. Consequently, the Company's success will depend on its ability to recognize and react to such trends. Any changes in these factors could adversely affect the profitability of the Company. See ?Business-Competition.?

Risk of Adverse Publicity

         The Company's ability to compete depends in part on maintaining its reputation with the consumer. Multi-unit specialty retail food and snack chains such as the Company can be substantially adversely affected by publicity resulting from food quality, illness, injury, or other health concerns (including food-borne illness claims) or operating issues stemming from one store, a limited number of stores, or even a competitor's store. Consequently, there can be no assurance that the Company's financial condition and results of operations will not be adversely affected by such publicity.

Government Regulation; Litigation

         The Company's stores and products are subject to regulation by numerous governmental authorities, including, without limitation, federal, state and local laws and regulations governing health, sanitation, environmental protection, safety and hiring and employment practices, including laws, such as the Fair Labor Standards Act, governing such matters as minimum wages, overtime and other working conditions. The Company's products are subject to federal regulations administered by the Food and Drug Administration. The failure to obtain or retain the required food licenses or to be in compliance with applicable governmental regulations, or any increase in the minimum wage rate, employee benefit costs or other costs associated with employees, could adversely affect the business, financial condition or results of operations of the Company. Even if such regulatory approval is obtained, a marketed product, its manufacturer and its manufacturing facilities are subject to periodic inspection and discovery of problems may adversely affect the business of the Company.

         In addition, the sale of franchises is regulated by various state laws as well as by the Federal Trade Commission (the ?FTC?). The FTC requires that franchisors make extensive disclosure in a Uniform Franchise Prospectus to prospective franchisees but does not require registration. However, a number of states require registration of the Uniform Franchise Prospectus with state authorities or other disclosure in connection with franchise offers and sales. In addition, several states have ?franchise relationship laws? or ?business opportunity laws? that limit the ability of the franchisors to terminate agreements or to withhold consent to renewal or transfer of these agreements. While the Company believes that it is in compliance with existing regulations, the Company cannot predict the effect of any future legislation or regulation on its business operations or financial condition. Additionally, bills have occasionally been introduced in Congress which would provide for federal regulation of certain aspects of franchisor-franchisee relationships.

         In the ordinary course of business, the Company is involved in routine litigation, including franchise disputes. Although the Company has not been adversely affected in the past by such litigation, there can be no assurance as to the effect of any future disputes.

         Although the Company is not currently subject to any product liability litigation, there can be no assurance that product liability litigation will not occur in the future involving the Company's products. The Company's quality control program is designed to maintain high standards for the food and materials and food preparation procedures used by Company-owned and franchised stores. Products are randomly inspected by Company personnel at both the point-of-sale locations and the manufacturing facility to ensure that they conform to the Company's standards. In addition to insurance of the Company's suppliers, the Company maintains insurance relating to personal injury and product liability in amounts that it considers adequate for the retail food industry. While the Company has been able to obtain such insurance in the past, there can be no assurance that it will be able to maintain these insurance policies in the future. Consequently, any successful claim against the Company, in an amount materially exceeding its coverage, could have a material adverse effect on the Company's business, financial condition or results of operations.

         All full-time store managers and assistant managers are able to enroll in a group health insurance plan. However, there have been a number of proposals before Congress which would require employers to provide health insurance for all of their full-time and part-time employees. The approval of such proposals could have a material adverse impact on the results of operations and financial condition of the Company in particular and the specialty retail industry as a whole.

Controlling Stockholder

     As of the date of this Prospectus, all of the capital stock of the Company is owned by MFH, and, upon completion of the Exchange Offer, MFH will continue to own all of the capital stock of the Company. As a result, MFH will be in a position to elect all of the Company's directors who, in turn, elect all of the Company's executive officers, and to amend the Company's certificate of incorporation and by-laws, effect corporate transactions such as mergers and asset sales and otherwise control the management and policies of the Company without the approval of any other security holder. Accordingly, MFH will be able to, directly or indirectly, control all of the affairs of the Company.The Board of Directors of MFH has approved the provisions of a Director Stock Option Plan (the "Director Stock Option Plan") and the Director Stock Purchse Plan, providing for the issuance of capital stock of MFH to directors of MFH. In addition, it is currently expected that an option plan (the "Employee Stock Option Plan" and, together with the Director Stock Option Plan and the Director Stock Purchase Plan, the "Plans") will be established providing for the issuance of MFH capital stock for officers and other employees of MFH and its subsidiaries, including the Company. Suc plans will provide for the issuance of up to 15% of the capital stock of MFH to directors of MFH and officers and employees of MFH's subsidiaries, including the Company. See "Management Option Grants and Exercises" and Board Compensation." Capricorn's ownership interest in MFH is subject to reduction for options and stock to be issued under such plans, including the issuance of shares of capital stock, representing approximately5%
--------------------------------------------------------------------------------
of MFH stock, which is being granted  under  the  plans  to  certain  investors,
--------------------------------------------------------------------------------
including Mr. Hodges.  Without giving effect to such option plans, approximately
---------------------
94% of the capital stock of MFH is and will  continue to be owned by Capricorn.
See ?Ownership   of  Capital   Stock?   and  ?Certain   Relationships   and
Related Transactions.?

Quarterly Fluctuations and Seasonality

         The Company's operating results are subject to seasonal fluctuations. Historically, the Company has realized its highest level of sales in the fourth quarter due to increased mall traffic during the Christmas holiday season. However, there can be no assurance that this seasonal trend will continue or that the Company can continue to rely on increased sales during the fourth quarter. Should this seasonal trend change, the Company's financial condition and results of operations may be adversely affected. See ?Management's
Discussion and Analysis of Financial Condition and Results of Operations-Seasonality.?

Inability to Repurchase Senior Notes Upon a Change of Control

         Upon the occurrence of a Change of Control, each holder of Senior Notes may require the Company to repurchase all or a portion of such holder's Senior Notes at 101% of the principal amount of the Senior Notes, together with the accrued and unpaid interest, if any, and Liquidated Damages, if any, to the date of repurchase. If a Change of Control were to occur, the Company may not have the financial resources to repay all of its obligations under the Senior Notes and the other indebtedness that would become payable upon such event. See "Description of Senior Notes-Repurchase at the Option of Holders-Change of Control."

Fraudulent Conveyance Considerations

         Management believes that the indebtedness represented by the Senior Notes and the Guarantees was incurred for proper purposes and in good faith, and that, after the consummation of the Transactions and the offering of the Old Senior Notes and the application of the new proceeds therefrom, the Company remained solvent, had sufficient capital for carrying on its business and would be able to pay its debts as they matured. Notwithstanding management's belief, however, if a court of competent jurisdiction in a suit by an unpaid creditor or a representative of creditors (such as a trustee in bankruptcy or a debtor-in-possession) were to find that, at the time of the incurrence of such indebtedness, the Company was insolvent, was rendered insolvent by reason of such incurrence, was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital, intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, or intended to hinder, delay or defraud its creditors, and that the indebtedness was incurred for less than reasonably equivalent value, then such court could, among other things, (i) void all or a portion of the Company's obligations to the holders of the Senior Notes, the effect of which would be that the holders of the Senior Notes may not be repaid in full, and/or (ii) subordinate the Company's obligations to the holders of the Senior Notes to other existing and future indebtedness of the Company to a greater extent than would otherwise be the case, the effect of which would be to entitle such other creditors to be paid in full before any payment could be made on the Senior Notes.

     The Company's obligations under the Senior Notes have been and will continue to be fully and unconditionally guaranteed, jointly and severally, on a senior basis, by the Guarantors. Management believes that the indebtedness represented by each of the Guarantees is being incurred by the Guarantors for proper purposes and in good faith, and that, after the consummation of the Transactions and the offering of the Old Senior Notes, each of the Guarantors was solvent, had sufficient capital for carrying on its business and would be able to pay their debts as they matured. Notwithstanding management's belief, however, if a court of competent jurisdiction in a suit by an unpaid creditor or a representative of creditors (such as a trustee in bankruptcy or a debtor-in-possession) were to find that, at the time of the incurrence of such indebtedness, the Guarantors were insolvent, were rendered insolvent by reason of such incurrence, were engaged in a business or transaction for which their remaining assets constituted unreasonably small capital, intended to incur, or believed that they would incur, debts beyond their ability to pay such debts as they matured, or intended to hinder, delay or defraud their creditors, and that the indebtedness was incurred for less than reasonably equivalent value, then such court could, among other things, (i) void all or a portion of the Guarantors' obligations to the holders of the Senior Notes, the effect of which would be that the holders of the Senior Notes may not be repaid in full, and/or
(ii) subordinate the Guarantors' obligations to the holders of the Senior Notes to other existing and future indebtedness of the Guarantors to a greater extent than would otherwise be the case, the effect of which would be to entitle such other creditors to be paid in full before any payment could be made on the Senior Notes. Among other things, a legal challenge to the Guarantees on fraudulent conveyance grounds may focus on the benefits, if any, realized by the Guarantors as a result of the issuance by the Company of the Senior Notes.

Absence of Public Market; Volatility; Restrictions on Transfers

         The New Senior Notes are being offered only to the Holders of the Old Senior Notes. The Old Senior Notes were issued on November 26, 1997 to institutional investors and certain accredited investors and are eligible for trading in the Private Offering, Resale and Trading through Automated Linkages ("PORTAL") Market of the National Association of Securities Dealers, Inc. a screen-based automated market for trading of securities eligible for resale under Rule 144A. To the extent that the Old Senior Notes are tendered and accepted in the Exchange Offer, the trading market for the remaining untendered Old Senior Notes could be adversely affected.

         There is no existing market for the New Senior Notes and there can be no assurance regarding the future development of a market for the New Senior Notes, or the ability of the holders of the New Senior Notes, or the price at which such holders may be able, to sell their New Senior Notes. If such a market were to develop, the New Senior Notes could trade at prices that may be higher or lower than the initial offering price of the Old Senior Notes. Prevailing market prices from time to time will depend on many factors, including then existing interest rates, the Company's operating results and the market for similar securities. The Initial Purchasers have advised the Company that they currently intend to make a market in the New Senior Notes. The Initial Purchasers are not obligated to do so, however, and any market-making with respect to the New Senior Notes may be discontinued at any time without notice. Accordingly, even if a trading market for the New Senior Notes does develop, there can be no assurance as to the liquidity of that market. The Company does not intend to apply for listing or quotation of the New Senior Notes on any securities exchange or stock market.

                                THE TRANSACTIONS

         Concurrently with the consummation of the Offering, the Company consummated the Pretzel Contributions and completed the Refinancing. The Company used the net proceeds of the offering of the Old Senior Notes to complete the Pretzel Contributions and the Refinancing and to pay related expenses.

The Pretzel Contributions

         H&M.  On  July  25,  1997,  a  subsidiary  of  MFH  ("MFPC")   acquired
substantially all of the assets of H&M for aggregate consideration of $13.8 million (excluding the assumption of certain liabilities), consisting of (i) $5.8 million of cash, financed through an advance by MFH of $1.5 million and a $4.3 million bank loan to MFPC, (ii) a $4.0 million principal amount bridge note of MFPC and (iii) a $4.0 million principal amount subordinated note of MFH retained by the sellers (such loan and notes, collectively, the "H&M Debt"). Upon consummation of the offering of the Old Senior Notes, the Company assumed and repaid the H&M Debt and repaid the advance to MFH as part of the Refinancing.

         In connection with the acquisition of the business of H&M, MFPC entered into franchise agreements and an area development agreement with Pretzel Time. Upon the Offering, MFPC was merged with and into the Company, and the agreements were assigned to the Company as a result. The franchise agreements provide for the franchise by the Company from Pretzel Time of the Pretzel Time stores previously franchised by H&M or subsequently franchised by the Company and the payment by the Company to Pretzel Time of an annual franchise royalty equal to 7% of the annual sales by such stores, plus an advertising fee of 1% of weekly sales. The franchise agreements also provide for the conversion within three years of the Company's Hot Sam and Pretzel Oven stores to Pretzel Time franchises on a royalty-free basis for the first five years following the date of conversion. The area development agreement provides for the grant by Pretzel Time to the Company of area development rights to open additional Pretzel Time stores in a territory covering 16 states, predominantly in the western United States, four western Canadian provinces and in Mexico. The additional stores may be opened by the Company as the franchisee or by third parties as franchisees. Under the area development agreement, the Company is obligated to pay to Pretzel Time a $5,000 franchise fee per new location within the territory. Pretzel Time is obligated under the area development agreement to pay to the Company an annual royalty of up to 2% with respect to Pretzel Time franchises opened by parties other than the Company within the territory.

         Pretzel Time. On September 2, 1997, MFH acquired 56% of the shares of common stock of Pretzel Time for an aggregate purchase price of $4.2 million, $750,000 of which was paid to Pretzel Time and is being used for working capital purposes, and the balance of which was paid to Pretzel Time's shareholders for their shares. In connection with the acquisition, MFH extended a $500,000 loan evidenced by a note to the founder of Pretzel Time. Upon consummation of the Offering, MFH contributed to the Company its 56% interest in Pretzel Time and the related $500,000 note. In addition, MFH assigned its rights to the Company, and the Company assumed MFH's obligations, under the various agreements described below. The note issued by the founder of Pretzel Time bears interest at a rate of 10% per annum and is payable as to principal and interest in monthly installments beginning in January 1998 by setoff of, and to the extent of, the founder's bonus payments described below and any dividends received by the founder in his Pretzel Time stock; provided that in any calendar year no more than $100,000 may be so offset. In addition, the founder has remained an employee of Pretzel Time and receives annual compensation of $200,000 in connection therewith, and will receive a bonus based on Pretzel Time's net income before non-cash items, such as depreciation and amortization. The Company purchased an additional 4% of the shares of common stock of Pretzel Time from the founder for $300,000 in cash on January 2, 1998. The founder continues to own 40% of the common stock of Pretzel Time.

         The Company is a party to a management agreement, pursuant to which the Company is managing Pretzel Time's operations, in return for a management fee based on Pretzel Time's net income before non-cash items, such as depreciation and amortization. Pretzel Time, the Company and the founder of Pretzel Time also entered into a shareholders agreement providing for representation by the Company and the founder on Pretzel Time's Board of Directors, the right of the founder to approve certain extraordinary transactions, and the grant by the Company and the founder to each other of certain preemptive rights upon the issuance of, and rights of first refusal with respect to the sale of, Pretzel Time common stock.

The Refinancing

         Pursuant to the Refinancing, the Company repaid approximately $79.1 million aggregate principal amount of indebtedness and accrued but unpaid interest of the Company, MFB and MFPC. Such indebtedness consisted of (i) approximately $52.3 million principal amount of indebtedness and accrued but unpaid interest of the Company incurred in connection with the formation of the Company in September 1996, (ii) approximately $14.1 million principal amount of indebtedness and accrued but unpaid interest of MFB incurred in connection with the formation of MFB in September 1996 and (iii) approximately $12.7 million principal amount and accrued but unpaid interest of the H&M Debt.

         As part of the Refinancing, MFH converted to common equity of the Company $4.6 million aggregate principal amount of indebtedness of the Company and contributed to the Company all of the common equity of MFB after converting $3.5 million face amount of preferred stock issued by MFB, together with accrued but unpaid dividends of approximately $0.4 million, to common equity. Also as part of the Refinancing, the Company paid a dividend to MFH in the amount of approximately $1.1 million and repaid an advance of $1.5 million to MFH. Approximately $1.1 million was used by MFH to repurchase a portion of the equity of MFH owned by a shareholder other than Capricorn. After giving effect to such contributions and to the return of capital described above, the aggregate amount of Capricorn's current investment in the Company through MFH was more than $28 million. See ?Unaudited Pro Forma Condensed Consolidated Statement of Operations,? ?Selected Historical Financial Data? and ?Use of Proceeds.?

                                 USE OF PROCEEDS

         Neither the Company nor the Guarantor will receive any cash proceeds pursuant to the Exchange Offer. In consideration for issuing the New Senior Notes as contemplated in this Prospectus, the Company will receive the Old Senior Notes in like principal amount, the terms of which are identical in all material respects to the New Senior Notes except (i) that the New Senior Notes have been registered under the Securities Act, (ii) for certain transfer restrictions and registration rights relating to the Old Senior Notes and (iii) that the New Senior Notes will not contain certain provisions relating to an additional payment to be made to Holders of the Old Senior Notes under certain circumstances relating to the timing of the Exchange Offer. The Old Senior Notes surrendered in exchange for New Senior Notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the New Senior Notes will not result in any increase in the indebtedness of the Company.

         The net proceeds received by the Company from the sale of the Old Senior Notes, after deducting the underwriting discounts and commissions and estimated expenses of the offering of the Old Notes, were approximately $94 million. Of this amount, approximately $50.2 million was used to pay debt of the Company, $13.6 million was used to pay debt of the Guarantor, $12.3 million was used to pay H&M debt, $3.0 million was used to pay accrued interest (including prepayment penalties of $0.3 million) on debt being retired and approximately $2.6 million was used to pay MFH. The remaining balance of $12.3 million has been and will be used for general corporate purposes.

                                 CAPITALIZATION

     The  following  table  sets  forth  the  cash  and  cash   equivalents  and
capitalization of Mrs. Fields' Original Cookies, Inc. and subsidiaries at January 3, 1998. This table should be read in conjunction with the historical financial statements and related notes included elsewhere in this Registration Statement. See ?Selected Historical Financial Data? and ?Unaudited Pro Forma Condensed Consolidated Statement of Operations.?

                                                                             Mrs. Fields'
                                                                           Original Cookies,
                                                                               Inc. and
                                                                             subsidiaries
                                                                          At January 3, 1998

                                                                              (Dollars in
                                                                              thousands)

Cash and Cash Equivalents.................................................     $ 16,287
                                                                               ========

Credit Facility(1)........................................................     $      -
                                                                               --------

Debt and Capital Lease Obligations, including current portions:
         101/8% Series A Senior Notes due 2004............................      100,000
         Pretzel Time Debt................................................          756
         Mrs. Fields' Original Cookies, Inc. Capital Lease Obligations...           219
         Pretzel Time Capital Lease Obligations...........................          106
                                                                               --------
     Total Debt and Capital Lease Obligations, including current portion..      101,081

Mandatorily Redeemable Preferred Stock of Pretzel Time (2):                         902
                                                                               --------

Stockholder's Equity:
         Common Stock (3).................................................            -
         Additional Paid-in Capital.......................................       30,843
         Accumulated Deficit..............................................          (78)
                                                                               ---------
         Total Stockholder's Equity.......................................        30,765
                                                                               ---------

Total Capitalization......................................................     $132,748
                                                                               =========

----------------
(1) Under the Indenture, the Company will be permitted to have one or more credit facilities pursuant to which it will be able to borrow up to a maximum aggregate principal amount of $15.0 million on a secured basis. The Company is in preliminary discussions with several prospective lenders, including the lender under the Company's existing $3.0 million revolving credit facility, to enter into such a credit facility with borrowing availability of up to $15.0 million.
(2)      Liquidation preference as of January 3, 1998 was $1.5 million.
(3)      Less than $1,000.

                               THE EXCHANGE OFFER

Terms of the Exchange Offer; Period for Tendering Old Senior Notes

     Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Company will accept for exchange Old Senior Notes which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used herein, the term "Expiration Date" means 12:00 Midnight., New York City time, on ___, 1998; provided, however, that if the Company in its sole discretion, has extended the period of time for which the Exchange Offer is open, the term "Expiration Date" means the latest time and date to which the Exchange Offer is extended.

         As of the date of this Prospectus, $100,000,000 aggregate principal amount of the Old Senior Notes is outstanding. This Prospectus, together with the Letter of Transmittal, is first being sent on or about _______, 1998 to all Holders of Old Senior Notes known to the Company. The Company's obligation to accept Old Senior Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth under "-Certain Conditions to the Exchange Offer" below.

         The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Old Senior Notes, by giving oral or written notice of such extension to the Holders thereof as described below. During any such extension, all Old Senior Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by the Company. Any Old Senior Notes not accepted for exchange for any reason will be returned without expense to the tendering Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

         Old  Senior  Notes   tendered  in  the   Exchange   Offer  must  be  in
denominations of principal amount of $1,000 and any integral multiple thereof.

         The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Senior Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified below under "-Certain Conditions to the Exchange Offer." The Company will give oral or written notice of any extension, amendment, non-acceptance or termination to the Holders of the Senior Notes as promptly as practicable, such notice in the case of any extension to be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

Procedures for Tendering Old Senior Notes

         The tender to the Company of Old Senior Notes by a Holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering Holder and the Company upon the terms and subject to the conditions set forth in the Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a Holder who wishes to tender Old Senior Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal or (in the case of a book-entry transfer) an Agent's Message in lieu of such Letter of Transmittal, to The Bank of New York (the "Exchange Agent") at the address set forth below under "Exchange Agent" on or prior to the Expiration Date. In addition, either (i) certificates for such Old Senior Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Senior Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date with the Letter of Transmittal or an Agent's Message in lieu of such Letter of Transmittal, or (iii) the Holder must comply with the guaranteed delivery procedures described below. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to and received by the Exchange Agent and forming a part of a Book Entry Confirmation, which states that the Book Entry Transfer Facility has received an express acknowledgement from the tendering participant, which acknowledgement states that such participant has received and agrees to be bound by the Letter of Transmittal and that the Company may enforce such Letter of Transmittal against such participant. THE METHOD OF DELIVERY OF OLD SENIOR NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD SENIOR NOTES SHOULD BE SENT TO THE COMPANY.

         Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Senior Notes surrendered for exchange pursuant thereto are tendered (i) by a Holder of the Old Senior Notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined below). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States (collectively, "Eligible Institutions"). If Old Senior Notes are registered in the name of a person other than a signer of the Letter of Transmittal, the Old Senior Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered national securities exchange with the signature thereon guaranteed by an Eligible Institution.

         All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Senior Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Old Senior Note not properly tendered or to not accept any particular Old Senior Note which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Senior Note either before or after the Expiration Date (including the right to waive the ineligibility of any Holder who seeks to tender Old Senior Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular Old Senior Notes either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parities. Unless waived, any defects or irregularities in connection with tenders of Old Senior Notes for exchange must be cured within such reasonable period of time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Senior Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

         If the Letter of Transmittal is signed by a person or persons other than the registered Holder or Holders of Old Senior Notes, such Old Senior Notes must be endorsed or accompanied by powers of attorney, in either case signed exactly as the name or names of the registered Holder or Holders that appear on the Old Senior Notes.

         If the Letter of Transmittal or any Old Senior Notes or powers of attorneys are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

         By tendering, each Holder will represent to the Company that, among other things, the New Senior Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Senior Notes, whether or not such person is the Holder and that neither the Holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the New Senior Notes. If any Holder or any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company, is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of such New Senior Notes to be acquired pursuant to the Exchange Offer, such Holder or any such other person (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Senior Notes for its own account in exchange for Old Senior Notes, where such Old Senior Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Senior Notes. See "Plan of Distribution." The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

Acceptance of Old Senior Notes for Exchange; Delivery of New Senior Notes

         Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Old Senior Notes properly tendered and will issue the New Senior Notes promptly after acceptance of the Old Senior Notes. See "-Certain Conditions to the Exchange Offer" below. For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Old Senior Notes for exchange when, as and if the Company has given oral (promptly confirmed in writing) or written notice thereof to the Exchange Agent.

         For each Old Senior Note accepted for exchange, the Holder of such Old Senior Note will receive a New Senior Note having a principal amount equal to that of the surrendered Old Senior Note. Accordingly, registered Holders of New Senior Notes on the relevant record date for the first interest payment date following the consummation of the Exchange Offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from November 26, 1997. Old Senior Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer. Pursuant to the Registration Rights Agreement, certain additional payments are required to be made to Holders of Old Senior Notes under certain circumstances relating to the timing of the Exchange Offer.

         In all cases, issuance of New Senior Notes for Old Senior Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (i) certificates for such Old Senior Notes or a timely Book-Entry Confirmation of such Old Senior Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, (ii) a properly completed and duly executed Letter of Transmittal or an Agent's Message in lieu thereof and (iii) all other required documents. If any tendered Old Senior Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Senior Notes are submitted for a greater principal amount than the Holder desires to exchange, such unaccepted or non-exchanged Old Senior Notes will be returned without expense to the tendering Holder thereof (or, in the case of Old Senior Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry procedures described below, such non-exchanged Old Senior Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

Book-Entry Transfers

         The Exchange Agent will make a request to establish an account with respect to the Old Senior Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus. Any financial institution that is a participant in the Book-Entry Transfer Facility systems must make book-entry delivery of Old Senior Notes by causing the Book-Entry Transfer Facility to transfer such Old Senior Notes in the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's Automated Tender Offer Program ("ATOP") procedures for transfer. Such participant should transmit its acceptance to the Book-Entry Transfer Facility on or prior to the Expiration Date or comply with the guaranteed delivery procedures described below. The Book-Entry Transfer Facility will verify such acceptance, execute a book-entry transfer of the tendered Old Senior Notes into the Exchange Agent's account at the Book-Entry Transfer Facility and then send to the Exchange Agent confirmation of such book-entry transfer, including an Agent's Message confirming that the Book Entry Transfer Facility has received an express acknowledgement from such participant that such participant has received and agrees to be bound by the Letter of Transmittal and that the Company may enforce the Letter of Transmittal against such participant. However, although delivery of Old Senior Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof or an Agent's Message in lieu thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "?Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

Guaranteed Delivery Procedures

         If a Holder of the Old Senior Notes desires to tender such Old Senior Notes and the Old Senior Notes are not immediately available, or time will not permit such Holder's Old Senior Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent received from such Eligible Institution a Notice of Guaranteed Delivery, substantially in the form provided by the Company (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the Holder of the Old Senior Notes and the amount of Old Senior Notes tendered, stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Senior Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, together with a properly completed and duly executed appropriate Letter of Transmittal (or facsimile thereof or Agent's Message in lieu thereof) with any required signature guarantees and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered Old Senior Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, together with a properly completed and duly executed appropriate Letter of Transmittal (or facsimile thereof or Agent's Message in lieu thereof) with any required signature guarantees and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within five NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

Withdrawal Rights

     Tenders of Old Senior Notes may be withdrawn at any time prior to 12:00 Midnight , New York City time, on the Expiration Date. For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under "-Exchange Agent." Any such notice of withdrawal must (i) specify the name of the person having tendered the Old Senior Notes to be withdrawn, (ii) identify the Older Senior Notes to be withdrawn (including the principal amount of such Old Senior Notes), and (iii) (where certificates for Old Senior Notes have been transmitted) specify the name in which such Old Senior Notes are registered, if different from that of the withdrawing Holder. If certificates for Old Senior Notes have been delivered or otherwise identified to the Exchange Agent, then prior to the release of such certificates the withdrawing Holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such Holder is an Eligible Institution. If Old Senior Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of theaccount at the Book-Entry Transfer Facility to be credited with the withdrawn Old Senior Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company whose determination shall be final and binding on all parties. Any Old Senior Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Senior Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the Holder thereof without cost to such Holder (or, in the case of Old Senior Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above such Old Senior Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Old Senior Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Senior Notes may be retendered by following one of the procedures described under "-Procedures for Tendering Old Senior Notes" above at any time on or prior to 12:00 Midnight, New York City time, on the Expiration Date.

Certain Conditions to the Exchange Offer

         Notwithstanding any other provision of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue New Senior Notes in exchange for, any Old Senior Notes and may terminate or amend the Exchange Offer, if at any time before the acceptance of such Old Senior Notes

                  (i) any federal law, statute, rule or regulation shall have been adopted or enacted which, in the judgment of the Company, would reasonably be expected to impair its ability to proceed with the Exchange Offer;

                  (ii) if any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended; or

                  (iii) there shall occur a change in the current interpretation by the staff of the Commission which permits the New Senior Notes issued pursuant to the Exchange Offer in exchange for Old Senior Notes to be offered for resale, resold and otherwise transferred by Holders thereof (other than broker-dealers and any such Holder which is an "affiliate of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such New Senior Notes are acquired in the ordinary course of such Holders' business and such Holders have no arrangement or understanding with any person to participate in the distribution of such New Senior Notes.

         The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

Exchange Agent

         The Bank of New York has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

                     Main Delivery to: The Bank of New York,
                                As Exchange Agent


By Mail, By Hand and Overnight Courier:                   By Facsimile:
                                                (For Eligible Institutions Only)
       The Bank of New York                              (212) 815-6339
        101 Barclay Street
    New York, New York 10286                         Confirm by telephone:
                                                         (212) 815-2742

         DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.


Fees and Expenses

     The Company will not make any payment to brokers, dealers, or others soliciting acceptances of the Exchange Offer except for reimbursement of mailing expenses.

     The estimated cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be approximately $200,000.

Transfer Taxes

         Holders who tender their Old Senior Notes for exchange will not be obligated to pay transfer taxes in connection therewith. If, however, New Senior Notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Old Senior Notes tendered, or if a transfer tax is imposed for any reason other than the exchange of Old Senior
Notes in connection with the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.

Consequences of Failure to Exchange Old Senior Notes

         Issuance of the New Senior Notes in exchange for the Old Senior Notes pursuant to the Exchange Offer will be made following the prior satisfaction, or waiver, of the conditions set forth in "-Certain Conditions to the Exchange Offer" and only after a timely receipt by the Exchange Agent of such Old Senior Notes, a properly completed and duly executed Letter of Transmittal in respect of such Old Senior Notes and all other required documents. Therefore, Holders of Old Senior Notes desiring to tender such Old Senior Notes in exchange for New Senior Notes should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor the Company is under any duty to give notification of defects or irregularities with respect to the tenders of Old Senior Notes for exchange. Old Senior Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the provisions of the Indenture regarding transfer and exchange of the Old Senior Notes, the existing restrictions upon transfer thereof set forth in the legend on the Old Senior Notes and in the Offering Circular relating to the Old Senior Notes. Except in certain limited circumstances with respect to certain types of Holders of Old Senior Notes, the Company will have no further obligation to provide for the registration under the Securities Act of such Old Senior Notes. See "Description of the Notes-Exchange Offer; Registration Rights." In general, Old Senior Notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will take any action to register the Old Senior Notes under the Securities Act or blue sky laws.

     To the extent that Old Senior Notes are tendered and accepted in the Exchange Offer, a Holder's ability to sell untendered Old Senior Notes could be adversely affected.

         Upon consummation of the Exchange Offer, Holders of the Old Senior Notes will not be entitled to any increase in the interest rate thereon or any further registration rights under the Registration Rights Agreement, except under limited circumstances. See "Description of the Notes-Exchange Offer; Registration Rights."

         Holders of the New Senior Notes and any Old Senior Notes which remain outstanding after consummation of the Exchange Offer will vote together as a single class for purposes of determining whether Holders of the requisite percentage thereof have taken certain actions or exercised certain rights under the Indenture.

Consequences of Exchanging Old Senior Notes

          Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, the Company believes that New Senior Notes issued pursuant to the Exchange Offer in exchange for Old Senior Notes may be offered for resale, resold or otherwise transferred by Holders thereof (other than any Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Senior Notes are acquired in the ordinary course of such Holder's business and such Holder, other than broker-dealers, has no arrangement with any person to participate in the distribution of such New Senior Notes. However, the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each Holder, other than a broker-dealer, must at the request of the Company furnish a written representation that it is not an affiliate of the Company, is not engaged in, and does not intend to engage in, a distribution of such New Senior Notes and has no arrangement or understanding to participate in a distribution of New Senior Notes, and that it is acquiring the New Senior Notes in its ordinary course of business. Each broker-dealer that receives New Senior Notes for its own account in exchange for Old Senior Notes must acknowledge that such Old Senior Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of such New Senior Notes. See "Plan of Distribution." In addition, to comply with the securities laws of certain jurisdictions, it may be necessary to qualify for sale or register thereunder the New Senior Notes prior to offering or selling such New Senior Notes. The Company has agreed, pursuant to the Registration Rights Agreement, subject to certain limitations specified therein, prior to any public offering of Transfer Restricted Securities (as defined herein) to register or qualify the Transfer Restricted Securities for offer or sale under the securities laws of such jurisdictions as any Holder requests. Unless a Holder so requests, the Company does not intend to register or qualify the sale of the New Senior Notes in any such jurisdiction.

                       SELECTED HISTORICAL FINANCIAL DATA

         The following table presents selected historical financial data for Mrs. Fields' Original Cookies, Inc. and subsidiaries ("Mrs. Fields") and its predecessors, Mrs. Fields Inc. and subsidiaries ("Mrs. Fields Inc."), The Original Cookie Company, Incorporated ("Original Cookie") and the Carved-out Portion (pretzel business) of Hot Sam Company, Inc. ("Hot Sam") (collectively, the ?Predecessors?), as of the dates and for the periods indicated. The results of operations for the periods December 31, 1995 through September 17, 1996 and September 18, 1996 through December 28, 1996 are not indicative of the results for the full fiscal year. Such selected historical financial data has been derived from the audited financial statements of Mrs. Fields and its Predecessors. Due to the acquisitions of the assets of Mrs. Fields Inc., Original Cookie and Hot Sam on September 17, 1996, the financial data is not comparable for all periods, however, in order for the presentations to be meaningful for the periods presented, certain statement of operations information for the Predecessors has been reclassified to be consistent with the Mrs. Fields historical financial statement presentation. The most significant reclassifications relate to segregating the statement of operations data into a core stores/stores in the process of being closed or franchised format. The selected historical financial data should be read in conjunction with ?Management's Discussion and Analysis of Financial Condition and Results of Operations? and the historical financial statements and the related notes thereto, contained elsewhere in this Prospectus.

                                                                                The Original Cookie Company,
                                                                              Incorporated and the Carved-out
                                    Mrs. Fields Inc. and Subsidiaries(1)    Portion of Hot Sam Company, Inc.(1)
                                    ------------------------------------    -----------------------------------

                                                                  DECEMBER                                DECEMBER
                                       FISCAL YEARS ENDED (2)     31, 1995       FISCAL YEARS ENDED (2)   31, 1995
                                    ----------------------------             ---------------------------
                                                                  THROUGH                                  THROUGH
                                    DECEMBER  DECEMBER  DECEMBER  SEPTEMBER  DECEMBER DECEMBER DECEMBER   SEPTEMBER
                                    31, 1993  31, 1994  30, 1995  17, 1996   31, 1993 31, 1994 30, 1995   17, 1996
                                    --------  --------  --------  ---------  -------- -------- --------   ---------
                                                              (Dollars in thousands)
Statement of Operations Data:
   Net sales:
     Core stores (3)............... $ 36,809  $35,548  $35,115   $23,148    $56,773  $59,775   $58,660  $39,276
     Stores in the process of being
      closed or franchised            61,792   52,315   24,842     6,526     31.183   29,873    26,921   15,090
                                      ------   ------   --------  -----      ------   ------    -------  ------
         Total store sales.........   98,601   87,863   59,957    29,674     87,956   89,648    85,581   54,366
                                      ------   ------   ------   ------      ------   ------    -------  ------
   Store contribution: (4)
     Core stores (3)...............   10,581    7,764    7,393     4,491     15,148   14,454    14,599    7,753
     Stores in the process of being
      closed or franchised             6,424      319    (802)     (695)        933    (542)   (1,542)  (1,751)
                                    -  ---------  ----   -------  -----    ----------  -----   -------  -------
          Total store contribution.    17,005    8,083   6,591     3,796      16,081   13,912    13,057    6,002
                                      -------   ------   -------  -----      ------   ------    --------  -----
   Franchising, licensing and other
     revenue, net                      4,303    7,241    5,993    3,786           -        -         -        -
General and administrative expenses   17,736   16,379   12,612    7,984       8,536    9,583     8,425    7,538
   Income (loss) from operations...   (1,251)  (1,691)  (3,526)  (1,742)      4,004    (750)     2.435  (2.772)
   Net loss........................   (2,243)  (5,320)  (2,368)  (2,304)      (333)  (5,355)   (2,096)  (5,645)

Other Data:
   EBITDA (5)......................    3,477    2,724      (1)      169      10,672    6,673     9,337    2,165
Cash flows from operating activities   5,839    1,728   (4,478)    (447)     (1,041)   3,699     4,451    (378)
Cash flows from investing activities  (2,962)  (2,030)    2,526    (385)     (9,019)  (3,779)     (568)  (1,200)
Cash flows from financing activities  (2,496)    (732)    (185)     (58)      7,052    3,134    (4,599)  (1,380)
   Interest expense................    1,088    2,155       51       80       4,172    4,381     4,268    2,828
Total depreciation and amortization    4,728    4,415    3,525    1,911       6,668    7,423     6,902    4,937
   Capital expenditures............  $ 3,856  $ 4,895  $ 4,146  $ 1,054     $ 8,791  $ 3,779   $   568  $ 1,200
Ratio of earnings to fixed charges(6)      -        -        -        -       0.97x        -     0.57x        -

Balance Sheet Data:
      Working capital (deficit)      $(2,673) $(1,067) $(3,114)$(21,704)    $(2,023) $   (46) $   128  $ (3,640)
     Total assets..................   36,838   30,128   23,033   19,144      75,777   74,490   66,282    59,024
Total debt and capital lease oblig    87,549   22,850   21,226   21,224      33,822   36,956   32,357    30,977
Total stockholders' equity (deficit) (66,645) (25,419) (28,017) (30,318)     30,038   24,684   22,588   (8,930)




                                                                Mrs. Fields (1)
                                                           ------------------------
                                                            SEPTEMBER      FISCAL
                                                             18, 1996       YEAR
                                                             THROUGH       ENDED
                                                             DECEMBER      JANUARY
                                                             28, 1996(2)  3, 1998(2)
                        Statement of Operations Data:       (Dollars in thousands)
                           Net sales:
                             Core stores (3)...............   $30,811    $ 104,316
                           Stores in the process of being
                        closed or franchised                    9,079       19,671
                                                              -------    ---------
                                Total store sales.........     39,890      123,987
                                                              -------    ---------
                           Store contribution: (4)
                             Core stores (3)...............     8,969       26,885
                             Stores in the process of being
                        closed or franchised                      513       (1,798)
                                                              -------      -------
                                Total store contribution.       9,482       25,087
                           Franchising, licensing and other
                        revenue, net                            1,492        6,520
                        General and administrative expenses     4,035       16,730
                          Income from operations..........      5,649        8,415
                           Net income (loss)...............     1,961         (974)

                        Other Data:
                           EBITDA (5)......................      7,993      18,818
                        Cash flows from operating activities     7,609         919
                        Cash flows from investing activities   (21,131)    (15,505)
                        Cash flows from financing activities    20,231      24,164
                            Interest expense, net...........     1,793       7,584
                        Total depreciation and amortization      2,344      10,403
                        Capital expenditures............       $ 1,638     $ 4,678
                        Ratio of earnings to fixed charges       2.97x       1.05x

                        Balance Sheet Data:
                             Working capital (deficit)......   $(2,889)    $13,133
                             Total assets...................    110,055    149,684
                        Mandatorily redeemable cumulative
                        preferred stock of subsidiairies          3,597        902
                        Total debt and capital lease
                        obligations.........................     67,563    101,081
                             Total stockholder's equity ....     16,961     30,765



(1) On September 17, 1996, Mrs. Fields completed the acquisitions of substantially all of the assets and assumed certain liabilities of the Predecessors. As a result of purchase accounting adjustments related to the acquisitions, the Mrs. Fields financial statements are not directly comparable to the Predecessors financial statements.

(2) Mrs. Fields and its Predecessors operate using a 52/53-week year ending near December 31.

(3) Stores not in the process of being sold or franchised are referred to as ?core stores.?

(4) Store contribution is determined by subtracting all store operating expenses including depreciation from net store sales. Management uses store contribution information to measure operating performance at the store level. Store contribution may not be comparable to other similarly titled measures.


(See notes continued on page 39)

(5) EBITDA consists of earnings before depreciation, amortization, interest, income taxes, minority interest, preferred stock accretion and dividends of subsidiaries and other income (expense). EBITDA is not intended to represent cash flows from operations as defined by generally accepted accounting principles and should not be considered as an alternative to net income as an indicator of operating performance or to cash flows as a measure of liquidity. EBITDA has been included herein because it is one of the indicators upon which Mrs. Fields assesses its financial performance and its capacity to service its debt (see footnote 6). EBITDA may not be
                                                               -----------------
     comparable to similarly titled measures reported by other companies.
     --------------------------------------------------------------------

                                                                           The Original Cookie Company, Incorporated
                                   Mrs.  Fields  Inc.  and                  and the Carved-out Portion of Hot Sam
                                   Mrs. Fields Inc. and Subsidiaries(1)                Company, Inc. (1)
                                   ------------------------------------   ------------------------------------------
                                    FISCAL YEARS ENDED (2)      DECEMBER      FISCAL YEARS ENDED (2)    DECEMBER
                                    --------------------------  31, 1995  ----------------------------  31, 1995
                                                                 THROUGH                                THROUGH
                                    DECEMBER DECEMBER DECEMBER  SEPTEMBER  DECEMBER DECEMBER DECEMBER   SEPTEMBER
                                    31, 1993 30, 1994 30, 1995  17, 1996   31, 1993 31, 1994 30, 1996    17, 1996
                                    -------- -------- --------  ---------  -------- -------- --------   ---------
   Income (loss) from operations... $(1,251) $(1,691) $(3,526)  $(1,742)   $ 4,004  $  (750) $  2,435    $(2,772)
   Add:
   Depreciation and amortization...    4,728    4,415    3,525    1,911      6,668    7,423     6,902     4,937
                                    -------- -------- --------  ---------  -------- -------- --------    --------
 EBITDA............................ $  3,477 $  2,724 $    (1)  $   169    $10,672 $  6,673  $  9,337    $2,165
                                     ======== ======== =======  =========  ======== ======== =========   ========



                                        Mrs. Fields (1)

                                     SEPTEMBER      FISCAL
                                     18, 1996        YEAR
                                     THROUGH         ENDED
                                     DECEMBER      JANUARY
                                     28, 1996(2)  3, 1998(2)
                                     ----------   ----------
   Income from operations..........     $ 5,649    $  8,415
   Add:
   Depreciation and amortization...       2,344      10,403
                                        -------    --------
 EBITDA............................     $ 7,993    $ 18,818
                                        =======     =======


(6)      For  purposes of  computing  the ratio of  earnings  to fixed  charges, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness (whether paid or accrued and net of debt premium amortization), including the amortization of debt issuance costs and original issue discount, noncash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with capital lease obligations, letter of credit commissions, fees or discounts and the product of all dividends and accretion on mandatorily redeemable cumulative preferred stock multiplied by a fraction, the numerator of which is one and the denominator of which is one minus the current combined federal, state and local statutory tax rate. For fiscal years 1993, 1994 and 1995 and the period December 31, 1995 through September 17, 1996, Mrs. Fields, Inc. and subsidiaries' earnings were insufficient to cover fixed charges by $2,028,000, $5,129,000, $2,127,000 and $2,019,000, respectively. For fiscal years
         1993, 1994 and 1995 and the period December 31, 1995 through September 17, 1996, The Original Cookie Company, Incorporated and the Carved-out Portion of Hot Sam Company, Inc's. (combined) earnings were insufficient to cover fixed charges by $120,000, $5,131,000, $1,833,000 and $5,645,000, respectively.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

Overview

     In 1996, an investor group led by Capricorn Investors II, L.P. ("Capricorn") formed Mrs. Fields' Original Cookies, Inc. and The Mrs. Fields' Brand, Inc.(collectively, "Mrs. Fields" or the "Company") as subsidiaries of Mrs. Fields' Holding Company, Inc. ("MFH").

     On September 17, 1996, the Company initiated operations when it purchased substantially all of the assets and assumed certain liabilities of Mrs. Fields Inc. and subsidiaries, The Original Cookie Company, Incorporated ("Original Cookie"), and the pretzel business of Hot Sam Company, Inc. ("Hot Sam").

     The Company set out to increase sales and profitability of its cookie and pretzel operations by implementing key elements of its business plan coupled with strategic acquisitions. A key element of the business plan is closing or franchising certain Company-owned stores that do not meet specific financial and geographical criteria established by management. Implementation of this element of the business plan is expected to result in enhanced operating margins as these stores are franchised or closed. Stores not planned for franchise or closure are referred to as "core" stores. Core stores will continue to be operated by the Company into the foreseeable future. As a result of converting certain stores to franchises, royalty revenues are expected to increase and general and administrative expenses associated with operating those stores are expected to be eliminated.

         The Company is pursuing growth in both its cookie and pretzel businesses through strategic acquisitions. Management expects that significant operating synergies, expense leveraging and geographic market share can be achieved through targeted acquisitions. On July 25, 1997, a subsidiary of MFH, Mrs. Fields' Pretzel Concepts, Inc. ("MFPC") acquired substantially all of the assets and assumed certain liabilities of H&M Concepts Ltd. Co. ("H&M"), the largest franchisee of Pretzel Time, Inc.("Pretzel Time"). On September 2, 1997, MFH acquired 56% of the common stock of Pretzel Time, the franchisor of the Pretzel Time concept.

         On November 26, 1997, concurrent with the offering of the Old Senior Notes (the "Offering"), the Company received as a contribution from MFH, the business of H&M and 56% of the shares of common stock of Pretzel Time (the
"Pretzel Contributions"). On that same date the Company received as a contribution from MFH, all of the common stock of The Mrs. Fields' Brand, Inc. On January 2, 1998, the Company acquired an additional 4% of Pretzel Time common stock.

         Management believes that the Company is now the largest fresh baked cookie retailer and the second largest fresh baked, sweet dough pretzel retailer in the United States. Management expects to achieve significant overhead savings in connection with these acquisitions which should further improve the Company's operating results.

         Management believes that the Company's 1997 operating results reflect the successful implementation of its business strategy. Comparable core store sales in 1997 have increased 0.8% over 1996. Additionally, core store contribution margins and franchising revenues improved during the same period. These improvements coupled with overhead savings resulting from the aforementioned acquisitions have resulted in 1997 pro forma adjusted EBITDA of $23.1 million compared to historical adjusted EBITDA of $14.6 million for 1996.

Year 2000

         Management has assessed the Year 2000 issue and has determined that all financial software, corporate networks, the AS400 system and all other corporate systems are Year 2000 compliant. The systems used for collecting sales data from retail locations are not Year 2000 compliant. It has been determined that the sales collection system will be replaced. This project is currently underway with initial roll-out into retail locations beginning in August 1998 with completion to all locations by August 1999. The estimated cost of the project, which is being completed with the assistance of outside consultants, is $300,000.

Results of Operations of Mrs. Fields and its Predecessors

         The following table sets forth, for the periods indicated, certain information relating to the operations of Mrs. Fields and its Predecessors expressed in thousands of dollars and percentage changes from period to period. Annual data in the table reflects the combined results of the Predecessors for fiscal year 1995, the combined results of the Predecessors (for the period December 31, 1995 through September 17, 1996) and Mrs. Fields (for the period September 18, 1996 through December 28, 1996) and the consolidated results of Mrs. Fields for fiscal year 1997. In order for the presentations to be comparable, certain historical financial statement information for the Predecessors has been reclassified to be consistent with the Mrs. Fields historical financial statement presentation. The most significant reclassifications relate to segregating the statement of operations data into a core stores/stores in the process of being closed or franchised format.


                                         FOR THE FISCAL YEARS ENDED
                               ----------------------------------------------
                                                   % OF                  % OF
                                                    CHG                   CHG
                               DECEMBER  DECEMBER   FROM     JANUARY     FROM
                               30, 1995  28, 1996   1995     3, 1998     1996
                               --------  --------  TO 1996  ----------  TO 1997
                                           (Dollars in thousands)
Statement of Operations Data:

Core stores:
    Net store sales...........  $93,775   $ 93,235  (0.6%)   $104,316     11.9%
                               --------  ---------           ---------
       Operating costs and
    expenses:
           Selling and store
       occupancy costs           44,501     44,963   1.0       50,858     13.1
           Food cost of sales.   21,703     22,274   2.6       22,677      1.8
Depreciation and amortization     5,579      4,784 (14.2)       3,896    (18.6)
                               --------   --------            -------
Total operating costs and
    EXPENSES.................    71,783     72,021   0.3       77,431      7.5
                               --------   --------            -------

Core stores contribution         21,992     21,214  (3.5)      26,885     26.7
                               --------   --------            -------

Stores in the process of
being closed or franchised:
    Net store sales...........   51,762     30,695 (40.7)      19,671   (35.9)
                               --------   --------             ------
Operating costs and expenses:
  Selling and store occupancy
   costs, food cost of sales,
   and depreciation and
   amortization                  54,106     32,628 (39.7)      21,469   (34.2)
                               --------   --------             ------

Stores in the process of being
closed or franchised
contribution                     (2,344)    (1,933)(17.5)      (1,798)   (7.0)
                               ---------   --------            -------

Franchising revenues..........    1,870      2,414      29.1     3,574     48.1
Licensing revenues............    2,031      1,451    (28.6)     2,028     39.8
Other revenue, net............    2,092      1,413    (32.5)       918   (35.0)
General and administrative       21,037     19,557     (7.0)    16,730   (14.5)
expenses......................
Interest and other expenses,
net...........................    2,869      4,701      63.9     7,952     69.2
Net loss......................   (4,464)    (5,988)     32.0     (974)   (83.5)
EBITDA........................ $  9,336   $ 10,327     10.6% $  18,818    82.2%

53 Weeks Ended January 3, 1998 Compared to the 52 Weeks Ended December 28, 1996 (comprised of the pre-acquisition period of December 31, 1995 through September 17, 1996 and the post-acquisition period of September 18, 1996 through December 28, 1996)

Company-owned and Franchised or Licensed Store Activity

As of January 3, 1998, there were 481 Company-owned stores and 553 franchised or licensed stores in operation. The store activity for the 52 weeks ended December 28, 1996 and the 53 weeks ended January 3, 1998 is summarized as follows:

                                                                    1996                       1997
                                                           ----------------------      ----------------------
                                                           Company-     Franchised     Company-    Franchised
                                                            Owned      or Licensed      Owned     or Licensed
Stores open as of the beginning of the fiscal year            540           415           482         418
 .........Stores opened (including relocations)                  5           118             3          76
 .........Stores acquired through acquisition                    -             -            83         139
 .........Stores closed (including relocations)                (56)         (122)          (80)        (87)
 .........Stores sold to franchisees                           (12)           12           (12)         12
 .........Stores acquired from franchisees                       5            (5)            5          (5)
                                                             -----        ------         ------      ------
             Stores open as of the end of the fiscal year     482           418           481         553
                                                             ====         ======         ======      ======

     The activity reflected above resulted in 26,572 and 25,520 Company-owned equivalent store weeks and 21,658 and 25,705 franchisee/licensee equivalent store weeks during the 52 weeks ended December 28, 1996 and the 53 weeks ended January 3, 1998, respectively.

Core Stores

     Net Stores Sales. Net sales from core stores increased $11,081,000, or 11.9%, from $93,235,000 to $104,316,000 for the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996. The increase in net store sales from core stores was primarily attributable to the operation of 69 Pretzel Time core stores obtained in connection with the Pretzel Acquisitions in July 1997 and an increase in average transaction amounts resulting from the introduction of product line extensions and aggressive marketing initiatives, offset in part by declining transaction counts in certain concepts. Also, three additional core stores were opened during the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996.

     Selling and Store Occupancy Costs. Selling and store occupancy costs increased by $5,895,000, or 13.1%, from $44,963,000 to $50,858,000 for the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996. Within this overall increase, selling expenses increased by $3,759,000, or 14.7%, from $25,650,000 to $29,409,000 for the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996. The increase in selling expenses was primarily attributable to an increase in the minimum wage during the third quarter of 1996 from $4.15 to $4.75 an hour and an increase in labor hours to support the increase in sales. Store occupancy costs increased $2,136,000, or 11.1%, from $19,313,000 to $21,449,000 for the 53 weeks ended
January 3, 1998 compared to the 52 weeks ended December 28, 1996. The increase in store occupancy costs was primarily attributable to the addition of 69 Pretzel Time core stores in July 1997, and the opening of three core stores during the 53 weeks ended January 3, 1998 coupled with lease renewal increases.

     Food Cost of Sales. Food cost of sales increased $403,000, or 1.8%, from $22,274,000 to $22,677,000 for the 53 weeks ended January 3, 1998. This increase is primarily the result of the addition of 69 Pretzel Time core stores in July 1997 (which stores have a lower food cost of sales than cookie stores, offset by an aggressive product waste control program which was uniformly applied to all concepts early in the year. Additionally, the Company re-negotiated certain vendor contracts to capitalize on the Company's economies of scale.

     Depreciation and Amortization. Depreciation and amortization expense decreased $888,000, or 18.6%, from $4,784,000 to $3,896,000 for the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996. The decrease in depreciation and amortization expense was primarily attributable to the Company recording the acquired assets of Mrs. Fields Inc. and subsidiaries, Original Cookie and Hot Sam at their fair values at the time of purchase on September 17, 1996, resulting in an overall reduction to the store asset base and the corresponding depreciation. This decrease is partially offset by additional depreciation expense resulting from the addition of 69 Pretzel Time core stores in July 1997 and three newly opened core stores in fiscal 1997.

     Contribution from Core Stores. The contribution from core stores increased by $5,671,000, or 26.7%, from $21,214,000 to $26,885,000 for the 53 weeks ended
January 3, 1998 compared to the 52 weeks ended December 28, 1996 due to the combination of the factors described above.



Stores in the Process of Being Closed or Franchised

     Net Store Sales. Net sales from stores in the process of being closed or franchised decreased $11,024,000, or 35.9%, from $30,695,000 to $19,671,000 for the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996. This decrease results from the partial year effect of closing 80 stores and franchising 12 stores during fiscal 1997 and the full year effect of closing 56 stores and franchising 12 stores during fiscal year 1996.

     Selling and Store Occupancy Costs, Food Cost of Sales and Depreciation and Amortization. Selling and store occupancy costs, food cost of sales, and depreciation and amortization for stores in the process of being closed or franchised decreased $11,159,000, or 34.2%, from $32,628,000 to $21,469,000 for the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996. This decrease is primarily the result of closing 80 stores and franchising 12 stores during fiscal 1997 and the full year effect of closing 56 stores and franchising 12 stores during fiscal year 1996.

     Negative Contribution from Stores in the Process of Being Closed or Franchised. The negative contribution from stores in the process of being closed or franchised decreased by $135,000, or 7.0%, from $1,933,000 to $1,798,000 for the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996. The decrease in negative contribution was primarily attributable to closing 80 stores and franchising 12 stores during fiscal 1997 and the full year effect of closing 56 stores and franchising 12 stores during fiscal year 1996.

Other Statement of Operations Data for the Company

     Franchising Revenues. Franchising revenues increased $1,160,000, or 48.1%, from $2,414,000 to $3,574,000 for the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996. The increase in franchising revenues was primarily attributable to royalties earned from Pretzel Time franchised stores obtained in connection with the Pretzel Acquisitions coupled with 5 new franchise openings in 1997 and the full year effect of 5 new franchise openings in fiscal year 1996.

     Licensing Revenues. Licensing revenues increased $577,000, or 39.8%, from $1,451,000 to $2,028,000 for the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996. The increase in licensing revenues is primarily attributable to licensing fees earned on new license agreements entered into during the 53 weeks ended January 3, 1998, and increased royalties received from existing licensees.

     Other Revenue, net. Other revenue, net, decreased $495,000, or 35.0%, from $1,413,000 to $918,000 for the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996. The decrease in other revenue, net, is primarily attributable to a favorable adjustment resulting from the Company re-negotiating a contract with one of its vendors during the 52 weeks ended December 28, 1996 that did not recur during the 53 weeks ended January 3, 1998.

     General and Administrative Expenses. General and administrative expenses decreased $2,827,000, or 14.5%, from $19,557,000 to $16,730,000 for the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996. The decrease in general and administrative expenses was primarily attributable to the cost savings achieved by combining the operations of Mrs. Fields Inc. and subsidiaries, Original Cookie and Hot Sam and Pretzel Time which resulted in:
(i) reduced headcount with corresponding decreases in administrative salaries and benefits; (ii) decreased professional service fees, including legal and accounting services, and; (iii) decreased corporate office expenditures, including general insurance, repairs and maintenance and utilities as a direct result of closing the Original Cookie and Hot Sam headquarters in Cleveland, Ohio, the Pretzel Time headquarters in Harrisburgh, Pennsylvania and the H&M headquarters in Boise, Idaho.

     Interest and Other Expenses, net. Interest and other expenses, net, increased $3,251,000, or 69.2%, from $4,701,000 to $7,952,000 for the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996. This increase is primarily attributable to an increase in interest expense as a result of the purchase of the assets of Mrs. Fields Inc. and subsidiaries, Original Cookie and Hot Sam on September 17, 1996.

     Net Loss. The net loss decreased by $4,917,000, or 83.5%, from $5,891,000 to $974,000 for the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996. The net loss equaled 0.7% of total revenue during the 53 weeks ended January 3, 1998 compared to 4.6% of total revenue during the 52 weeks ended December 28, 1996. The decrease in net loss is primarily due to cost savings achieved by combining the operations of Mrs. Fields Inc. and subsidiaries, Original Cookie and Hot Sam, cost savings associated with the Pretzel Acquisitions and improved store operations.

     EBITDA. Earnings before interest, taxes, depreciation and amortization, preferred stock accretion and dividends of subsidiaries, minority interest and other income (expense) (?EBITDA?) is presented as management believes that certain investors find it to be a useful tool for measuring the ability to service debt. EBITDA does not represent net income or cash flows from operations as these terms are defined by generally accepted accounting principles and does not necessarily indicate whether cash flows have been or will be sufficient to fund cash needs. EBITDA increased by $8,491,000, or 82.2%, from $10,327,000 to $18,818,000 for the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996, for the reasons described above.

Fiscal Year Ended December 28, 1996 (comprised of the pre-acquisition period of December 31, 1995 through September 17, 1996 and the post-acquisition period of September 18, 1996 through December 28, 1996) Compared to Fiscal Year Ended December 30, 1995

Company-owned and Franchised or Licensed Store Activity

     As of December 28, 1996, there were 482 Company-owned stores and 418 franchised or licensed stores in operation. The store activity for the fiscal years ended December 30, 1995 and December 28, 1996 is summarized as follows:

                                                                      1995                        1996
                                                                      -----                       ----
                                                             Company-     Franchised     Company-     Franchised
                                                              Owned       or Licensed      Owned      or Licensed
Stores open as of the beginning of the fiscal year             669            324           540           415
 .........Stores opened (including relocations)                   4             69             5           118
 .........Stores closed (including relocations)                 (51)           (60)          (56)         (122)
 .........Stores sold to franchisees                            (83)            83           (12)           12
 .........Stores acquired from franchisees                        1             (1)            5            (5)
                                                              ------         ------       ------        -------
Stores open as of the end of the fiscal year                   540            415           482           418
                                                              ======         ======       ======        =======

     The activity reflected above resulted in 31,434 and 26,572 Company-owned equivalent store weeks and 19,214 and 21,658 franchisee/licensee equivalent store weeks during fiscal years 1995 and 1996, respectively.

Core Stores

     Net Store Sales. Net sales from core stores decreased $540,000, or 0.6%, from $93,775,000 to $93,235,000 for fiscal year 1996 compared to fiscal year 1995. The decrease in net store sales from core stores was primarily attributable to a decline in customer counts from fiscal year 1995 to fiscal year 1996, partially offset by an increase in the average ticket price resulting from retail pricing increases and aggressive marketing initiatives.

     Selling and Store Occupancy Costs. Selling and store occupancy costs increased by $462,000, or 1.0%, from $44,501,000 during fiscal year 1995 to $44,963,000 during fiscal year 1996. Within this overall increase, selling expenses decreased by $330,000, or 1.3%, from $25,980,000 to $25,650,000 for fiscal year 1996 compared to fiscal year 1995. Store occupancy costs increased $792,000, or 4.3%, from $18,521,000 to $19,313,000 for fiscal year 1996 compared to fiscal year 1995. The increase in store occupancy costs was primarily attributable to the opening of five core stores during fiscal year 1996 and renewed lease rent increases.

     Food Cost of Sales. Food cost of sales increased $571,000, or 2.6%, from $21,703,000 during fiscal year 1995 to $22,274,000 during fiscal year 1996. The increase was primarily attributable to an increase in the costs of butter 40.8% over 1995, and an increase in distribution costs as a result of the Company changing its distribution channels for its Mrs. Fields brand stores. Additionally, management introduced several product line extensions, some with higher food costs, in an effort to offset the decline in customer counts.

     Depreciation and Amortization. Depreciation and amortization expense decreased $795,000, or 14.2%, from $5,579,000 to $4,784,000 for fiscal year 1996 compared to fiscal year 1995. The decrease in depreciation and amortization expense was primarily attributable to the Company recording the acquired assets of Mrs. Fields Inc. and subsidiaries, Original Cookie and Hot Sam at their fair values, in accordance with purchase accounting, resulting in an overall reduction to the store asset base.

     Contribution from Core Stores. The contribution from core stores decreased by $778,000, or 3.5%, from $21,992,000 to $21,214,000 for the fiscal year 1996 compared to fiscal year 1995 due to the combination of the factors described above.

Stores in the Process of Being Closed or Franchised

     Net Store Sales. Net sales from stores in the process of being closed or franchised decreased $21,067,000, or 40.7%, from $51,762,000 to $30,695,000 for fiscal year 1996 compared to fiscal year 1995. This decrease is primarily the result of closing 56 stores and franchising 12 stores during the period.

     Selling and Store Occupancy Costs, Food Cost of Sales and Depreciation and Amortization. Selling and store occupancy costs, food cost of sales, and depreciation and amortization for stores in the process of being closed or franchised decreased $21,478,000, or 39.7%, from $54,106,000 to $32,628,000 for fiscal year 1996 compared to fiscal year 1995. This decrease is primarily the result of closing 56 stores and franchising 12 stores during the period.

     Negative Contribution from Stores in the Process of Being Closed or Franchised. The negative contribution from stores in the process of being closed or franchised decreased by $411,000, or 17.5%, from $2,344,000 to $1,933,000 for fiscal year 1996 compared to fiscal year 1995. The decrease in negative contribution was primarily attributable to closing 56 stores and franchising 12 stores during the period.

Other Statement of Operations Data for the Company

     Franchising Revenues. Franchising revenues increased $544,000, or 29.1%, from $1,870,000 to $2,414,000 for fiscal year 1996 compared to fiscal year 1995. The increase in franchising revenues was primarily attributable to a full year of royalty revenues from the 83 stores franchised in 1995, royalties earned from new franchised stores in 1996 and development fees for new franchised locations.

     Licensing Revenues. Licensing revenues decreased $580,000, or 28.6%, from $2,031,000 to $1,451,000 for fiscal year 1996 compared to fiscal year 1995. The decrease in licensing revenue is primarily attributable to licensing fees earned in fiscal year 1995 that did not recur in fiscal year 1996.

     Other Revenue, net. Other revenue, net, decreased $679,000, or 32.5%, from $2,092,000 to $1,413,000 for fiscal year 1996 compared to fiscal year 1995. The decrease in other revenue, net, is primarily attributable to favorable insurance adjustments in fiscal year 1995 that did not recur in fiscal year 1996.

     General and Administrative Expenses. General and administrative expenses decreased $1,480,000, or 7.0%, from $21,037,000 to $19,557,000 for fiscal year
1996 compared to fiscal year 1995. The decrease in general and administrative expenses was primarily attributable to the cost savings achieved by combining the operations of Mrs. Fields Inc. and subsidiaries, Original Cookie and Hot Sam which resulted in: (i) reduced headcount with corresponding decreases in administrative salaries and benefits; (ii) decreased professional service fees, including legal and accounting services, and (iii) decreased corporate office expenditures, including general insurance, repairs and maintenance and utilities as a direct result of closing the Original Cookie and Hot Sam headquarters building in Cleveland, Ohio.

     Interest and Other Expenses. Interest and other expenses increased $1,832,000, or 63.9%, from $2,869,000 to $4,701,000 for fiscal year 1996 compared to fiscal year 1995. This increase was primarily attributable to an increase in interest expense due to increased borrowings as a result of the purchase of the assets of Mrs. Fields Inc. and subsidiaries, Original Cookie and Hot Sam on September 17, 1996 and a loss of $277,000 on the sale of property and equipment during fiscal year 1996 compared to a gain on the sale of property and equipment of $1,450,000 during fiscal year 1995.

     Net Loss. The net loss increased by $1,427,000, or 32.0%, from $4,464,000 to $5,891,000 for fiscal year 1996 compared to fiscal year 1995. The net loss equaled 4.6% of total revenue during 1996 compared to 2.9% of total revenue during fiscal year 1995. The increase in net loss is in part due to an increase in interest expense as a result of the increased borrowings to facilitate the purchase of Mrs. Fields Inc. and subsidiaries, Original Cookie and Hot Sam, net of a reduction in the income tax provision.

     EBITDA. EBITDA is presented as management believes that certain investors find it to be a useful tool for measuring the ability to service debt. EBITDA does not represent net income or cash flows from operations as these terms are defined by generally accepted accounting principles and does not indicate whether cash flows have been or will be sufficient to fund cash needs. EBITDA increased by $991,000, or 10.6%, from $9,336,000 to $10,327,000 for fiscal year
1996 compared to fiscal year 1995, for the reasons described above.

Liquidity and Capital Resources

General

     The Company's principal sources of liquidity are cash flows from operations, cash on hand obtained primarily from the Offering and available borrowings under the Company's existing revolving credit facilities. At January 3, 1998, the Company had $16.3 million of cash. It is expected that the Company's principal uses of cash will be to provide working capital, finance capital expenditures (including acquisitions and store closure costs), meet debt service requirements and other general corporate purposes. The Company is highly leveraged. Based on current operations and anticipated cost savings, the Company believes that its sources of liquidity will be adequate to meet its anticipated requirements for working capital, capital expenditures (including acquisitions and store closure costs), scheduled debt service requirements and other general corporate purposes. There can be no assurance, however, that the Company's business will continue to generate cash flow at or above current levels or that cost savings can be achieved. Under the Indenture, the Company is permitted to have one or more credit facilities pursuant to which it will be able to borrow up to a maximum aggregate principal amount of $15.0 million on a secured basis. At January 3, 1998, the Company has a $3.0 million credit facility in place, none of which is utilized. On February 28, 1998, the Company amended its revolving credit agreement (the "Agreement") with a commercial bank (the "Bank") which provides for a maximum commitment of up to $15,000,000 secured by essentially all of the assets of the Company.


     January 3, 1998 Compared to December 28, 1996

     As of January 3, 1998, the Company had liquid assets (cash and cash equivalents and accounts receivable) of $20,033,000, an increase of 112.4%, or $10,600,000, from December 28, 1996 when liquid assets were $9,433,000. Cash increased 142.8% to $16,287,000 at January 3, 1998 from $6,709,000 at December 28, 1996 primarily as a result of cash obtained from the Offering on November 26, 1997 and from the addition of the Pretzel Contributions. Accounts receivable increased $1,022,000, or 37.5%, to $3,746,000 at January 3, 1998 from $2,724,000 at December 28, 1996 due to the addition of Pretzel Time franchise receivables.

     Current assets increased by $12,931,000, or 81.4% to $28,823,000 at January 3, 1998 from $15,892,000 at December 28, 1996. This increase was primarily the result of an increase in cash of $9,578,000, accounts receivable of $1,022,000, and prepaids of $1,601,000.

     Long-term assets increased $26,698,000 or 28.4%, to $120,861,000 at January 3, 1998 from $94,163,000 at December 28, 1996. The majority of this increase was due to additional goodwill and deferred loan costs as a result of the Pretzel Contributions and the Offering.

     Current liabilities decreased by $3,091,000, or 16.5% to $15,690,000 at January 3, 1998 from $18,781,000 at December 28, 1996. This decrease is due to the Company liquidating liabilities relating to payroll tax, interest, lease settlements and store closures existing at December 28, 1996.

     The Company's working capital increased by $16,022,000 to $13,133,000 at January 3, 1998 from a negative $2,889,000 at December 28, 1996. The increase is primarily due to the cash obtained in connection with the Offering on November 26, 1997.

         The Company's cash flow from operating activities of $919,000 for the year ended January 3, 1998, resulted primarily from store sales and franchising and licensing revenues less costs and expenses incurred to generate the store sales and franchising and licensing revenues.

         The Company utilized $15,505,000 of cash from investing activities during the year ended January 3, 1998, primarily for the Pretzel Contributions and for capital expenditures relating to store remodels and renovations.

         Cash flow from financing activities of $24,164,000 was generated during the year ended January 3, 1998, primarily from the issuance of $108,250,000 in new long term debt, the proceeds of which were used in part to repay long-term debt, accrued interest, debt financing costs and a cash dividend to MFH.

     The specialty cookie and pretzel businesses do not require the maintenance of significant receivables or inventories, however, Mrs. Fields continually invests in its business by upgrading and remodeling stores and adding new stores, carts, and kiosks as opportunities arise. Investments in these long-term assets, which are key to generating current sales, reduce the Company's working capital. It is not unusual for Mrs. Fields to have a negative working capital balance, particularly during the first 11 months of the year. During fiscal years 1996 and 1997, Mrs. Fields expended $3,524,000 and $4,678,000, respectively for capital assets and expects to expend approximately $7,500,000 in 1998. Management anticipates that these expenditures will be funded with cash generated from operations and short-term borrowings under its credit facility as needed.

Inflation

     The impact of inflation on the earnings of the business has not been significant in recent years. Most of Mrs. Fields' leases contain escalation clauses (however, such leases are accounted for on a straight-line basis as required by generally accepted accounting principles which minimizes fluctuations in operating income) and many of Mrs. Fields' employees are paid hourly wages at the Federal minimum wage level. Minimum wage increases will negatively impact Mrs. Fields' payroll costs in the short term, but management believes such impact can be offset in the long term through operational efficiency gains and, if necessary, through product price increases.


Seasonality

     The  following  table  presents  certain  unaudited   historical  quarterly
financial  data  for  Mrs.   Fields  for  fiscal  years  1997,  1996  and  1995,
respectively:

                                                   First         Second       Third        Fourth         Total
                                                  Quarter       Quarter      Quarter       Quarter (3)     Year
                                                  (13 weeks)    (13 weeks)   (13 weeks)
                                                                      (Dollars in thousands)
Total store sales
  1997                                            $27,642       $26,198      $29,920(2)   $40,227 (2)   $123,987
  1996                                            $29,361       $28,640      $29,598       $36,331      $123,930
  1995                                            $36,819       $34,723      $34,053       $39,942      $145,537

% of total store sales
  1997                                             22.2%         21.1%        24.1%(2)     32.6%(2)      100.0%
  1996                                             23.7%         23.1%        23.9%         29.3%        100.0%
  1995                                             25.3%         23.9%        23.4%         27.4%        100.0%

Total store cash
contribution (1)
  1997                                             $4,857        $4,694       $6,699       $12,778(2     $29,028
  1996                                             $4,355        $4,484       $6,830(2)    $ 9,937       $25,606
  1995                                             $5,349        $5,692       $5,839       $11,285       $28,165

% of total store contribution
  1997                                             16.7%         16.2%        23.1%(2)      44.0%(2)     100.0%
  1996                                             17.0%         17.5%        26.7%         38.8%        100.0%
  1995                                             19.0%         20.2%        20.7%         40.1%        100.0%

-------------
(1)   Total store contribution before store depreciation and amortization.
(2)   Includes the Pretzel Contributions.
(3) Fourth quarter 1995, 1996 and 1997 consists of 13 weeks, 13 weeks and 14 weeks, respectively.


         Mrs. Fields sales and store contribution are highly seasonal given the significant impact of mall business. Mrs. Fields sales tend to mirror customer traffic flow trends in malls which increase significantly during the fourth quarter (primarily between Thanksgiving and the end of the calendar year). Holiday gift purchases are also a significant factor in increased sales in the fourth quarter.

         The seasonality effect on store contribution is even more significant than on sales. The impact on store contribution is more significant due to the fixed nature of certain store level costs (occupancy costs, store manager salaries, etc.). Once these fixed costs are covered by store sales, the flow through of sales to store contribution becomes greater. Accordingly, the fourth quarter is a key determinant to overall profitability for the year.

                                    BUSINESS

General

     Mrs. Fields is the largest retailer of baked on-premises  cookies (based on
                                                                       ---------
the  number of units)  and the  second  largest  retailer  of baked  on-premises
---------------------
pretzels (based on the number of units) in the United States. Mrs. Fields is one
         ------------------------------

of the most widely recognized and respected brand names in the premium cookie industry, with a 94% brand awareness among customers, 20% on an unaided basis
                                                       -------------------------
and 74% on an aided basis (based on a 1994 study  commissioned  by the Company).
--------------------------------------------------------------------------------
The Company has recently developed a significant presence in the rapidly growing, health-oriented pretzel segment as a result of the acquisitions of the pretzel businesses of Hot Sam and H&M (the largest Pretzel Time franchisee) and a 60% majority interest in Pretzel Time. As of January 3, 1998, the Company's retail network consisted of 1,034 locations, of which 711 were cookie stores and 323 were pretzel stores. Of the total 1,034 stores, 481 were Company-owned and 553 were franchised or licensed. The Company's stores average approximately 600 square feet in size and are located predominantly in high-end shopping malls. In addition, the Company operates kiosks and carts at airports, universities, stadiums, hospitals and office building lobbies. The Company's objective is to increase sales and profitability by focusing on its higher-profitability stores in prime locations (?core stores?). As a result, by the end of fiscal 1999, the Company plans to close or franchise approximately 64 Company-owned cookie stores and 38 Company-owned pretzel stores that do not meet certain financial and geographical criteria. For the fiscal year ended January 3, 1998, the Company generated pro forma net revenue and adjusted EBITDA of $142.5 million and $23.1 million, respectively.

The Cookie Business

         The Company operates and franchises 711 retail cookie stores: 556 under the Mrs. Fields brand and 155 under the Original Cookie brand. Management believes that Mrs. Fields cookies are positioned in the premium quality, baked on-premises segment of the approximately $12 billion (according to a recent study by KPMG Peat Marwick LLP) U.S. cookie industry. The Company offers over 50 different types of cookies, brownies and muffins, which are baked continuously and served fresh throughout the day. Baked products are made using only high quality ingredients, and all dough is centrally manufactured and frozen to maintain product quality and consistency. All products pass strict quality assurance and control steps at both the manufacturing plants and the stores. In addition, the Company continually creates and tests new products to attract new customers and satisfy current customers. Product development is currently focused on sugar-free dough and reduced-fat cookies and brownies.

         MFI, one of the predecessors of the Company, was founded in 1977 by Debbi Fields and, following its initial success, embarked on an aggressive national expansion program in the early 1980s. By the late 1980s, however, MFI experienced financial difficulty as a result of excessive debt levels, certain poor real estate locations, and a recessionary retailing environment. In connection with a financial restructuring by its lenders, a new management team was put into place in mid-1994 under the leadership of Larry A. Hodges, who has extensive experience in the food and retailing industries. Mr. Hodges introduced a new strategic plan for the Company, which involved the following key elements:
(1) identifying non-core stores to close or franchise, (2) introducing Company-wide operating procedures to improve store operating margins, (3) developing a marketing strategy and promotional calendar to turn around comparable store sales and (4) improving employee morale through selective new senior hires, increased training and various incentive plans. The savings from the improved store operations were reinvested in marketing and other measures designed to improve comparable store sales.

         Mrs. Fields' Original Cookies, Inc. was formed in September 1996 in connection with the acquisitions of MFI, Original Cookie and Hot Sam by MFH, a subsidiary of Capricorn. At January 3, 1998, Capricorn had invested more than $28 million in the Company through MFH. Capricorn retained Mr. Hodges as Chief Executive Officer of Mrs. Fields. Management believes that Mrs. Fields has a more well-recognized brand name than Original Cookie and that Mrs. Fields stores have, during fiscal 1997, achieved higher average revenue per core store ($350,000 versus $301,000) than Original Cookie stores. As a result, the Company intends to continue converting its core and to-be-franchised Original Cookie stores to the Mrs. Fields brand, which it believes will result in an increase in net sales, comparable store sales and store contribution for the Company's cookie business.

The Pretzel Business

         The Company operates and franchises 323 retail pretzel stores (221 under the Pretzel Time name and 102 under the Hot Sam name), which offer ?sweet dough? soft pretzels and ?Bavarian? style pretzels with a variety of toppings. Pretzel Time's primary product is an all natural, hand-rolled soft pretzel, freshly baked from scratch at each store location. Pretzel Time stores prepare pretzels with a variety of flavors and specialty toppings, including cheddar cheese, cream cheese and pizza sauce. The stores also offer soft drinks and freshly squeezed lemonade. The Hot Sam pretzel stores specialize in the Bavarian style pretzel. This product has declined in popularity in recent years as sweet dough pretzel sales have grown dramatically. In addition, Pretzel Time stores have, during fiscal 1997, achieved higher average revenue per core store ($275,000 versus $241,000) than Hot Sam stores. As a result, the Company intends to continue converting its core and to-be-franchised Hot Sam stores to Pretzel Time stores, which it believes will result in an increase in net sales, comparable store sales and store contribution for the Company's pretzel business.

         Management believes that the retail pretzel business has similar operating characteristics to the retail cookie business that will permit some co-branding of the Company's products. In addition, the retail pretzel business has grown more quickly than the retail cookie business in recent years. Hot Sam was acquired by the Company in connection with the acquisition of Original Cookie. In order to expand its presence in the retail pretzel industry, the Company recently acquired the business of H&M and 60% of the common stock of Pretzel Time. Pretzel Time is a franchisor of 221 hand-rolled soft pretzel retail outlets, which are located in shopping malls as well as at airports, sports arenas, amusement parks and resort areas throughout the United States and Canada. Prior to the Pretzel Acquisitions, H&M operated 79 of the franchised stores of Pretzel Time and was the exclusive franchisee and developing agent for Pretzel Time stores in 16 Western and Midwestern states, four provinces in Canada and Mexico.

Business Strategy

         The Company's objective is to increase sales and profitability at its core and franchised stores in prime locations by implementing the key elements of its business strategy. Management believes that the Company's recent operating results reflect the successful implementation of its business strategy. Comparable core store sales have increased for fiscal 1997 as compared to fiscal 1996. In addition, franchising and licensing revenues have increased by 44.9% for fiscal 1997 over fiscal 1996. The key elements of the Company's business strategy are as follows:

          Enhance Quality of Company-Owned Store Base. Since current management assumed responsibility in 1994, the Company has focused on closing and franchising Company-owned stores that do not meet certain financial and geographical criteria. From June 1994 through February 1998, the Company closed 121 Mrs. Fields brand stores and franchised an additional 144 stores. The Company has targeted 102 additional stores across all product concepts to be either closed or franchised by the end of fiscal 1999. Such measures are expected to result in enhanced operating margins, as unprofitable stores are closed and certain other stores are converted into franchises, thereby increasing royalty payments and eliminating general and administrative costs associated with such stores.

          Improve Productivity of Core Stores. The Company is embarking on a program to improve the performance of its core stores by (i) expanding product offerings to include breakfast items, such as muffins, croissants and bagels, and low-fat cookies, brownies and muffins, (ii) raising the average ticket through increased bundling of product offerings, (iii) promoting catering services by individual stores to corporate customers, (iv) decreasing store expenses by reducing waste in the cookie baking process and controlling the cost of ingredients and supplies, (v) improving merchandising by enhancing product presentation and refining product mix and (vi) increasing training and various incentive programs for management and sales staff.

     Capitalize on the Strong ?Mrs. Fields? Brand Name. Management believes that the Mrs. Fields brand is the most widely recognized and respected brand name in the retail premium cookie industry, with a 94% brand awareness among consumers, 20% on an unaided basis and 74% on an aided
                                    --------------------------------------------
          basis (based on a 1994 study  commissioned  by the Company),  and that
          ------------------------------------------------------------
          Mrs. Fields brand stores have, during fiscal 1997, achieved higher average revenue per core store than Original Cookie stores. As a result, the Company intends to continue converting its core and to-be-franchised Original Cookie stores to Mrs. Fields brand stores, which it believes will result in an increase in net sales, comparable store sales and store contribution for the Company's cookie business. Original Cookie stores represent 52% of all Company-owned cookie stores. In addition, the Company intends to further capitalize on the Mrs. Fields brand name by (i) further developing and expanding new channels of distribution for the Company's products, including kiosks and carts in malls, airports, convention centers, office buildings, street fronts and sports complexes, (ii) increasing the emphasis on the mail order business and (iii) developing and capitalizing on licensing opportunities such as co-branding the Mrs. Fields concept with prominent names in the retailing and food service industry, expanding licensing agreements with the Company's existing licensees, entering into new licensing agreements with food service operators (such as the Company's existing arrangements with ARAMark, Host Marriott and United Airlines), and developing product line extensions, such as frozen cookie dough and in-store bakery products to be sold in supermarkets and other convenient locations.

          Capitalize on the Strong ?Pretzel Time? Brand Name. Through the acquisition of its 60% controlling interest in Pretzel Time, the Company has obtained the use of the ?Pretzel Time? brand name, one of the leading brand names in the pretzel retailing segment. Management believes that there are significant opportunities to improve its existing Hot Sam store operations by continuing to convert its core and to-be-franchised Hot Sam stores to Pretzel Time stores. Pretzel Time stores have, during fiscal 1997, achieved higher average revenue per core store and store contribution than Hot Sam stores. Hot Sam stores represent 56% of all Company-owned pretzel stores. Management believes that the conversion to the Pretzel Time name will result in an increase in net sales, comparable store sales and store contribution for the Company's pretzel business. In addition, the Company believes there are significant new Pretzel Time franchising opportunities.

          Develop New Company-Owned and Franchised Stores. The Company plans to build and franchise new stores, as well as carts and kiosks, in existing and new markets. The Company has identified over 100 mall and non-traditional locations, such as amusement parks and other entertainment centers, that it believes would be ideal for cookie and pretzel stores. During 1998, the Company intends to focus primarily on franchising approximately 38 and 14 new cookie and pretzel stores, respectively. After 1998, the Company intends to add approximately 15 new Company-owned cookie and 10 new Company-owned pretzel stores per year and to franchise approximately 25 new cookie and 25 new pretzel stores per year. In addition to pursuing new store development opportunities within the United States, the Company plans to grow internationally by expanding its franchise operations. As of January 3, 1998, there were 81 franchised Mrs. Fields brand stores open internationally and approximately 200 Mrs. Fields brand stores committed for development by franchisees over the next several years in Latin America, Canada and Asia.

          Realize Purchasing and Overhead Cost Savings. As a result of the Pretzel Contributions, the Company expects to realize significant cost savings from the elimination of duplicative administrative functions, the consolidation of management information systems and the reduction of the cost of food and other supplies as a result of its enhanced purchasing power with vendors. Management believes that incremental pre-tax cost savings would have totaled approximately $1.1 million for the fiscal year ended January 3, 1998.

          Pursue Further Strategic Acquisitions of Related Businesses. The Company intends to selectively pursue strategic acquisitions in order to expand its geographic presence and achieve operating efficiencies. The Company's management has demonstrated its ability to identify and integrate new businesses through its acquisitions of the cookie and pretzel businesses of Original Cookie and Hot Sam, respectively, in September 1996. Among other acquisitions that it has been considering, the Company has recently been in discussions concerning the possible acquisition by the Company of GACC or some of its owned or franchised stores. No agreement with respect to such a transaction has been concluded, and there can be no assurance that such an agreement will be concluded.


Product Offerings

         The Company's product offerings consist primarily of (i) fresh baked cookies, brownies, muffins, and other baked goods and (ii) fresh baked sweet dough and ?Bavarian? style pretzels. During fiscal year 1997, pro forma for the Pretzel Contributions, the Company's revenue mix consisted of the following:

               Cookies and Brownies..................................    58%
               Pretzels..............................................    20%
               Beverages.............................................    19%
               Other.................................................     3%

         Cookies.  The primary  products of the  Company's  cookie  stores are a variety of cookies, which are baked in view of customers throughout the day. Secondary product lines include several varieties of brownies, muffins, other baked goods, gourmet coffees and other beverages. Mrs. Fields stores and Original Cookie stores also sell decorated cookies which are extra-large cookies decorated with customer-selected slogans purchased as gifts for special occasions, such as birthdays, Valentine's day, Father's day and Easter. The Company plans to emphasize baking and marketing decorated cookies to enhance sales in Mrs. Fields and Original Cookie brand stores.

         Baked products are made using only pure, high quality, vanilla, chocolate, raisins, nuts and other ingredients. To maintain product quality and consistency at both Company-owned and franchised stores, Mrs. Fields and Original Cookie stores use centrally manufactured frozen dough, which is manufactured by outside suppliers according to proprietary formulas of the Company. All products must pass strict quality assurance and control steps at both the manufacturing plants and the stores.

         Pretzels. Through its Hot Sam and Pretzel Time stores, the Company offers a wide variety of fresh-baked pretzels. Pretzels have become a popular snack due to consumers' attraction to salted snacks and the increased demand for snacks that are low in fat and cholesterol.

     Hot Sam is the largest U.S. retailer of fresh-baked ?Bavarian? style pretzels. Pretzel Time stores offer all natural, hand-rolled sweet dough pretzels prepared with a variety of flavors and special toppings, including cheddar cheese, cream cheese and pizza sauce. In addition, Pretzel Time stores offer specialty pretzels and related products, such as cinnamon pretzels and cinnamon twists, as well as several recently introduced pretzel products, such as pretzel dogs, chocolate chip pretzels and caramel crunch pretzels.

         Product Development. The Company maintains a product development department which continually creates and tests new products to attract new customers and revitalize the interest of current customers. Once a new product is identified, the Company develops prototypes to determine the initial formula. For Mrs. Fields products, the formula is then scaled up for test production runs at one or more approved facilities. Once the product has been successfully produced, ingredient specifications, formulas, manufacturing processes, finished product specifications, shelf life, storage and distribution procedures are established. The new product is either immediately launched throughout the system, as in the case of seasonal items or simple line extensions, or test marketed in a limited number of stores. After a trial period to evaluate both consumer response and store operations' ability to handle the new product, it is fully commercialized, modified or discontinued. The Company continually reviews its product mix in an effort to maximize daytime offerings and profitability. For example, new muffin flavors, bagels, croissants and a revitalized coffee program were introduced to enhance morning offerings, as cookies begin selling primarily after mid-day.

         In the cookie business, product development efforts are currently focused on a fresh-baked, sugar-free cookie dough and other products, such as low-fat brownies, reduced-fat cookies and seasonal items that are designed to capitalize on consumer trends and draw interest to the Company's store locations. In the pretzel business, the Company has been testing ?made-from-scratch? hand rolled pretzels, which serve as a platform for a variety of other products, such as jalapeno, cinnamon raisin and garlic pretzels with a sweet dough base, meat and cheese filled pretzel pockets and pretzelwiches (pretzel bun sandwiches).


Store Operations

     Store Base. As of January 3, 1998, the Company's store portfolio consisted of 481 Company-owned stores, 306 domestic franchised locations, 81 international franchised locations and 166 licensed locations. By concept, the stores are distributed as follows:

                                                                 To be Closed     Domestic   International
                                                        Core   or Franchised(1)  Franchised   Franchised    Licensed     Total
Mrs. Fields...........................................    123          21            165          81           166        556
Original Cookie(2)....................................    112          43              -           -             -        155
                                                          ---         ---            ---         ---           ---        ---
        Cookie Subtotal..............................     235          64            165          81           166        711
                                                          ---         ---            ---         ---           ---        ---

Pretzel Time..........................................     68          12            141           -             -        221
Hot Sam(3)............................................     76          26              -           -             -        102
                                                          ---         ---            ---          ---          ---        ---
         Pretzel Subtotal.............................    144          38            141           -             -        323
                                                          ---         ---            ---          ---          ---        ---

              Totals..................................    379         102            306           81          166       1,034
                                                          ===         ===            ===          ===          ===       =====

---------------

(1) Includes a total of 102 stores, consisting of 21 Mrs. Fields stores, 43 Original Cookie stores, 12 Pretzel Time stores and 26 Hot Sam stores, that the Company intends to close or franchise by the end of 1999. Subsequent to
                                                                   -------------
     year-end (January 3, 1998) through March 31, 1998, the Company has closed 6
     ---------------------------------------------------------------------------
     of these stores and franchised 2 of these stores.  Management's  plan calls
     ---------------------------------------------------------------------------
     for 58 stores to be closed or  franchised  durinf the remainder of 1998 and
     ---------------------------------------------------------------------------
     44 stores to be closed or franchised during 1999.
     ------------------------------------------------

(2) The Company intends to convert Original Cookie brand stores to Mrs. Fields brand stores.

(3) Includes 10 stores previously converted from Hot Sam to Pretzel Oven. The Company intends to convert all such stores to the Pretzel Time concept.

     As of January 3, 1998,  the  Company's  domestic  stores were located in 49
                                             --------
states. The following table represents states with ten or more outlets:
        -------------------------------------

                      Mrs. Fields' original Cookies, Inc.
                              Store geography List

                                                                                     % of
                  Company-                                                          Retail
State              Owned          Franchised          Licensed       Total          Outlets
-----              -----          ----------          --------       -----          -------
California          87                  50                  12        149            15.63%
Ohio                51                   4                  13         68             7.14%
New York            31                  18                  18         67             7.03%
Florida             27                  20                  13         60             6.30%
Illinois            32                  10                   8         50             5.25%
Texas               27                  18                   4         49             5.14%
Michigan            31                   8                   3         42             4.41%
Pennsylvania        18                   6                  13         37             3.88%
Missouri             5                  25                   -         30             3.15%
Wisconsin           21                   -                   6         27             2.83%
Massachusetts       12                   6                   7         25             2.62%
Arizona             17                   2                   5         24             2.52%
Connecticut          7                  12                   5         24             2.52%
New Jersey           9                   8                   5         23             2.41%
Virginia             9                  12                   2         23             2.41%
Colorado             5                   9                   8         22             2.31%
Indiana             14                   5                   2         21             2.20%
Maryland             9                   8                   4         21             2.20%
Washington          12                   7                   -         19             1.99%
Georgia              -                  13                   3         16             1.68%
Utah                 7                   8                   1         16             1.68%
North Carolina       4                   7                   3         14             1.47%
Nevada               3                   3                   7         13             1.36%
Minnesota            3                   9                   -         12             1.26%
Tennessee            3                   6                   2         11             1.15%



         Configuration. The Company has developed a number of retail configurations which have wide application and adaptability to a variety of retail environments. In addition to the stores that have been designed for prime mall locations, the Company has developed other formats intended to extend its presence within and beyond mall locations. The introduction of frozen dough technology has led to a number of new store configurations, expanded product offerings in smaller outlets and non-traditional formats.

         Cookie Stores. All stores are uniformly designed in accordance with the Mrs. Fields or Original Cookie prototype, making extensive use of glass, painted wood, brass, mirrors, lighting and point-of-sale displays intended to create an upscale, open and inviting look. Stores also attractively and efficiently display their fresh-baked products using custom-made showcases. Store size ranges from 350 to 800 square feet, and the typical Company-owned store is about 600 square feet with a minimum of about 15 linear feet of counter space.
Locational possibilities for new stores include high traffic regional malls, central downtown shopping districts and recreational shopping environments.

         The Company and its franchisees and licensees also operate cookie kiosks and carts in certain malls on a year-round basis. Kiosks have 100 to 200 square feet of retail space, supported by off-site storage and preparation space. Carts have 40 square feet. Because of their small size, carts and kiosks do not have baking equipment, and are supplied cookie products by a fully-equipped store usually located in the same mall. The Company plans to add baking equipment to carts and kiosks in malls, airports, convention centers, office buildings, street fronts and sports complexes, giving these outlets greater flexibility in the products they can offer. All designs contain retail display, small freezers and cash registers. The Company sees significant expansion opportunities from the use of carts, which create incremental revenue at a relatively low cost.

         All of the retail store configurations are executed to include the same high-quality marketing, merchandising and design features which customers have come to expect from the Company. The store designs are bright with high-profile trademark identity. All products are baked throughout the day on the premises with ovens located in full view of the customer to support the ?fresh-baked? image.

         Pretzel Stores. Hot Sam stores are uniformly designed in accordance with the Hot Sam brand, making extensive use of tile, stained wood, lighting and point-of-sale displays intended to create an upscale, open and inviting look. Stores also attractively and efficiently display their products using custom-made showcases. The typical Company-owned pretzel store is about 500 square feet.

         Pretzel Time outlets have an average size of 700 square feet in both kiosks and store locations. Pretzel Time stores are designed to enable customers to enjoy watching the pretzels being rolled, twisted and baked, which underscores freshness and lends to the concept's growing appeal.

         Location and Leasing. Locational possibilities include any high pedestrian traffic areas, including second locations within malls, airport concourses, office building lobbies, hospitals, universities, stadiums, and supermarket foyers. Taking the impulse nature of its business into consideration, the Company tries to locate its outlets in areas of high pedestrian traffic, with easy proximity to pedestrian traffic flow and at a distance from other food providers of any kind.

     The majority of the Company's stores are located in shopping malls, with the vast majority of these malls falling into the ?A? and ?B? classifications, or the better-quality malls in the country. As of January 3, 1998, the Company, including franchise locations, has a presence in 90% of the top 150 (as measured in sales per foot) ?A? and ?B? malls in the country. Malls in ?A? and ?B? classifications generally have the following characteristics:

                   Size greater than 700,000 square feet Sales per square foot greater than $300
                   Population density greater than 150,000 people within a five-mile radius Median family income greater than $50,000 Generally supported by national fashion anchor tenants Located to minimize competition from other malls

         Marketing and Advertising. The Company's in-house marketing department and an outside promotional agency market products emphasizing product sampling, local store marketing and brand name identification. The Company advertises primarily at the store level, rather than through mass media, using the aroma of fresh-baked cookies and the attractive arrangement of finished products to create a store ambiance that is conducive to sales. The Company cultivates local customer loyalty by offering regular 20% discounts to employees in malls where stores are located and occasional other discounts. The Company historically has spent relatively little on paid advertising, relying mainly on in-store signage, promotions and the public relations of Debbi Fields, who makes store visits and local media appearances throughout the country and internationally for the Company. In addition to posters and display of products, the Company promotes products by offering special packaging and selling other promotional items. A recent promotion for the Company's 20th anniversary featured a tie-in with the popular Peanuts characters from the syndicated comic strip, a sweepstakes, and gifts with purchases. The Company is currently working on developing catered corporate accounts for both Company-owned and franchised stores and will be building awareness of products geared toward corporate accounts at the store level for the local market area and through catalogue sales. The Company also promotes its products as gifts, particularly at holiday time.

         Mail Order Business. The Company's mail order division markets a variety of fresh-baked and other gift items through its mail order gift catalogue using toll free telephone numbers, including ?1-800-COOKIES.? The mail order division had $3.8 million in revenues in fiscal year 1997. The Company believes that there is significant potential in the mail order business and is developing this division by targeting both corporate customers and individuals with a history of purchases at Mrs. Fields stores. Sales from the mail order division for fiscal year 1997 have increased approximately 32.1% over sales for fiscal year 1996.

         Customer Profile. The Company believes that its products are best targeted to a demographic profile which is relatively young, with upper-middle income levels. At the time of a May 1994 study, 66% of Mrs. Fields' customers were female and 34% were male, the mean age of a customer was 35.1 years of age, and 57% of customers had a household income of $50,000 or more. The Company believes that this demographic profile remains valid.

         Seasonality. The Company's sales and profitability in both the cookie business and the pretzel business are subject to seasonal fluctuation and are traditionally higher during the Thanksgiving and Christmas holiday season and other gift-giving holidays due to increased mall traffic and holiday gift purchases.

Supplies and Distribution

         Ingredients and Supplies. The Company relies primarily on outside suppliers and distributors for the ingredients used in its products and other items used in its stores. Mrs. Fields stores receive frozen products, made according to proprietary recipes of the Company, from the Company's primary supplier, Van Den Bergh Foods Company (?VDB?). VDB uses stringent quality controls in testing ingredients and manufacturing, and products are not released for distribution unless they pass all quality control steps, including an evaluation of the finished baked product. VDB's contract for making frozen products for the Company is renewable every three years. Hot Sam buys frozen pretzel dough from J&J Foods, Inc. VDB supplies approximately 98% of Mrs. Fields and Original Cookie frozen bakery product. J&J Foods, Inc. supplies approximately 94% of the frozen pretzel dough to Hot Sam Stores. The Company has identified alternative suppliers for frozen dough at Mrs. Fields and Hot Sam. Pretzel Time stores buy a proprietary dry mix from selected distributors and mix and bake pretzels at individual stores. Pretzel Time franchisees buy from various distributors.

         Most supplies other than dough (such as beverages and paper products) are ordered from distributors by either the Company or the franchisee and are directly shipped to the store. The Company sells exclusively Coca Cola soft drinks in Mrs. Fields, Original Cookie and Hot Sam stores under an agreement with Coca-Cola USA Fountain, and recently entered into an agreement with Coca-Cola USA Fountain to sell on an exclusive basis in its Pretzel Time stores.

         Distribution. Blueline Distribution (?Blueline?) handles distribution of perishable and non-perishable items to Mrs. Fields and Original Cookie stores weekly. Blueline owns and maintains all of the inventory, but is authorized to purchase inventory items only from authorized vendors at prices that have been negotiated by Mrs. Fields. Hot Sam distributes perishable and non-perishable items weekly to stores using seven different regional distribution companies. Pretzel Time franchisees use a variety of distributors. The Company ships equipment related items, including smallwares equipment and oven parts, directly from a public warehouse in Cleveland, Ohio.

Management Information Systems

     The  Company  has  made  a  substantial   investment   in  developing   its
point-of-sale (?POS?) system, which gathers information transmitted daily to corporate headquarters from most of the Mrs. Fields brand core stores. The POS system tracks sales from the point of purchase through a central mid-range computer to store, district and corporate management, allowing management to track performance data and react quickly to developments at the store level. Information transmitted from the Company-owned stores on daily sales permits the Company, among other things, to monitor performance across the network of stores. Most Company-owned Mrs. Fields stores are equipped with a Sharp A570 or Sharp 3110 POS register and an IBM computer, enabling store managers to track and report daily customer traffic counts, sales, average ticket, inventory levels and labor costs. The Company is upgrading its back-office system to a Windows 95 environment and is currently upgrading all Mrs. Fields stores to Pentium 133 machines. The Company plans to install its upgraded back-office system, along with the POS registers and Pentium 133 machines, in its core Original Cookie and Hot Sam stores by late 1998 at an approximate cost of $1,871,000.

         Management has assessed the Year 2000 issue and has determined that all financial software, corporate networks, the AS400 system and all other corporate systems are Year 2000 compliant. The systems used for collecting sales data from retail locations are not Year 2000 compliant. It has been determined that the sales collection system will be replaced. This project is currently underway with initial roll-out into retail locations beginning in August 1998 with completion to all locations by August 1999. The estimated cost of the project, which is being completed with the assistance of outside consultants, is $300,000.

         The Company believes that it can improve operating efficiencies by introducing its improved system into all acquired Company-owned stores. There can be no assurance that the Company will successfully integrate this system or that a fully integrated system will be achieved within budget. Therefore, there can be no assurance that the financial condition and results of operations will not be adversely affected by the attempts to integrate the POS system.

Store Management

         Management Structure. The Company monitors all Company-owned stores with a regionally-based staff of district sales managers. District sales managers are responsible for monitoring all cookie and pretzel stores in their territory. Until recently, franchisees had been monitored by a separate staff of regionally-based franchise operations consultants. The Company has consolidated the franchise operations consultants with the district sales managers. As a result each district sales manager is responsible for overseeing approximately 30 Company-owned or franchised cookie and pretzel stores within his or her region. Each district sales manager reports to one of the three regional vice-presidents of store operations. The field staff is also responsible for introducing new products and processes to the stores, ensuring proper implementation and quality control.

         Management Incentives. Each store has an on-site management team consisting of a manager and an assistant manager. The store manager is responsible for hiring, training and motivating store personnel. Each manager of a Company-owned store is eligible for salary increases and bonuses based upon the performance of his or her store, including sales, profits and store appearance. The Company believes that its incentive and other programs for management have achieved a strong retention rate for managers. 72% of the Company's district sales managers have been with the Company for at least four years (67% for over five years), and 51% of the Company's store managers have been with the Company for at least four years (40% for over five years).

         Training. The Company believes store managers are a critical component in creating an effective retail environment, and accordingly has developed ongoing programs to improve the quality and effectiveness of its store managers and to increase retention rates. New store managers are required to attend a two-week training program at the Company's Salt Lake City training facility and ongoing training courses in new products, standards, and procedures are available throughout the year to all Company personnel.

Franchise Operations

         In accordance with the Company's business strategy, the Company has been selling, and expects to continue to sell, selected Company-owned stores to franchisees to reduce costs, increase profitability and provide for liquidity and development of additional stores in the future. The Company also is actively seeking to franchise new Mrs. Fields stores.

         Cookie Business. Each franchisee pays the Company an initial licensing fee of $25,000 per Mrs. Fields store location and is responsible for funding the building-out of the new store and purchasing initial dough inventory and supplies, at a total cost of approximately $200,000 (including the initial franchise fee), although the cost of opening a new store can vary based on individual operating and location costs. The Company also charges franchisees a fee to handle equipment purchases and to provide other assistance in helping the franchisee to set up operations. After a store is set up, a franchisee pays royalty fees to the Company of 6% of the franchised store's annual gross sales, and an advertising fee of 1% of annual gross sales. The Company does not currently anticipate franchising Original Cookie stores.

         Franchisees come from a wide variety of business backgrounds and bring with them different operating styles and business objectives. Among the Company's franchisees are full-time store operators, passive investors, retired professionals and people seeking a second source of income. The majority of Mrs. Fields franchisees own one store. As of January 3, 1998, the five largest Mrs.
Fields franchisees operated 30 stores, and the largest Mrs. Fields franchisee operated twelve stores.

         Pretzel Business. The Company does not franchise Hot Sam stores. The Company is a franchisee of 80 Pretzel Time stores, with rights to sub-franchise, if desired. Each franchisee pays Pretzel Time an initial licensing fee of $25,000 per new Pretzel Time store location and will be responsible for funding the building-out of the new store and supplies, at a total cost of approximately $190,000 to $240,000 (including the initial franchise fee), although the cost of opening a new store can vary based on individual operating and location costs. Pretzel Time also charges franchisees a fee to handle equipment purchases and to provide other assistance in helping the franchisee to set up operations. After a store is set up, a franchisee pays royalty fees to Pretzel Time of 7% of the franchised store's annual gross sales, and a marketing fee of 1% of annual gross sales.

         Franchisee Recruiting and Training. Mrs. Fields has been successful in recruiting franchisees and completing franchise transactions and believes it will continue to realize significant cash flow from franchising by (i) emphasizing the use of proprietary dough that minimizes product quality issues and ensures a consistent product across all outlets, (ii) frequent quality, service and cleanliness evaluations of franchised stores by operations support staff and (iii) initial and continuing training of franchisees to improve their financial and retail sales skills.

         The Company believes its franchisees are a critical component in creating an effective retail environment, and accordingly makes its ongoing programs available to franchisees to improve their quality and effectiveness. Franchisees are required to attend a two-week training program at the Company's Salt Lake City training facility and ongoing training courses in new products, standards, and procedures are available throughout the year to all franchisee personnel.

Licensing

         In the past few years, the Company has utilized a ?branding? strategy which has capitalized on the highly-recognized Mrs. Fields brand to build traffic, expand sales, improve market share, and to increase profits through cultivating alternative channels of distribution. The following is a comprehensive list of segments, with examples of current licensees within the Company's system:

         Concept Licensing. The Company has developed a licensing program for non-mall retail outlets that enables the Company to enter difficult-to-reach markets and facilitate brand exposure through ?presence? and ?prestige? marketing. The Company's licensees duplicate the Mrs. Fields store concept and purchase dough from the Company's various distributors. Several of these licensees are contract management companies that manage and operate food service in host locations. The Company's licensees and their respective distribution channels include Host Marriott (airports and travel plazas), ARAMark (stadiums and convention centers) and Holiday Inn Worldwide (hotels).

         Retail Licensing. The Company plans to capitalize on its brand awareness and the perception of quality among consumers to expand the product line to include products sold in other retail environments, including refrigerated dough, dry-mix and non-food products, and other applications outside the original scope of the Company's retail cookie store concept. A current example is Legacy Brands, which has the exclusive North American rights to retail frozen dough and offers Mrs. Fields Cookies throughout the supermarket industry. Another licensee is YES! Entertainment, which has a license to market the Mrs. Fields Baking Oven for children sold in most toy stores and through mass merchandisers.

         Supply Licensing. The Company currently has an agreement with United Airlines under which its mail order division sells cookies to United Airlines and allows United Airlines to promote the Mrs. Fields brand and products to its first-class customers. The Company is pursuing similar relationships to compete with other manufacturers' brands selling in this channel of business.


Competition

         The Company competes for both leasing opportunities and customers with other cookie and pretzel retailers, as well as other confectionery, sweet snack and specialty food retailers, including cinnamon rolls, yogurt, ice cream, baked goods and candy shops. The specialty retail food and snack industry is highly competitive with respect to price, service, location and food quality, and there are many well-established competitors with greater resources than those of the Company. The Company competes with these retailers on the basis of price, quality, location and service. The Company faces competition from a wide variety of sources, including such companies as GACC, Cinnabon, Inc., TCBY Yogurt Inc., Auntie Anne's Soft Pretzels, PretzelMaker and Baskin-Robbins 31 Flavors.

Properties

         As of January 3, 1998, the Company leased 763 retail stores, of which 282 were subleased to franchisees under terms which cover all obligations of the Company thereunder. Under its franchise agreements, the Company has certain rights to gain control of a retail site in the event of default under the lease or the franchise agreement. Most of the Company's operating leases provide for the payment of lease rents plus real estate taxes, utilities, insurance, common area charges and certain other expenses, as well as contingent rents which generally range from 8% to 10% of net retail store sales in excess of stipulated amounts. See ?Risk Factors-Dependence on Real Estate Leases; Continuing Obligations on Leases.?

         The Company currently leases approximately 20,000 square feet of office space in Salt Lake City, Utah for its corporate headquarters. The Company owns substantially all of the equipment used in Company-owned retail outlets and its corporate headquarters. The Company has recently signed a new lease for an additional 31,000 square feet of office space. The Company intends to relocate its corporate offices to the new location during the second quarter of 1998. Product development, training and mail order operations will continue to operate in the existing office space.

Employees

         As of January 3, 1998, the Company had approximately 4,007 employees in Company-owned stores, of whom approximately 767 were store managers and assistant store managers, 45 were full-time sales assistants and 3,195 were part-time sales assistants. The typical Company store employs five to thirteen employees. During the period from November through February, the Company may hire as many as 580 additional part-time employees to handle additional mall traffic. Most employees are paid on an hourly basis, except store managers. The Company's employees are not unionized. The Company has never experienced any significant work stoppages and believes that its employee relations are good.

         Many of the Company's employees are paid hourly rates based upon the federal minimum wage. The federal minimum wage increased from $4.75 to $5.15 on September 1, 1997. As of January 3, 1998, 2,167 of the Company's 4,007 employees in Company-owned stores earned the federal minimum wage. The September 1, 1997 minimum wage increase is expected to negatively impact the Company's labor costs, increasing wages by approximately $316,000 annually, but management believes this impact can be negated in the long-term through increased efficiencies in its operations and, as necessary, through retail price increases.

Trademarks

         The Company is the holder of numerous trademarks that have been federally registered in the United States and in substantially all other countries located throughout the world. The Company is a party to disputes with respect to trademarks none of which, in the opinion of management of the Company, is material to the Company's business, financial condition or results of operations.


Legal Proceedings; Government Regulation

         In the ordinary course of business, the Company is involved in routine litigation, including franchise disputes and trademark disputes. Except as described below, the Company is not a party to any legal proceedings which, in the opinion of management of the Company, after consultation with legal counsel, is material to the Company's business, financial condition or results of operations.

         The Company has recently been in discussions concerning the possible acquisition by the Company of Great American Cookie Company, Inc. ("GACC") or some of its owned or franchised stores. GACC is a publicly reporting company (under the Exchange Act) . As of March 20, 1998 no agreement with respect to such a transaction has been concluded, and there can be no assurance that such an agreement will be concluded.

         In connection with those discussions, on or about September 12, 1997, nine franchisees of GACC filed an action in the Superior Court of New Jersey, Mercer County, against the Company, Capricorn and other defendants, challenging a possible acquisition of GACC by the Company. Goldberg, et al. v. Great American Cookie Company, et al., Docket No. MER-L-3502-97 (Super Ct. Mercer County). The complaint asserts that the proposed sale violates Illinois, Indiana, Maryland, New Jersey and Virginia franchise law, violates North Carolina, South Carolina and Texas unfair trade practices acts, breaches the plaintiffs' franchise contracts and tortiously interferes with the plaintiffs' actual and prospective contractual relationships. Management believes that it has good and meritorious defenses to the action and intends to defend the case vigoursly. Currently there are ongoing negotiations between the parties. An extension date of April 3, 1998 was granted to the defendant to file an answer.

         The Company's stores and products are subject to regulation by numerous governmental authorities, including, without limitation, federal, state and local laws and regulations governing health, sanitation, environmental protection, safety and hiring and employment practices.

                                   MANAGEMENT


Directors and Executive Officers

         The following table sets forth certain information regarding the executive officers and directors of Mrs. Fields as of January 3, 1998.

Name                                     Age                     Title
----                                     ---                     -----
Larry A. Hodges.......................    48    Director, President and Chief Executive Officer
L. Tim Pierce.........................    46    Senior Vice President, Chief Financial Officer and Secretary
Pat W. Knotts.........................    43    Senior Vice President of Operations
Julie Byerlein........................    39    Senior Vice President of Marketing and Licensing
Garry Remington.......................    45    Senior Vice President of Real Estate
Michael R. Ward.......................    39    Vice President of Administration and Legal Department
Herbert S. Winokur, Jr................    54    Chairman of the Board of Directors
Richard Ferry.........................    59    Director
Debbi Fields..........................    41    Director
Nat Gregory...........................    50    Director
Walker Lewis..........................    53    Director
Peter Mullin..........................    56    Director
Gilbert Osnos.........................    67    Director

     .........Mr.  Hodges has been President and Chief Executive  Officer of MFI and Mrs. Fields since March 1994, and a Director since April 1993. From 1992 to 1994, Mr. Hodges was the Chief Executive Officer of Food Barn Stores, Inc. (Kansas City, Missouri). Earlier Mr. Hodges was a consultant to various manufacturers and retailers. For 25 years, Mr. Hodges was with American Stores Company where he served as President of two of its subsidiaries ranging in annual sales from $600 million to $2.3 billion. Mr. Hodges has over 32 years of experience in the retail field serving as president of four supermarket chains and consultant and director to large food companies. Mr. Hodges is a director of Ameristar Casinos, Inc., Coinstar, Inc. and Pretzel Time, Inc.

     .........Mr.  Pierce has been Senior Vice President of MFI and Mrs.  Fields since December 1991, and Chief Financial Officer since August 1993. He was appointed Corporate Secretary in April 1995. Since joining MFI in 1988 and prior to becoming Senior Vice President, Mr. Pierce had served as Vice President of Finance. He was also an Audit Manager and a Senior Audit Manager with Price
Waterhouse in Salt Lake City, Utah, and New York, New York. Mr. Pierce is a certified public accountant and has also served on the Board of Directors of Mountain America Credit Union and currently serves as a Director of Pretzel Time, Inc.

     .........Mr.  Knotts has been Senior Vice  President  of Mrs.  Fields since
October 1996. Mr. Knotts' responsibilities include all aspects of store operations and related support functions. Between January 1992 and October 1996, Mr. Knotts served as Executive Vice President of Operations for Original Cookie and Hot Sam, where he was responsible for store operations, marketing, purchasing, construction and store design. Mr. Knotts also held the position of Regional Vice President of Stores for Silo Inc., a $1 billion consumer electronics and major appliance chain.

     .........Ms.  Byerlein has been Senior Vice President of Mrs.  Fields since
May 1997. Ms. Byerlein's responsibilities include all aspects of marketing, including development and implementation, product assortment and merchandising, brand championship and new business development. From 1989 to 1997, Ms. Byerlein was with Chef America, Inc., manufacturer of Hot Pockets brand sandwiches, first as Marketing Director and then as Vice President of Marketing.

     .........Mr.  Remington  has been Senior Vice  President  of Real Estate of
Mrs. Fields since July 1997. Mr. Remington's responsibilities include all aspects of real estate, store construction, remodels and lease negotiations. Between October 1996 and July 1997, Mr. Remington served as Vice President of Real Estate for Sbarro, Inc. From 1994 to 1996, Mr. Remington held the position of Senior Vice President of Leasing for the Woolworth Corporation, with responsibilities for Footlocker, Champ Sports, Northern Reflections, Afterthoughts, and seven other divisions, and from 1992 to 1994, Mr. Remington was Vice President and Director of Leasing for the Woolworth Corporation, which he joined in 1972.

     .........Mr. Ward has been Vice President of Administration for Mrs. Fields since September 1996. Mr. Ward's responsibilities include management of the Human Resources Department, Benefits and the Legal Department. Between 1991 and 1996, Mr. Ward's responsibilities were overseeing the Legal Department and the Human Resources Department for MFI. He is admitted to practice law in the State of Utah.

     .........Mr.  Winokur has been  Chairman of the Board of  Directors of Mrs.
Fields since its inception in September 1996. Mr. Winokur is the Manager of Capricorn Holdings, L.L.C. (?Capricorn Holdings?), the General Partner of Capricorn. Mrs. Fields is owned by MFH, a portfolio company of Capricorn which owns the majority of MFH's stock. Mr. Winokur is also the Managing General Partner of Capricorn Investors, L.P. (?Capricorn I?). Capricorn and Capricorn I are private investment partnerships, organized by Mr. Winokur in 1994 and 1987, respectively, that focus on investments in businesses that require financial and/or operating restructuring or recapitalization. Mr. Winokur is also a Managing Partner of Capricorn Management, G.P., which provides advisory and management services to Capricorn, and is a director of Enron Corp., Nac Re Corp., WMF Corp., and DynCorp.

     .........Mr.  Ferry has been a Director of Mrs.  Fields since its inception in September 1996. Mr. Ferry is co-founder and Chairman of Korn/Ferry International, the world's leading executive search firm. Mr. Ferry is on the Board of Directors of Avery Dennison, Dole Food Company and Pacific Life Insurance Company.

     .........Debbi  Fields  has  been a  Director  of  Mrs.  Fields  since  its inception in September 1996. Debbi Fields founded a predecessor to Mrs. Fields in 1977 and served as President and Chief Executive Officer until 1993. She currently serves on the Board of several non-profit organizations and lectures throughout the United States to Fortune 500 companies. Debbi Fields is a director of Outback Steakhouse, Inc.

     .........Mr. Gregory has been a Director of Mrs. Fields since its inception in September 1996. Since 1993, Mr. Gregory has served as Chairman and Chief Executive Officer of NATCO, an international supplier of oilfield production equipment, which is a portfolio company of Capricorn I. Prior to that he served as Executive Vice President of Smith Barney from 1991 to 1993. Mr. Gregory is a member and managing director of Capricorn Holdings, L.L.C., the General Partner of Capricorn, and a director of Marine Drilling Companies, Inc.

     .........Mr.  Lewis has been a Director of Mrs.  Fields since its inception in September 1996. Mr. Lewis has been Chairman of Devon Value Advisers since January 1997. Prior to that, for 20 years, Mr. Lewis served as Chairman of Strategic Planning Associates, specializing in shareholder value strategies. Mr. Lewis was a Senior Advisor at Dillon Read & Co., Inc. (?Dillon Read?) from 1995-1997 and his company, Devon Value Advisors, continues to act as a consultant to Dillon Read. During 1994, he was a Managing Director of Kidder, Peabody & Co., Inc. From 1992 to 1994, he was President of Avon North America and Executive Vice President of Avon Products, Inc. Mr. Lewis has served on the Board of Directors of Owens Corning (since 1993), American Management Systems, Incorporated (since 1995), Jostens, Inc. (since 1997), Marakon Associates (since
1995), and was on the Board of Directors of Unilab Corporation from 1994 to 1997.

     .........Mr.  Mullin has been a Director of Mrs. Fields since its inception in September 1996. Mr. Mullin founded Mullin Consulting, Inc. in Los Angeles in 1969, and serves as its Chairman and Chief Executive Officer. He also co-founded Strategic Compensation Associates and serves as Chairman of the firm's Executive Committee.

     .........Mr.  Osnos has been a Director of Mrs.  Fields since its inception in September 1996. Mr. Osnos has served since 1992 as Chairman of Osnos & Company, which provides interim management to companies, and Mr. Osnos served as interim chief executive officer of County Seat Stores Inc. in 1996. He is also a founder and past Chairman of the Turnaround Management Association, which he has been a member of since prior to 1992. Prior to September 1996, Mr. Osnos was on the Board of Directors of MFI beginning in 1993. Mr. Osnos serves on the Board of Directors of Furrs/Bishop's, Incorporated. Since the fall of 1997, Mr. Osnos has also been a director of American Specialty Retail Group, Inc.

Executive Compensation

 .........The  following table sets forth information with regard to compensation for services rendered in all capacities to the Company by the Chief Executive Officer, the four most highly compensated executive officers other than the CEO who were serving as executive officers at the end of the last completed fiscal year and two additional individuals for whom disclosure would have been provided, but for the fact that the individual was not serving as an executive officer at the end of the last completed fiscal year. Information set forth in the table reflects compensation earned by such individuals for services with the Company or its subsidiaries.

                                            Summary Compensation Table

                                                                               Long Term Compensation
                                                                     -----------------------------------------
                                      Annual Compensation                    Awards               Payouts
                              ------------------------------------   --------------------  -------------------
                                                                               Securities
                                                          Other     Restricted Underlying
Name and                                                  Annual       Stock    Options/    LTIP     All Other
Principal Position               Salary      Bonus     Compensation  Award(s)     SARs     Payouts Compensation
                        Year      ($)         ($)         ($)           ($)        (#)        ($)      ($)
                              ----------- ----------  ------------- ---------- ---------- -------- -----------

Larry Hodges            1997      $300,000 $185,412      $1,875          -          -         -          -
President and CEO       1996       262,834     -          1,656          -          -         -          -
                        1995       247,313  200,000       1,250          -          -         -          -

L. Tim Pierce           1997       175,000  103,607       1,111          -          -         -          -
Senior Vice President   1996       167,723     -          1,107          -          -         -        33,000(1)
and CFO                 1995       164,180   52,000       1,494          -          -         -        33,000(1)

Pat Knotts              1997       162,500   27,321         -            -          -         -          -
Senior Vice President   1996        172490 267,212 (2)      -            -          -         -        23,920(3)
Operations              1995        157635     -            -            -          -         -         2,912(4)

Michael Ward            1997       109,904   56,393        537           -          -         -          -
Vice President Legal    1996                   -           526           -          -         -          -
and                     1995        83,020    8,650        442           -          -         -          -
Administration
                                    83,095

Julie Byerlein(5)       1997       121,375     -             -           -          -         -          -
Senior Vice President   1996             -     -            -            -          -         -          -
Marketing and Licensing 1995             -     -            -            -          -         -          -

Keith Gerson(6)         1997       116,252   28,250                      -          -         -          -
Senior Vice President   1996       112,905     -           681           -          -         -          -
Franchising             1995       117,883   16,426        974           -          -         -          -

Bill Miko(6)            1997       106,777   13,661         -            -          -         -          -
Vice President          1996        98,168   16,570         -            -          -         -          -
Operations              1995        97,464     -            -            -          -         -          -

(1)  Represents forgiveness of a loan made by the Company in 1993.

(2) Represents payments under retention and employment agreements from Original Cookie/Hot Sam.

(3) Represents payment of relocation expenses of $20,920 and a grant of $3,000 under the Original Cookie 401(k) plan.

(4)  Represents a grant under the Original Cookie 401(k) plan.

(5)  Started with the Company in May 1997.

(6)  Keith Gerson and Bill Miko resigned from the Company in 1997.

Option Grants and Exercises

     The Board of Directors of MFH has approved the provisions of the Director Stock Option Plan and the Director Stock Purchase Plan, providing for the issuance of capital stock of MFH to directors of MFH. In addition, it is currently expected that the Employee Stock Option will be established providing for the issuance of MFH capital stock for officers and other employees of MFH and its subsidiaries, including the Company. The Plans will provide for the issuance of up to 15% of the capital stock of MFH to directors of MFH and officers and employees of MFH's subsidiaries, including the Company. Capricorn's ownership interest in MFH is subject to reduction for stock options and stock to be issued under such plans, including the issuance of shares of capital stock,
                            ----------------------------------------------------
representing  approximately 6% of MFH  stock, which is  being granted  under the
--------------------------------------------------------------------------------
plans to certain investors, including Mr. Hodges.
-------------------------------------------------

Board Compensation

     Board members, other than officers of the Company and Mr. Winokur, Mr. Gregory and Ms. Fields, are compensated for services rendered annually as follows: (i) $12,000 cash and (ii) grants of options to purchase MFH common
                                                       -------------------------
stock and stock  pursuant to the Director  Stock Option Plan.  The directors are
----                                                          ------------------
also being offered a one-time  opportunity to acquire shares of MFH common stock
--------------------------------------------------------------------------------
pursuant to the Directors Stock Purchase Plan. Such  compensation in shares that
--------------------------------------------------------------------------------
would be payable or  issuable to Messrs.  Winokur  and  Gregory  will be paid by
--------------------------------------------------------------------------------
Capricorn. The Board of Directors of Mrs. Fields meets  regularly on a quarterly
----------
basis and more often required.


     The Board of Directors of MFH had approved the award of options to purchase
     ---------------------------------------------------------------------------
3,350 shares of MFH common stock to each of Messrs. Ferry, Gregory, Lewis, Osnos
--------------------------------------------------------------------------------
and Winokur as of January 1, 1997, at an exercise price of $10.00 per share, and
--------------------------------------------------------------------------------
the award of options to purchase 1,792 shares of MFH common stock at an exercise
--------------------------------------------------------------------------------
price of $16.74  to each of the same  directors,  with the  options  of  Messrs.
--------------------------------------------------------------------------------
Gregory and Winokur being issued to Capricorn.
----------------------------------------------

Board Committees

     Three functioning committees of the Board have been organized including (i) Executive Committee, (ii) Compensation Committee and (iii) Audit Committee. Following is a brief description of each of these committees.

     Executive Committee. The Executive Committee is composed of Messrs. Winokur (Chairman), Gregory and Hodges. The purpose of this committee is to act on the behalf of the entire Board of Directors between Board meetings.

     Compensation Committee. The Compensation Committee is composed of Messrs. Gregory (Chairman), Mullin and Lewis. The purpose of this committee is to ensure that the Company has a broad plan of executive compensation that is competitive and motivating to the degree that it will attract, hold and inspire performance of managerial and other key personnel of a quality and nature that will enhance the growth and profitability of the Company.

     Audit Committee. The Audit Committee is comprised of Messrs. Ferry (Chairman) and Osnos. The purpose of the Audit Committee is to provide oversight and review of the Company's accounting and financial reporting process in consultation with the Company's independent and internal auditors.

Indemnification and Compensation

         The Company's By-Laws authorize the Company to indemnify its present and former directors and officers and to pay or reimburse expenses for such individuals in advance of the final disposition of a proceeding upon receipt of an undertaking by or on behalf of such individuals to repay such amounts if so required.

Employment Agreements

         All of the executive officers are parties to employment agreements with the Company. Each employment agreement provides for a period of employment of two years (or three years, in the case of Larry Hodges) from the date of the agreement, subject to termination provisions and to automatic extension of the agreement. Each employment agreement permits the employee to participate in any incentive compensation plan adopted by the Company to replace the Fiscal 1994
Incentive Compensation Plan of MFI, benefit plans and an equity-based plan or arrangement. If the Company terminates employment for cause or if the employee terminates employment without good reason, the Company has no further obligation to pay the employee. If the Company terminates employment without cause, or the employee terminates employment with good reason, the employee can receive in severance pay the amount equal to the product of his or her then current semi-monthly base salary by the greater of the number of semi-monthly periods from the notice of termination or twenty-four or thirty-six semi-monthly periods, plus a portion of any discretionary bonus that would otherwise have been payable. The employment agreement prohibits the employee, for a year from the date of termination of employment under the agreement, from becoming an employee, owner (except for investments of not more than 3% of the equity of a company listed or traded on a national securities exchange or an over-the-counter securities market), officer, agent or director of a firm or person that directly competes with the Company in a line or lines of business of the Company that accounts for 10% or more of the Company's gross sales, revenues or earnings before taxes. The employment agreements have customary provisions for vacation, fringe benefits, payment of expenses and automobile allowances. The employees who have such employment agreements, and their base salaries, are:
Larry Hodges, President and Chief Executive Officer, $300,000, L. Tim Pierce, Senior Vice President, Chief Financial Officer and Secretary, $175,000, Pat Knotts, Senior Vice President of Operations, $175,000, Michael Ward, Vice President of Administration and Assistant Secretary, $125,000, Julie Byerlein, Senior Vice President of Marketing, $175,000, and Garry Remington, Senior Vice President of Real Estate, $175,000.

                           OWNERSHIP OF CAPITAL STOCK


     As of the date of this Prospectus, all of the capital stock of the Company is owned by MFH, whose address is 462 West Bearcat Drive, Salt Lake City, Utah 84115. Approximtely 94% of the outstanding capital stock of MFH is owned by
       ------------------
Capricorn, whose address is 30 East Elm Street, Greenwich, Connecticut 06830. Capricorn's ownership interest in MFH is subject to reduction for stock options and stock in MFH to be issued by MFH and its subsidiaries, including the Company under the plans; pursuant to the Director Stock Option Plan, the Director Stock
                 ---------------------------------------------------------------
Purchase  Plan and the Employee  Stock Option  Plan,  including  the issuance of
--------------------------------------------------------------------------------
shares of capital stock,  representing  approximetly  6% of MFH stock,  which is
--------------------------------------------------------------------------------
being granted under the plans to certain  investors,  including Mr. Hodges.  See
--------------------------------------------------------------------------------
"Management-Option Grants and Exercises" and "-Board Compensation."
-------------------------------------------------------------------

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Agreements with Debbi Fields and Affiliates. In November 1996, the Company entered into a consulting agreement (the ?Consulting Agreement?) with Debbi Fields, a director of the Company, under which Debbi Fields travels and performs public relations and advertising activities on behalf of the Company for at least 50 days a year for a fee of $250,000 per year, with an option to perform 20 additional days a year for additional pay of $5,000 per day. The compensation increases by 10% a year beginning on January 1, 1999. The Consulting Agreement expires on December 31, 1999. The Company may terminate the Consulting Agreement for cause and Debbi Fields may terminate the Consulting Agreement at any time. Under the Consulting Agreement, Debbi Fields may not disclose any confidential information of the Company, such as recipes and trade secrets, and may not, without the prior written consent of the Company, compete with the Company.

     In addition, the Company has a license agreement with FSG Holdings, Inc., a Delaware corporation, under which Debbi Fields has a nonexclusive license to use certain trademarks, names, service marks and logos of the Company in connection with book and television series projects. Debbi Fields is required to pay 50 percent of any gross revenues in excess of $200,000 that she receives from the book and television series projects to the Company as a license fee.

     The Company leases certain office space to an entity which is owned in part by Debbi Fields. Billings to the entity for the period from inception (September 18, 1996) to December 28, 1996 and the fiscal year ended January 3, 1998 totaled approximately $60,000 and $274,000, respectively, of which approximately $29,000 and $23,000 is included in accounts receivable as of December 28, 1996 and January 3, 1998, respectively. The Company believes that the arrangements are on terms that could have been obtained from an unaffiliated third party.

     Arrangements with Walker Lewis. Mr. Lewis, a director of the Company, acts as a consultant and an advisor to Dillon Read. In early 1997, the Company paid to Dillon Read a fee of approximately $707,000 in connection with the restructuring of the Company in September 1996. In addition, Mr. Lewis' company, Devon Value Advisers, has an agreement to provide advisory acquisition and consulting services to the Company for a fee of $250,000, plus expenses. The Company believes that the arrangements are on terms that could have been obtained from an unaffiliated third party.


     Arrangements with Peter Mullin. Mr. Mullin, a director of the Company, is acting as a consultant in connection with certain of the Company's benefit plans for employees and directors. To date, Mr. Mullin has not received any compensation in connection with the consulting work and the terms of such compensation had not been determined as of January 3, 1998.

     Korn/Ferry Agreement. The Company has paid fees of approximately $47,000 and $157,000 during the period ended December 28, 1996 and the year ended January 3, 1998, respectively, to Korn/Ferry International, an executive search firm of which Richard Ferry, a director of the Company, is the Chairman, in connection with the hiring of employees for the Company. The Company believes that the arrangements are on terms that could have been obtained from an unaffiliated third party.

     Arrangements with MFH. The Company and MFH expect to enter into a Tax Sharing Agreement as defined in and permitted by the Indenture. See ?Description of Senior Notes-Certain Covenants.?

     As of December 28, 1996 and January 3, 1998, the Company had receivables of approximately $39,000 and $89,000 due from MFH and payables of $137,000 and $194,000 due to MFH, respectively. The receivables stem primarily from goods sold and an allocation of payroll and other operating expenses. The Company believes that the terms of the sale and allocations are essentially equivalent to the terms that would have been obtained from an unaffiliated third party in a similar transaction.

         At the time of the offering of the Old Senior Notes, MFH, which is majority owned by Capricorn, was the holder of a $4,643,000 principal amount subordinated note of the Company. The Company accrued interest of $130,000 in fiscal year 1996 and $441,000 through November 26, 1997. All accrued interest was paid in fiscal year 1997. The principal amount of this note was converted into common equity of the Company in connection with the Refinancing. Messrs. Winokur and Gregory, directors of the Company, are, respectively, the manager and managing director of Capricorn Holdings, the General Partner of Capricorn.

         Arrangements with MIDIAL. At the time of the offering of the Old Senior Notes, a subsidiary of MIDIAL was the holder of $27,000,000 in aggregate principal amount of senior notes of the Company and $8.4 million in aggregate principal amount of subordinated notes of the Company as to which the Company had accrued or paid interest of $683,000 in 1996 and of $3,177,000 through November 26, 1997. In connection with the Refinancing, the Company repaid all such notes and related interest. Mr. de Carbonnel, a former director of the Company, serves as Chairman and Chief Executive Officer of MIDIAL. See ?The Transactions-The Refinancing.?


     Under the Senior  Management  Value  Creation  Plan, the Board of Directors
     ---------------------------------------------------------------------------
approved  payments of $471,484 to Mr. Hodges,  $71,867 to Mr. Pierce and $71,078
--------------------------------------------------------------------------------
to David Safari.  Mr. Hodges will convert such payment rights into shares of MFH
--------------------------------------------------------------------------------
common stock.  The Board of MFH has approved a one-time  opportunity to purchase
--------------------------------------------------------------------------------
MFH stock by Mr. Hodges of 30,000  shares for $250,000,  by Mr. Mullin of 15,000
--------------------------------------------------------------------------------
shares for $100,000,  Mr. Ferry of 10,000 shares for $66,667, Mr. Lewis of 7,500
--------------------------------------------------------------------------------
shares for $50,000 and Mr. Osnos of 7,500 shares for $50,000.  In addition,  the
--------------------------------------------------------------------------------
Board of MFH approved the issuance of 20,000  shares of MFH common stock payable
--------------------------------------------------------------------------------
to Messrs. Winokur and Gregory to Capricorn.
-------------------------------------------

                           DESCRIPTION OF SENIOR NOTES

General

         The New Senior Notes offered hereby will be issued pursuant to an Indenture (the ?Indenture?), dated as of November 26, 1997, between the Company, MFB, and The Bank of New York, as trustee (the ?Trustee?). The terms of the Senior Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the ?Trust Indenture Act?). The New Senior Notes are subject to all such terms, and Holders of New Senior Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the Indenture is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. Copies of the Indenture and the form of Senior Notes are filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The definitions of certain terms used in the following summary are set forth below under "-Certain Definitions." Wherever particular provisions of the Indenture are referred to in this summary, such provisions are incorporated by reference as a part of the statements made and such statements are qualified in their entirety by such reference.

         The Senior Notes are general unsecured obligations of the Company, rank senior in right of payment to all subordinated indebtedness of the Company and rank pari passu in right of payment with all existing and future senior indebtedness of the Company. As of January 3, 1998, the Company (excluding its subsidiaries) had approximately $0.2 million in indebtedness other than the Senior Notes. The Senior Notes are fully and unconditionally guaranteed on a senior basis by the Guarantors. The Guarantees are general unsecured obligations of the Guarantors, rank senior in right of payment to all subordinated indebtedness of the Guarantors and rank pari passu in right of payment with all existing and future senior indebtedness of the Guarantors. As of January 3, 1998, the aggregate amount of indebtedness of the Company's subsidiaries was approximately $0.9 million and the aggregate liquidation preference of mandatorily redeemable preferred stock of the Company's subsidiaries was approximately $1.5 million, all of which was issued by subsidiaries other than the Guarantors and effectively rank senior in right of payment to the Senior Notes. Although the Indenture limits the ability of the Company and its subsidiaries to incur additional indebtedness and issue preferred stock, the Company is permitted to incur additional indebtedness and issue preferred stock, including secured indebtedness, under certain circumstances, which will effectively rank senior to the Senior Notes with respect to the assets securing such Indebtedness. See ?Risk Factors-Effective Subordination? and "-Certain Covenants-Incurrence of Indebtedness and Issuance of Preferred Stock."

Principal, Maturity and Interest

         The Senior Notes are limited in aggregate principal amount to $200.0 million, of which $100.0 million have been issued, and will mature on December 1, 2004. Interest on the New Senior Notes will accrue at the rate of 101/8% per annum and will be payable semi-annually in arrears on June 1 and December 1, commencing on June 1, 1998, to holders of record of the New Senior Notes on the immediately preceding May 15 and November 15. Interest on the New Senior Notes will accrue from the most recent date to which interest has been paid on the Old Senior Notes or, if no interest has been paid on the Old Senior Notes, from November 26, 1997. Old Senior Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer. Holders whose Old Senior Notes are accepted for exchange will not receive any payment in respect of interest on such Old Senior Notes otherwise payable on any interest payment date the record date for which occurs on or after the consummation of the Exchange Offer. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest on the New Senior Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest may be made by check mailed to the holders of the Senior Notes at their respective addresses set forth in the register of Holders of New Senior Notes; provided that all payments of principal, premium, if any, and interest with respect to New Senior Notes the Holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The New Senior Notes will be issued in denominations of $1,000 and integral multiples thereof. For each Old Senior Note accepted for exchange, the Holder of such Old Senior Note will receive a New Senior Notes having a principal amount equal to that of the surrendered Old Senior Note.

         Old Senior Notes and New Senior Notes will be treated as a single class of securities under the Indenture.

Guarantees

         The Company's payment obligations under the Senior Notes are fully and unconditionally guaranteed on a senior unsecured basis (the ?Guarantees?) by MFB and will be jointly and severally, fully and unconditionally guaranteed by any additional Guarantors. The obligations of each Guarantor under its Guarantee will be limited so as not to constitute a fraudulent conveyance under applicable law. See, however, ?Risk Factors-Fraudulent Conveyance Considerations.? MFB is currently, under the Old Guarantee, and will continue to be, under the New Guarantee, the sole Guarantor of the Senior Notes, until there are any such additional Guarantors.

         The Indenture provides that no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another corporation, Person or entity whether or not affiliated with such Guarantor unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee under the Indenture, (ii) immediately after giving effect to such transaction, no Default or Event of Default exists, (iii) such Guarantor, or any Person formed by or surviving any such consolidation or merger, would have Consolidated Net Worth (immediately after giving effect to such transaction), equal to or greater than the Consolidated Net Worth of such Guarantor immediately preceding the transaction, and (iv) the Company would be permitted by virtue of the Company's pro forma Fixed Charge Coverage Ratio, immediately after giving effect to such transaction, to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described above under the caption "-Certain Covenants-Incurrence of Indebtedness and Issuance of Preferred Stock."

         The Indenture provides that in the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Guarantor, then such Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Guarantor) will be released and relieved of any obligations under its Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See ?Repurchase at the Option of Holders-Asset Sales.?

Optional Redemption

         The Senior Notes are not redeemable at the Company's option prior to December 1, 2001. Thereafter, the Senior Notes are subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, in cash at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on December 1 of the years indicated below:

           Year                                        Percentage
           2001.......................................  103.375%
           2002.......................................  101.688%
           2003 and thereafter........................  100.000%

         Notwithstanding the foregoing, during the first 48 months beginning November 26, 1997, the Company may on any one or more occasions redeem up to an aggregate of 35% of the aggregate principal amount of Senior Notes ever issued under the Indenture at a redemption price equal to 110.125% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the redemption date, with the net cash proceeds of one or more Public Equity Offerings; provided that at least 65% of the aggregate principal amount of Senior Notes ever issued under the Indenture remains outstanding immediately after the occurrence of any such redemption; and provided further that such redemption shall occur within 60 days of the date of the closing of any such Public Equity Offering.

Selection and Notice

         If less than all of the Senior Notes are to be redeemed at any time, selection of Senior Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Senior Notes are listed, or, if the Senior Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Senior Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Senior Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any Senior Note is to be redeemed in part only, the notice of redemption that relates to such Senior Note shall state the portion of the principal amount thereof to be redeemed. A new Senior Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Senior Note. Senior Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Senior Notes or portions of them called for redemption.

Mandatory Redemption

         Except as set forth below under the caption ??Repurchase at the Option of Holders,? the Company is not required to make mandatory redemption or sinking fund payments with respect to the Senior Notes.

Repurchase at the Option of Holders

Change of Control

         Upon the occurrence of a Change of Control, each Holder of Senior Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Senior Notes pursuant to the offer described below (the ?Change of Control Offer?) at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the date of repurchase (the ?Change of Control Payment?). Within 60 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Senior Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the ?Change of Control Payment Date?), pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Senior Notes as a result of a Change of Control.

         On the Change of Control Payment Date, the Company will, to the extent lawful, (i) accept for payment all Senior Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Senior Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee the Senior Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Senior Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each holder of Senior Notes so tendered the Change of Control Payment for such Senior Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Senior Note equal in principal amount to any unpurchased portion of the Senior Notes surrendered, if any, provided that each such new Senior Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

         The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Senior Notes to require that the Company repurchase or redeem the Senior Notes in the event of a takeover, recapitalization or similar transaction.

         It is expected that future Indebtedness of the Company will contain prohibitions of certain events that would constitute a Change of Control. In addition, the exercise by the Holders of Senior Notes of their right to require the Company to repurchase the Senior Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchases on the Company. Finally, the Company's ability to pay cash to the holders of Senior Notes upon a repurchase may be limited by the Company's then existing financial resources. See ?Risk Factors-Inability to Purchase Senior Notes Upon Change of Control.?

         The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Senior Notes validly tendered and not withdrawn under such Change of Control Offer.

         ?Change of Control? means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any ?person? (as such term is used in Section 13(d)(3) of the Exchange
Act) other than the Principals or their Related Parties (as defined below); (ii) the adoption of a plan relating to the liquidation or dissolution of the Company; (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any ?person? (as defined above), other than the Principals or their Related Parties, becomes the ?beneficial owner? (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have ?beneficial ownership? of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the Voting Stock of the Company (measured by voting power rather than number of shares); or (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors. For purposes of this definition, any transfer of an equity interest of an entity that was formed for the purpose of acquiring Voting Stock of the Company will be deemed to be a transfer of such portion of such Voting Stock as corresponds to the portion of such equity of such entity that has been so transferred.

         The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of ?all or substantially all? of the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase ?substantially all,? there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Senior Notes to require the Company to repurchase such Senior Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

         ?Continuing Directors? means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the Issue Date or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

     ?Principals? means Herbert S. Winokur, Jr. and Capricorn Investors II, L.P.

         ?Related Party? with respect to any Principal means (a) any greater than 50% owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Principal or (b) trust, corporation, general partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding a greater than 50% controlling interest of which consist, or a limited partnership, the general partner of which consists, of the Principals and/or such other Persons referred to in the immediately preceding clause (a).

Asset Sales

         The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, consummate an Asset Sale unless (i) the Company (or the Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (in the case of an Asset Sale or Asset Sales aggregating $10,000 or more, evidenced by an officers' certificate delivered to the Trustee and, in the case of any Asset Sale having a fair market value or resulting in net proceeds in excess of $5.0 million, evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor received by the Company or such Subsidiary is in the form of cash, provided that the amount of (x) any liabilities (as shown on the Company's or such Subsidiary's most recent balance sheet), of the Company or any Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Senior Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Subsidiary from further liability and (y) any securities, notes or other obligations received by the Company or any such Subsidiary from such transferee that are immediately converted by the Company or such Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.

         Within 270 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds, at its option, (a) to repay senior Indebtedness of the Company or any Guarantor or (b) to the making of a Permitted Investment, the making of a capital expenditure in a Permitted Business or the acquisition of long-term assets in a Permitted Business. Pending the final application of any such Net Proceeds, the Company may temporarily reduce Indebtedness under a Credit Facility or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute ?Excess Proceeds.? When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company will be required to make an offer to all holders of Senior Notes (an ?Asset Sale Offer?) to purchase the maximum principal amount of Senior Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Senior Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Senior Notes surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Senior Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

Certain Covenants

Restricted Payments

         The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company's or any of its Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or dividends or distributions payable to the Company or any Wholly Owned Subsidiary of the Company that is a Guarantor); (ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company or other Affiliate of the Company (other than any such Equity Interests owned by the Company or any Wholly Owned Subsidiary of the Company); (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Senior Notes, except a payment of interest or principal at Stated Maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses
(i) through (iv) above being collectively referred to as ?Restricted Payments?), unless, at the time of and after giving effect to such Restricted Payment:

                  (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

                  (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "-Incurrence of Indebtedness and Issuance of Preferred Stock"; and

                  (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clause (ii), (iii) or (iv) of the next succeeding paragraph), is less than the sum of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net cash proceeds (other than any proceeds referred to in the proviso to the first sentence of the definition of ?Investments?) received by the Company from the issue or sale since the Issue Date of Equity Interests of the Company (other than Disqualified Stock) or of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus (iii) to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment.

         The foregoing provisions will not prohibit: (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of the Company in exchange for, or out of the net cash proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph; (iii) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; (iv) the payment of any dividend by a Subsidiary of the Company to the holders of any Equity Interests on a pro rata basis; (v) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Subsidiary of the Company held by any member of the Company's (or any of its Subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed, during any twelve-month period, an aggregate amount equal to the sum of $250,000, plus the amount of cash proceeds received by the Company from any reissuance of Equity Interests by the Company to members of management of the Company or its Subsidiaries during such period, which aggregate amount shall in no event exceed $500,000 in any such period, and no Default or Event of Default shall have occurred and be continuing immediately after such transaction; (vi) payments to MFH pursuant to the Tax Sharing Agreement; (vii) payments pursuant to the Pretzel Time Employment Agreement and the Pretzel Time Management Agreement; and (viii) the redemption or repurchase of preferred stock of Pretzel Time outstanding on the Issue Date.

         The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $2.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant ?Restricted
Payments? were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

Incurrence of Indebtedness and Issuance of Preferred Stock

         The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, ?incur?) any Indebtedness (including Acquired Indebtedness) and that the Company will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; provided that the Company may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock if:

                  (i) the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least (A) from the date of the Indenture to December 31, 1999, 2.25 to 1 and (B) thereafter, 2.5 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period; and

                  (ii) the Weighted Average Life to Maturity of such Indebtedness is equal to or greater than the remaining Weighted Average Life to Maturity of the Senior Notes, provided that this clause (ii) shall not apply in the case of Acquired Indebtedness.

         The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, ?Permitted Indebtedness?):

               (i) the incurrence by the Company and its Subsidiaries of the Existing Indebtedness other than the Senior Notes;

                  (ii) the incurrence by the Company on the Issue Date of Indebtedness represented by the Senior Notes in an aggregate principal amount not to exceed $100.0 million and the Guarantees thereof by the Guarantors;

                  (iii) the incurrence by the Company or any of its Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Subsidiary, in an aggregate principal amount not to exceed $5.0 million at any time outstanding;

                  (iv) the incurrence by the Company or any of its Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness that was permitted by the Indenture to be incurred;

                  (v) the  incurrence by the Company or any of its  Subsidiaries of intercompany Indebtedness between or among the Company and any of its Wholly Owned Subsidiaries, provided that (A) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Senior Notes and (B)(1) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Subsidiary and (2) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be;

               (vi) the incurrence by the Company of Hedging  Obligations in the ordinary course of business;

                  (vii) the incurrence of Indebtedness in connection with one or more standby letters of credit, guarantees, performance or surety bonds or other reimbursement obligations, in each case, issued in the ordinary course of business and not in connection with the borrowing of money or the obtaining of advances or credit (other than (A) advances or credit on open account, includible in current liabilities, for goods and services in the ordinary course of business and on terms and conditions customary in a Permitted Business and (B) the extension of credit represented by such letter of credit, guarantee, bond or other obligation itself), provided that any draw under or call upon any of the foregoing is repaid in full within 45 days, and provided further that the aggregate amount of all Indebtedness incurred pursuant to this clause (vii) shall not exceed $5.0 million at any time outstanding;

                  (viii) the incurrence of Indebtedness  arising from agreements of the Company or a Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Subsidiary (other than guarantees of Indebtedness incurred by any Person acquiring all or a portion of such business, assets or Subsidiary for the purpose of financing such acquisition), provided that the maximum aggregate liability of all such Indebtedness shall at no time exceed 50% of the gross proceeds actually received by the Company or such Subsidiary in connection with such disposition;

                  (ix) the guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Subsidiary of the Company that is a Guarantor that was permitted to be incurred by another provision of this covenant;

                  (x) the incurrence by Pretzel Time of Indebtedness under a working capital facility, provided that the aggregate principal amount of all Indebtedness (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Pretzel Time thereunder) outstanding thereunder after giving effect to such incurrence, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (x), does not exceed an amount equal to $1.0 million;

                  (xi) the incurrence by the Company of additional Indebtedness (including Indebtedness under a Credit Facility) in an aggregate principal amount (or accreted value, as applicable), including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (xi), not to exceed $15.0 million at any time outstanding;

                  (xii) the incurrence by the Company or any of its subsidiaries of Acquired Indebtedness in an aggregate amount not to exceed $5.0 million at any time outstanding;

                  (xiii) the guarantee by the Company or any of its Subsidiaries (other than MFB) of operating store lease obligations of the Company or any of its Subsidiaries or any franchisee of the Company or any of its Subsidiaries in the ordinary course of business and consistent with past practice;

                  (xiv) the guarantee by any Subsidiary of the Company of Indebtedness of the Company under any Credit Facility otherwise permitted to be incurred under the Indenture;

                  (xv) the incurrence by the Company of Indebtedness in the form of notes issued in connection with the repurchase, redemption, acquisition or retirement of Equity Interests of the Company or any Subsidiary of the Company in an amount not to exceed $500,000 at any time outstanding and subordinated in right of payment to the Senior Notes; and

                  (xvi) the incurrence by the Company of Indebtedness or the guarantee by the Company of Indebtedness incurred by franchisees in connection with the cost of purchasing a franchise and the cost of equipment in connection with the set-up of a franchise, provided that such Indebtedness or guarantee does not exceed $3.0 million at any time outstanding.

         For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xvii) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. Accrual of interest and the accretion of accreted value will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

Liens

         The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

Dividend and Other Payment Restrictions Affecting Subsidiaries

         The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a)(i) pay dividends or make any other distributions to the Company or any of its Subsidiaries (A) on its Capital Stock or (B) with respect to any other interest or participation in, or measured by, its profits, or (ii) pay any indebtedness owed to the Company or any of its Subsidiaries, (b) make loans or advances to the Company or any of its Subsidiaries or (c) transfer any of its properties or assets to the Company or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) Existing Indebtedness as in effect on the Issue Date,
(ii) the Indenture and the Senior Notes, (iii) applicable law, (iv) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred, (v) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (vi) purchase money obligations or Capital Lease Obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iv) above on the property so acquired, (vii) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced, (viii) customary restrictions imposed on the transfer of copyrighted or patented materials and customary provisions in agreements that restrict the assignees of such agreements or any rights thereunder or (ix) restrictions with respect to a Subsidiary of the Company imposed pursuant to a binding agreement relating to the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.

Merger, Consolidation, or Sale of Assets

         The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia, (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Senior Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, (iii) immediately after such transaction no Default or Event of Default exists and (iv) except in the case of a merger of the Company with or into a Wholly Owned Subsidiary of the Company, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-Incurrence of Indebtedness and Issuance of Preferred Stock."

Transactions with Affiliates

         The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an ?Affiliate Transaction?), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing, provided that (u) payments to MFH pursuant to the Tax Sharing Agreement, (v) any employment agreement entered into by the Company or any of its Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Subsidiary, (w) transactions between or among the Company and/or its Subsidiaries, (x) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption "-Restricted Payments," (y) the payment of reasonable fees, expense reimbursements and customary indemnification, advances and other similar arrangements to directors and officers of the Company and its Subsidiaries and (z) reasonable loans or advances to employees of the Company and its Subsidiaries in the ordinary course of business of the Company or such Subsidiary, in each case, shall not be deemed Affiliate Transactions.

Limitation on Issuances and Sales of Capital Stock of Wholly Owned Subsidiaries

         The Indenture provides that the Company (a) will not, and will not permit any Wholly Owned Subsidiary of the Company to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Wholly Owned Subsidiary of the Company to any Person (other than the Company or a Wholly Owned Subsidiary of the Company), unless (i) such transfer, conveyance, sale, lease or other disposition is of all the Capital Stock of such Wholly Owned Subsidiary and (ii) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption ??Repurchase at the Option of Holders-Asset Sales,? and (b) will not permit any Wholly Owned Subsidiary of the Company to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to the Company or a Wholly Owned Subsidiary of the Company.

Additional Subsidiary Guarantees

         The Indenture provides that if (i) the Company or any of its Subsidiaries shall acquire or create another domestic wholly owned Subsidiary after the date of the Indenture having assets (A) with a fair market value in excess of $100,000 or (B) consisting of one or more stores or (ii) the Company acquires all remaining common stock of Pretzel Time, then such newly acquired or created Subsidiary or Pretzel Time, as the case may be, shall become a Guarantor and execute a Supplemental Indenture and deliver an Opinion of Counsel, in accordance with the terms of the Indenture.

Limitations on Issuances of Guarantees of Indebtedness

         The Indenture provides that the Company will not permit any Subsidiary, directly or indirectly, to guarantee, or pledge any assets to secure the payment of (other than as a result of a Permitted Lien), any other Indebtedness of the Company or any Subsidiary of the Company, unless such Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for the Guarantee of the payment of the Senior Notes by such Subsidiary, which Guarantee shall be senior to or pari passu with such Subsidiary's guarantee of or pledge to secure such other Indebtedness. Notwithstanding the foregoing, any such Guarantee by a Subsidiary of the Senior Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's stock in, or all or substantially all the assets of, such Subsidiary, which sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture. The form of such Guarantee will be attached as an exhibit to the Indenture.

Business Activities

         The Indenture provides that the Company will not, and will not permit any Subsidiary to, engage in any business other than a Permitted Business, except to such extent as would not be material to the Company and its Subsidiaries taken as a whole.

         In addition, the Indenture provides that (a) the Company will not engage in any Asset Sale involving MFB, (b) neither the Company nor MFB will engage in any Asset Sale involving the ?Mrs. Fields? or ?Pretzel Time? brand name and (c) for so long as MFB is a Subsidiary of the Company, MFB shall not incur any Indebtedness (other than its Guarantee of the Senior Notes and any guarantee of Indebtedness under a Credit Facility).

Payments for Consent

         The Indenture provides that neither the Company nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any Senior Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Senior Notes unless such consideration is offered to be paid or is paid to all holders of the Senior Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

         The Indenture provides that, whether or not required by the rules and regulations of the Securities and Exchange Commission (the ?Commission?), so long as any Senior Notes are outstanding, the Company will furnish to the holders of Senior Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a ?Management's Discussion and Analysis of Financial Condition and Results of Operations? and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company and the Guarantors have agreed that, for so long as any Senior Notes remain outstanding, they will furnish to the holders of Senior Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

         The Indenture provides that each of the following constitutes an Event of Default: (i) default for 30 days in the payment when due of interest on the Senior Notes; (ii) default in payment when due of the principal of or premium, if any, on the Senior Notes; (iii) failure by the Company for 30 days after notice to comply with any of its other agreements in the Indenture or the Senior Notes; (iv) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, which default (A) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a ?Payment Default?) or (B) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $2.5 million or more; (v) failure by the Company or any of its Subsidiaries to pay final judgments aggregating in excess of $2.5 million, which judgments are not paid, discharged or stayed for a period of 60 days; (vi) certain events of bankruptcy or insolvency with respect to the Company or any of its Subsidiaries; and (vii) except as permitted by the Indenture, any Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Guarantee.

         If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Senior Notes may declare all the Senior Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Senior Notes will become due and payable without further action or notice. Holders of the Senior Notes may not enforce the Indenture or the Senior Notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Senior Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Senior Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

         In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Senior Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Senior Notes. If an Event of Default occurs prior to December 1, 2001 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Senior Notes prior to December 1, 2001, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Senior Notes.

         The holders of a majority in aggregate principal amount of the Senior Notes then outstanding by notice to the Trustee may on behalf of the holders of all of the Senior Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Senior Notes.

         The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

         No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Senior Notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Senior Notes by accepting a Senior Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Senior Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.


Legal Defeasance and Covenant Defeasance

         The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Senior Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding Senior Notes to receive payments in respect of the principal of, premium, if any, and interest on such Senior Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Senior Notes concerning issuing temporary Senior Notes, registration of Senior Notes, mutilated, destroyed, lost or stolen Senior Notes and the maintenance of an office or agency for payment and money for security payments held in trust,
(iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Senior Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Senior Notes.


         In order to exercise  either Legal  Defeasance or Covenant  Defeasance,
(i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Senior Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Senior Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Senior Notes are being defeased to maturity or to a particular redemption date, (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred, (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders of the outstanding Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred, (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit, (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally, (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of Senior Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Transfer and Exchange

         A Holder may transfer or exchange Senior Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Senior Note selected for redemption. Also, the Company is not required to transfer or exchange any Senior Note for a period of 15 days before a selection of Senior Notes to be redeemed.

         The registered holder of a Senior Note will be treated as the owner of it for all purposes.


Amendment, Supplement and Waiver

         Except as provided in the next two succeeding paragraphs, the Indenture or the Senior Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Senior Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Senior Notes), and any existing default or compliance with any provision of the Indenture or the Senior Notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding Senior Notes (including consents obtained in connection with a tender offer or exchange offer for Senior Notes).

         Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Senior Notes held by a non-consenting Holder): (i) reduce the principal amount of Senior Notes whose holders must consent to an amendment, supplement or waiver; (ii) reduce the principal of or change the fixed maturity of any Senior Note or alter the provisions with respect to the redemption of the Senior Notes (other than provisions relating to the covenants described above under the caption ("Repurchase at the Option of Holders"); (iii) reduce the rate of or change the time for payment of interest on any Senior Note; (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Senior Notes (except a rescission of acceleration of the Senior Notes by the Holders of at least a majority in aggregate principal amount of the Senior Notes and a waiver of the payment default that resulted from such acceleration); (v) make any Senior Note payable in money other than that stated in the Senior Notes; (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Senior Notes to receive payments of principal of or premium, if any, or interest on the Senior Notes; (vii) waive a redemption payment with respect to any Senior Note (other than a payment required by one of the covenants described above under the caption ("Repurchase at the Option of Holders"); or (viii) make any change in the foregoing amendment and waiver provisions.


         Notwithstanding the foregoing, without the consent of any holder of Senior Notes, the Company and the Trustee may amend or supplement the Indenture or the Senior Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Senior Notes in addition to or in place of certificated Senior Notes, to provide for the assumption of the Company's obligations to holders of Senior Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of Senior Notes or that does not adversely affect the legal rights under the Indenture of any such holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

Concerning the Trustee

         The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

         The holders of a majority in principal amount of the then outstanding Senior Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Senior Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.


Additional Information

         Anyone who receives this Prospectus may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to Mrs. Fields' Original Cookies, Inc., 462 West Bearcat Drive, Salt Lake City, Utah, 84115,
Attention: Michael Ward.

Book-Entry, Delivery and Form

         New Senior Notes exchanged for Old Senior Notes through the Book-Entry Transfer Facility may be represented by one or more Global Notes (the "New Global Notes"). One New Global Note shall be issued with respect to each $100 million aggregate principal amount at maturity of the New Global Notes. The New Global Notes will be issued on the date of the closing of the Exchange Offer with the Trustee, as custodian of The Depository Trust Company (the "Depository"), pursuant to a FAST Balance Certificate Agreement between the Trustee and DTC and registered in the name of Cede & Co., as nominee of DTC (such nominee being referred to herein as the "Global Holder").

         New Senior Notes exchanged for Old Senior Notes which are in the form of registered definitive certificates (the "Certificate Notes") will be issued in the form of Certificated Notes. Such Certificate Notes may, unless the New Global Note has previously been exchanged for Certificated Notes, be exchanged for an interest in the New Global Note representing the principal amount of New Senior Notes being transferred.

         The Depository has advised the Company that a limited-purchase trust company was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depository's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depository's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depository's system is also available to the other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depository's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depository only through the Depository's Participants or the Depository's Indirect Participants.

         The Company expects that pursuant to procedures established by the Depository (i) upon deposit of the New Global Notes, the Depository will credit the accounts of Participants with portions of the New Global Notes; and (ii) ownership of the New Senior Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depository (with respect to the interests of the Depository's participants), the Depository's Participants and the Depository's Indirect Participants. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer New Senior Notes will be limited to such extent.

         For so long as the Global Holder is the registered owner of any New Senior Notes the Global Holder will be considered the sole owner of such New Senior Notes outstanding under the Indenture. Except as provided below, owners of beneficial interests in a New Global Note will not be entitled to have New Senior Notes represented by such New Global Note registered in their names, will not receive or be entitled to receive physical delivery of Certificated New Senior Notes, and will not be considered the owners or holders thereof under the Indenture for any purpose. As a result, the ability of a person having a beneficial interest in New Senior Notes represented by a New Global Note to pledge such interest to persons or entities that do not participate in the Depository's system or to otherwise take actions in respect of such interest, may be affected by the lack of physical certificate evidencing such interest. Accordingly, each person owning a beneficial interest in a New Global Note must rely on the procedures of the Depository and, if such person is not a Participant or an Indirect Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a holder under such New Global Note of the Indenture.

         Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of New Senior Notes by the Depository, or for maintaining, supervising or reviewing any records of the Depository relating to such New Senior Notes.

         Payments in respect of the principal of, premium, if any, and interest on any New Senior Notes registered in the name of a Global Holder on the applicable record date will be payable by Trustee to or at the direction of such Global Holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustees may treat the persons in whose name the New Senior Notes, including the New Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of New Senior Notes (including principal, premium, if any and interest), or to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective interests in the New Global Notes in principal amount of beneficial interests in the relevant security as shown on the records of the Depository. Payments by the Depository's Participants and the Depository's Indirect
Participants to the beneficial owners of New Senior Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depository's Participant or the Depository's Indirect Participants.

Certificated Securities

         If (i) the Company notifies the Trustee in writing that the Depository is no longer willing or able to act as a depository and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the New Senior Notes in definitive form under the Indenture, then, upon surrender by the relevant Global Holder of its New Global Note, New Senior Notes in such form will be issued to each person that such Global Holder and the Depository identifies as the beneficial owner of the related New Senior Notes. In addition, subject to certain conditions, any person having a beneficial interest in the New Global Note may, upon request to the Trustee, exchange such beneficial interest for Certificated New Senior Notes. Upon any such issuance, the Trustee is required to register such New Senior Notes in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). Such New Senior Notes would be issued in fully registered forms.

Same-Day Settlement and Payment

         The Indenture requires that payments in respect of the New Senior Notes represented by the New Global Notes (including principal, premium, if any, and interest) be made by wire transfer of immediately-available, same-day funds to the accounts specified by the Holder of interest in such New Global Note. With respect to Certificated New Senior Notes, the Company will make all payments of principal, premium, if any, and interest, by wire transfer of immediately-available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. The Company expects that secondary trading in the Certificated New Senior Notes will also be settled in immediately-available funds.


Exchange Offer; Registration Rights

     The Company, the Guarantor and the Initial Purchasers entered into the Registration Rights Agreement on November 26, 1997 (the "Issue Date"). Pursuant to the Registration Rights Agreement, the Company and the Guarantor agreed (i) to file with the Commission the Registration Statement under the Securities Act with respect to the New Senior Notes within 60 days, (ii) that the Company and the Guarantor will use their best efforts to have the Registration Statement declared effective by the Commission on or prior to 120 days after the Issue Date, and (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will commence the Exchange Offer and use its best efforts to issue on or prior to 30 business days after the date on which the Registration Statement is declared effective by the Commission, New Senior Notes in exchange for all Old Senior Notes tendered prior thereto in the Exchange Offer. If (a) the Company and the Guarantor failed to file the
Registration Statement on or before the date specified for such filing the Registration Statement is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), or (b) the Company fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Registration Statement, or (c) the Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (c) above a "Registration Default"), then the Company and the Guarantors will pay liquidated damages ("Liquidated Damages") to each holder of Old Senior Notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $.05 per week per $1,000 principal amount of Senior Notes held by such holder. The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of Old Senior Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.20 per week per $1,000 principal amount of Old Senior Notes. All accrued Liquidated Damages will be paid by the Company on each Damages Payment Date (which correspond to Interest Payment Dates on the Senior Notes) to the Global Holder by wire transfer of immediately available funds or by federal funds check and to holders of Certificated Old Senior Notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease. The company and the Guarantor initially filed the Registration Statement on January 29, 1998, 64 days after the Issue Date. In addition, the Registration Statement was
                                    --------------------------------------------
declared effective on April , 1998, days after the Effectiveness Target Date. As
-----------------------------------------------------------------------------
a result, the Company is obligated to pay $ in Liquidated Damages to Holders of the Old Senior Notes.


Certain Definitions

         Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

         ?Accounting Firm? means any of Arthur Andersen LLP, Coopers & Lybrand L.L.P., Deloitte & Touche LLP, Ernst & Young LLP, KPMG Peat Marwick LLP and Price Waterhouse LLP or any of their successor firms.

         ?Acquired  Indebtedness?  means,  with respect to any specified Person,
(i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, excluding, however, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

         ?Affiliate? of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, ?control? (including, with correlative meanings, the terms ?controlling,? ?controlled by? and ?under common control with?), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

         ?Asset Sale? means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales of inventory in the ordinary course of business consistent with past practices (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption ??Repurchase at the Option of Holders-Change of Control? and/or the provisions described above under the caption ??Certain Covenants-Merger, Consolidation, or Sale of Assets? and not by the provisions of the Asset Sale covenant), and (ii) the issue or sale by the Company or any of its Subsidiaries of Equity Interests of any of the Company's Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (A) that have a fair market value in excess of $1.0 million or (B) for net proceeds in excess of $1.0 million. Notwithstanding the foregoing, (i) a transfer of assets by the Company to a Wholly Owned Subsidiary or by a Wholly Owned Subsidiary to the Company or to another Wholly Owned Subsidiary, (ii) an issuance of Equity Interests by a Wholly Owned Subsidiary to the Company or to another Wholly Owned Subsidiary,
(iii) a Restricted Payment that is permitted by the covenant described above under the caption "-Certain Covenants-Restricted Payments," (iv) arrangements providing for the receipt by the Company of franchise and royalty fees but not otherwise involving the sale of assets of the Company or any of its Subsidiaries (other than inventory in the ordinary course of business) and (v) a disposition of any Non-Core Stores will not be deemed to be Asset Sales.

         ?Capital Lease Obligation? means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

         ?Capital Stock? means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

         ?Cash Equivalents? means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (iii) marketable direct obligations issued by any State of the United States or any local government or other political subdivision thereof rated (at the time of the acquisition of such security) at least ?AA? by S&P or the equivalent thereof by Moody's and having maturities of not more than one year from the acquisition of such security, (iv) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500 million and a Keefe Bank Watch Rating of ?B? or better or with any registered broker-dealer whose commercial paper is rated at least ?A-1? by S&P or the equivalent thereof by Moody's, (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iv) above entered into with any financial institution meeting the qualifications specified in clause (iv) above, (vi) commercial paper rated at least ?A-1? by S&P or the equivalent thereof by Moody's and, in each case, maturing within six months after the date of acquisition, and (vii) investments in money market funds all of whose assets consist of securities described in clauses (ii) through (vi) above.

         ?Commission? means the Securities and Exchange Commission.

         ?Consolidated Cash Flow? means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income, minus (v) non-cash items increasing such Consolidated Net Income for such period, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent and in the same proportion that the net income of such Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

         ?Consolidated Net Income? means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Subsidiary thereof that is a Guarantor, (ii) the Net Income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (iv) the cumulative effect of a change in accounting principles shall be excluded.

         ?Consolidated Net Worth? means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the Issue Date in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, (y) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.



         ?Credit Facility? means, with respect to the Company, one or more debt facilities or commercial paper facilities with banks or other institutional lenders (including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith) providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit up to a maximum aggregate amount of not more than $15.0 million, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

     ?Default? means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

         ?Disqualified Stock? means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Senior Notes mature, provided that a class of Capital Stock shall not be Disqualified Stock solely as a result of any maturity or redemption that is conditioned upon, and subject to, compliance with the covenant described under the caption "-Certain Covenants-Restricted Payments."

         ?Equity Interests? means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

         ?Existing Indebtedness? means Indebtedness of the Company and its Subsidiaries (including preferred stock of Pretzel Time outstanding on the Issue Date but excluding any Indebtedness of the Company or any of its Subsidiaries under any Credit Facility existing on the Issue Date) in existence on the Issue Date, until such amounts are repaid.

         ?Fixed Charges? means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), (ii) the consolidated interest expense of such Person and its Subsidiaries that was capitalized during such period, (iii) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries (whether or not such guarantee or Lien is called upon), and (iv) the product of (A) all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of the Company, times (B) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

         ?Fixed Charge Coverage Ratio? means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the ?Calculation Date?), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Subsidiaries following the Calculation Date, and (iv) the financial information of the Company with respect to any portion of the four fiscal quarters prior to the Issue Date may be adjusted to eliminate certain historical expenses that are not expected to recur after the consummation of the Pretzel Contributions so long as such adjustments are not deemed to be contrary to the requirements of Regulation S-X under the Securities Act by an Accounting Firm. In calculating the Fixed Charge Coverage Ratio for any period, to the extent that the proceeds from the incurrence of any Indebtedness are to be used to fund the acquisition of Equity Interests or assets in a Permitted Business, the Company may include any pro forma adjustments permitted by Regulation S-X under the Securities Act in its calculation of the amount of Consolidated Cash Flow that relate solely to such acquisition, so long as such pro forma adjustments are not deemed to be contrary to the requirements of Rule 11-02 of Regulation S-X under the Securities Act in writing by an Accounting Firm.

         ?GAAP? means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.

         ?guarantee? means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     ?Guarantors? means (i) MFB and (ii) any other Subsidiary that executes a Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns.

         ?Hedging Obligations? means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest or foreign currency exchange rates.

         ?Indebtedness? means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the guarantee by such Person of any indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

         ?Investments? means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity
Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP, provided that an acquisition of assets, Equity Interests or other securities by the Company for consideration consisting of common stock of the Company shall not be deemed to be an Investment. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption ??Certain Covenants-Restricted Payments.?

         ?Issue Date? means November 26, 1997.

         ?Lien? means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction), provided that the definition of ?Lien? shall not include any option, call or similar right relating to treasury shares of the Company to the extent that such option, call or right is granted (i) under any employee stock option plan, employee stock ownership plan or similar plan or arrangement of the Company or its Subsidiaries or (ii) in connection with the issuance of Indebtedness permitted to be incurred pursuant to the covenant described under the caption ??Certain Covenants-Incurrence of Indebtedness and Issuance of Preferred Stock.?

     ?MFB? means The Mrs. Fields' Brand, Inc., a Delaware corporation and a wholly owned subsidiary of the Company.

     ?MFH? means Mrs. Fields' Holding Company, Inc., a Delaware corporation and the corporate parent of the Company.

         ?Moody's? means Moody's Investors Service, Inc.

         ?Net Income? means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (A) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (B) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and
(ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

         ?Net Proceeds? means the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale but only as and when received), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the permanent repayment of, or permanent reduction in availability or commitment under, Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     ?Non-Core Stores? means the stores listed in Exhibit B to the Indenture.

     ?Obligations?    means   any   principal,    interest,   penalties,   fees,
indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

         ?Permitted Business? means the same or a similar line of business as the Company and its Subsidiaries were engaged in on the Issue Date, including, without limitation, the specialty retail snack-food business.

         ?Permitted Investments? means (a) any Investment in the Company or in a Wholly Owned Subsidiary of the Company that is a Guarantor and that is engaged in a Permitted Business, (b) any Investment in Cash Equivalents, (c) any Investment by the Company or any Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person becomes a Wholly Owned Subsidiary of the Company and a Guarantor that is engaged in a Permitted Business or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Subsidiary of the Company that is a Guarantor and that is engaged in a Permitted Business, (d) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "-Repurchase at the Option of Holders-Asset Sales," (e) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company, (f) any Investments in accounts and notes receivable acquired in the ordinary course of business, (g) any Investments in notes of employees, officers, directors and their transferees and Affiliates issued to the Company representing payment of the exercise price of options to purchase common stock of the Company, (h) any Investments by the Company in Hedging Obligations otherwise permitted to be incurred under the Indenture, (i) any Investments existing on the Issue Date (including, without limitation, a $500,000 loan to Martin E. Lisiewski outstanding as of the Issue Date) and ( j) any purchase of any and all remaining common stock of PTI.

         ?Permitted Liens? means (i) Liens securing Indebtedness under a Credit Facility that was permitted by the terms of the Indenture to be incurred, (ii) Liens in favor of the Company, (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company, (iv) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any assets of the Company other than the property so acquired, (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business, (vi) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clauses (iii) and (x) of the second paragraph of the covenant entitled ?Incurrence of Indebtedness and Issuance of Preferred Stock,?

provided that, in the case of Indebtedness permitted by such clause (iii), covering only the assets acquired with such Indebtedness, (vii) Liens existing on the Issue Date, (viii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor, and (ix) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company that (A) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (B) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Subsidiary.

         ?Permitted Refinancing Indebtedness? means any Indebtedness of the Company or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Subsidiaries, provided that (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded ( plus the amount of reasonable expenses incurred in connection therewith), (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Senior Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Senior Notes on terms at least as favorable to the holders of Senior Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, and (iv) such Indebtedness is incurred either by the Company or by the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

         ?Pretzel Time? means Pretzel Time, Inc., a Pennsylvania corporation.

     ?Pretzel  Time  Employment   Agreement?   means  that  certain   Employment
Agreement, dated as of September 2, 1997, between Pretzel Time and Martin E. Lisiewski.

     ?Pretzel  Time  Management   Agreement?   means  that  certain   Management
Agreement, dated as of September 2, 1997, between the Company and Pretzel Time.

         ?Public Equity Offering? means a public offering registered under the Securities Act (except for any registration pursuant to Form S-8) of common stock of (i) the Company or (ii) MFH to the extent that the net proceeds thereof are contributed to the Company as a capital contribution, provided that the aggregate proceeds from any such public offering shall in no event be less than $20.0 million.

     ?Restricted  Investment?   means  an  Investment  other  than  a  Permitted
Investment.

     ?S&P?  means  Standard  &  Poor's  Ratings  Service,   a  division  of  The
McGraw-Hill Companies, Inc.

     ?Significant Subsidiary? means any Subsidiary that would be a ?significant subsidiary? as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

         ?Stated Maturity? means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

         ?Subsidiary? means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (A) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (B) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

         ?Tax Sharing Agreement? means any tax allocation agreement between the Company or any of its Subsidiaries with the Company or any direct or indirect shareholder of the Company with respect to consolidated or combined tax returns including the Company or any of its Subsidiaries, but, in each case, only to the extent that amounts payable from time to time by the Company or any such Subsidiary under any such agreement do not exceed the corresponding tax payments that the Company or such Subsidiary would have been required to make to any relevant taxing authority had the Company or such Subsidiary not joined in such consolidated or combined returns, but instead had filed returns including only the Company and its Subsidiaries.

     ?Voting Stock? of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

         ?Weighted Average Life to Maturity? means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

         ?Wholly Owned Subsidiary? of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

                              PLAN OF DISTRIBUTION

         Each broker-dealer that receives New Senior Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Senior Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Senior Notes received in exchange for Old Senior Notes where such Old Senior Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 120 days after the consummation of the Exchange Offer, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until _________, all dealers effecting transactions in the New Senior Notes may be required to deliver a prospectus.

         The Company will not receive any proceeds from any sale of New Senior Notes by broker-dealers. New Senior Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Senior Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or though brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Senior Notes. Any broker-dealer that resells New Senior Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Senior Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Senior Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

         For a period of 120 days after the consummation of the Exchange Offer, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal or Agent's Message. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the Holders of the Notes in an amount up to $50,000) other than commissions or concessions of any brokers or dealers and will indemnify the Holders of the Notes (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act.


             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

         The following is a general summary of certain U.S. Federal income tax consequences associated with the exchange of the Old Senior Notes for the New Senior Notes pursuant to the Exchange Offer. The summary is based upon current laws, regulations, rulings and judicial decisions all of which are subject to change, possibly with retroactive effect. the discussion below does not address all aspects of U.S. Federal income taxation that may be relevant to particular Holders of Old Senior Notes or New Senior Notes. In addition, the discussion does not address any aspect of state, local or foreign taxation.

         The exchange of the Old Senior Notes for the New Senior Notes pursuant to the Exchange Offer should not be treated as an "exchange" for U.S. Federal income tax purposes because the New Senior Notes should not be considered to differ materially in kind or extent from the New Senior Notes. Rather, the New Senior Notes received by a Holder should be treated as a continuation of the Old Senior Notes in the hands of such Holder. As a result there should be no U.S. Federal income tax consequences to Holders exchanging the Old Senior Notes for the New Senior Notes pursuant to the Exchange Offer, and any exchanging Holder of Old Senior Notes should have the same tax basis and holding period in the New Senior Notes as such Holder had in the Old Senior Notes immediately prior to the Exchange.

         PROSPECTIVE HOLDERS OF THE NEW SENIOR NOTES ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE PARTICULAR TAX CONSEQUENCES OF EXCHANGING SUCH HOLDERS' OLD SENIOR NOTES FOR THE NEW SENIOR NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS.

                                  LEGAL MATTERS

         The validity of the New Senior Notes and the New Guarantee offered hereby will be passed upon for the Company and MFB by Skadden, Arps, Slate, Meagher & Flom LLP. A partner in Skadden, Arps, Slate, Meagher & Flom LLP is an investor in Capricorn.

                                     EXPERTS

         The historical financial statements and schedule of Mrs. Fields' Original Cookies, Inc. and subsidiaries as of December 28, 1996 and January 3, 1998 and for the period from inception (September 18, 1996) to December 28, 1996 and for the year ended January 3, 1998; the historical financial statements of Mrs. Fields Inc. and subsidiaries as of September 17, 1996 and for the period from December 31, 1995 to September 17, 1996; the historical financial statements of The Original Cookie Company, Incorporated and the Carved-out Portion of Hot Sam Company, Inc. (combined) as of December 30, 1995 and September 17, 1996 and for years ended December 31, 1994 and December 30, 1995 and for the period ended September 17, 1996; the historical financial statements of H&M Concepts Ltd. Co. and subsidiaries as of December 29, 1996 and for the year then ended; and the historical financial statements of Pretzel Time, Inc. as of December 31, 1995 and December 29, 1996 and for the years then ended, included in this Prospectus and elsewhere in this registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

         The historical financial statements of Mrs. Fields Inc. and subsidiaries as of December 30, 1995 and for the years ended December 30, 1995 and December 31, 1994 included in this Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and is included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS


     On November 26, 1997, Mrs. Fields' Original Cookies, Inc. ("Mrs. Fields") sold $100,000,000 of Series A Senior Notes due 2004 (the "Offering"). The proceeds of the Offering were used to: (i) pay $63,407,000 aggregate principal amount of existing indebtedness of Mrs. Fields and its subsidiaries, including The Mrs. Fields' Brand, Inc. ("MFB"), which became a wholly owned subsidiary of Mrs. Fields concurrent with completion of the Offering, together with interest thereon of $2,995,000; (ii) pay all of the $12,250,000 aggregate principal amount of H&M debt, together with interest thereon of $444,000; (iii) pay a dividend of $1,065,000 and the return of a $1,500,000 advance to MFH; and (iv) pay fees and expenses of the Offering totaling $6,431,000. As part of the Refinancing, MFH converted to common equity of Mrs. Fields a $4,643,000 note payable, and contributed to Mrs. Fields all of the common stock of MFB after the conversion of $3,935,000 of preferred stock of MFB, including accrued but unpaid dividends, into common equity.

     Concurrent with the consummation of the Offering, Mrs. Fields received a contribution from MFH of the businesses acquired in the Pretzel Acquisitions (the "Pretzel Contributions"). MFH contributed to Mrs. Fields the net assets of H&M, MFH's 56% interest in Pretzel Time common stock, a $500,000 note receivable from the Pretzel Time founder and minority stockholder, and certain related rights. Mrs. Fields purchased an additional 4% of the shares of common stock of Pretzel Time from the founder and minority stockholder, for $300,000 in cash on January 2, 1998.

     The unaudited pro forma condensed consolidated statement of operations is based upon the historical financial statements of Mrs. Fields, H&M and Pretzel Time, and should be read in conjunction with the audited and unaudited financial statements, including the notes thereto, of these entities included elsewhere in this registration statement. The unaudited pro forma condensed consolidated statement of operations has been prepared using the purchase method of accounting for the Pretzel Acquisitions. The unaudited pro forma condensed consolidated statement of operations assumes that the Offering, the Pretzel Acquisitions, the Pretzel Contributions and the Refinancing occurred as of December 29, 1996 (the first day of the most recently completed fiscal year). The Pretzel Contributions have been accounted for utilizing MFH's predecessor basis. All of the entities presented operate using 52/53-week years ending near December 31. In the opinion of management of Mrs. Fields, all adjustments necessary to present fairly the unaudited pro forma condensed consolidated statement of operations have been made.

     The unaudited pro forma condensed consolidated statement of operations is included in this registration statement for illustrative purposes only. Such information does not purport to be indicative of the results which would actually have been effected on the date and for the period indicated, nor is it indicative of actual or future operating results that may occur. See also "Risk Factors" included elsewhere in this registration statement.
                                   P-1



                                   MRS. FIELDS
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                       FOR THE YEAR ENDED JANUARY 3, 1998
                                   (Unaudited)

                                                                                 Pretzel       Pro Forma
                                                                      H&M          Time       Adjustments       Pro Forma
                                                     Mrs. Fields  (See Note 1)  (See Note 2)  (See Note 3)     Consolidated
                                                                   (Dollars in thousands)
CORE OPERATING STORES:
   NET STORE SALES                                   $104,316       $  8,278     $   -         $   -            $112,594
                                                    ---------      ---------   ----------     -----------      ---------
    OPERATING COSTS AND EXPENSES:
     Selling and store occupancy costs                 50,858          5,477         -             -              56,335
     Food cost of sales                                22,677          1,146         -             -              23,823
     Depreciation and amortization                      3,896            595         -           (111) (a)         4,380
                                                    ---------      ---------   ----------      ----------      ---------
                                                       77,431          7,218         -           (111)            84,538
                                                    ---------      ---------   ----------      ----------      ---------
        INCOME FROM CORE OPERATING STORES              26,885          1,060         -            111             28,056
                                                    ---------      ---------   ----------      ----------      ---------

STORES IN THE PROCESS OF BEING CLOSED
   OR FRANCHISED:
     NET STORE SALES                                   19,671          1,050        302             -             21,023
                                                    ---------      ----------  ----------      ----------      ---------
     OPERATING COSTS AND EXPENSES:
        Selling and store occupancy costs              15,974            643        275             -             16,892
        Food cost of sales                              5,450            220         63             -              5,733
        Depreciation and amortization                      45             95          -             -                140
                                                    ---------      ----------  ----------      ----------      ---------
                                                       21,469            958        338             -             22,765
                                                    ---------      ----------  ----------      ----------      ---------

        INCOME (LOSS) FROM STORES IN THE PROCESS
          OF BEING CLOSED OR FRANCHISED                (1,798)            92        (36)            -             (1,742)
                                                    ----------     ----------  ----------      ----------      ---------

FRANCHISING REVENUE, NET                                3,418          2,142          -             -              5,560
                                                    ----------     ----------  ----------      ----------      ---------
LICENSING REVENUE, NET                                  2,184              -          -             -              2,184
                                                    ----------     ----------  ----------      ----------      ---------
OTHER REVENUE, NET                                        918             36        181             -              1,135
                                                    ----------     ----------  ----------      ----------      ---------
GENERAL AND ADMINISTRATIVE EXPENSES                   (16,730)        (1,326)    (1,617)           750  (b)      (18,923)
                                                    ----------     ----------  ----------      -----------     ---------
DEPRECIATION AND AMORTIZATION OF INTANGIBLES           (6,462)          (118)         -           (636) (c)       (7,216)
                                                    ----------     ----------  ----------      -----------     ----------
        INCOME (LOSS) FROM OPERATIONS                   8,415           (138)       552            225             9,054

INTEREST EXPENSE, NET                                  (7,584)          (370)      (120)        (3,510) (d)      (11,584)
OTHER EXPENSE                                            (368)             -         (9)            -               (377)
                                                    ----------     ----------  ----------      -----------      ---------
        INCOME (LOSS) BEFORE PROVISION FOR
                    INCOME TAXES                          463           (508)       423         (3,285)           (2,907)

PROVISION FOR INCOME TAXES                               (655)            -         (95)            95  (e)         (655)
                                                    ----------     ----------  ----------      -----------       --------
        INCOME (LOSS) BEFORE PREFERRED STOCK
           DIVIDENDS OF SUBSDIARIES AND
             MINORITY INTEREST                           (192)          (508)       328         (3,190)           (3,562)

PREFERRED STOCK ACCRETION AND DIVIDENDS OF
          SUBSIDIARIES                                   (644)            -          -               -              (644)
                                                    ----------      ---------  ----------      -----------        -------
MINORITY INTEREST                                        (138)            -          -              155 (f)           17
                                                    ----------      ---------  ----------      -----------        -------
          INCOME (LOSS) FROM CONTINUING
                   OPERATIONS                       $    (974)      $   (508)   $   328         $(3,035)          $(4,189)
                                                    ==========      =========  ==========      ===========        ========
OTHER DATA (See Note 4):
         CASH FLOWS FROM OPERATING ACTIVITIES             919            (94)      805                -           $  1,630
                                                    ==========      =========  ==========      ===========        =========
         CASH FLOWS FROM INVESTING ACTIVITIES         (15,505)           (32)      (24)               -           $(15,561)
                                                    ==========      =========  ==========      ===========        =========
         CASH FLOWS FROM FINANCING ACTIVITIES          24,164           (489)       14                -           $ 23,689
                                                    ==========      =========  ==========      ===========        =========

        EBITDA                                      $  18,818       $     492  $     730        $  750            $ 20,790
                                                    =========       =========  =========        ==========        ========



                  See accompanying notes to pro forma condensed
                      consolidated statement of operations.
                                       P-2

                                   MRS. FIELDS
        NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                   (Unaudited)

Note 1: H&M Contribution

     MFH, through its wholly owned subsidiary, MFPC, acquired the net assets and certain debt of H&M on July 25, 1997, and concurrent with the completion of the Offering contributed these net assets of H&M and related debt to Mrs. Fields. Accordingly, in the accompanying pro forma condensed consolidated statement of operations for the year ended January 3, 1998, H&M's results of operations from December 29, 1996 to July 24, 1997 are included under "H&M" column heading. H&M's results of operations from July 25, 1997 to January 3, 1998 are included under the "Mrs. Fields" column heading. The purchase price of $13,750,000 paid by MFH was allocated based on the estimated fair values of the net assets acquired, as presented below:

           Fair value of net assets acquired       $  4,132,000
           Goodwill acquired                          9,618,000
                                                   ------------
           Total purchase price                     $13,750,000
                                                   ============

     The  following  data  reconciles  the  key  components   H&M's  results  of
     ---------------------------------------------------------------------------
     operations in the accompanying pro forma condensed  consolidated  statement
     ---------------------------------------------------------------------------
     of operations with the key components of H&M's results of operations in the
     ---------------------------------------------------------------------------
     historical financial statements on F-64:
     ----------------------------------------

                       26 weeks ended      June 30, 1996 to         December 29, 1996
                       June 29, 1997         July 24, 1997           to July 24, 1997
                       -------------       -----------------       --------------------
                                        (dollars in thousands)
Net store sales         $8,152               $1,176                     $9,328
Operating costs
  and expenses           8,228                1,274                      9,502
Loss from operations       (58)                 (80)                      (138)
Net loss                  (348)                (160)                      (508)



Note 2: Pretzel Time Contribution

     MFH acquired 56.0% of the common stock of Pretzel Time, a $500,000 note receivable from Pretzel Time's founder and contract rights on September 2, 1997. Concurrent with the completion of the Offering, MFH contributed its 56.0% interest to Mrs. Fields. Accordingly, in the accompanying pro forma condensed consolidated statement of operations for the year ended January 3, 1998, Pretzel Time's results of operations from December 29, 1996 to September 1, 1997 are included under the "Pretzel Time" column heading. Pretzel Time's results of operations from September 2, 1997 to January 3, 1998 are included under the "Mrs. Fields" column heading.


     MFH paid $4,200,000 in cash to acquire 56.0% of the common stock of Pretzel Time and made a $500,000, 5-year maturity loan, with an interest rate of 10.5%, to a minority stockholder and founder of Pretzel Time. Of the $4,200,000 paid by MFH, $750,000 was paid to Pretzel Time to be used for working capital purposes. Pretzel Time's accumulated deficit of $347,000 at the date of acquisition was eliminated and goodwill of $5,882,000 was recorded.

     The following data  reconciles the key components of Pretzel Time's results
     ---------------------------------------------------------------------------
     of  operations  in  the  accompanying  pro  forma  condensed   consolidated
     ---------------------------------------------------------------------------
     statement of operations  with the key  components of Pretzel Time's results
     ---------------------------------------------------------------------------
     of operations in the historical financial statements on F-64:
     -------------------------------------------------------------

                       24 weeks ended       June 16, 1997 to         December 30, 1996
                       June 15, 1997       September 1, 1997        to September 1, 1997
                       -------------       -----------------       --------------------
                                        (dollars in thousands)
Net store sales         $  196               $106                     $  302
Franchising revenue      1,773                369                      2,142
Operating costs
  and expenses           1,545                528                      2,073
Income from operations     424                128                        552
Net income                 145                183                        328



Note 3: Unaudited Pro Forma Combined Statement of Operations Adjustments

(a) Adjustment to reflect a reduction in depreciation expense as a result of reducing H&M's property and equipment to fair market value in connection with the acquisition. The average estimated depreciable lives for these assets is 7 years.

(b)  Adjustment  to reflect the impact of the  reduction in salaries and payroll
     ---------------------------------------------------------------------------
     expenses  related to  employees  of H&M and Pretzel  Time  terminated  as a
     ---------------------------------------------------------------------------
     condition of the acquisitions. The termination occurred concurrent with and
     ---------------------------------------------------------------------------
     were a direct result of the acquisitions. These events are expected to have
     ---------------------------------------------------------------------------
     a continuing impact, as the positions occupied by the terminated  employees
     ---------------------------------------------------------------------------
     have been eliminated.  The impact is factually supportable as the employees
     ---------------------------------------------------------------------------
     were terminated at the time of the acquisitions.
     ------------------------------------------------

(c) Adjustment to reflect amortization of goodwill, which goodwill totaling $15,845,000, was recorded in connection with the purchase of the net assets of H&M and the majority ownership of Pretzel Time. Goodwill is being amortized over a 15-year period.

(d) Adjustment to reflect additional interest expense that would have been incurred on the $100,000,000 Series A Senior Notes. Adjustment also reflects a reduction in interest expense related to: (i) the retirement of $64,098,000 of Mrs. Fields debt with interest rates ranging from 8.78% to 10.0%; (ii) the retirement of $8,250,000 of H&M debt with interest rates ranging from 8.0% to 16.0%; (iii) the conversion of $4,643,000 of a Mrs. Fields note payable to equity with an interest rate of 9.78%; (iv) the additional amortization related to approximately $5,976,000 of deferred loan costs assumed to be amortized over a 7-year period; and (v) net of interest income on a $500,000 loan to a minority stockholder and founder of Pretzel Time with an interest rate of 10.5%.

(e) Adjustment to reflect the reduction in provision for income taxes due to the results of consolidation of the entities and a pro forma loss before provision for income taxes for the year ended January 3, 1998.

(f) Adjustment to reflect the recording of the 40.0% minority interest in Pretzel Time's income from continuing operations.

                                   MRS. FIELDS
  NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (continued)
                                   (Unaudited)

Note 4: Pro Forma Consolidated EBITDA for the Year Ended January 3, 1998

                                                            MRS.             PRETZEL    PRO FORMA
                                                           FIELDS     H&M      TIME    ADJUSTMENTS   TOTAL
     Income (loss) from operations......................  $  8,415 $ (198)     $ 612     $     225  $ 9,054
Add:
     Depreciation and amortization......................    10,403     690       118           525   11,736
                                                           ------- -------  --------    ----------  -------
          EBITDA......................................... $ 18,818 $   492     $ 730     $     750  $20,790
                                                           ======= =======  ========    ==========  =======


                    INDEX TO HISTORICAL FINANCIAL STATEMENTS

                                                                                                                Page
Mrs. Fields' Original Cookies, Inc. and subsidiaries

Report of Independent Public Accountants....................................................................     F-2
Consolidated Balance Sheets as of December 28, 1996 and January 3, 1998.....................................     F-3
Consolidated Statements of Operations for the period from inception (September 18, 1996) to December
   28, 1996 and for the year ended January 3, 1998..........................................................     F-5
Consolidated Statements of Stockholder's Equity for the period from inception (September 18, 1996) to
   December 28, 1996 and for the year ended January 3, 1998.................................................     F-6
Consolidated Statements of Cash Flows for the period from inception (September 18, 1996) to
   December 28, 1996 and for the year ended January 3, 1998.................................................     F-7
Notes to Consolidated Financial Statements..................................................................    F-11

Mrs. Fields Inc. and subsidiaries

Report of Independent Public Accountants (Arthur Andersen LLP)..............................................    F-33
Report of Independent Public Accountants (Deloitte & Touche LLP)............................................    F-34
Consolidated Balance Sheets as of December 30, 1995 and September 17, 1996..................................    F-35
Consolidated Statements of Operations for the years ended December 31, 1994 and December 30, 1995
   and for the period ended September 17, 1996..............................................................    F-37
Consolidated Statements of Stockholders' Deficit for the years ended December 31, 1994 and December
   30, 1995 and for the period ended September 17, 1996.....................................................    F-38
Consolidated Statements of Cash Flows for the years ended December 31, 1994 and December 30, 1995
   and for the period ended September 17, 1996..............................................................    F-39
Notes to Consolidated Financial Statements..................................................................    F-42

The Original Cookie Company, Incorporated and the Carved-out Portion of Hot Sam Company,
   Inc. (Combined)

Report of Independent Public Accountants....................................................................    F-50
Combined Balance Sheets as of December 30, 1995 and September 17, 1996......................................    F-51
Combined Statements of Operations for the years ended December 31, 1994 and December 30, 1995
   and for the period ended September 17, 1996..............................................................    F-53
Combined Statements of Stockholders' Equity for the years ended December 31, 1994 and December
   30, 1995 and for the period ended September 17, 1996.....................................................    F-54
Combined Statements of Cash Flows for the years ended December 31, 1994 and December 30, 1995
   and for the period ended September 17, 1996..............................................................    F-55
Notes to Combined Financial Statements......................................................................    F-56

H&M Concepts Ltd. Co. and subsidiaries

Report of Independent Public Accountants....................................................................    F-61
Consolidated Balance Sheets as of December 29, 1996 and June 29, 1997 (unaudited)...........................    F-62
Consolidated Statements of Operations for the year ended December 29, 1996 and the 26 weeks ended
   June 30, 1996 (unaudited) and June 29, 1997 (unaudited)..................................................    F-64
Consolidated Statements of Members' Capital for the year ended December 29, 1996 and the 26 weeks
   ended June 29, 1997 (unaudited).........................................................................     F-65
Consolidated Statements of Cash Flows for the year ended December 29, 1996 and the 26 weeks ended
   June 30, 1996 (unaudited) and June 29, 1997 (unaudited).................................................     F-66
Notes to Consolidated Financial Statements.................................................................     F-68

Pretzel Time, Inc.

Report of Independent Public Accountants...................................................................     F-75
Balance Sheets as of December 31, 1995, December 29, 1996 and June 15, 1997 (unaudited)....................     F-76
Statements of Operations for the years ended December 31, 1995 and December 29, 1996 and for the
   24 weeks ended June 16, 1996 (unaudited) and June 15, 1997 (unaudited)..................................     F-77
Statements of Stockholders' Deficit for the years ended December 31, 1995 and December 29, 1996
   and for the 24 weeks ended June 15, 1997 (unaudited)....................................................     F-78
Statements of Cash Flows for the years ended December 31, 1995 and December 29, 1996 and for the
   24 weeks ended June 16, 1996 (unaudited) and June 15, 1997 (unaudited)..................................     F-79
Notes to Financial Statements..............................................................................     F-81

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




To Mrs. Fields' Original Cookies, Inc.:

We have audited the accompanying consolidated balance sheets of Mrs. Fields' Original Cookies, Inc. (a Delaware corporation) and subsidiaries as of December 28, 1996 and January 3, 1998, and the related consolidated statements of operations, stockholder's equity and cash flows for the period from inception (September 18, 1996) to December 28, 1996 and for the year ended January 3, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mrs. Fields' Original Cookies, Inc. and subsidiaries as of December 28, 1996 and January 3, 1998, and the results of their operations and their cash flows for the period from inception (September 18, 1996) to December 28, 1996 and for the year ended January 3, 1998 in conformity with generally accepted accounting principles.




/s/ARTHUR ANDERSEN LLP
ARTHUR ANDERSEN LLP

Salt Lake City, Utah
  January 17, 1998 (except with respect
  to the matter discussed in the eighth paragraph of Note 3, as to which the date is February 28, 1998)


                                                                                                                   Page 1 of 2

                                         MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

                                                      CONSOLIDATED BALANCE SHEETS

                                                        (dollars in thousands)


                                                                ASSETS

                                                                                        December 28,        January 3,
                                                                                            1996              1998
CURRENT ASSETS:
    Cash and cash equivalents                                                           $   6,709          $    16,287
    Accounts receivable, net of allowance for doubtful accounts of $68 and $32,
       respectively                                                                         1,686                2,194
    Amounts due from franchisees and affiliates, net of allowance for doubtful
       accounts of $320 and $582, respectively                                              1,038                1,552
    Inventories                                                                             3,043                3,100
    Prepaid rent and other                                                                  1,324                2,925
    Deferred income tax assets, current portion                                             2,092                2,765
                                                                                         --------             --------

                Total current assets                                                       15,892               28,823
                                                                                         --------             --------

PROPERTY AND EQUIPMENT, at cost:
    Leasehold improvements                                                                 16,704               21,099
    Equipment and fixtures                                                                 10,427               14,100
    Land                                                                                      128                  128
                                                                                         --------             --------
                                                                                           27,259               35,327
    Less accumulated depreciation and amortization                                         (1,054)              (6,125)
                                                                                         --------             --------

                Net property and equipment                                                 26,205               29,202
                                                                                         --------             --------

DEFERRED INCOME TAX ASSETS, net of current portion                                            917                  734
                                                                                         --------             --------

GOODWILL, net of accumulated amortization of $966 and $4,996, repsectively                 50,005               68,466
--------------------------------------------------------------------------               --------             --------

TRADEMARKS AND OTHER INTANGIBLES, net of accumulated amortization
   of $324 and $1,423, respectively                                                        16,327               15,528
-----------------------------------------------------------------                        --------             --------

DEFERRED LOAN COSTS, net of accumulated amortization of $70                                     -                5,906
                                                                                         --------             --------

OTHER ASSETS                                                                                  709                1,325
                                                                                         --------             --------

                                                                                         $110,055             $149,684
                                                                                         ========             ========



                                                                                                                Page 2 of 2


                                         MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

                                                      CONSOLIDATED BALANCE SHEETS

                                               (dollars in thousands, except share data)


                                                 LIABILITIES AND STOCKHOLDER'S EQUITY

                                                                                  December 28,         January 3,
                                                                                      1996                1998
CURRENT LIABILITIES:
    Current portion of long-term debt                                              $    2,450            $     472
    Current portion of capital lease obligations                                          -                    142
    Accounts payable                                                                    6,201                3,805
    Accrued liabilities                                                                 3,202                2,826
    Store closure reserve, current portion                                              2,450                3,664
    Accrued salaries, wages and benefits                                                1,811                1,891
    Accrued interest payable                                                            1,668                1,082
    Sales taxes payable                                                                   676                  937
    Deferred credits                                                                      323                  871
                                                                                     ---------           ----------

              Total current liabilities                                                18,781               15,690

LONG-TERM DEBT, net of current portion                                                 65,113              100,284

STORE CLOSURE RESERVE, net of current portion                                           2,305                1,802

CAPITAL LEASE OBLIGATIONS, net of current portion                                         -                    183

ACCRUED LIABILITIES, net of current portion                                             2,207                  -

DEFERRED CREDITS, net of current portion                                                1,091                  -
                                                                                     ---------             --------

              Total liabilities                                                        89,497              117,959
                                                                                     ---------             --------

COMMITMENTS AND CONTINGENCIES (Notes 6 and 7)

MANDATORILY  REDEEMABLE  CUMULATIVE  PREFERRED  STOCK of PTI (a  majority  owned
    subsidiary), aggregate liquidation preference of $1,465                                 -                  902
                                                                                     ---------             --------

MANDATORILY  REDEEMABLE  CUMULATIVE  PREFERRED  STOCK  of  MFB (a  wholly  owned
    subsidiary), aggregate liquidation preference of $3,597                             3,597                  -
                                                                                     ---------            ---------
MINORITY INTEREST                                                                         -                     58
                                                                                     ---------            ---------

STOCKHOLDER'S EQUITY:
    Common stock, $.01 par value; 1,000 shares authorized and 400 shares
       outstanding                                                                        -                    -
    Additional paid-in capital                                                         15,000               30,843
    Retained earnings (Accumulated deficit)                                             1,961                  (78)
                                                                                     --------             --------

              Total stockholder's equity                                               16,961               30,765
                                                                                     --------             --------

                                                                                     $110,055             $149,684
                                                                                     ========             ========





                                         MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

                                                 CONSOLIDATED STATEMENTS OF OPERATIONS

                                                        (dollars in thousands)

                                                                                         Inception
                                                                                      (September 18,               Year Ended
                                                                                         1996) to                  January 3,
                                                                                     December 28, 1996                1998
                                                                                     -----------------             ----------
                              CORE OPERATING STORES
                              ---------------------
NET STORE SALES                                                                           $ 30,811                   $104,316
                                                                                          --------                   --------

OPERATING COSTS AND EXPENSES:
    Selling and store occupancy costs                                                       13,415                     50,858
    Food cost of sales                                                                       7,419                     22,677
    Depreciation and amortization                                                            1,008                      3,896
                                                                                         ---------                   --------

       Total operating costs and expenses                                                   21,842                     77,431
                                                                                          --------                   --------

          Income from core operating stores                                                  8,969                     26,885
                                                                                         ---------                   --------

             STORES IN THE PROCESS OF BEING CLOSED OR FRANCHISED

NET STORE SALES                                                                              9,079                     19,671
                                                                                         ---------                  ---------

OPERATING COSTS AND EXPENSES:
    Selling and store occupancy costs                                                        6,077                     15,974
    Food cost of sales                                                                       2,443                      5,450
    Depreciation and amortization                                                               46                         45
                                                                                         ---------                  ---------

       Total operating costs and expenses                                                    8,566                     21,469
                                                                                         ---------                  ---------

          Income (loss) from stores in the process of being closed or franchised               513                     (1,798)
                                                                                         ---------                  ---------

FRANCHISING AND LICENSING REVENUE, NET                                                       1,385                      5,602
                                                                                          --------                  ---------

OTHER REVENUE, NET                                                                             107                        918
                                                                                         ---------                   ---------

GENERAL AND ADMINISTRATIVE EXPENSES                                                         (4,035)                   (16,730)
                                                                                          --------                   ---------

DEPRECIATION AND AMORTIZATION OF INTANGIBLES                                                (1,290)                    (6,462)
                                                                                          --------                   ---------

          Income from operations                                                             5,649                      8,415

INTEREST EXPENSE, NET                                                                       (1,793)                    (7,584)

OTHER EXPENSE                                                                                  -                         (368)
                                                                                          --------                   ---------

          Income before provision for income taxes                                           3,856                        463

PROVISION FOR INCOME TAXES                                                                  (1,798)                      (655)
                                                                                          --------                   ---------

          Income (loss) before preferred stock accretion and dividends of
              subsidiairies and minority interest                                            2,058                       (192)

PREFERRED STOCK ACCRETION AND DIVIDENDS OF SUBSIDIARIES                                        (97)                      (644)

MINORITY INTEREST                                                                              -                         (138)
                                                                                          --------                   ---------

          Net income (loss)                                                               $  1,961                   $   (974)
                                                                                          ========                   ========



                                         MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

                                            CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

                                                        (dollars in thousands)



                                                                                         Retained
                                                                     Additional          Earnings
                                            Common Stock              Paid-in          (Accumulated
                                          Shares    Amount            Capital            Deficit)             Total

BALANCE, September 18, 1996                -           $ -             $    -              $     -          $      -

    Issuance of common stock for cash     400            -              15,000                  -              15,000

    Net income                             -             -                 -                  1,961             1,961
                                        -----         -----            --------              -------          --------

BALANCE, December 28, 1996                400            -              15,000                1,961            16,961

    Parent contribution of
       investment in PTI                   -             -               4,200                  -               4,200

    Parent contribution of note
       receivable due from PTI's
       minority stockholder and
       founder                             -             -                 500                  -                 500

    Parent contribution of
       investment in MFB                   -             -               6,500                  -               6,500

    Conversion to equity of note
       payable to parent                   -             -               4,643                  -               4,643

    Dividend paid to parent                -             -                 -                 (1,065)           (1,065)

    Net loss                               -             -                 -                   (974)             (974)
                                        -----         -----            -------              -------           -------

BALANCE, January 3, 1998                  400          $ -             $30,843              $   (78)          $30,765
                                        =====         =====            =======              ========          =======



                                                                                                                 Page 1 of 4

                                         MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

                                                 CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                        (dollars in thousands)


                                                                                       Inception
                                                                                    (September 18,
                                                                                       1996) to                Year Ended
                                                                                     December 28,              January 3,
                                                                                         1996                     1998
                                                                                    --------------             -------
Increase (Decrease) in Cash and Cash Equivalents

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss)                                                                     $  2,058                $   (974)
   Adjustments to reconcile net income (loss) to net cash provided by operating activities, net of effects from acquisitions:
         Depreciation and amortization                                                      2,344                  10,403
         Loss on sale of assets                                                               -                       368
         Deferred income taxes                                                              1,511                     210
         In-kind interest expense on note payable to stockholder
                                                                                               97                     338
         Preferred stock accretion and dividends of subsidiaries                              -                       644
         Minority interest                                                                    -                       234
         Changes in assets and liabilities, net of effects from acquisitions:
               Accounts receivable                                                           (294)                   (353)
               Amounts due from franchisees and affiliates                                   (339)                   (514)
               Inventories                                                                   (159)                    136
               Prepaid rent and other                                                         (31)                   (895)
               Other assets                                                                    39                     427
               Accounts payable and accrued liabilities                                       239                  (6,651)
               Store closure reserve                                                         (305)                 (1,666)
               Accrued salaries, wages and benefits                                           212                      80
               Accrued interest payable                                                     1,668                    (586)
               Sales taxes payable                                                            542                     261
               Deferred credits                                                                27                    (543)
                                                                                         ---------               ---------

                  Net cash provided by operating activities                                 7,609                     919
                                                                                         --------               ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Net cash paid for acquisitions (including $1,158 of acquisitions expenses)            (19,508)                (10,949)
    Purchase of property and equipment, net of effects from acquisitions
                                                                                           (1,638)                 (4,678)
    Proceeds from the sale of assets                                                           15                     122
                                                                                         --------               ---------

                  Net cash used in investing activities                                   (21,131)                (15,505)
                                                                                         --------               ----------

                                      F-7


                                                                                                                 Page 2 of 4

                                         MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

                                                 CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                        (dollars in thousands)

                                                                                       Inception
                                                                                    (September 18,
                                                                                       1996) to                Year Ended
                                                                                     December 28,              January 3,
                                                                                         1996                     1998
                                                                                   ----------------           -----------
Increase (Decrease) in Cash and Cash Equivalents

CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from issuance of long-term debt                                         $        -                 $ 108,250
    Reduction of long-term debt                                                            (1,769)                (77,009)
    Payment of debt financing costs                                                           -                    (5,976)
    Cash advance from MFH                                                                     -                     1,500
    Repayment of cash advance to MFH                                                          -                    (1,500)
    Payment of cash dividend to MFH                                                           -                    (1,065)
    Principal payments on capital lease obligations                                           -                       (36)
    Proceeds from the issuance of common stock                                             15,000                     -
    Proceeds from the issuance of mandatorily redeemable cumulative preferred
       stock of subsidiary                                                                  3,500                     -
    Proceeds from the issuance of note payable to Harvard                                   3,500                     -
                                                                                         ---------              ---------

                  Net cash provided by financing activities                                20,231                  24,164
                                                                                         --------               ---------

NET INCREASE IN CASH AND CASH EQUIVALENTS                                                   6,709                   9,578

CASH AND CASH EQUIVALENTS AT BEGINNING OF THE PERIOD                                          -                     6,709
                                                                                         --------               ---------

CASH AND CASH EQUIVALENTS AT END OF THE PERIOD                                           $  6,709               $  16,287
                                                                                         ========               =========



SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cashpaid for  interest  was  approximately  $28 and $8,416 for the period  ended
    December 28, 1996 and for the year ended January 3, 1998, respectively.

Cashpaid for income  taxes was  approximately  $0 and $217 for the period  ended
    December 28, 1996 and for the year ended January 3, 1998, respectively.

              MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (dollars in thousands)

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

On September 18, 1996, the Company acquired certain assets and assumed certain liabilities of Mrs. Fields Inc., Mrs. Fields Development Corporation, Mrs. Fields Cookies, The Original Cookie Company, Incorporated and Hot Sam Company, Inc. In conjunction with the acquisitions, net liabilities were assumed as follows:

                      Fair value of assets acquired                $ 93,494
                      Net cash paid                                 (19,508)
                      Notes payable issued                          (65,735)
                                                                    -------

                           Net liabilities assumed                 $  8,251
                                                                   ========

In connection with the purchase  accounting,  the Company recorded certain other
--------------------------------------------------------------------------------
accruals totaling  $11,300,000 and provided  reserves  totaling  $10,900,000 for
--------------------------------------------------------------------------------
imapired  property and equipment at Company-owned  stores the Company intends to
--------------------------------------------------------------------------------
exit through  closing or  franchising. The accruals consisted of $5,060,000  for
--------------------------------------------------------------------------------
obligations  incident to store  closures,  $2,450,000 for  contingent  legal and
--------------------------------------------------------------------------------
lease  obligations  that  were  firmed  up  before  year  end,   $3,135,000  for
--------------------------------------------------------------------------------
transaction  and finder fees and $655,000 for  severance and related  costs.  In
--------------------------------------------------------------------------------
connection with these accruals and impairment reserves,  the Company recorded an
--------------------------------------------------------------------------------
additional $17,680,000 of goodwill and established deferred income taxes (net of
--------------------------------------------------------------------------------
valuation allowances) totaling $4,520,000.
------------------------------------------

In October 1996, the Company received property in payment of $128 in accounts receivable due from a customer.

On March 18, 1997, a certain convertible subordinated note issued in connection with the previously described business combination was not repaid as scheduled. The noteholder exercised its option to receive an additional note of $1,000 due to the delayed payment. The Company recorded the note and additional goodwill as a subsequent component of the business combination accounting.

During the period ended December 28, 1996 and for the year ended January 3, 1998, MFB increased its mandatorily redeemable cumulative preferred stock liquidation preference by approximately $97 and $338, respectively, in lieu of paying cash dividends. On November 26, 1997, in connection with the Refinancing, MFH converted to common equity of the Company $4,643 aggregate principal amount of convertible subordinated notes and contributed to the Company all of the common equity of MFB after converting its preferred stock interests totaling $3,935 to common equity (see Note 6).

On July 25, 1997, certain assets were acquired and certain liabilities were assumed of H & M Concepts Ltd. Co. by MFPC as follows (see Note 1):


     Fair value of assets acquired                               $15,780
     Net cash paid                                                (5,750)
     Notes payable issued                                         (8,000)
                                                                  -------
             Net liabilities assumed                             $ 2,030
                                                                  =======

In connection with the purchase accounting for this acquisition, MFPC accrued $1,000 for estimated obligations incident to certain store closures. The Company also recorded a reserve totaling approximately $2,500 for impaired property and equipment at stores the Copmpany intends to close. In connection with these accruals and reserves, the Company recorded $2,800 of goodwill and established deferred income tax assets (net of valuation allowances) totaling $700.

              MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (dollars in thousands)

On September 2, 1997, 56 percent of the shares of common stock of Pretzel Time, Inc. ("PTI") were acquired by MFH as follows (see Note 1):

       Fair value of assets acquired                  $ 8,311
       Net cash paid                                   (4,200)
                                                      -------
               Net liabilities assumed                $ 4,111
                                                      =======

In connection with the purchase accounting for this acquisition, MFH accrued $500 for estimated obligations incident to certain store closures. In connection with these accruals, the Company recorded $400 of goodwill and established deferred income tax assets (net of valuation allowances) totaling $100.

On November 26, 1997, in connection with the Refinancing, MFH contributed all of the assets and liabilities of MFPC, MFH's 56 percent of the shares of common stock of PTI and the $500 note receivable due from PTI's founder and minority stockholder to the Company. Additionally, on November 26, 1997, MFH contributed all of the common stock of MFB to the Company.

During the period from acquisition (September 2, 1997) to January 3, 1998, PTI increased its mandatorily redeemable cumulative preferred stock liquidation preference by approximately $68 in lieu of paying cash dividends. In addition, for the same period, PTI's mandatorily redeemable cumulative preferred stock was increased by approximately $238 for the accretion required over time to amortize the original issue discount.

              MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



(1)      DESCRIPTION OF BUSINESS AND NATURE OF OPERATIONS

Mrs. Fields' Original Cookies, Inc. (the "Company"), a Delaware corporation, is a wholly owned subsidiary of Mrs. Fields' Holding Company, Inc. ("MFH" or the "Parent"). MFH is a majority owned subsidiary of Capricorn Investors II, L.P. ("Capricorn"). The Company has five wholly owned subsidiaries; namely, The Mrs. Fields' Brand, Inc. ("MFB"), Mrs. Fields' Cookies Australia, Mrs. Fields' Cookies (Canada) Ltd., H & M Canada, and Fairfield Foods, Inc. and four partially owned subsidiaries, the largest of which is Pretzel Time, Inc. ("PTI") of which the Company owns 60 percent of the common stock as of January 3, 1998.

The Company primarily operates retail stores which sell freshly baked cookies, brownies, pretzels and other food products through four specialty retail chains. As of January 3, 1998, the Company owned and operated 144 "Mrs. Fields Cookies" stores, 155 "Original Cookie Company" stores, 102 "Hot Sam Pretzels" stores and 80 "Pretzel Time" stores, all of which are located in the United States. Additionally, the Company has franchised or licensed 472 stores in the United States and 81 stores in 10 other countries. As of January 3, 1998, the Company operated 379 core operating stores and operated 102 stores which are in the process of being sold or franchised. All of the stores in the process of being closed or franchised are expected to be closed or franchised by the end of fiscal year 1999. The accompanying consolidated statements of operations present the income or loss from operations for both of these categories of stores.

The Company's business follows seasonal trends and is also affected by climate and weather conditions. The Company experiences its highest revenues in the fourth quarter. Because the Company's stores are heavily concentrated in shopping malls, the Company's sales performance is significantly dependent on the performance of those malls.

Business Combinations
---------------------
MFI and Affiliates and OCC and Affiliates

The Company began operations on September 18, 1996, following the completion of two simultaneous but separate asset purchase transactions wherein the Company
(i) acquired certain assets and assumed certain liabilities of Mrs. Fields Inc., Mrs. Fields Development Corporation and Mrs. Fields Cookies in accordance with two Asset Purchase Agreements dated August 7, 1996, among these parties and Capricorn, and (ii) acquired certain assets and assumed certain liabilities of The Original Cookie Company, Incorporated and Hot Sam Company, Inc. in accordance with an Asset Purchase Agreement dated August 7, 1996, as amended by the First Amendment dated as of September 17, 1996, among these parties and Capricorn.

The combined purchase price for the acquired net assets was approximately $85,243,000. The Company paid net cash of $19,508,000 and issued approximately $65,735,000 in senior and subordinated notes to the selling shareholders. The acquisitions were accounted for as purchases. The total purchase price was allocated to the net assets acquired, based on their estimated fair values. The organization of the Company and the acquisitions resulted in the recording of intangible assets of approximately $49,942,000 principally made up of goodwill, trademarks and organization costs. Goodwill and trademarks are amortized using the straight-line method over 15 years. Organization costs are amortized using the straight-line method over five years.

(1)      DESCRIPTION OF BUSINESS AND NATURE OF OPERATIONS (continued)
         ------------------------------------------------------------


In connection with the purchase  accounting,  the Company recorded certain other
--------------------------------------------------------------------------------
accruals totaling  $11,300,000 and provided  reserves  totaling  $10,900,000 for
--------------------------------------------------------------------------------
imapired  property and equipment at Company-owned  stores the Company intends to
--------------------------------------------------------------------------------
exit through  closing or  franchising. The accruals consisted of $5,060,000  for
--------------------------------------------------------------------------------
obligations  incident to store  closures,  $2,450,000 for  contingent  legal and
--------------------------------------------------------------------------------
lease  obligations  that  were  firmed  up  before  year  end,   $3,135,000  for
--------------------------------------------------------------------------------
transaction  and finder fees and $655,000 for  severance and related  costs.  In
--------------------------------------------------------------------------------
connection with these accruals and impairment reserves,  the Company recorded an
--------------------------------------------------------------------------------
additional $17,680,000 of goodwill and established deferred income taxes (net of
--------------------------------------------------------------------------------
valuation allowances) totaling $4,520,000.
------------------------------------------


H & M Concepts Ltd. Co.

On July 25, 1997, Mrs. Fields' Pretzel Concepts, Inc. ("MFPC"), a wholly owned subsidiary of MFH, acquired substantially all of the assets and assumed certain liabilities of H & M Concepts Ltd. Co. and subsidiaries ("H & M"). H & M owned and operated stores which engage in retail sales of pretzels, toppings and beverages under a franchise agreement with Pretzel Time, Inc. ("PTI"). The aggregate consideration of $13,750,000 consisted of (i) $5,750,000 of cash, financed through an advance from MFH of $1,500,000 and a $4,250,000 bank loan to MFPC, (ii) a $4,000,000 principal amount bridge note of MFPC and (iii) a $4,000,000 principal amount subordinated note of MFH retained by the sellers (all such debt collectively referred to as the "H & M Debt"). The acquisition was accounted for using the purchase method of accounting (based on the estimated faire values of the net assets acquired) and resulted in recording approximately $9,618,000 of goodwill that is being amortized using the straight-line method over 15 years.

Effective November 26, 1997, MFH contributed all of the assets and liabilities of MFPC to the Company and, in consideration thereof, the Company assumed the H & M Debt, including all accrued but unpaid interest. MFPC and the Company merged on the same date with the Company being the surviving entity. The contribution was accounted for in a manner similar to that of pooling-of-interests accounting. There was no step-up in the book basis of MFPC's assets or liabilities. MFPC's results of operations have been included in the consolidated results of the Company for the period from July 25, 1997 to January 3, 1998.

Pretzel Time, Inc.

On September 2, 1997, MFH acquired 56 percent of the shares of common stock of PTI for an aggregate cash purchase price of $4,200,000, $750,000 of which was paid to PTI and is being used for working capital purposes, and the balance of which was paid to the selling shareholders. In connection with the acquisition, MFH extended a $500,000 loan to the founder of PTI who continued to own 44 percent of the shares of common stock of PTI. The note bears interest at an annual rate of 10 percent (see Note 8). PTI is a franchisor of hand rolled soft pretzel outlets located in North America. The outlets are primarily located in shopping malls. The acquisition was accounted for using the purchase method of accounting (based on the estimated fair values of the net assets acquired) and resulted in recording approximately $5,882,000 of goodwill that is being amortized using the straight-line method over 15 years.

Effective November 26, 1997, MFH contributed its 56 percent of the shares of common stock of PTI to the Company. MFH also contributed to the Company the $500,000 note due from PTI's founder and minority stockholder. The contribution was accounted for in a manner similar to that of pooling-of-interests accounting. There was no step-up in the book basis of PTI's assets or liabilities. The Company has included 56 percent of PTI's results of operations with the Company's consolidated results of operations from September 2, 1997 to January 2, 1998.

On January 2, 1998, the Company purchased an additional 4 percent of the shares of common stock of PTI from the founder for $300,000 in cash. The purchase was accounted for using the purchase method of accounting (based on the estimated fair values of the net assets acquired) and resulted in recording approximately $311,000 of goodwill. Beginning with January 2, 1998, the Company is including 60 percent of PTI's results of operations in the Company's consolidated results of operations.

(1)      DESCRIPTION OF BUSINESS AND NATURE OF OPERATIONS (continued)
         ------------------------------------------------------------
The Mrs. Fields' Brand, Inc.

Prior to November 26, 1997, MFH owned 50.1 percent of the shares of the common stock of MFB. MFB holds legal title to certain trademarks for the "Mrs. Fields" name and logo and licenses the use of these trademarks to third parties for the establishment and operation of Mrs. Fields cookie and bakery operations and other merchandising activities. In connection with these licensing activities, MFB authorizes third-party licensees to use certain business formats, systems, methods, procedures, designs, layouts, specifications, trade names and trademarks in the United States and other countries.

On November 26, 1997, MFH acquired the remaining 49.9 percent of the shares of the common stock of MFB from Harvard Private Capital Holdings, Inc. ("HPCH") for approximately $2,565,000. The consideration consisted of $1,065,000 in cash and $1,500,000 in shares of common stock of MFH. In aggregate, the shares issued to HPCH were valued at $1,500,000 after being appropriately discounted for lack of controlling interest and marketability. The acquisition was accounted for using the purchase method of accounting (based on the estimated fair values of the net assets acquired) and resulted in recording approximately $2,565,000 of intangible assets (primarily goodwill) that is being amortized using the straight-line method over 15 years.

Effective November 26, 1997, MFH contributed all of the common stock of MFB to the Company. As a result of such capital contribution, MFB became a wholly owned subsidiary of the Company. The contribution was accounted for in a manner similar to that of pooling-of-interests accounting. There was no step-up in the book basis of MFB's assets or liabilities. The Company has included 50.1 percent of MFB's results of operations with the Company's consolidated results of operations for the period from inception (September 18, 1996) to December 28, 1996 and for the period from December 29, 1996 to November 25, 1997. The Company has included 100 percent of MFB's results of operations with the Company's consolidated results of operations for the period from November 26, 1997 to January 3, 1998.

1-800-Cookies

On October 10, 1997, the Company acquired substantially all of the net assets of R&R Bourbon Street, Inc. dba 1-800-Cookies for $653,000 in cash. The acquisition was accounted for using the purchase method of accounting (based on the estimated fair value of the net aseets acquired) and resulted in recording approximately $600,000 of goodwill and $53,000 of other assets. The goodwill is being amortized using the straight-line method over 15 years.

Pro Forma Acquisition Information (Unaudited)

The unaudited pro forma acquisition information for the period from inception (September 18, 1996) to December 28, 1996 and for the year ended January 3, 1998 presents the results of operations as if the H&M and PTI acquisitions and the Series A Senior Note Offering and Refinancing had occurred at the date of inception (September 18, 1996). The results of operations give effect to certain adjustments, including amortization of intangible assets and increased interest expense on acquisition debt. The pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisitions and Refinancing been made at the inception of the Company or of the results which may occur in the future.

(1)      DESCRIPTION OF BUSINESS AND NATURE OF OPERATIONS (continued)
         ------------------------------------------------------------


                                                Pro Forma Unaudited Information
                                                -------------------------------
                                                  Inception
                                                (September 18,
                                                   1996) to         Year Ended
                                                 December 28,        January 3,
                                                      1996              1998
                                                --------------       ---------
      Total revenues (including store
          sales, franchising, licensing
          and other)                              $48,090,000      $142,496,000
      Income from operations                        6,718,000         9,054,000
      Net income (loss)                             1,029,000        (4,189,000)



(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     ------------------------------------------
Accounting Periods
------------------
The Company operates using a 52/53-week year ending near December 31.

Principles of Consolidation
---------------------------
The accompanying consolidated financial statements include the accounts of the Company and its wholly owned and majority owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Sources of Supply
-----------------
The Company currently buys a significant amount of its food products from four suppliers. Management believes that other suppliers could provide similar products with comparable terms.

Use of Estimates
----------------
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents
----------------
The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. As of January 3, 1998, the Company had demand deposits at various banks in excess of the $100,000 limit for insurance by the Federal Deposit Insurance Corporation.

Inventories
-----------
Inventories consist of food, beverages and supplies and are stated at the lower of cost (first-in, first-out method) or market value.

Pre-Opening Costs
-----------------

Pre-opening  costs  associated  with new  Company-owned  stores  are  charged to
--------------------------------------------------------------------------------
expense  as  incurred.  These  amounts  were  not  significant  for the  periods
--------------------------------------------------------------------------------
repesented in the accompanying  consolidated  financial statements.  Pre-opening
--------------------------------------------------------------------------------
costs  associated  with new  franchised  stores  are the  responsibility  of the
--------------------------------------------------------------------------------
franchisee.
-----------
                                      F-14

     ------------------------------------------------------
Property and Equipment
----------------------
Property and equipment are stated at cost less accumulated depreciation and amortization. Equipment and fixtures are depreciated over three to seven years using the straight-line method. Leasehold improvements are amortized over the life of the lease term, or the estimated life of the improvements, whichever is shorter, using the straight-line method.

Expenditures that materially increase values or capacities or extend useful lives of property and equipment are capitalized. Routine maintenance, repairs and renewal costs are expensed as incurred. Gains or losses from the sale or retirement of property and equipment are recorded in current operations.

Intangible Assets
-----------------

Intangible assets consist primarily of goodwill and trademarks and are amortized using the straight-line method over 15 years. Other intangible assets such as organization costs and covenants not to compete are not significant and are
                                                       -------------------------
being amortized using the straight-line method over three to five years.
-----

Deferred Loan Costs
-------------------
Deferred loan costs totaling $5,976,000 resulted from the sale of $100,000,000 in Series A Senior Notes on November 26, 1997, and are being amortized as interest expense over the seven-year life of the Senior Notes (see Note 4).

Other Assets
------------
Other assets consist primarily of lease deposits and a $500,000 note receivable from the founder and minority stockholder of PTI (see Note 1).

Long-Lived Assets
-----------------

The Company assesses and measures for impairment of long-lived assets, including
            ---------------------                                     ----------
intangibles,  in accordance with Statement of Financial Accounting Standards No.
------------
121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of"("SFAS No. 121"). SFAS No. 121 requires that long-lived assets be reviewed for impairment when events or changes in circumstances indicate that the book value of an asset may not be recoverable. date, whether events and circumstances have occurred that indicate possible impairment. In accordance with SFAS No. 121, the Company uses an estimate of future undiscounted net cash flows of the related asset or group of assets over the remaining life in measuring whether the assets are recoverable. The Company assesses impairment of long-lived assets at the store level which the Company believes is the lowest level for which there are identifiable cash flows that are independent of other groups of assets. As of January 3, 1998, the Company has reserved for any of its long-lived assets that are considered to be impaired.

Store Closure Reserve
---------------------
The Company accrues an estimate for the costs associated with closing a nonperforming store in the period the determination is made to close the store. The majority of the costs accrued relate to estimated lease termination costs and estimated costs of related impaired property and equipment.

Revenue Recognition
-------------------

Revenues generated from Company-owned stores are recognized at the point of sale. Initial franchising and licensing fee revenues are recognized when all material services or conditions relating to the sale have been substantially performed or satisfied. Franchise and license royalties, which are based on a percentage of gross store sales, are recognized as earned.

     ------------------------------------------------------
Leases
------
The Company has various operating lease commitments on both Company-owned and franchised store locations and equipment. Expenses of operating leases with escalating payment terms, including leases underlying subleases with franchisees, are recognized on a straight-line basis over the lives of the related leases.

Income Taxes
------------
The Company recognizes deferred income tax assets or liabilities for expected future tax consequences of events that have been recognized in the financial statements or tax returns. Under this method, deferred income tax assets or liabilities are determined based upon the difference between the financial and income tax bases of assets and liabilities using enacted tax rates expected to apply when differences are expected to be settled or realized.

Foreign Currency Translation
----------------------------
The balance sheet accounts of the Company's foreign subsidiaries are translated into U.S. dollars using the applicable balance sheet date exchange rates, while revenues and expenses are translated using the average exchange rates for the periods presented.
Translation gains or losses are insignificant for the periods presented.

Fair Value of Financial Instruments
-----------------------------------
The book value of the Company's financial instruments approximates fair value. The estimated fair values have been determined using appropriate market information and valuation methodologies.

Recent Accounting Pronouncement
-------------------------------
In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive
Income." Under current reporting requirements, extraordinary and non-recurring gains and losses are excluded from income from current operations. SFAS No. 130 requires an "all-inclusive" approach which specifies that all revenues, expenses, gains and losses recognized during the period be reported in income, regardless of whether they are considered to be results of operations of the period. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. The Company does not expect that this statement will have a significant impact on its financial statement presentation.

Reclassifications
-----------------
Certain reclassifications have been made in the prior period's consolidated financial statements to conform with the current year presentation.

(3)  LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS
     --------------------------------------------
Long-Term Debt
--------------

Long-term debt consists of the following:

                                                                                   December 28,           January 3,
                                                                                       1996                 1998
   Series  A  senior  unsecured  notes,  interest  at  10  1/8  percent  payable semi-annually in arrears on June 1 and December 1, commencing June
      1, 1998, due December 1, 2004                                               $         -             $100,000,000

   Notes payable to individuals or corporations with interest terms ranging from non-interest bearing to 15 percent, due at various
      dates from 1998 through 2012, requiring monthly payments                              -                  756,000

   Senior notes,  interest at six-month LIBOR rate (5.75 percent at December 28,
      1996) plus an interest  margin (3 percent at December  28,  1996)  payable semi-annually, secured by essentially all assets
      of the Company, repaid in November 1997                                       41,966,000                    -

   Senior  notes,  interest  at 10  percent  payable  semi-annually,  secured by essentially all assets of MFB, principal due quarterly in varying
      installments, repaid in November 1997                                         10,000,000                    -

   Convertible  subordinated notes, interest at an escalating rate (9.75 percent at December 28, 1996) payable semi-annually, secured
      by essentially all assets of the Company, repaid in November 1997              7,357,000                    -

   Convertible subordinated note to stockholder,  interest at an escalating rate
      (9.75  percent at December 28,  1996)  payable  semi-annually,  secured by essentially all assets of the Company, converted to
      equity in November 1997                                                        4,643,000                    -

   Senior subordinated note to MFB minority stockholder,  interest at 10 percent compounded quarterly beginning December 15, 1996, secured by
      essentially all assets of MFB, repaid in November 1997                         3,597,000                       -
                                                                                   ------------          ------------

                                                                                    67,563,000            100,756,000

   Less current portion                                                             (2,450,000)              (472,000)
                                                                                   ------------          ------------

                                                                                   $65,113,000           $100,284,000
                                                                                   ===========           ============


In connection with the business combinations discussed in Note 1, the Company issued approximately $65,735,000 in senior and subordinated notes. Concurrent with the combinations, $4,643,000 of convertible subordinated notes that were originally issued as part of the business combinations were issued to MFH.

Long-Term Debt
--------------
On November 26, 1997, the Company refinanced its existing debt (the "Refinancing") by issuing $100,000,000 Series A Senior Notes (the "Senior Notes") due December 1, 2004. Interest on the Senior Notes accrues at the rate of 10 1/8 percent per annum and is payable semi-annually in arrears on June 1 and December 1, commencing on June 1, 1998. The Senior Notes are general unsecured obligations of the Company, rank senior in right of payment to all subordinated indebtedness of the Company and will rank pari passu in right of payment with all existing and future senior indebtedness of the Company. In connection with the Refinancing, the Company recorded deferred loan costs totaling approximately $5,976,000 that are being amortized over seven years.

The Senior Notes are redeemable at the option of the Company, in whole or in part, at any time on or after December 1, 2001 in cash at redemption prices defined in the Indenture, plus accrued and unpaid interest. In addition, at any time prior to December 1, 2001, the Company may redeem up to an aggregate of 35 percent of the principal amount at a redemption price equal to 110.125 percent of the principal amount thereof, plus accrued and unpaid interest.

The Senior Notes contain certain covenants that will limit, among other things, the ability of the Company and its subsidiaries to: (i) declare or pay dividends or make any other payment or distribution on account of the Company's or any of its subsidiaries' equity interest (including without limitation, any payment in connection with any merger or consolidation involving the Company); (ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any equity interest of the Company or any direct or indirect parent of the Company or other affiliate of the Company; (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any indebtedness that is subordinated to the Senior Notes, except as payment of interest or principal at stated maturity; or (iv) make any restricted investment except under condition provided in the indenture.

The Senior Notes were issued pursuant to a private transaction that was not subject to the registration requirements of the Securities Act of 1933 (the "Securities Act"). The Company has agreed to: (i) file a registration statement (the "Exchange Offer Registration Statement") on or prior to 60 days after the date of issuance of the Senior Notes with respect to an offer to exchange the Senior Notes for a new issue of debt securities of the Company registered under the Securities Act, with terms substantially identical to those of the Senior Notes and (ii) to use its best efforts to cause the Exchange Offer Registration Statement to be declared effective by the Securities and Exchange Commission on or prior to 120 days after the date of issuance of the Senior Notes.

Pursuant to the Refinancing, the Company repaid approximately $79,096,000 aggregate principal amount of indebtedness and accrued but unpaid interest of the Company. Such indebtedness consisted of (i) approximately $66,402,000 principal amount of indebtedness and accrued but unpaid interest of the Company incurred in connection with the MFI and affiliates and OCC and affiliates business combinations, (ii) approximately $12,374,000 principal amount of indebtedness and accrued but unpaid interest of the H & M Debt, and (iii) $320,000 of prepayment penalties associated with retiring the existing debt.

As part of the Refinancing, MFH converted to common equity of the Company $4,643,000 aggregate principal amount of convertible subordinated notes and contributed to the Company all of the common equity of MFB after converting its preferred stock interests totaling $3,935,000 to common equity (see Notes 1 and 6). Also as part of the Refinancing, the Company paid a dividend to MFH in the amount of approximately $1,065,000 and returned a $1,500,000 advance to MFH, which was a portion of the cash, provided by MFH in connection with the acquisitions of H & M and PTI.

The aggregate amount of principal maturates of debt at January 3, 1998 are as follows:

                           Fiscal Year

                            1998                    $      472,000
                            1999                           168,000
                            2000                           105,000
                            2001                            11,000
                            2002                               -
                            Thereafter                 100,000,000
                                                     -------------
                                                      $100,756,000


On December 29, 1997, the Company amended its revolving credit agreement (the "Agreement") with a commercial bank (the "Bank") which provides for a maximum commitment of up to $3,000,000 secured by essentially all of the assets of the Company. The Agreement, which was extended through February 28, 1998, terminated. On February 28, 1998, the Company amended its revolving credit agreement with a commercial bank (the "Bank") which provides for a maximum commitment of up to $15,000,000 secured by essentially all of the assets of the Company. Borrowings under the Agreement bear interest, at the Company's option, at either the Bank's prime rate plus one fourth of one percent or the one-month LIBOR rate plus three percent, with interest payable monthly in arrears. As of February 28, 1998, the Company had no outstanding borrowings under the Agreement.

Capital Lease Obligations

Future   minimum  lease   payments  for  equipment   held  under  capital  lease
arrangements as of January 3, 1998 are as follows:

         Fiscal Year

            1998                                    $163,000
            1999                                     123,000
            2000                                      46,000
            2001                                      41,000
                                                   ---------
   Total future minimum lease payments               373,000
   Less amount representing interest                 (48,000)
                                                   ---------
   Present value of future minimum lease payments    325,000
   Less current portion                             (142,000)
                                                   ---------
                                                    $183,000
                                                   =========

Total assets held under capital lease arrangements were approximately $376,000 with accumulated amortization of approximately $59,000 as of January 3, 1998.

(4)  INCOME TAXES

The components of the provision (benefit) for income taxes for the period ended December 28, 1996 and for the year ended January 3, 1998 are as follows:

                                          December 28,           January 3,
                                             1996                  1998
Current:
  Federal                                 $  207,000           $    70,000
  State                                       75,000               228,000
  Foreign                                      5,000                57,000

Deferred:
   Federal                                 1,112,000               367,000
   State                                     277,000                55,000
   Change in valuation allowance             122,000              (122,000)
                                        -------------         --------------

      Total provision for income taxes    $1,798,000           $   655,000
                                        =============         ==============

The differences between income taxes at the statutory federal income tax rate and income taxes reported in the consolidated statements of operations are as follows for the period ended December 28, 1996 and for the year ended January 3, 1998:

                                              December 28,           January 3,
                                                  1996                  1998

Federal statutory income tax rate                 34.0%                 34.0%
Permanent tax differences                          -                    64.8
Net operating losses utilized                      -                    (3.9)
State income taxes, net of federal benefit         5.3                   5.3
State franchise minimum taxes                      -                    44.0
Foreign taxes                                      -                    12.3
Change in valuation allowance                      3.2                 (26.3)
Other                                              4.1                  11.3
                                                 -----                 -----
                                                  46.6%                141.5%
                                                 =====                 =====

                                      F-20

The significant components of the Company's deferred income tax assets and liabilities at December 28, 1996 and January 3, 1998 are as follows:

                                                                           December 28,           January 3,
                                                                               1996                  1998

Deferred income tax assets:
  Fixed asset reserve                                                       $ 3,501,000           $ 2,014,000
  Store closure reserve                                                       1,868,000             2,202,000
  Transaction cost accrual                                                      789,000               565,000
  Net operating loss carryforward                                               782,000             4,875,000
  Legal reserve                                                                 470,000               302,000
  Lease accrual                                                                 403,000                92,000
  Other reserves                                                                    -                  81,000
  Accrued expenses                                                              334,000               230,000
  Alternative minimum tax credit carryforward                                   207,000               207,000
                                                                           ------------          ------------

       Total deferred income tax assets                                       8,354,000            10,568,000

Valuation allowance                                                          (4,482,000)           (5,160,000)
                                                                          --------------          ------------

Deferred income tax assets net of valuation allowance                         3,872,000             5,408,000
                                                                            -----------           -----------

Deferred income tax liabilities:
  Accumulated depreciation and amortization                                    (850,000)           (1,548,000)
  Other                                                                         (13,000)             (361,000)
                                                                         ---------------        -------------

       Total deferred income tax liabilities                                   (863,000)           (1,909,000)
                                                                             -----------         ------------

       Net deferred income tax assets                                       $ 3,009,000           $ 3,499,000
                                                                            ===========           ===========


Management has provided valuation allowances on portions of the deferred income tax assets arising from the Company's business combinations. The valuation allowances established in accordance with purchase accounting are not recorded through the provision for income taxes, but rather, as an increase to goodwill. During the period ended December 28, 1996 and for the year ended January 3, 1998, valuation allowances of $4,360,000 and $800,000, respectively were recorded in connection with accounting for the business combinations. As of January 3, 1998, the Company had net operating loss carryforwards for tax reporting purposes totaling $12,414,000. Of these net operating loss carryforwards, $1,814,000 expire in 2011 and $10,600,000 expire in 2012.


(5)  STORE CLOSURE RESERVE

As of the consummation date of the MFI and affiliates and OCC and affiliates business combinations discussed in Note 1, the Company's management began to assess and formulate a plan to close various Company-owned stores (referred to herein as "stores in the process of being closed or franchised") that did not meet certain financial and geographical criteria. The Company initially recorded an estimated reserve totaling approximately $5,060,000 in accordance with purchase accounting. During the period from inception to December 28, 1996, the Company closed 17 stores and as of December 28, 1996, the remaining reserve for stores to be closed totaled approximately $4,755,000.

During the year ended January 3, 1998, management finalized its plan and increased its estimate of the cost to close the previously identified stores by approximately $1,357,000 and adjusted goodwill by a comparable amount. The reserve was also increased by approximately $538,000 for certain core operating stores that have been closed or targeted for closure due primarily to leases not being renewed by the lessor and secondarily to unfavorable operating results. This portion of the store closure reserve was expensed in the Company's consolidated statement of operations for the year ended January 3, 1998. The Company has also recorded reserves of approximately $1,500,000 for stores acquired in the H & M and PTI acquisitions that management intends to close. These reserves were recorded as part of the purchase accounting associated with the acquisition of H & M and PTI (see Note 1). During the year ended January 3, 1998, the Company closed 80 stores and as of January 3, 1998, the remaining reserve totaled approximately $5,466,000 for the expected costs to close the remaining stores in fiscal years 1998 and 1999.

Management has identified approximately 52 existing stores for sale to franchisees. Management believes that the net proceeds from the sale of stores to franchisees will exceed the total carrying value of the stores as of January 3, 1998.

The Company's management reviews the historic and projected operating performance of its stores on a periodic basis to identify underperforming stores for impairment of property investment or targeted closing. The Company's policy is to expense any net property investment for underperforming stores identified to have permanent impairment of investment. Additionally, when a store is identified for targeted closing, the Company's policy is to provide for the costs of closing the store, which are predominantly estimated lease settlement costs.


(6)  MANDATORILY REDEEMABLE CUMULATIVE PREFERRED STOCKS OF SUBSIDIARIES

In connection with the MFI and affiliates and OCC and affiliates business combinations discussed in Note 1, MFB issued 100 shares of mandatorily redeemable cumulative preferred stock (the "MFB Preferred Stock") which had an initial liquidation preference of $35,000 per share and a cumulative annual dividend rate of 10 percent compounded quarterly. During the period ended December 28, 1996 and the year ended January 3, 1998, MFB elected to add the dividends to the liquidation preference. As part of the Refinancing, MFH converted the $3,500,000 face amount of the MFB Preferred Stock together with accrued but unpaid dividends of approximately $435,000 to common equity and the related preferred stock certificate was cancelled.

During fiscal year 1996, holders of 14.75 shares of PTI common stock converted their common stock into 144.5 shares of newly authorized and issued mandatorily redeemable cumulative preferred stock (the "PTI Preferred Stock"). The PTI Preferred Stock is nonvoting and the preferred stockholders are entitled to cumulative preferred dividends of 10 percent per annum for three years, accrued and payable upon redemption. The PTI Preferred Stock must be redeemed at $10,000 per share, plus unpaid and accumulated dividends, on September 1, 1999. The excess of the redemption price over the carrying value is being accreted over the period from issuance to September 1, 1999, using the effective interest method and is being charged to retained earnings of PTI.

During the period from  September  2, 1997 to January 3, 1998,  PTI  repurchased
17.5 shares of the PTI Preferred Stock for an aggregate of $175,000 or $10,000 per share plus accrued dividends totaling approximately $20,200. During the same period, PTI elected to add the dividends to the liquidation preference. As of January 3, 1998, there are 127 shares of PTI Preferred Stock issued and outstanding with an aggregate liquidation preference of approximately $1,465,000 or $11,535 per share.

(7)  COMMITMENTS AND CONTINGENCIES

Legal Matters

The Company has recently been in discussions concerning the possible acquisition by the Company of Great American Cookie Company, Inc. ("GACC") or some of its owned or franchised stores. GACC is a publicly traded company (under the Exchange Act). No agreement with respect to such a transaction has been concluded,  and  there  can be no  assurance  that  such  an  agreement  will be concluded. In connection with those discussions, in September 1997, nine franchisees of GACC filed an action in the Superior Court of New Jersey, Mercer County, against the Company, Capricorn and other defendants, challenging a
possible   acquisition  of  GACC  by  the  Company.   The
complaint asserts that the proposed sale violates Illinois, Indiana, Maryland, New Jersey and Virginia franchise law, violates North Carolina, South Carolina and Texas unfair trade practices acts, breaches the plaintiffs' franchise contracts and tortiously interferes with the plaintiffs' actual and prospective contractual relationships. Management believes that it has good and meritorious defenses to the action and intends to defend the case vigorously. Currently there are ongoing negotiations between the parties. The defendants have until April 3, 1998 to file an answer.


The Company is also the subject of certain other legal actions, which it considers routine to its business activities. As of January 3, 1998, management, after consultation with legal counsel, believes that the potential liability to the Company under such actions is adequately accrued for or will not materially affect the Company's consolidated financial position or results of operations.

Operating Leases

The Company leases retail store facilities, office space and equipment under long-term noncancellable operating lease agreements with remaining terms of one to 10 years.

For the period ended December 28, 1996 and the year ended January 3, 1998, rent expense consisted of:

                    Fiscal Year                         Period Ended             Year Ended
                                                      December 28, 1996       January 3, 1998

                    Minimum rentals                      $  8,216,000          $  30,654,000
                    Contingent rentals                        105,000                432,000
                    Sub-lease rentals                      (2,220,000)            (8,756,000)
                                                          ------------          -------------
                                                          $(6,101,000)          $(22,330,000)
                                                          ============          =============

As of January 3, 1998, the future minimum lease payments due under these operating leases, which include required lease payments for those stores that have been subleased, are as follows:

                       Fiscal Year

                         1998                           $  30,605,000
                         1999                              26,968,000
                         2000                              21,948,000
                         2001                              18,283,000
                         2002                              15,673,000
                      Thereafter                           24,374,000
                                                         ------------
                                                         $137,851,000
                                                         ============

Certain of the leases provide for contingent rentals based on gross revenues. Total rental expense, including contingent rentals and net of sublease rentals received, under the above operating leases for the period ended December 28, 1996 and the year ended January 3, 1998 was approximately $6,102,000 and $22,330,000, respectively. As part of the Company's franchising program, certain leases have been subleased to franchisees. The future minimum sublease payments due to the Company under these leases as of January 3, 1998 are as follows:
                                      F-23

                        Fiscal Year

                         1998                           $  9,959,000
                         1999                              9,067,000
                         2000                              7,506,000
                         2001                              6,497,000
                         2002                              6,190,000
                       Thereafter                         10,481,000
                                                         -----------
                                                         $49,700,000
                                                         ===========

Subsequent to year-end, the Company entered into an operating lease agreement for corporate office facilities totaling 31,000 square feet. The lease is scheduled to commence on May 1, 1998 and will expire April 30, 2008. The lease includes escalating monthly rental payments totaling $6,900,000 over the life of the lease, or approximately $57,500 per month on a straight-line basis. These commitments are not included in the preceding commitment presentation.

Contractual Arrangements

The Company has entered into a supply agreement to buy frozen dough products through 1998. The agreement stipulates minimum annual purchase commitments of not less than 16,730,000 pounds of the products during fiscal year 1998. The terms of the agreement include certain volume incentives and penalties. The Company and the supplier may terminate the supply agreement if the other party defaults on any of the performance covenants.

The Company has assumed an agreement with a third-party lender to provide financing to franchisees for the purchase of existing Company stores. Under the terms of the agreement, a maximum of $5,000,000 may be borrowed from the lender by franchisees of which the Company has agreed to guarantee a maximum of $2,000,000. Outstanding franchisee borrowings guaranteed by the Company under this agreement at January 3, 1998 were approximately $550,000. Under the terms of the agreement, the Company is required to assume any franchisee obligations which are in default as defined. As of January 3, 1998, the Company has assumed obligations totaling approximately $203,000 which are included in accrued liabilities.

The Company recorded deferred credits of approximately $1,204,000 as of September 18, 1996 associated with the assumption of a long-term marketing and supply agreement with a supplier in connection with the MFI and affiliates and OCC and affiliates business combination discussed in Note 1. Under terms of the agreement, the Company is obligated to purchase a minimum amount of product from the supplier. This agreement was amended in January 1997 and an additional $600,000 in deferred credits were recorded. The amended agreement expires on the later of December 31, 2001 or when the Company has met its revised purchase commitment. In conjunction with this amendment, certain minimum commitments from the previous agreement were carried forward and others were forgiven. The Company recognized approximately $64,000 and $1,393,000 as a reduction to food cost of sales during the period ended December 28, 1996 and the year ended January 3, 1998, respectively, related to this arrangement.

In November 1997, PTI entered into a long-term marketing and supply agreement with a supplier. Under terms of the agreement, the Company is obligated to purchase a minimum amount of product from the supplier. The termination date of this agreement will be the later of December 31, 2002 or when PTI has met its purchase commitment.

In November 1996, the Company entered into a consulting agreement (the "Consulting Agreement") with Debbi Fields, a director of the Company, under which Debbi Fields travels and performs public relations and advertising activities on behalf of the Company for at least 50 days a year for a fee of $250,000 per year, with an option to perform 20 additional days a year for additional pay of $5,000. The compensation increases by 10 percent a year beginning on January 1, 1999. The Consulting Agreement expires on December 31, 1999. The Company may terminate the Consulting Agreement for cause and Debbi Fields may terminate the Consulting Agreement at any time. Under the Consulting Agreement, Debbi Fields may not disclose any confidential information of the Company, such as recipes and trade secrets, and may not, without the prior written consent of the Company, compete with the Company.

In addition, the Company has a license agreement with FSG Holdings, Inc., a Delaware corporation, under which Debbi Fields has a nonexclusive license to use certain trademarks, names, service marks and logos of the Company in connection with book and television series projects. Debbi Fields is required to pay 50 percent of any gross revenues in excess of $200,000 that she receives from the book and television series projects to the Company as a license fee.

In connection with the acquisition of H&M, certain franchise agreements and an area development agreement with PTI were assigned to the Company. The franchise agreements provide for the franchise by the Company of the PTI stores previously franchised by H&M and the payment by the Company to PTI of an annual franchise royalty equal to 7 percent of the annual sales by such stores, plus an advertising fee of 1 percent of weekly sales. The franchise agreements also provide for the conversion within three years of the Company's Hot Sam and Pretzel Oven stores to Pretzel Time franchises on a royalty-free basis for the first five years following the date of conversion. The area development agreement provides for the grant by PTI to the Company of area development rights to open additional Pretzel Time stores in a territory covering 16 states, predominantly in the western United States, four western Canadian provinces and in Mexico. The additional stores may be opened by the Company as the franchisee or by third parties as franchisees. Under the area development agreement, the Company is obligated to pay to PTI a $5,000 franchise fee per new location within the territory. PTI is obligated under the area development agreement to pay to the Company an annual royalty of up to 2 percent with respect to Pretzel Time franchises opened by parties other than the Company within the territory.

The Company has entered into employment agreements with six key officers with terms of two to three years. The agreements are for an aggregate annual base salary of $1,125,000. If the Company terminates employment without cause, or the employee terminates employment with good reason, the employee can receive in severance pay the amount equal to the product of his or her then current semi-monthly base salary by the greater of the number of semi-monthly periods from the notice of termination or twenty-four to thirty-six semi-monthly periods, plus a portion of any discretionary bonus that would otherwise have been payable. The agreements have customary provisions for other benefits and also include noncompetition clauses.

(8)  RELATED-PARTY TRANSACTIONS

As of December 28, 1996 and January 3, 1998, the Company had receivables due from franchisees, primarily related to prepaid rent which the Company had paid in behalf of franchisees, totaling approximately $1,107,000 and $1,494,000, respectively. Such amounts are included in amounts due from franchisees and affiliates and are net of allowance for doubtful accounts totaling $320,000 and $582,000, respectively.

As of December 28, 1996 and January 3, 1998, the Company had receivables of approximately $39,000 and $89,000 due from MFH and payables of $137,000 and $194,000 due to MFH, respectively. Additionally, as of January 3, 1998, the Company had a receivable totaling approximately $140,000 due from UVEST LLC of which the Company owns a minority interest. The net amounts are included in amounts due from franchisees and affiliates as of December 28, 1996 and January 3, 1998.


During the period ended December 28, 1996 and the year ended January 3, 1998, the Company accrued approximately $130,000 and $441,000, respectively, of interest expense due MFH related to the convertible subordinated notes MFH purchased. As part of the Refinancing, MFH converted all of the $4,643,000 convertible subordinated notes to equity and the notes were cancelled (see Note
3).

The Company leases certain office space to an entity which is owned in part by a director of the Company. Billings to the entity during the period ended December 28, 1996 and the year ended January 3, 1998 totaled approximately $60,000 and $274,000, respectively, of which approximately $29,000 and $23,000 is included in amounts due from franchisees and affiliates as of December 28, 1996 and January 3, 1998, respectively.

The Company paid fees to Korn/Ferry International ("KFI") totaling approximately $47,000 and $157,000 during the period ended December 28, 1996 and the year ended January 3, 1998, respectively. KFI is an executive search firm of which one of the Company's directors is the Chairman.

A director of the Company is a consultant to the Company in connection with certain of the Company's benefit plans for employees and directors. To date, the director has not received any compensation in connection with the consulting work and the terms of such compensation have not been determined as of January 3, 1998.

A director of the Company is a consultant and an advisor to Dillon Read & Co., Inc. ("Dillon Read"). In early 1997, the Company paid to Dillon Read a fee of approximately $707,000 in connection with the genesis of the Company in September 1996. In addition, the director's company has an agreement with Capricorn (which Capricorn has the right to cancel under certain circumstances) to provide certain advisory and consulting services to the Company for a fee of $250,000, plus expenses.

As of January 3, 1998, the Company has a loan due from the founder and minority stockholder of PTI totaling $500,000. The note bears interest at an annual rate of 10.5 percent and is payable in monthly installments of principal and interest beginning January 1998 by setoff of, and to the extent of, the founder's bonus payments and dividends received by the founder in his PTI stock; provided that in any calendar year no more than $100,000 may be so offset.

The Company and MFH expect to enter into a tax-sharing arrangement but as of the date of these financial statements no such agreement was in place.


(9)  STOCK-BASED COMPENSATION PLAN

Subject to definitive documentation, the Company's Board of Directors approved a nonqualified stock option plan (the "Option Plan"), to be effective September 18, 1996. The Option Plan is expected to provide for the issuance of up to 15 percent of the common equity of the Company to officers, other employees and consultants of the Company. The Board of Directors will determine the number, type of award and terms and conditions, including any vesting conditions. As of January 3, 1998, no options had been granted under the Option Plan.

The Company applies APB Opinion No. 25 ("APB No. 25") and related interpretations in accounting for its stock-based compensation plans as they relate to employees and directors. Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), was issued during 1995 and requires that financial statements include certain disclosures about stock-based employee compensation arrangements regardless of the method used to account for them. For the period ended December 28, 1996 and the year ended January 3, 1998, there would have been no difference in net income between accounting for the Option Plan under APB No. 25 and SFAS No. 123.


(10)  EMPLOYEE BENEFIT PLAN

The Company sponsors the Mrs. Fields' Original Cookies, Inc. 401(k) Retirement Savings Plan (the "Plan") for all eligible employees. Under the terms of the Plan, employees may make contributions to the Plan, a portion of which is matched by contributions from the Company. The total Company contributions to the Plan for the period ended December 28, 1996 and the year ended January 3, 1998 were approximately $6,800 and $97,900, respectively.

(11)     SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION
         ----------------------------------------------------------

The Company's obligation related to its $100,000,000 aggregate principal amount of 10 1/8 percent Series A Senior Notes due 2004 (see Note 3) is fully and unconditionally guaranteed on a senior basis by one of the Company's wholly owned subsidiaries. The Guarantees are general unsecured obligations of the Guarantor, rank senior in right of payment to all subordinated indebtedness of the Guarantor and rank pari passu in right of payment with all existing and future senior indebtedness of the Guarantor. There are no restrictions on the Company's ability to obtain cash dividends or other distributions of funds from the Guarantor, except those imposed by applicable law. The following supplemental financial information sets forth, on a condensed consolidating basis, balance sheets, statements of operations and statements of cash flows for Mrs. Fields' Original Cookies, Inc. (the "Parent Company"), The Mrs. Fields' Brand, Inc. (the "Guarantor Subsidiary") and Mrs. Fields' Cookies Australia, Mrs. Fields' Cookies (Canada) Ltd., H & M Canada, and Fairfield Foods, Inc. and four partially owned subsidiaries, the largest of which is Pretzel Time, Inc., of which the Company owns 60 percent of the common stock as of January 3, 1998 (collectively, the "Non-guarantor Subsidiaries"). The Company has not presented separate financial statements and other disclosures concerning the Guarantor Subsidiary because management has determined that such information is not material to investors.

Investments in subsidiaries are accounted for by the Parent Company on the equity method for purposes of the supplemental consolidating presentation. Earnings of the subsidiaries are, therefore, reflected in the Parent Company's investment accounts and earnings. The principal elimination entries eliminate the Parent Company's investments in subsidiaries and intercompany balances and transactions.

               SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET
                             AS OF DECEMBER 31, 1996

                                              (in thousands)

                                          Parent          Guarantor      Non-Guarantor
                                          Company        Subsidiary      Subsidiaries      Eliminations       Consolidated

                ASSETS

    CURRENT ASSETS:
       Cash and cash equivalents        $    6,091       $      588       $        30       $          -       $      6,709
       Accounts receivable, net              1,187              486                13                  -              1,686
       Amounts due from (to)
          franchisees and                    1,309             (196)              (75)                 -              1,038
          affiliates, net
       Inventories                           3,043                -                 -                  -              3,043
       Other current assets                  3,416                -                 -                  -              3,416
                                        ----------       ----------        ----------        --------------    ------------
            Total current assets            15,046              878               (32)                 -             15,892

    PROPERTY AND EQUIPMENT, net             26,181                1                23                  -             26,205
    INTANGIBLES, net                        50,047           16,285                 -                  -             66,332
    INVESTMENTS IN SUBSIDIARIES              3,100                -                 -              (3,100)                -
    OTHER ASSETS                             1,626                -                 -                  -              1,626
                                        ----------       ----------        -----------       --------------    ------------
                                        $   96,000       $   17,164       $        (9)      $      (3,100)     $    110,055
                                        ==========       ==========        ===========       ==============    ============

LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
==============================================

    CURRENT LIABILITIES:
       Current portion of long-term
          debt and capital lease        $    1,950       $      500       $         -      $           -      $       2,450
          obligations
       Accounts payable                      6,188                6                 7                  -              6,201
       Accrued liabilities                   9,782              348                 -                  -             10,130
                                        ----------       -----------      ------------     --------------     -------------
       Total current liabilities            17,920              854                 7                  -             18,781


LONG-TERM DEBT AND CAPITAL LEASE
    OBLIGATIONS, net of current
    portion                                 52,016           13,097                 -                  -             65,113
OTHER ACCRUED LIABILITIES                    5,603                -                 -                  -              5,603
MANDATORILY REDEEMABLE   CUMULATIVE
  PREFERRED STOCK                                -            3,597                 -                  -              3,597
STOCKHOLDER'S EQUITY (DEFICIT)              20,461             (384)              (16)            (3,100)            16,961
            Total liabilities and     ---------------  ---------------  ----------------  ----------------   ---------------
               stockholder's equity
               (deficit)                $   96,000       $   17,164       $        (9)     $      (3,100)     $     110,055
                                      ===============  ===============  ================  =================  ===============

          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
     FOR THE PERIOD FROM INCEPTION (SEPTEMBER 18, 1996) TO DECEMBER 28, 1996

                                              (in thousands)

                                          Parent          Guarantor      Non-Guarantor
                                          Company         Subsidiary      Subsidiaries      Eliminations       Consolidated
                                          --------       -----------     -------------      ------------       -------------
NET REVENUES                            $   40,823       $      559       $         -       $          -      $      41,382
                                        ----------       -----------      ------------      ------------      -------------
OPERATING COSTS AND EXPENSES:
   Selling and store occupancy costs        19,492                -                 -                  -             19,492
   Food cost of sales                        9,862                -                 -                  -              9,862
   General and administrative                3,871              146                18                  -              4,035
   Depreciation and amortization             2,027              317                 -                  -              2,344
                                        ----------        ----------       -----------       ------------      ------------
            Total operating costs
               and expenses                 35,252              463                18                  -             35.733
                                        ==========        ==========       ===========       ============      ============
   Income (loss) from operations             5,571               96               (18)                 -              5,649

    INTEREST EXPENSE AND OTHER, net         (1,410)            (383)                -                  -             (1,793)
                                        -----------       ----------       -----------       ------------      ------------
             Income (loss)before
                 provision for
                 income taxes and
                 equity in net
                 (loss) of
                 consolidated
                 subsidiaries                4,161             (287)              (18)                 -              3,856

    PROVISION FOR INCOME TAXES              (1,798)               -                 -                  -             (1,798)
                                         ---------         ----------      -----------        -----------       ------------
                 Income (loss)
                   before preferred
                   stock accretion
                   and dividends of
                   subsidiaries and
                   equity in net
                   income of
                   consolidated
                   subsidiaries             2,363              (287)              (18)                 -              2,058

    PREFERRED STOCK ACCRETION AND
       DIVIDENDS OF SUBSIDIARIES                -               (97)                -                  -                (97)

    EQUITY IN NET (LOSS) OF
       CONSOLIDATED SUBSIDIARIES             (402)                -                 -                 402                  -
                                       -----------        ----------        ----------         ----------         ----------
    NET INCOME (LOSS)                  $    1,961       $      (384)      $       (18)      $         402      $       1,961
                                       ===========        ==========        ==========         ==========         ==========

          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
     FOR THE PERIOD FROM INCEPTION (SEPTEMBER 18, 1996) TO DECEMBER 28, 1996

                                              (in thousands)

                                          Parent          Guarantor      Non-Guarantor
                                          Company         Subsidiary     Subsidiaries      Eliminations         Consolidated
                                          -------         ----------     -------------     ------------         ------------
    NET CASH PROVIDED BY OPERATING
       ACTIVITIES                        $    6,990       $    589        $     30           $       -           $    7,609
                                         ----------       ----------     -------------     ------------          -----------

    CASH FLOWS FROM INVESTING
       ACTIVITIES:
       Net cash paid for acquisitions       (12,508)        (7,000)              -                   -              (19,508)
       Purchase of property and
       equipment, net                        (1,622)            (1)              -                   -               (1,623)
                                         -----------       ---------     -------------     -------------          ----------

            Net cash used in
               investing activities         (14,130)         (7,001)             -                   -              (21,131)
                                         -----------       ---------     -------------     -------------          ----------

    CASH FLOWS FROM FINANCING
       ACTIVITIES:
          Proceeds from issuance of
            common stock                     15,000               -                 -                  -             15,000
          Proceeds from the
            issuance of mandatorily
            redeemable cumulative
            preferred stock of
            subsidiary
          Proceeds from the                      -            3,500                 -                  -              3,500
            issuance of note payable             -            3,500                 -                  -              3,500
          Reduction of long-term debt       (1,769)               -                 -                  -             (1,769)
                                        -----------       ---------     -------------      -------------          ----------
                Net cash provided
                   by financing
                   activities               13,231            7,000                 -                  -             20,231
                                        -----------       ---------     -------------      -------------          ----------
    NET INCREASE IN CASH AND CASH
       EQUIVALENTS                           6,091              588                30                  -              6,709
    CASH AND CASH EQUIVALENTS,
       beginning of year                         -                -                 -                  -                  -
    CASH AND CASH EQUIVALENTS, end
       of year                         $    6,091        $      588       $        30       $          -       $      6,709
                                        ===========       ==========     ============       =============          ========


    SUPPLEMENTAL DISCLOSURE OF CASH
       FLOW INFORMATION:

          Interest paid                 $       28       $        -       $         -       $          -       $         28
          Interest taxes paid                    -                -                 -                  -                  -


                            SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET
                                          AS OF JANUARY 3, 1998

                                              (in thousands)

                                          Parent          Guarantor      Non-Guarantor
                                          Company         Subsidiary     Subsidiaries      Eliminations         Consolidated
                                        ---------         ----------     -------------     ------------         ------------
                ASSETS

    CURRENT ASSETS:
       Cash and cash equivalents        $   14,270      $       725       $     1,292       $          -      $      16,287
       Accounts receivable, net              1,388              659               147                  -              2,194
       Amounts due (to) from
          franchisees and                    2,522             (615)             (355)                 -              1,552
          affiliates, net
       Inventories                           3,094                -                 6                  -              3,100
       Other current assets                  5,588                -               102                  -              5,690
                                        ----------       -----------       -----------       ------------     -------------
            Total current assets            26,862              769             1,192                  -             28,823

    PROPERTY AND EQUIPMENT, net             28,907                1               294                  -             29,202
    INTANGIBLES, net                        59,928           17,725             6,041                  -             83,694
    INVESTMENT IN SUBSIDIARIES              23,089                -                 -            (23,089)                 -
    OTHER ASSETS                             7,902                -                63                  -              7,965
                                         ----------       -----------       -----------       ------------     --------------
                                        $  146,688      $    18,495       $     7,590       $    (23,089)     $     149,684
                                         ==========       ===========       ===========       =============    ==============

LIABILITIES AND STOCKHOLDER'S EQUITY
======================================================

    CURRENT LIABILITIES:
       Current portion of long-term
          debt and capital lease
          obligations                   $        -      $         -       $       614       $          -      $         614
       Accounts payable                      3,621               36               148                  -              3,805
       Accrued liabilities                  10,499               25               747                  -             11,271
                                         ----------       -----------       -----------       ------------     --------------
         Total current liabilities          14,120               61             1,509                  -             15,873
                                         ----------       -----------       -----------       ------------     --------------

LONG-TERM DEBT AND CAPITAL LEASE
    OBLIGATIONS, net of current
    portion                                 100,000               -               284                  -            100,284
OTHER ACCRUED LIABILITIES                    1,802                -               183                  -              1,985
MANDATORILY REDEEMABLE CUMULATIVE
 PREFERRED STOCK                                 -                -               902                  -                902
MINORITY INTEREST                                -                -                 -                 58                 58
STOCKHOLDER'S EQUITY                        30,766           18,434             4,712            (23,147)            30,765
                                         ----------       -----------       -----------       ------------     --------------
            Total liabilities and
               stockholder's equity     $  146,688      $    18,495       $     7,590       $    (23,089)     $     149,684
                                         ==========       ===========       ===========       ============     ==============

                                      F-30

          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                       FOR THE YEAR ENDED JANUARY 3, 1998

                                              (in thousands)

                                          Parent          Guarantor      Non-Guarantor
                                          Company         Subsidiary     Subsidiaries      Eliminations         Consolidated
                                        ----------       -----------     -------------     -------------       -------------
REVENUES                                $  122,090       $    2,004       $     7,077       $       (664)     $     130,507
                                        ----------       ----------       -----------       -------------     -------------
OPERATING COSTS AND EXPENSES:
   Selling and store occupancy costs        63,765                -             3,731               (664)            66,832
   Food cost of sales                       27,272                -               855                  -             28,127
   General and administrative               14,753            1,066               911                  -             16,730
   Depreciation and amortization             8,745            1,125               533                  -             10,403
                                        ----------       ----------       -----------       -------------     -------------
            Total operating costs
               and expenses                114,535            2,191             6,030               (664)           122,092
                                        ----------       ----------       -----------       -------------     -------------

     Income (loss) from operations           7,555             (187)            1,047                  -              8,415

    INTEREST EXPENSE AND OTHER, net         (6,329)          (1,230)             (393)                 -             (7,952)
                                        ----------       ----------       -----------       -------------     -------------
                 Income (loss)
                   before provision
                   for income taxes
                   and equity in
                   net loss of
                   consolidated
                   subsidiaries              1,226           (1,417)              654                  -                463

    PROVISION FOR INCOME TAXES                (535)             (25)              (95)                 -               (655)

                 Income (loss)
                   before preferred
                   stock accretion
                   and dividends of
                   subsidiaries and
                   equity in net
                   loss of
                   consolidated
                   subsidiaries                691           (1,442)              559                  -               (192)

    PREFERRED STOCK ACCRETION AND
       DIVIDENDS OF SUBSIDIARIES                 -             (338)             (306)                 -               (644)

    EQUITY IN NET LOSS OF
       CONSOLIDATED SUBSIDIARIES            (1,665)               -                 -               1,527              (138)
                                        ----------       ----------       -----------       -------------     -------------

    NET INCOME (LOSS)                   $     (974)      $   (1,780)      $       253       $       1,527      $       (974)
                                        ===========      ===========      ===========       =============     =============


          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                       FOR THE YEAR ENDED JANUARY 3, 1998

                                              (in thousands)

                                          Parent          Guarantor      Non-Guarantor
                                          Company         Subsidiary     Subsidiaries      Eliminations         Consolidated
                                        ----------       -----------     -------------     ------------         ------------
    NET CASH (USED IN) PROVIDED BY
       OPERATING ACTIVITIES             $     (766)      $      387       $     1,298       $          -       $        919
                                        -----------      -----------      ------------      ------------        -------------
    CASH FLOWS FROM INVESTING
       ACTIVITIES:
     Net cash paid for acquisitions        (10,949)               -                 -                  -            (10,949)
          Purchase of property and
            equipment, net                  (4,556)               -                 -                  -             (4,556)
                                        -----------      -----------       -----------       ------------       -------------
               Net cash used in
                 investing
                 activities                (15,505)               -                 -                  -            (15,505)
                                        -----------      -----------       -----------       ------------       -------------
    CASH FLOWS FROM FINANCING
       ACTIVITIES:
      Proceeds from issuance of
        long-term debt                     108,250                -                 -                  -            108,250
      Reduction of long-term
       debt and capital lease obligations  (63,412)            (250)              (36)                 -            (63,698)
          Investment in MFB                (13,347)               -                 -                  -            (13,347)
      Payment of debt financing costs       (5,976)               -                 -                  -             (5,976)
      Payment of cash dividend to MFH       (1,065)               -                 -                  -             (1,065)
                                        -----------      -----------       -----------       ------------       -------------
                Net cash provided
                   by (used in)
                   financing
                   activities               24,450             (250)              (36)                 -             24,164
                                        -----------      -----------       -----------       ------------       -------------
    NET INCREASE IN CASH AND CASH
       EQUIVALENTS                           8,179              137             1,262                  -              9,578
    CASH AND CASH EQUIVALENTS,
       beginning of year                     6,091              588                30                  -              6,709
    CASH AND CASH EQUIVALENTS, end
       of year                          $   14,270       $      725        $    1,292        $         -        $    16,287
                                        ==========       ===========       ===========       ============       =============

    SUPPLEMENTAL DISCLOSURE OF CASH
       FLOW INFORMATION:

          Interest paid                 $    7,607       $      789       $        20       $           -      $       8,416
          Interest taxes paid                  181               25                11                  -                217

                                      F-32

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Mrs. Fields Inc.:

     We have audited the accompanying consolidated balance sheet of Mrs. Fields Inc. (a Delaware corporation) and subsidiaries as of September 17, 1996, and the related consolidated statements of operations, stockholders' deficit and cash flows for the period from December 31, 1995 to September 17, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mrs. Fields Inc. and subsidiaries as of September 17, 1996, and the results of their operations and their cash flows for the period from December 31, 1995 to September 17, 1996 in conformity with generally accepted accounting principles.



/s/ARTHUR ANDERSEN LLP
ARTHUR ANDERSEN LLP

Salt Lake City, Utah
   June 27, 1997

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders of Mrs. Fields Inc.:

We have audited the accompanying consolidated balance sheet of Mrs. Fields Inc. and subsidiaries as of December 30, 1995, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the years ended December 30, 1995 and December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Mrs. Fields Inc. and subsidiaries as of December 30, 1995, and the results of their operations and their cash flows for the years ended December 30, 1995 and December 31, 1994 in conformity with generally accepted accounting principles.



/s/DELIOTTE & TOUVHE LLP
DELOITTE & TOUCHE LLP

Salt Lake City, Utah
February 9, 1996


                                                   MRS. FIELDS INC. AND SUBSIDIARIES

                                                      CONSOLIDATED BALANCE SHEETS
                                                        (dollars in thousands)

                                                                ASSETS

                                                                                    December 30,   September 17,
                                                                                        1995           1996
                                                                                    ------------   -------------
CURRENT ASSETS:
     Cash and cash equivalents...............................................         $ 2,770        $ 1,883
     Accounts receivable, net of allowance for doubtful accounts of
        $251 and $269, respectively..........................................           3,650          1,611
     Inventories.............................................................           1,563          1,296
     Prepaid rent............................................................              --           420
     Other prepaid expenses..................................................             369          1,042
                                                                                     --------       --------
               Total current assets..........................................           8,352          6,252
                                                                                     --------       --------
PROPERTY AND EQUIPMENT, at cost:
     Leasehold improvements..................................................          25,140         23,223
     Equipment and fixtures..................................................          19,335         18,422
                                                                                     --------       --------
                                                                                       44,475         41,645
     Less accumulated depreciation and amortization..........................         (30,435)       (29,409)
                                                                                     --------       --------
               Net property and equipment....................................          14,040         12,236
                                                                                     --------       --------
DEPOSITS  .                                                                               641            656
                                                                                     --------       --------
               Total assets..................................................        $ 23,033       $ 19,144
                                                                                     ========       ========

The accompanying notes to consolidated financial statements are an integral part of these balance sheets.



                                                   MRS. FIELDS INC. AND SUBSIDIARIES

                                                CONSOLIDATED BALANCE SHEETS (continued)
                                             (dollars in thousands, except per share data)

                                                 LIABILITIES AND STOCKHOLDERS' DEFICIT

                                                                                         December 30,   September 17,
                                                                                            1995            1996
                                                                                         ------------   -------------
CURRENT LIABILITIES:
     Current portion of notes payable................................................       $ 1,277        $ 18,352
     Current portion of premium on restructured debt.................................         2,088           2,872
     Accounts payable................................................................         3,519           3,708
     Accrued liabilities.............................................................         1,462           1,329
     Store closure reserve...........................................................         2,260           1,270
     Deferred credits................................................................           860             425
                                                                                             ------          ------
               Total current liabilities.............................................        11,466          27,956
NOTES PAYABLE, net of current portion................................................        15,536              --
PREMIUM ON RESTRUCTURED DEBT, net of current portion.................................         2,325          ------
STORE CLOSURE RESERVE, net of current portion........................................           250             294
UNEARNED REVENUES, net of current portion............................................         1,473           1,212
                                                                                             -------         ------
               Total liabilities.....................................................        31,050          29,462
                                                                                             -------         ------
COMMITMENTS AND CONTINGENCIES (Notes 5, 6, 7 and 8)

MINORITY INTEREST IN MAJORITY OWNED SUBSIDIARY:
     20,000,000 cumulative preferred stock;  involuntary  liquidation preference of $23,153 and $24,834, respectively, including $3,153 and $4,834,
        respectively, of unrecorded dividends in arrears.............................        20,000          20,000
                                                                                             -------         ------

STOCKHOLDERS' DEFICIT:
     Cumulative preferred stock,  $.001 par value;  21,885,000 shares authorized and issued,  involuntary  liquidation preference of $28,342 and $32,085, respectively, including $6,457 and $10,200, respectively, of unrecorded
        dividends in arrears.........................................................            22              22
     Common stock, $.001 par value; 200,000,000 shares authorized and
        outstanding..................................................................           200             200
     Additional paid-in capital......................................................        83,863          83,863
     Accumulated deficit.............................................................      (112,067)       (114,371)
     Cumulative translation adjustment...............................................           (35)            (32)
                                                                                                 --              --
               Total stockholders' deficit...........................................       (28,017)        (30,318)
                                                                                           ---------       ---------
               Total liabilities and stockholders' deficit...........................      $ 23,033        $ 19,144
                                                                                           =========       =========

The accompanying notes to consolidated financial statements are an integral part of these balance sheets.



                                                   MRS. FIELDS INC. AND SUBSIDIARIES

                                                 CONSOLIDATED STATEMENTS OF OPERATIONS
                                                        (dollars in thousands)

                                                                          Years Ended             Period Ended
                                                                  December 31,   December 30,     September 17,
                                                                      1994           1995              1996
                                                                  ------------   ------------     ------------
REVENUES:
     Net store sales............................................       $ 87,863       $ 59,956       $ 29,674
     Net franchising............................................          1,171          1,870          1,793
     Net licensing..............................................          3,993          2,031            892
     Net other .                                                          2,077          2,092          1,101
                                                                          ------         ------         -----
               Total revenues...................................         95,104         65,949         33,460
                                                                         -------        -------        ------

OPERATING COSTS AND EXPENSES:
     Selling and store occupancy costs..........................         55,527         36,965         17,782
     Food cost of sales.........................................         20,474         13,373          6,525
     General and administrative.................................         16,379         12,612          7,984
     Depreciation and amortization..............................          4,415          3,525          1,911
     Provision for store closure costs..........................             --          3,000          1,000
                                                                         -------        -------         -----
               Total operating costs and expenses...............         96,795         69,475         35,202
                                                                         -------        -------        ------
               Loss from operations.............................         (1,691)        (3,526)        (1,742)
INTEREST EXPENSE                                                         (2,155)           (51)           (80)
(LOSS) GAIN ON SALE OF ASSETS...................................         (1,283)         1,450           (277)
                                                                         -------         ------          -----
               Loss before provision for income taxes...........         (5,129)        (2,127)        (2,099)
PROVISION FOR INCOME TAXES......................................           (191)          (241)          (205)
                                                                         -------          -----          -----
               Net loss.........................................        $(5,320)       $(2,368)      $ (2,304)
                                                                        ========       ========       ========

The accompanying notes to consolidated financial statements are an integral part of these statements.



                        MRS. FIELDS INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                             (dollars and shares in thousands)

                                                    Cumulative
                                                    Preferred               Additional             Cumulative
                                                     Stock      Common Stock  Paid-in  Accumulated Translation Treasury Stock
                                                  Shares Amount Shares Amount Capital   Deficit    Adjustment Shares   Amount Total
BALANCE, January 1, 1994.....................     --     $--   150,000 $150   $39,761   $(104,379)  $714      1,292 $(2,891 (66,645)

Amended and Restated Restructuring Agreement:.
Issuance of common stock to lenders......         --      --   50,0000   50    (2,941)         --     --     (1,292)  2,891       --
Issuance of preferred stock to lenders...     21,885      22        --   --    21,863          --     --         --      --   21,885
Reduction of premium on restructured debt         --      --        --   --    25,180          --     --         --      --   25,180

Foreign currency translation adjustment....       --      --        --   --        --          --    308         --      --      308

Sales and liquidations of investments in
foreign subsidiaries ........................     --      --        --   --        --          --   (827)        --      --    (827)
Net loss...................................       --      --        --   --        --      (5,320)    --         --      --  (5,320)
                                              ------     ---   -------  ----   -------     --------  ----      ----    ----  -------
BALANCE, December 31, 1994................... 21,885      22   200,000  200    83,863    (109,699)   195         --      -- (25,419)
Foreign currency translation adjustment....       --      --        --   --        --          --   (230)        --      --    (230)

Net loss...................................       --      --        --   --        --      (2,368)    --         --      --  (2,368)
                                              ------     ---   -------  ----   -------     --------  ----       ----    ---- -------
BALANCE, December 30, 1995................... 21,885      22   200,000  200    83,863    (112,067)   (35)        --      -- (28,017)
Foreign currency translation adjustment....       --      --        --   --        --          --      3         --      --        3

Net loss...................................       --      --        --   --        --      (2,304)    --         --      --  (2,304)
                                              ------     ---   -------  ----   -------       ----    ----      ----     ---- -------
BALANCE, September 17, 1996.................. 21,885    $ 22   200,000 $200   $83,863   $(114,371)   $(32)       --     $-- (30,318)
                                              ======    ====   =======  ====   =======   =========   ======    ====    =============

           The accompanying notes to consolidated financial statements are an integral part of these statements.
                                      F-38


                        MRS. FIELDS INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (dollars in thousands)

                Increase (Decrease) in Cash and Cash Equivalents

                                                                                  Years Ended           Period Ended
                                                                            December 31,  December 30,  September 17,
                                                                               1994          1995           1996
                                                                            -----------   ------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss..............................................................      $ (5,320)     $ (2,368)     $ (2,304)
   Adjustments to reconcile net loss to net cash provided by (used in)
     operating activities:
        Depreciation and amortization....................................         4,415         3,525         1,911
        Amortization of premium on restructured debt.....................             --            --       (1,541)
        In-kind expense on note payable..................................         2,129        (1,610)        1,598
        Provision for store closure costs................................             --        3,000         1,000
        Net loss (gain) on asset sales, disposals and store closures.....         1,283        (1,450)          277
        Changes in assets and liabilities:
          (Increase) Decrease in accounts receivable.....................        (1,778)         (163)        2,039
          Decrease in inventories........................................           650           853           267
          Increase in prepaid rent.......................................             --            --         (420)
          Decrease (Increase) in other prepaid expenses..................         1,789          (337)         (673)
          Increase in deposits...........................................             --            --          (15)
          Decrease in accounts payable and accrued liabilities...........        (1,026)       (5,821)         (194)
          Decrease in store closure reserve..............................             --            --       (1,696)
          Decrease in deferred credits...................................          (414)         (107)         (696)
                                                                                   -----         -----         -----
          Net cash provided by (used in) operating activities............         1,728        (4,478)         (447)
                                                                                  ------       -------         -----
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of property and equipment....................................        (4,895)       (4,146)       (1,054)
   Proceeds from the sale of assets......................................         2,865         6,672           669
                                                                                  ------        ------          ---
          Net cash (used in) provided by investing activities............        (2,030)        2,526          (385)
                                                                                 -------        ------         -----
CASH FLOWS FROM FINANCING ACTIVITIES:
   Principal payments on notes payable...................................           (37)         (145)          (58)
   Payments for debt restructuring.......................................          (695)          (40)           --
                                                                                   -----          -----          --
          Net cash used in financing activities..........................          (732)         (185)          (58)


           The accompanying notes to consolidated financial statements are an integral part of these statements.



                        MRS. FIELDS INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
                             (dollars in thousands)

                Increase (Decrease) in Cash and Cash Equivalents

                                                                                Years Ended          Period Ended
                                                                         December 31,  December 30, September 17,
                                                                             1994         1995          1996
                                                                             ----         ----          ----
EFFECT OF FOREIGN EXCHANGE RATES.......................................   $   35      $    --          $     3
                                                                          ------      -------          -------
NET DECREASE IN CASH AND CASH EQUIVALENTS..............................     (999)      (2,137)            (887)
CASH AND CASH EQUIVALENTS AT BEGINNING OF
   THE PERIOD..........................................................    5,906        4,907            2,770
                                                                          ------      -------          -------
CASH AND CASH EQUIVALENTS AT END OF THE PERIOD.........................   $4,907      $ 2,770          $ 1,883
                                                                          ======      =======          =======

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

     Cash paid for interest was approximately $26, $1,661 and $24 for the years ended December 31, 1994 and December 30, 1995 and for the period ended
September 17, 1996, respectively.

     Cash paid for income taxes was approximately $106, $128 and $39 for the years ended December 31, 1994 and December 30, 1995 and for the period ended September 17, 1996, respectively.

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

     During the years ended December 31, 1994 and December 30, 1995 and for the period ended September 17, 1996, the Company, in accordance with the Amended and Restated Restructuring Agreement, entered into the following noncash financing activities:

           During 1994, the Company's lenders canceled approximately $56,900 of existing long-term notes payable in exchange for $15,000 of new Series A secured notes, 50,000,000 shares of newly issued common stock and approximately 1,292,000 shares of common stock previously held as treasury stock, and 21,885,000 shares of cumulative preferred stock of Mrs. Fields Inc. and 20,000,000 shares of cumulative preferred stock of a majority-owned subsidiary of the Company. In connection with this transaction, the Company also credited additional paid-in capital for approximately $25,200 upon the reduction of premium on restructured debt.

           Prior to June 30, 1994 (the effective date of the Amended and Restated Restructuring Agreement), the Company converted accrued interest payable incurred through June 30, 1994 into approximately $3,400 of senior and subordinated interest deferral notes. In addition, the Company amortized approximately $1,300 of its premium on restructured debt as a reduction to interest expense during the period from January 1, 1994 to June 30, 1994.

           The Company converted accrued interest payable incurred from January 1, 1995 through March 31, 1995 and from July 1, 1994 through December 31, 1994 into approximately $520 and $1,000 of Series A interest deferral notes, respectively. In addition, the Company amortized approximately $2,100 and $1,000 of its premium on restructured debt as a reduction to interest expense during the year ended December 30, 1995 and from July 1, 1994 through December 31, 1994, respectively.

           The accompanying notes to consolidated financial statements are an integral part of these statements.

                        MRS. FIELDS INC. AND SUBSIDIARIES

                             (dollars in thousands)

The Company converted accrued interest payable from December 31, 1995 through September 17, 1996 into $1,598 of 15 percent interest bearing Series A interest deferral notes.

During the years ended December 31, 1994 and December 30, 1995 and for the period ended September 17, 1996, the Company also entered into the following noncash investing and financing activities:

In accordance with the Company's franchise financing arrangement, the Company assumed long-term debt of franchisees which was in default totaling approximately $274, $132 and $0 during the years ended December 31, 1994 and December 30, 1995 and the period ended September 17, 1996, respectively.

In connection with its sale of several cookie stores, the Company accepted notes receivable in the approximate amount of $392 and $305 during the years ended December 31, 1994 and December 30, 1995, respectively. In addition, during the years ended December 31, 1994 and December 30, 1995 and the period ended September 17, 1996, the Company charged off approximately $956, $1,960 and $651 of assets against accrued expenses.

           The accompanying notes to consolidated financial statements are an integral part of these statements.

                        MRS. FIELDS INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     DESCRIPTION OF BUSINESS

Mrs. Fields Inc. ("MFI"), a Delaware corporation, was incorporated on May 2, 1986 and is a holding company for its wholly owned subsidiaries Mrs. Fields Cookies Australia, Mrs. Fields Cookies, Ltd. (Canada) plus other inactive subsidiaries (collectively termed "Mrs. Fields International") and its majority owned subsidiary, Mrs. Fields Development Corporation ("MFD") and MFD's wholly owned subsidiary, Mrs. Fields Cookies ("MFC"). Collectively, these entities are referred to herein as the "Company".

   Nature of Operations

     The most significant part of the Company's operations are its retail stores which sell freshly baked cookies, brownies and other food products. As of September 17, 1996, the Company operates 147 "Mrs. Fields Cookies" stores all of which are located in the United States. Additionally, the Company has franchised approximately 163 stores in the United States and approximately 55 stores in nine other countries.

     Additionally, the Company holds legal title to certain trademarks for the "Mrs. Fields" name and logo, and licenses the use of these trademarks to third parties for the establishment and operation of Mrs. Fields cookie and bakery operations and other merchandising activities. In connection with these licensing activities, the Company authorizes third-party licensees to use certain business formats, systems, methods, procedures, designs, layouts, specifications, trade names and trademarks in the United States and other countries.

     The Company's business follows seasonal trends and is also affected by climate and weather conditions. The Company usually experiences its highest revenues in the fourth calendar quarter. Because the Company's stores are heavily concentrated in shopping malls, the Company's sales performance is somewhat dependent on the performance of those malls. The results for the period ended September 17, 1996 presented in the accompanying consolidated financial statements may not be indicative of results that would have been achieved for an entire calendar year.

Effective September 18, 1996, the Company sold substantially all of its net assets to Mrs. Fields' Original Cookies, Inc. and The Mrs. Fields' Brand, Inc. (see Note 11). Subsequently, the Company has been solely involved in liquidating remaining assets and collecting certain outstanding notes.

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


   Fiscal Year

     The Company operates using a 52/53-week year ending near December 31.

   Principles of Consolidation

     The consolidated financial statements include the accounts of MFI, Mrs. Fields International, MFD and MFC. All significant intercompany balances and transactions have been eliminated in consolidation.

   Sources of Supply

     The Company currently buys a significant amount of its food products from three suppliers. Management believes that other suppliers could provide similar products with comparable terms.

                        MRS. FIELDS INC. AND SUBSIDIARIES

   Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. As of December 30, 1995 and September 17, 1996 and at various times during the periods then ended, the Company had demand deposits at various banks in excess of the $100,000 limit for insurance by the Federal Deposit Insurance Corporation.

   Inventories

     Inventories are stated at the lower of cost (first-in, first-out method) or market value. Inventory consisted of the following at December 30, 1995 and September 17, 1996:

                                     1995       1996
Food and beverages..........     $  910,000  $  792,000
Smallwares..................        653,000     504,000
                                 ----------  ----------
                                 $1,563,000  $1,296,000

   Property and Equipment

     Property and equipment are stated at cost less accumulated depreciation and amortization. Equipment and fixtures are depreciated over three to seven years using the straight-line method. Leasehold improvements are amortized over the life of the lease term, or the estimated life of the improvements, whichever is shorter, using the straight-line method.

     Expenditures that materially increase values or capacities or extend useful lives of property and equipment are capitalized. Routine maintenance, repairs and renewal costs are expensed as incurred. Gains or losses from the sale or retirement of property and equipment are included in the determination of net income or loss.

   Accounting for the Impairment of Long-Lived Assets

     The Company accounts for impairment of long-lived assets in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS No. 121"). SFAS No. 121 requires that long-lived assets be reviewed for impairment when events or changes in circumstances indicate that the book value of an asset may not be recoverable. The Company evaluates, at each balance sheet date, whether events and circumstances have occurred that indicate possible impairment. In accordance with SFAS No. 121, the Company uses an estimate of future undiscounted net cash flows of the related asset over the remaining life in measuring whether the assets are recoverable. As of September 17, 1996, the Company has reserved for any of its long-lived assets that are considered to be impaired.

   Revenue Recognition

     The Company recognizes franchising and licensing revenues on an accrual basis as those revenues are earned. Product sales are recognized as the product is delivered or shipped to the customer.

                        MRS. FIELDS INC. AND SUBSIDIARIES

   Leases

     The Company has various operating lease commitments on both Company-owned and franchised store locations and equipment. Operating leases with escalating payment terms, including leases underlying subleases with franchisees, are expensed on a straight-line basis over the life of the related lease.

   Income Taxes

     The Company recognizes deferred income tax assets or liabilities for expected future tax consequences of events that have been recognized in the financial statements or tax returns. Under this method, deferred income tax assets or liabilities are determined based upon the difference between the financial and income tax bases of assets and liabilities using enacted tax rates expected to apply when differences are expected to be settled or realized.

   Fair Value of Financial Instruments

     The notes payable and cumulative preferred stock (see Note 6) are presented in the accompanying consolidated balance sheet at a total of $60,237,000 as of September 17, 1996. All such obligations were subsequently settled in two sales transactions (see Note 11) for $41,800,000.

   Cumulative Foreign Currency Translation Adjustment

     The assets and liabilities of foreign operations are translated into United States dollars using exchange rates in effect at the end of the accounting period. Revenues and expenses are translated using the average exchange rate during the period. Differences in exchange rates arising from foreign currency translation are recorded as a separate component of stockholders' deficit. In connection with a sale or liquidation of an investment in a foreign subsidiary, the accumulated translation adjustment attributable to that subsidiary is transferred from stockholders' deficit and is reported as a gain or loss.

3.     NOTES PAYABLE

     On June 30, 1994, the Company entered into the Amended and Restated Restructuring Agreement (the "Restructuring Agreement") with its lenders of long-term debt (the "Lenders"). In connection with the Restructuring Agreement, the Lenders exchanged approximately $56,900,000 of existing long-term notes payable for $15,000,000 of new Series A secured notes, 51,292,000 shares of the Company's common stock, 21,885,000 shares of cumulative preferred stock of MFI and 20,000,000 shares of cumulative preferred stock of MFD.

     After the issuances of common stock, the Lenders' total ownership interest in the Company's common stock was approximately 85 percent. Because the total estimated future cash payments (including interest and principal) required as of June 30, 1994 under the terms of the new Series A secured notes was less than the principal amount plus the previous carrying amount of the unamortized premium on restructured debt by approximately $25,200,000, the Company reduced the premium on restructured debt by that amount. The remaining unamortized premium on restructured debt will be amortized over the life of the Series A secured notes to produce an effective interest rate of zero percent.

                        MRS. FIELDS INC. AND SUBSIDIARIES

     Notes payable consist of the following as of December 30, 1995 and September 17, 1996:

                                                                                            1995          1996
Series A secured notes,  interest at 13 percent,  payable quarterly,  secured by all common stock and essentially all assets of the Company, principal due in
   varying installments through March 31, 1998.......................................     $15,000,000   $15,000,000
Series A interest deferral notes, interest at 13 percent, payable quarterly, secured by all common stock and essentially all assets of the Company, principal due
   March 31, 1998....................................................................       1,511,000     1,511,000
Series A interest deferral notes, interest at 15 percent, secured by all common stock and  essentially  all assets of the  Company,  principal  and  interest originally due August 15, 1996, subsequently extended through September 20,
   1996..............................................................................              --     1,598,000
Other................................................................................         302,000       243,000
Premium on restructured debt.........................................................       4,413,000     2,872,000
                                                                                           ----------   -----------
                                                                                           21,226,000    21,224,000

Less current portion.................................................................      (3,365,000)  (21,224,000)
                                                                                           ----------   ------------
                                                                                          $17,861,000   $        --
                                                                                           ===========  ============

     The Series A secured notes and the Series A interest deferral notes were paid by the Company on September 20, 1996 in connection with the receipt of proceeds from two simultaneous but separate asset sale transactions (see Note
11). As a result, all of the Series A notes referred to above are reflected as current liabilities in the accompanying September 17, 1996 consolidated balance sheet.

4.     INCOME TAXES


The components of the provision (benefit) for income taxes for the years ended December 31, 1994 and December 30, 1995 and for the period ended September 17, 1996 are as follows:

                                                                                    1994        1995          1996
                                                                                    ----        ----          ----
Current:
     Federal.................................................................       $     --    $     --   $       --
     State...................................................................        191,000     241,000      205,000

Deferred:
     Federal.................................................................             --          --   (1,125,000)
     State...................................................................             --          --     (109,000)
     Change in valuation allowance...........................................            --          --     1,234,000
                                                                                -        ----        ---    ---------
               Total provision for income taxes..............................       $191,000    $241,000    $ 205,000
                                                                                    ========    ========    =========

     The Company incurred financial reporting losses for the years ended December 31, 1994 and December 30, 1995 and for the period ended September 17, 1996 for which no benefits have been recorded in the accompanying consolidated statements of operations due to appropriate valuation allowances being provided. The provisions for income taxes are solely related to minimum state income tax requirements.

     Current deferred income tax assets relate to temporary differences between financial statement and income tax recognition of bad debts, unearned revenues, and the store closure reserve. Long-term deferred income tax

                        MRS. FIELDS INC. AND SUBSIDIARIES
assets relate to temporary differences between financial statement and income tax recognition of depreciation and write-downs of certain property and equipment, net operating losses and other income tax credit carryforwards.


     Management has provided a valuation allowance equal to the amount of the deferred income tax assets arising from the Company's net operating loss carryforwards. As of September 17, 1996, the Company had net operating loss carryforwards for tax reporting purposes totaling approximately $90,900,000. These net operating loss carryforwards expire as follows:

             Fiscal Year
             2001.............................      $   214,000
             2002.............................        4,600,000
             2003.............................       19,993,000
             2004.............................        7,693,000
             2005.............................        9,143,000
             Thereafter (through 2011)........       49,257,000
                                                    -----------
                                                    $90,900,000
                                                    ===========

     Subsequent to the sale of substantially all of its assets (see note 1), the Company utilized certain of its net operating loss carryforwards to offset the related gain. The remainder of the net operating loss carryforwards may not be used.

5.      STORE CLOSURE RESERVE

     As of December 30, 1995, the Company had a store closure reserve of approximately $2,510,000 for the anticipated costs to franchise or close 26 stores during 1996. During the period from December 31, 1995 to September 17, 1996, the Company closed 12 stores and provided for additional store closure expenses totaling $1,000,000. As of September 17, 1996, the remaining store closure reserve totaled approximately $1,564,000, of which approximately $1,270,000 is current and approximately $294,000 is long-term. In management's opinion, the store closure reserve is adequate for stores identified to be closed.

     The Company's management reviews the historic and projected operating performance of its stores on an annual basis to identify underperforming stores for impairment of property investment or targeted closing. The Company's policy is to write-off any net property investment for underperforming stores identified to have permanent impairment of investment. When a store is identified for targeted closing, the Company's policy is to provide for the costs of closing the store, which are predominantly estimated lease settlement costs.

6.     CUMULATIVE PREFERRED STOCK

     In connection with the Restructuring Agreement, the Company issued 21,885,000 and 20,000,000 shares of cumulative preferred stock of MFI and MFD, respectively. The MFD preferred stock is reflected as "minority interest in majority owned subsidiary" in the accompanying consolidated balance sheet. The MFI and MFD cumulative preferred stocks have dividend rates of 18 percent and 10 percent, respectively, which accumulate on a semi-annual basis. The dividends are computed based upon the liquidation preference rates which are defined in the Restructuring Agreement as $1.00 per share plus any unrecorded dividends in arrears for each issue and are payable only as declared by the Board of Directors. As of September 17, 1996, the Board of Directors had not declared dividends for either series of preferred stock. Accordingly, dividends in arrears on the MFI and MFD preferred stocks which have not been recorded in the accompanying consolidated financial statements as of September 17, 1996 totaled $10,200,000 and $4,834,000, respectively.

                        MRS. FIELDS INC. AND SUBSIDIARIES

     In the event of liquidation or dissolution of the Company, the holders of the cumulative preferred stocks of MFI and MFD will be entitled to receive from the assets of the Company available for distribution prior to any distribution to common stockholders an amount per share equal to the sum of (i) $1.00 for each outstanding preferred share and (ii) an amount equal to all unpaid dividends on such preferred shares through the distribution date. As of September 17, 1996, the distribution preference for the MFI and MFD preferred stockholders totaled $32,085,000 and $24,834,000, respectively. Also, if a change in control of the Company occurs, preferred stockholders shall have the right to convert all (but not less than all) of their preferred shares into notes payable in an amount equal to the liquidation preference value of their preferred shares. The Company also has the right at any time to redeem shares of the MFI and MFD preferred stocks at a price of $1.00 per share plus all accrued but unpaid dividends through the date of redemption.

     Subsequent to period end, the Company completed two sales transactions (see
Note 11) wherein all of the cumulative preferred stock was redeemed at a discount.

7.     OPTION AGREEMENT

     As part of the Restructuring Agreement, the Lenders granted two directors an option to acquire common stock from the Lenders which, if the option was exercised as of September 17, 1996, would constitute approximately 51 percent of the Company's issued common stock. The option is exercisable through September 30, 1999 in whole, but not in part, at a price approximating the amount of debt forgiven by the Lenders plus interest at nine percent from the date of the grant of the option. In the event the option is exercised, the directors are also required to offer other minority stockholders the same price per share for their common stock.

     In connection with the two sales transactions described in Note 11, the two directors waived their options to acquire common stock from the Lenders.

8.     COMMITMENTS AND CONTINGENCIES

   Legal Matters

     The Company is the subject of certain legal actions, which it considers routine to its business activities. As of September 17, 1996, management, after consultation with legal counsel, believes that the potential liability to the Company under such actions is adequately accrued or insured for, or will not materially affect the Company's consolidated financial position or results of operations.

   Operating Leases


     The Company leases retail store facilities, office space and equipment under long-term noncancelable operating lease agreements with remaining terms of one to 10 years. The future minimum lease payments due under these operating leases, which include required lease payments for those stores that have been subleased, as of September 17, 1996 are as follows:

             Fiscal Year
             1997.....................      $12,395,000
             1998.....................       10,684,000
             1999.....................        8,376,000
             2000.....................        5,737,000
             2001.....................        3,757,000
             Thereafter...............        4,855,000
                                             ----------
                                            $45,804,000
                                             ==========

                        MRS. FIELDS INC. AND SUBSIDIARIES

     Certain of the leases provide for contingent rentals based on gross revenues. Total rental expense including contingent rentals and net of sublease rentals received, under the above operating leases for the years ended December 31, 1994 and December 30, 1995 and for the period ended September 17, 1996 was approximately $18,611,000, $13,697,000 and $7,405,000, respectively. As part of the Company's franchising program, certain leases have been subleased to franchisees. The future minimum sublease payments due to the Company under these leases as of September 17, 1996 are as follows:

             Fiscal Year
             1997.................      $ 3,741,000
             1998.................        3,119,000
             1999.................        2,512,000
             2000.................        1,776,000
             2001.................        1,038,000
             Thereafter...........          374,000
                                        -----------
                                        $12,560,000
                                        ===========

   Contractual Arrangements

     The  Company  has  entered  into a supply  agreement  to buy  frozen  dough products through 1998. The agreement stipulates minimum annual purchase commitments for 1997 and 1998. The Company and the supplier may terminate the supply agreement if the other party defaults on any of the performance covenants.

     The Company has assumed an agreement with a third-party lender to provide financing to franchisees for the purchase of existing Company stores. Under the terms of the agreement, a maximum of $5,000,000 may be borrowed from the lender by franchisees of which the Company has agreed to guarantee a maximum of $2,000,000. Outstanding franchisee borrowings guaranteed by the Company under this agreement at December 30, 1995 and September 17, 1996 were approximately $1,084,000 and $707,400, respectively. Under the terms of the agreement, the Company is required to assume any franchisee borrowings which are in default as defined. As of December 30, 1995 and September 17, 1996, the Company has assumed loans totaling approximately $132,000 and $240,000, respectively, which are included in notes payable.

     As of December 30, 1995, the Company had recorded deferred credits of approximately $1,486,000 under a long-term marketing and supply agreement with a supplier. Under the terms of the agreement, the Company was obligated to purchase a minimum amount of product from the supplier. In April 1996, the Company and the supplier renegotiated the agreement whereby the supplier would reduce the unearned portion to $504,000 and advance the Company $800,000 in exchange for an extension of the termination date and a modification of the purchase commitment. The termination date of the renegotiated agreement will be the later of March 31, 2001 or when the Company has met its purchase commitment. The Company reduced food costs by approximately $1,082,000 during the period ended September 17, 1996 related to this arrangement and its renegotiation. The remaining balance of approximately $1,204,000 is included in deferred credits as of September 17, 1996.

9.     RELATED-PARTY TRANSACTIONS

     Under the terms of a licensing agreement with an entity which is owned in part by a former director of the Company, the Company is required to pay an annual software maintenance fee. During the years ended December 31, 1994 and December 30, 1995 and for the period ended September 17, 1996, the Company paid maintenance fees of approximately $100,000, $100,000 and $17,000, respectively, which are included in general and administrative expenses.

                        MRS. FIELDS INC. AND SUBSIDIARIES

     The Company leases certain office space to an entity which is owned in part by a former director of the Company. Billings to the entity during the years ended December 31, 1994 and December 30, 1995 and for the period ended September 17, 1996 totaled approximately $198,000, $152,000 and $136,000, respectively, of which approximately $30,000, $21,000 and $9,000, respectively, are included in accounts receivable as of December 31, 1994, December 30, 1995 and September 17, 1996.

10.   EMPLOYEE BENEFIT PLAN

     The Company sponsors the Mrs. Fields 401(k) Plan (the "Plan") for all eligible employees. Under the terms of the Plan, employees can make contributions to the Plan, a portion of which is matched by contributions from the Company. The total Company contributions to the Plan for the years ended December 31, 1994 and December 30, 1995 and for the period ended September 17, 1996 were approximately $38,000, $42,000 and $23,000, respectively.

11. SUBSEQUENT EVENT

     On September 17, 1996, the Company completed two simultaneous but separate asset sale transactions wherein the Company (i) sold certain assets and relinquished certain liabilities of the Company in accordance with an Asset Purchase Agreement dated August 7, 1996, among the Company, Mrs. Fields' Original Cookies, Inc. and Capricorn Investors II, L.P., and (ii) sold certain assets of the Company in accordance with an Asset Purchase Agreement dated August 7, 1996, as amended by the First Amendment dated as of September 17, 1996, among the Company, The Mrs. Fields' Brand, Inc. and Capricorn Investors II, L.P.

The combined sales price for the net assets sold was approximately $41,800,000. The Company received approximately $12,157,000 in cash and approximately $29,643,000 in senior and subordinated notes.

The proceeds from these net asset sales were used in part to repay the Series A notes and the Series A interest deferral notes on September 20, 1996
(see Note 3).

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To The Original Cookie Company, Incorporated and Hot Sam Company, Inc.:

     We have audited the accompanying combined balance sheets of The Original Cookie Company, Incorporated and the carved-out portion of Hot Sam Company, Inc., both Delaware corporations (subsidiaries of Chocamerican, Inc.) as of December 30, 1995 and September 17, 1996, and the related combined statements of operations, stockholders' equity and cash flows for the years ended December 31, 1994 and December 30, 1995, and for the period December 31, 1995 to September 17, 1996. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of The Original Cookie Company, Incorporated and the carved-out portion of Hot Sam Company, Inc. as of December 30, 1995 and September 17, 1996, and the results of their operations and their cash flows for the years ended December 31, 1994 and December 30, 1995, and for the period December 31, 1995 to September 17, 1996 in conformity with generally accepted accounting principles.


/s/ARTHUR ANDERSEN LLP
ARTHUR ANDERSEN LLP

Cleveland, Ohio
   July 11, 1997

                    THE ORIGINAL COOKIE COMPANY, INCORPORATED
               AND THE CARVED-OUT PORTION OF HOT SAM COMPANY, INC.

                             COMBINED BALANCE SHEETS
                    DECEMBER 30, 1995 AND SEPTEMBER 17, 1996
                             (dollars in thousands)

                                     ASSETS

                                                                                December 30,   September 17,
                                                                                    1995            1996
                                                                                    ----            ----
CURRENT ASSETS:
     Cash and cash equivalents.................................................   $ 3,613           $ 655
     Accounts receivable.......................................................        61             340
     Inventories...............................................................     1,663           1,728
     Prepaids and other........................................................     1,951             984
                                                                                  -------          ------
               Total current assets............................................     7,288           3,707
                                                                                  -------          ------
PROPERTY AND EQUIPMENT, at cost:
     Leasehold improvements....................................................    37,387          31,329
     Furniture and fixtures....................................................     8,540           7,719
     Buildings and improvements................................................       608             639
     Land......................................................................        69              69
                                                                                   ------          ------
                                                                                   46,604          39,756
     Accumulated depreciation and amortization.................................   (26,682)        (22,687)
                                                                                   ------          ------
               Net property and equipment......................................    19,922          17,069
                                                                                   ------          ------
OTHER ASSETS, net .                                                                   196             256
                                                                                   ------          ------
COST IN EXCESS OF FAIR VALUE OF NET ASSETS OF PURCHASED
   BUSINESS, net of accumulated amortization of $8,208 and $9,092,
   respectively................................................................    38,876          37,992
                                                                                  -------          ------
                                                                                 $ 66,282         $59,024
                                                                                  ========         ======

             The accompanying notes to combined financial statements are an integral part of these combined balance sheets.

                    THE ORIGINAL COOKIE COMPANY, INCORPORATED
               AND THE CARVED-OUT PORTION OF HOT SAM COMPANY, INC.

                       COMBINED BALANCE SHEETS (continued)
                    DECEMBER 30, 1995 AND SEPTEMBER 17, 1996
                             (dollars in thousands)

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                                December 30,    September 17,
                                                                                    1995             1996
                                                                                   ----             ----
CURRENT LIABILITIES:
     Accounts payable........................................................     $ 1,286         $ 1,696
     Accrued payroll and related expenses....................................       2,592           2,208
     Accrued liabilities.....................................................       3,113           3,443
     Related-party payable...................................................         169              --
                                                                                   ------          ------
               Total current liabilities.....................................       7,160           7,347
                                                                                   ------          ------
LONG-TERM LIABILITIES:
     Deferred lease credit...................................................       1,764           1,653
     Store closure reserve...................................................       1,384           1,002
     Related-party notes payable.............................................      32,357          30,977
     Other...................................................................       1,029           1,102
                                                                                   ------          ------
               Total long-term liabilities...................................      36,534          34,734
                                                                                   ------          ------
COMMITMENTS (NOTE 9)

STOCKHOLDERS' EQUITY:

     Common stock                                                                  10,000          10,000
     Additional paid-in capital..............................................      15,873          15,873
     Accumulated deficit.....................................................      (3,285)         (8,930)
                                                                                   -------         -------
               Total stockholders' equity....................................      22,588          16,943
                                                                                   -------         ------
               Total liabilities and stockholders' equity....................    $ 66,282         $59,024
                                                                                   =======         =======

             The accompanying notes to combined financial statements are an integral part of these combined balance sheets.

                    THE ORIGINAL COOKIE COMPANY, INCORPORATED
               AND THE CARVED-OUT PORTION OF HOT SAM COMPANY, INC.

                        COMBINED STATEMENTS OF OPERATIONS
         FOR THE YEARS ENDED DECEMBER 31, 1994 AND DECEMBER 30, 1995 AND
             FOR THE PERIOD DECEMBER 31, 1995 TO SEPTEMBER 17, 1996
                             (dollars in thousands)

                                                                                                 December 31,
                                                                         Years Ended                1995 to
                                                                 December 31,   December 30,     September 17,
                                                                     1994           1995              1996
                                                                     ----           ----              ----
NET SALES.......................................................     $ 89,648        $ 85,581         $ 54,366
                                                                     ---------       ---------        --------
COST AND EXPENSES:
     Cost of goods sold.........................................       22,946          19,996           12,728
     Selling and occupancy expenses.............................       47,483          47,032           31,935
     General and administrative expenses........................        9,583           8,425            5,538
     Severance and related expenses.............................     --------              --           2,000
     Depreciation and amortization..............................        7,423           6,902            4,937
     Provision for store closure costs..........................        2,963             791               --
                                                                     --------         -------          -------
               Total costs and expenses.........................       90,398          83,146           57,138
                                                                     --------         -------          -------
(LOSS) INCOME FROM OPERATIONS...................................         (750)          2,435           (2,772)
INTEREST EXPENSE, net...........................................       (4,381)         (4,268)          (2,828)
OTHER EXPENSE                                                              --              --              (45)
                                                                -    --------         -------         ---------
LOSS BEFORE INCOME TAXES........................................       (5,131)         (1,833)          (5,645)
PROVISION FOR INCOME TAXES......................................          224             263               --
                                                                     ---------        -------         ---------
NET LOSS........................................................     $ (5,355)       $ (2,096)        $ (5,645)
                                                                     ========        ========         =========

             The accompanying notes to combined financial statements
               are an integral part of these combined statements.

                    THE ORIGINAL COOKIE COMPANY, INCORPORATED
               AND THE CARVED-OUT PORTION OF HOT SAM COMPANY, INC.

                   COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY
           FOR THE YEARS ENDED DECEMBER 31, 1994 AND DECEMBER 30, 1995 AND FOR THE PERIOD DECEMBER 31, 1995 TO SEPTEMBER 17, 1996
                             (dollars in thousands)

                                                                         Additional     Retained        Total
                                                              Common       Paid-in      Earnings    Stockholders'
                                                               Stock       Capital      (Deficit)       Equity
BALANCE, JANUARY 1, 1994...................................      $10,000     $15,873       $ 4,166      $ 30,039
     Net loss..............................................          --           --        (5,355)       (5,355)
                                                           -      ------      ------       -------       -------
BALANCE, DECEMBER 31, 1994.................................       10,000      15,873        (1,189)       24,684
     Net loss..............................................          --           --        (2,096)       (2,096)
                                                           -      ------     -------       -------       -------
BALANCE, DECEMBER 30, 1995.................................       10,000      15,873        (3,285)       22,588
     Net loss..............................................          --           --        (5,645)       (5,645)
                                                           -      ------     -------       -------       -------
BALANCE, SEPTEMBER 17, 1996................................      $10,000     $15,873       $(8,930)     $ 16,943
                                                                 =======     =======       =======      ========

             The accompanying notes to combined financial statements
               are an integral part of these combined statements.

                    THE ORIGINAL COOKIE COMPANY, INCORPORATED
               AND THE CARVED-OUT PORTION OF HOT SAM COMPANY, INC.

                        COMBINED STATEMENTS OF CASH FLOWS
           FOR THE YEARS ENDED DECEMBER 31, 1994 AND DECEMBER 30, 1995 AND FOR THE PERIOD DECEMBER 31, 1995 TO SEPTEMBER 17, 1996
                             (dollars in thousands)

                                                                                                   December 31,
                                                                             Years Ended             1995 to
                                                                       December 31, December 30,  September 17,
                                                                           1994         1995           1996
                                                                           ----         ----           ----
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss.........................................................       $ (5,355)    $ (2,096)        $(5,645)
   Adjustments to reconcile net loss to net cash provided by
     (used in) operating activities--
     Depreciation and amortization..................................          7,423        6,902           4,937
        Changes in assets and liabilities--
          Decrease (increase) in accounts receivable................            206          (61)           (279)
          Decrease (increase) in related-party
             receivables/payables...................................            428           18            (169)
          Decrease (increase) in inventories........................            215          461             (65)
          Decrease in prepaids and other............................            105          695             967
          (Increase) decrease in other assets.......................           (108)          64             (60)
          (Decrease) increase in accounts payable...................           (660)        (476)            410
          Increase (decrease) in accrued payroll and related
             expenses...............................................            323         (331)           (384)
          Increase (decrease) in accrued liabilities................            460       (1,196)            330
          Increase in other long-term liabilities...................            229          231              73
          Increase (decrease) in deferred lease credit..............             48           38            (111)
          Increase (decrease) in store closure reserve..............            385          202            (382)
                                                                              ------      -------         -------
          Net cash provided by (used in) operating activities.......          3,699        4,451            (378)
                                                                              ------      -------         -------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of property and equipment, net.........................         (3,779)        (568)         (1,200)
                                                                             -------      -------         -------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Net borrowings from (repayment to) related party.................          3,134       (4,599)         (1,380)
                                                                              ------      -------         -------
CASH AND CASH EQUIVALENTS:
   Net increase (decrease) during the period........................          3,054         (716)         (2,958)
   Balance, beginning of the period.................................          1,275        4,329           3,613
                                                                              ------      -------         ------
   Balance, end of the period.......................................        $ 4,329      $ 3,613          $  655
                                                                            =======       =======         ======
SUPPLEMENTAL CASH FLOW INFORMATION:
   State and local income taxes paid................................          $ 389        $ 234          $   82
                                                                             =======      =======         ======

             The accompanying notes to combined financial statements
               are an integral part of these combined statements.

                    THE ORIGINAL COOKIE COMPANY, INCORPORATED
               AND THE CARVED-OUT PORTION OF HOT SAM COMPANY, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                    DECEMBER 30, 1995 AND SEPTEMBER 17, 1996

1.     DESCRIPTION OF BUSINESS AND NATURE OF OPERATIONS:

     The Original Cookie Company, Incorporated ("OCCI") and Hot Sam Company, Inc. ("HSCI") (collectively, the "Companies") are wholly owned subsidiaries of Chocamerican, Inc., which is a wholly owned subsidiary of Midial S.A., a French company (collectively, the "Parent"). The Companies operated specialty retailing outlets providing prepared goods. OCCI operated approximately 240 stores in over 35 states, offering a variety of fresh baked cookies and brownies and beverages. HSCI operated approximately 190 stores in over 30 states providing a variety of fresh baked pretzels and pretzel sticks, toppings and beverages.

     On September 17, 1996, all of the operations of the Companies including certain assets and liabilities were sold to a nonrelated party (the "Buyer") who assumed responsibility for all retail locations as of that date. Except for approximately $2,000,000 of payments to employees for severance and related costs which is included in the operating results for the period December 31, 1995 to September 17, 1996, these combined financial statements do not reflect any effect of such sale.

     The Companies traditionally experienced their highest revenues in the fourth calendar quarter. Because the Companies stores were heavily concentrated in shopping malls, the Companies' sales performance was somewhat dependent on the performance of those malls. Because of such seasonality and the extra payroll costs noted above, the results for the period December 31, 1995 to September 17, 1996 are not necessarily indicative of results that would have been achieved for an entire calendar year.

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

   Fiscal Year

     The Companies' fiscal year ends on the Saturday closest to December 31, which results in a 52 or 53-week year.

   Basis of Presentation

     The combined financial statements include the accounts of OCCI and HSCI except that these statements do not reflect the results of the operations and the related assets and liabilities of a group of retail food locations owned and operated by HSCI primarily under the name of Corn Dog. The Corn Dog operations were sold to a nonrelated entity in April 1996 and the accompanying combined financial statements exclude these operations and net assets, as well as the results of the sale. All significant intercompany balances and transactions have been eliminated.

   Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                    THE ORIGINAL COOKIE COMPANY, INCORPORATED
               AND THE CARVED-OUT PORTION OF HOT SAM COMPANY, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (continued)
                    DECEMBER 30, 1995 AND SEPTEMBER 17, 1996

   Inventories


     The Companies' inventories were stated at the lower of cost (first-in, first-out method) or market value. Inventories consisted of the following at December 30, 1995 and September 17, 1996:

                                                     1995        1996
                  Food and beverages.........    $1,170,000   $1,215,000
                  Small wares................       493,000      513,000
                                                 ----------   ----------
                                                 $1,663,000   $1,728,000
                                                 ==========   ==========


   Property and Equipment

     The Companies' policy is to provide depreciation using the straight-line method over a period which is sufficient to amortize the cost of the asset during its useful life.

     The estimated useful lives for depreciation purposes are:

                  Leasehold improvements.........     5 to 10 years
                  Furniture and fixtures.........     3 to 10 years
                  Buildings and improvements.....    10 to 50 years

   Intangible Assets

     Cost in excess of fair value of net assets of purchased business which was recorded as part of the acquisition of the Companies by the Parent was amortized on a straight-line basis over 40 years. Management evaluated the expected cash flows of such assets periodically and determined no adjustments were appropriate. Subsequent to September 17, 1996, the Companies expensed all such intangibles in connection with recording the effects of the sales of the operations.

   Cash and Cash Equivalents

     For purposes of the statements of cash flows, the Companies consider all temporary cash investments purchased with an original maturity of three months or less to be cash equivalents.

   Leases

     The Companies have various operating lease commitments on their retail store locations. Operating leases with escalating payment terms are expensed on a straight-line basis over the life of the related lease.

   Asset Impairment

     The Companies adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" for the period December 31, 1995 to September 17, 1996. SFAS No. 121 requires the Companies to evaluate the recoverability of long-lived assets based on expected future cash flows. Prior to the adoption of SFAS No. 121, the Companies accounted for long-lived operating assets as discussed both above and in Note 6. The adoption of this standard did not have a material impact on the Companies' financial position or results of operations.

                    THE ORIGINAL COOKIE COMPANY, INCORPORATED
               AND THE CARVED-OUT PORTION OF HOT SAM COMPANY, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (continued)
                    DECEMBER 30, 1995 AND SEPTEMBER 17, 1996

   Revenue Recognition

     Revenues from product sales were recognized at the point of sale to the customer.

   Income Taxes

     The Companies recognize deferred income tax assets or liabilities for expected future income tax consequences of events that have been recognized in the financial statements or income tax returns. Under this method, deferred income tax assets or liabilities are determined based upon the difference between the financial and income tax bases of assets and liabilities using enacted tax rates expected to apply when differences are expected to be settled or realized.

3. STOCKHOLDERS' EQUITY:

     The Companies common stock at December 31, 1994, December 30, 1995 and September 17, 1996 is comprised of the following:

     OCCI has common stock with a par value $1 per share, 10,000,000 shares authorized, issued and outstanding.

     HSCI has common stock with a par value $1 per share, 10 shares authorized, issued and outstanding.

4.     RELATED-PARTY NOTES PAYABLE:

     In addition to debt incurred as part of the purchase by the Parent, the Companies' cash requirements were provided for by the Parent. These amounts were evidenced by notes, bearing interest rates ranging from 8% to 12%, and consisted of $32,357,000 as of December 30, 1995 and $30,977,000 as of September 17, 1996.
The notes were paid in part by the Companies subsequent to September 17, 1996 in connection with the receipt of proceeds from the sale of certain assets and liabilities to the Buyer.

5.     INCOME TAXES:

     The Companies have been included in the consolidated income tax returns of a subsidiary of the Parent which was in a cumulative loss carryforward position during all of the periods presented in the accompanying combined financial statements.

     The Companies incurred financial reporting losses for the years ended December 31, 1994 and December 30, 1995 and the period December 31, 1995 to September 17, 1996 for which no benefits have been recorded in the accompanying combined statements of operations due to appropriate valuation allowances being provided. The provisions for income taxes are solely related to minimum state income tax requirements.

     Deferred income tax assets relate to temporary differences between financial statement and income tax recognition of depreciation, store closure reserve and other accrued liabilities. Management has provided a valuation allowance equal to the amount of the deferred income tax assets.

6.     STORE CLOSURE RESERVE:

     The Companies annually reviewed the historic and projected operating performance of their stores and identified underperforming stores for impairment of property investment and/or targeted closing The Companies' policy was to write-off any net property investment for underperforming stores identified to have permanent impairment of investment. Additionally, when a store was identified for targeted closing, the Companies' policy was to provide for the costs of

                    THE ORIGINAL COOKIE COMPANY, INCORPORATED
               AND THE CARVED-OUT PORTION OF HOT SAM COMPANY, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (continued)
                    DECEMBER 30, 1995 AND SEPTEMBER 17, 1996

closing the store, which are predominantly estimated lease settlement costs and/or estimated lease payments after the date of the store closing.


An analysis of the activity in the store closure reserve is as follows for the years ended December 31, 1994 and December 30, 1995, and for the period December 31, 1995 to September 17, 1996:

                                                                    1994          1995         1996
                                                                    ----          ----         ----
     BEGINNING BALANCE.......................................      $ 397,000    $1,182,000   $1,384,000
     PROVISION...............................................      2,963,000       791,000           --
     PAYMENTS AND OTHER DEDUCTIONS...........................     (2,178,000)     (589,000)    (382,000)
                                                                  -----------   ----------   ----------
     ENDING BALANCE..........................................     $1,182,000    $1,384,000   $1,002,000
                                                                  ===========   ==========   ==========

7.     EMPLOYEE BENEFIT PLANS:

     The Companies' employees participate in a defined contribution saving plan which was funded by voluntary employee contributions and by contributions from the Companies. The Companies' expense for the years ended December 31, 1994 and December 30, 1995 was $149,000 and $143,000, respectively, and for the period December 31, 1995 to September 17, 1996 was $106,000.

     The Companies do not provide for any other postretirement benefits.

8. RELATED-PARTY TRANSACTIONS:

     The Parent provides certain services to the Companies, such as human resources, accounting and legal, among others. Charges to the Companies for such administrative services totaled $530,000 for the year ended December 31, 1994, $520,000 for the year ended December 30, 1995 and $175,000 for the period December 31, 1995 to September 17, 1996. In management's opinion, these charges approximate the fair market value of such services.

9. COMMITMENTS:

   Operating Leases

     The Companies leased all of their retail store locations. These leases typically had initial terms of up to 10 years. Certain leases provided for contingent rentals based on store sales. Generally, the Companies were required to pay taxes and normal expenses of operating the premises under retail store leases. Total rental expense was approximately $15,013,000 for the year ended December 31, 1994 and $15,038,000 for the year ended December 30, 1995. Total rental expense for the period ended September 17, 1996 was approximately $11,165,000.

                    THE ORIGINAL COOKIE COMPANY, INCORPORATED
               AND THE CARVED-OUT PORTION OF HOT SAM COMPANY, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (continued)
                    DECEMBER 30, 1995 AND SEPTEMBER 17, 1996


     The minimum rentals under operating leases subsequent to September 17, 1996 are as follows:

               Fiscal Year
               Remaining 1996.................   $ 5,346,000
               1997...........................    15,886,000
               1998...........................    13,763,000
               1999...........................    11,691,000
               2000...........................     9,712,000
               Thereafter.....................    20,190,000
                                                  ----------
                                                 $76,588,000
                                                  ==========

     Effective September 17, 1996, the Buyer assumed responsibility for all open store leases but the Companies remain contingently liable under certain of these leases. However, management is not aware of any actual or threatened claims under these leases.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Members of H & M Concepts Ltd. Co.:

     We have audited the accompanying consolidated balance sheet of H & M Concepts Ltd. Co. (an Idaho limited liability company) and subsidiaries as of December 29, 1996, and the related consolidated statements of operations, members' capital and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of H & M Concepts Ltd. Co. and subsidiaries as of December 29, 1996, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.




/s/ARTHUR ANDERSEN LLP
ARTHUR ANDERSEN LLP

Salt Lake City, Utah
   June 13, 1997

                    H & M CONCEPTS LTD. CO. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                             (dollars in thousands)

                                     ASSETS

                                                                                      December 29,   June 29,
                                                                                          1996         1997
                                                                                                   (unaudited)
CURRENT ASSETS:
     Cash.......................................................................         $ 1,073       $ 558
     Accounts receivable........................................................             131          65
     Inventories................................................................             176         187
     Prepaid expenses and other.................................................              51           6
                                                                                         --------    -------
               Total current assets.............................................           1,431         816
                                                                                         --------    -------
PROPERTY AND EQUIPMENT, at cost:
     Leasehold improvements.....................................................           5,920       5,920
     Equipment and fixtures.....................................................           3,306       3,333
                                                                                         -------     -------
                                                                                           9,226       9,253
     Less accumulated depreciation and amortization.............................          (3,200)     (3,787)
                                                                                         --------    -------
               Net property and equipment.......................................           6,026       5,466
                                                                                         --------    -------
INTANGIBLES, net of accumulated amortization of $40 and $51,
   respectively.................................................................             162         151
                                                                                         --------    -------
OTHER ASSETS                                                                                 213         229
                                                                                         --------    -------
               Total assets.....................................................         $ 7,832     $ 6,662
                                                                                         ========    =======

           The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                    H & M CONCEPTS LTD. CO. AND SUBSIDIARIES

                             (dollars in thousands)

                        LIABILITIES AND MEMBERS' CAPITAL

                                                                                       December 29,    June 29,
                                                                                           1996          1997
                                                                                           ----          ----
                                                                                                     (unaudited)
CURRENT LIABILITIES:
     Current portion of notes payable..............................................          $ 2,239      $ 2,290
     Capitalized lease obligations.................................................              244          131
     Accounts payable..............................................................              416          345
     Accrued interest..............................................................              413          213
     Accrued payroll...............................................................              395          343
     Reserve for nonperforming stores..............................................              306          306
     Other accrued liabilities.....................................................              329          247
                                                                                             -------      -------
               Total current liabilities...........................................            4,342        3,875
NOTES PAYABLE, net of current portion..............................................              164           45
CONVERTIBLE SUBORDINATED SERIES A NOTES............................................            1,720        1,720
MINORITY INTEREST .                                                                               87           77
                                                                                             -------      -------
               Total liabilities...................................................            6,313        5,717
                                                                                             -------      -------
COMMITMENTS AND CONTINGENCIES (Notes 5, 7, 8 and 10)
MEMBERS' CAPITAL:
     Members' capital contributions................................................            4,494        4,494
     Accumulated deficit...........................................................           (2,976)      (3,544)
     Cumulative translation adjustment.............................................                1           (5)
                                                                                             -------      -------
               Total members' capital..............................................            1,519          945
                                                                                             -------      -------
               Total liabilities and members' capital..............................          $ 7,832      $ 6,662
                                                                                             =======      =======

           The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                    H & M CONCEPTS LTD. CO. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                             (dollars in thousands)

                                                                                    26 Weeks       26 Weeks
                                                                    Year Ended        Ended         Ended
                                                                   December 29,     June 30,       June 29,
                                                                       1996           1996           1997
                                                                       ----           ----           ----
                                                                                   (unaudited)   (unaudited)
REVENUES:
     Net store sales..............................................      $ 18,092        $ 8,468       $ 8,152
     Other........................................................            94              8            18
                                                                  -       ------            --           --
                                                                          18,186          8,476         8,170
                                                                          ------         ------        ------
OPERATING COSTS AND EXPENSES:
     Selling and store occupancy costs............................        11,434          5,649         5,414
     Food cost of sales...........................................         2,565          1,180         1,144
     General and administrative...................................         2,133            979         1,073
     Depreciation and amortization................................         1,211            630           597
     Provision for store closure costs............................           306            160            --
                                                                          ------         ------        ------
               Total operating costs and expenses.................        17,649          8,598         8,228
                                                                          ------         ------        ------
               Income (loss) from operations......................           537           (122)          (58)
INTEREST EXPENSE                                                            (822)          (473)         (290)
OTHER EXPENSE                                                               (223)            --            --
                                                                          ------         ------        ------
               Loss before minority interest......................          (508)          (595)         (348)
MINORITY INTEREST                                                             (2)            (1)           --
                                                                          ------         ------        ------
               Net loss...........................................        $ (510)        $ (596)       $ (348)
                                                                          ======         ======        ======

           The accompanying notes to consolidated financial statements are an integral part of these statements.

                    H & M CONCEPTS LTD. CO. AND SUBSIDIARIES

                   CONSOLIDATED STATEMENTS OF MEMBERS' CAPITAL
                             (dollars in thousands)

                                                               Members'                      Cumulative
                                                               Capital       Accumulated    Translation
                                                            Contributions      Deficit       Adjustment    Total
BALANCE, December 31, 1995.................................     $ (196)      $ (2,291)        $ (8)     $(2,495)
     Capital contributions.................................      4,690              --          --        4,690
     Member distributions..................................         --           (175)          --         (175)
     Foreign currency translation adjustment...............         --             --            9            9
     Net loss..............................................         --           (510)          --         (510)
                                                               -------        --------         ---        -----
BALANCE, December 29, 1996.................................      4,494         (2,976)           1        1,519
     Member distributions (unaudited)......................         --           (220)          --         (220)
     Foreign currency translation adjustment (unaudited)...         --             --           (6)          (6)
     Net loss (unaudited)..................................         --           (348)          --         (348)
                                                               -------       --------          ---        -----
BALANCE, June 29, 1997 (unaudited).........................    $ 4,494       $(3,544)         $ (5)       $ 945
                                                               =======       ========          ====       =====

           The accompanying notes to consolidated financial statements are an integral part of these statements.

                    H & M CONCEPTS LTD. CO. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (dollars in thousands)

                           Increase (Decrease) in Cash

                                                                                              26 Weeks    26 Weeks
                                                                               Year Ended      Ended       Ended
                                                                              December 29,    June 30,    June 29,
                                                                                  1996          1996        1997
                                                                                 ----          ----        ----
                                                                                          (unaudited) (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss...............................................................         $ (510)     $ (596)     $ (348)
     Adjustments to reconcile net loss to net cash provided by (used
        in) operating activities:
          Depreciation and amortization...................................          1,211         630         597
          Minority interest...............................................              2           1           --
          Loss on sale of assets..........................................            223           --          --
          Changes in assets and liabilities:
             (Increase) decrease in accounts receivable...................            (61)         18          66
             Increase in inventories......................................            (19)        (11)        (11)
             (Increase) decrease in prepaid expenses and other............            (51)        (26)         45
             Increase in other assets.....................................            (20)        (32)         (7)
             Increase (decrease) in accounts payable and accrued
               liabilities................................................            340        (158)       (406)
                                                                           -        -----      ------      -----
             Net cash provided by (used in) operating activities..........          1,115        (174)        (64)
                                                                           -        -----      ------       ----
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of property and equipment.....................................           (172)       (118)        (27)
   Lease buyout                                                                       (32)        (32)          --
   Proceeds from the sale of assets.......................................             55          --          --
                                                                           -         -----      ------        --
             Net cash used in investing activities........................           (149)       (150)        (27)
                                                                           -         -----      ------       ----
CASH FLOWS FROM FINANCING ACTIVITIES:
   Principal payments on notes payable and capitalized lease
     obligations..........................................................         (1,078)       (593)       (431)
   Proceeds from the issuance of notes payable............................            613         500         250
   Distributions to members...............................................           (175)         --       (220)
   Net investments by minority interests..................................             85          95         (10)
   Equity earnings in excess of distributions of unconsolidated
     investment...........................................................             (5)         (8)         (8)
                                                                           -        -----        -----        ---
             Net cash used in financing activities........................           (560)         (6)       (419)
                                                                           -        -----        -----      -----

           The accompanying notes to consolidated financial statements are an integral part of these statements.

                    H & M CONCEPTS LTD. CO. AND SUBSIDIARIES

                             (dollars in thousands)

                           Increase (Decrease) in Cash

                                                                                     26 Weeks       26 Weeks
                                                                    Year Ended        Ended          Ended
                                                                   December 29,      June 30,       June 29,
                                                                       1996            1996           1997
                                                                       ----            ----           ----
                                                                                   (unaudited)    (unaudited)
EFFECT OF FOREIGN EXCHANGE RATES..................................   $    9          $   3         $  (5)
                                                                     ------          -----         ------
NET INCREASE (DECREASE) IN CASH...................................      415           (327)         (515)
CASH AT BEGINNING OF THE PERIOD...................................      658            658          1,073
                                                                     ------          -----         ------
CASH AT END OF THE PERIOD.........................................   $1,073          $ 331         $  558
                                                                     ======          =====         ======

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid for interest was approximately $773,000, $464,000 and $486,000 for the year ended December 29, 1996 and for the 26 weeks ended June 30, 1996 and June 29, 1997, respectively.

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

     Certain note holders converted $4,690,000 of notes payable to ownership interests effective April 1, 1996 (see Note 4).

           The accompanying notes to consolidated financial statements are an integral part of these statements.

                    H & M CONCEPTS LTD. CO. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (Including notes related to unaudited periods)

1.     ORGANIZATION AND NATURE OF OPERATIONS

     H & M Concepts Ltd. Co. ("H&M") was formed as a limited liability company under the laws of the State of Idaho on October 1, 1993. H&M has a wholly owned subsidiary, H&M Concepts of Idaho, Inc., and a majority owned subsidiary, LV-H&M, L.L.C. (collectively, the "Company"). The Company owns and operates stores which engage in retail sales of pretzels, toppings and beverages under a franchise agreement with Pretzel Time, Inc., a Pennsylvania corporation. The Company has first right of refusal territorial franchise rights and agency rights to Alaska, Arizona, California, Hawaii, Idaho, Illinois, Indiana, Iowa, Michigan, Minnesota, Montana, Nebraska, Nevada, North Dakota, Oregon, South Dakota, Utah, Washington and Wisconsin; the provinces of Alberta, British Columbia, Manitoba, and Saskatchewan, Canada; and Mexico. Additionally, the Company has limited franchise rights to Texas. Currently, the Company has stores in Arizona, California, Idaho, Illinois, Indiana, Iowa, Michigan, Minnesota, Nebraska, Nevada, Oregon, South Dakota, Texas, Utah, Washington, Wisconsin, and Alberta, Canada. As of December 29, 1996, H&M operated 85 stores.

     The Company's business follows seasonal trends and is also affected by climate and weather conditions. The Company usually experiences its highest revenues in the fourth calendar quarter. Because the Company's stores are heavily concentrated in shopping malls, the Company's sales performance is somewhat dependent on the performance of those malls.

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Accounting Periods

     The Company's fiscal year ends on the Sunday closest to December 31, which results in a 52- or 53-week year.

   Unaudited Information

     The accompanying consolidated financial statements as of June 29, 1997 and for the 26 weeks ended June 30, 1996 and June 29, 1997 are unaudited and have been prepared on a substantially equivalent basis with that of the annual financial statements. In the opinion of management, the unaudited information contains all adjustments (consisting of normal recurring adjustments) necessary to present fairly the Company's financial position and results of operations as of December 29, 1996 and for such periods.

   Principles of Consolidation

     The consolidated financial statements include the accounts of H&M, H&M Concepts of Idaho, Inc., and LV-H&M, L.L.C. All significant intercompany balances and transactions have been eliminated in consolidation.

   Sources of Supply

     The Company currently buys a significant amount of its food products from three suppliers. Management believes that other suppliers could provide similar products with comparable terms.

   Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                    H & M CONCEPTS LTD. CO. AND SUBSIDIARIES

                 (Including notes related to unaudited periods)

   Concentration of Credit Risk

     As of December 29, 1996 and June 29, 1997, the Company had demand deposits totaling approximately $862,000 and $267,000 (unaudited), respectively, with one bank. These balances exceed the $100,000 limit for insurance by the Federal Deposit Insurance Corporation.

   Inventories

     Inventories are stated at the lower of cost (first-in, first-out method) or market value. Inventories consisted primarily of flour and beverages at December 29, 1996 and June 29, 1997.

   Property and Equipment

     Property and equipment are stated at cost less accumulated depreciation and amortization. Equipment and fixtures are depreciated over four to seven years using the straight-line method. Leasehold improvements are amortized over the life of the lease term, or the estimated life of the improvements, whichever is shorter, using the straight-line method.

     Expenditures that materially increase values or capacities or extend useful lives of property and equipment are capitalized. Routine maintenance, repairs and renewal costs are expensed as incurred. Gains or losses from the sale or retirement of property and equipment are included in the determination of net income or loss.

   Intangible Assets

     Intangible assets consist primarily of developing agency rights purchased from Pretzel Time, Inc. These rights are amortized using the straight-line method over 15 years.

   Accounting for the Impairment of Long-Lived Assets

     The Company accounts for impairment of long-lived assets in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of"("SFAS No. 121"). SFAS No. 121 requires that long-lived assets be reviewed for impairment when events or changes in circumstances indicate that the book value of an asset may not be recoverable. The Company evaluates, at each balance sheet date, whether events and circumstances have occurred that indicate possible impairment. In accordance with SFAS No. 121, the Company uses an estimate of future undiscounted net cash flows of the related asset over the remaining life in measuring whether the assets are recoverable. As of December 29, 1996 and June 29, 1997, the Company has reserved for any of its long-lived assets that are considered to be impaired.

   Foreign Currency Translation

     The balance sheet accounts of the Company's foreign subsidiary are translated into U.S. dollars using the balance sheet date exchange rate, while revenues and expenses are translated using the average exchange rate for the period. The resulting translation gains or losses are recorded as a separate component of members' equity.

                    H & M CONCEPTS LTD. CO. AND SUBSIDIARIES

                 (Including notes related to unaudited periods)

   Revenue Recognition

     Product sales are recognized as the product is delivered or shipped to the customer.

   Fair Value of Financial Instruments

     The book value of the Company's financial instruments approximates fair value. The estimated fair values have been determined using appropriate market information and valuation methodologies.

   Income Taxes

     The Company is treated as a partnership for federal and state income tax purposes. Consequently, federal and state income taxes are not payable by, or provided for by the Company. Members are taxed individually on their shares of the Company's earnings. The Company's net income or loss is allocated among the members in accordance with the operating agreement of the Company.

3.     INVESTMENT

     The Company owns a 30 percent investment in UVEST LLC ("UVEST"), a Utah limited liability company, which operates two Pretzel Time, Inc. franchised stores. NVEST Limited ("NVEST") holds the other 70 percent interest in UVEST. The Company's investment is accounted for using the equity method. UVEST's unaudited revenues for the year ended December 29, 1996 and the 26 weeks ended June 29, 1997 were approximately $503,000 and $214,000, respectively. UVEST's unaudited net income for the year ended December 29, 1996 and the 26 weeks ended June 29, 1997 were approximately $116,000 and $38,000, respectively. The carrying amount of this investment at December 29, 1996 and June 29, 1997 was approximately $44,000 and $53,000 (unaudited), respectively, and is included in other assets in the accompanying consolidated balance sheets. Additionally, the Company was due approximately $20,000 (unaudited) from UVEST as of June 29, 1997.

     Under the terms of the UVEST operating agreement, the Company acts as the managing member and manages the two operating stores. The Company receives no additional compensation for these services from UVEST or NVEST. The members share all gains and losses in proportion to their ownership. However, NVEST is guaranteed cash distributions of approximately $149,000 on an annual basis until its initial investment of approximately $522,000 together with a 15 percent return thereon is paid in full. The Company's 30 percent share of annual distributions is subordinated to such minimum guaranteed payments. Any shortage advanced from the Company's share of distributions to meet said minimum guaranty will be repaid to the Company from future profits prior to excess distributions being paid to NVEST. UVEST distributed approximately $149,000 and $29,000 to NVEST and the Company, respectively, during the year ended December 29, 1996. Additionally, UVEST made distributions of $67,000 (unaudited) and $2,000 (unaudited) to NVEST and the Company, respectively, during the 26 weeks ended June 29, 1997. On a cumulative basis since inception (November 1, 1994), UVEST has distributed $400,000 to NVEST.

                    H & M CONCEPTS LTD. CO. AND SUBSIDIARIES

                 (Including notes related to unaudited periods)

4.     NOTES PAYABLE AND CONVERTIBLE SUBORDINATED SERIES A NOTES


     Notes payable and convertible subordinated series A notes consist of the following as of December 29, 1996 and June 29, 1997:

                                                                                        December 29,   June 29,
                                                                                            1996         1997
                                                                                                     (unaudited)
     Notes payable  to various  individuals,  principal  amounts  due at various dates  ranging  from on demand to May 1,  2000,  interest  at 15 percent payable monthly, secured by assignment of certain store profits and
        leases.......................................................................      $ 1,372    $1,455
     Note payable to a bank, payable in monthly installments of $25,000 plus interest at prime plus 2.5 percent (10.75 percent at December 29, 1996),
        secured by securities pledged by the majority member.........................        1,025       875
     Note payable to a bank due in monthly installments of $300, plus interest at
        7.9 percent, secured by a vehicle............................................            6         5
     Convertible subordinated series A notes (see terms below).......................        1,720     1,720
                                                                                           -------   -------
                                                                                             4,123     4,055
     Less current portion............................................................       (2,239)   (2,290)
                                                                                           -------   -------
                                                                                           $ 1,884    $1,765
                                                                                           =======   =======

     Three of the notes payable to individuals are to members of the Company. The majority member has a $100,000 note that is due on demand. The managing member has an $85,000 note due on demand and a $217,000 note due March 1, 1999. Another member has a $50,000 note that is due upon 90-day written demand. Additionally, the Company borrowed $100,000 from an officer of the Company which is due within 30 days of its demand. All notes to members and officers bear interest at 15 percent and include terms similar to all other notes payable to individuals.

     During 1994, the Company issued $4,130,000 of Convertible Subordinated Series A Notes (the "Convertible Notes") pursuant to a private placement memorandum dated October 4, 1993. The proceeds were used to fund the construction of new stores. The Convertible Notes bear interest at an annual rate of 7.5 percent and interest payments are payable quarterly on the fifteenth day of the month following the end of each calendar quarter. The Convertible Notes mature on December 31, 1998 and are unsecured general obligations of the Company.

     The Convertible Notes are convertible (i) up to 50 percent of value into membership interest in the Company at the rate of $15,000 for each 1/10th of 1 percent interest, and 50 percent into 15 percent Nonconvertible Series A Notes (the "Nonconvertible Notes") due December 31, 1998, or (ii) up to 100 percent into Nonconvertible Notes, and collect additional interest of 7.5 percent on the Convertible Notes from the date of issue. The Company has accrued the additional
7.5 percent of interest since the date of issue assuming such conversion would take place. Additionally, the Convertible Notes are redeemable on at least 30 and not more than 60 days notice, at the option of the Company, as a whole or in part, at any time after December 31, 1996.

     As of December 29, 1996, no conversion rights had been exercised under the terms of this arrangement. However, during the 26 weeks ended June 29, 1997, $700,000 of the Convertible Notes were converted to Nonconvertible Notes. Subsequent to June 29, 1997, $200,000 of the Convertible Notes were converted to Nonconvertible Notes.

                    H & M CONCEPTS LTD. CO. AND SUBSIDIARIES

                 (Including notes related to unaudited periods)

     Under the terms of a separate private placement memorandum dated March 24, 1996, the Company is offering 40 Units of 1.01 percent membership interest and one percent profits interest in Company stores in the Company at a conversion rate of $100,000 principal of face value Convertible Notes (accrued interest is waived) per unit for an aggregate offering of $4,000,000. The purpose of this offering (the "Secondary Offering"), which is limited to holders of the previously issued Convertible Notes, is to convert outstanding debt to equity and otherwise restructure the Company.

     On April 1, 1996, $2,410,000 of the Convertible Notes were converted to membership interests under the terms of the Secondary Offering. In addition, the majority and managing members of the Company converted $2,280,000 of notes to equity under essentially the same terms as specified in the Secondary Offering.


     The  aggregate  amount  of  principal   maturities  of  notes  payable  and
convertible subordinated notes at December 29, 1996 are as follows (in thousands):

                  Year Ending
                  1997.......................    $2,239
                  1998.......................     1,860
                  1999.......................        24
                                                 ------
                                                 $4,123
                                                 ======

5.     ROYALTIES

     Under the terms of the Franchise Agreement and the Developing Agent's Agreement with Pretzel Time, Inc. ("PTI"), the Company is required to pay PTI a continuing royalty of 8 percent of all gross revenues. PTI is required to return to the Company, as a developing agent, a sum equal to two-sevenths (2/7) of the franchise royalty, net of advertising fees, from all franchises operating within the Company's franchise territory.

6.     RESERVE FOR NONPERFORMING STORES

     During the year ended December 29, 1996, the Company recorded a reserve totaling $306,000 for the estimated costs to close or sell approximately 11 existing stores during 1997. During the year ended December 29, 1996, the Company closed two stores. As of December 29, 1996 and June 29, 1997, the reserve is $306,000 in the accompanying consolidated balance sheets. In management's opinion, this reserve is adequate for the stores which have been identified to be closed or sold.

     The Company's management reviews the historic and projected operating performance of its stores on an annual basis to identify nonperforming stores for impairment of property investment and/or targeted closing. The Company's policy is to write-off any net property investment for nonperforming stores identified to have permanent impairment of investment. Additionally, when a store is identified for targeted closing, the Company's policy is to provide for the costs of closing the store, which are predominantly estimated lease settlement costs.

7.     COMMITMENTS AND CONTINGENCIES

   Legal Matters

     The Company is the subject of certain legal actions, which it considers routine to its business activities. As of June 29, 1997, management, after consultation with legal counsel, believes that the potential liability to the

                    H & M CONCEPTS LTD. CO. AND SUBSIDIARIES

                 (Including notes related to unaudited periods)

Company under such actions is adequately accrued for or will not materially affect the Company's consolidated financial position or results of operations.

   Operating Leases


     The Company leases retail store facilities, office space and equipment under long-term cancelable and noncancelable operating lease agreements with remaining terms of one to ten years. The future minimum lease payments due under these operating leases as of December 29, 1996 are as follows (in thousands):

              Year Ending
              1997...................................    $ 2,604
              1998...................................      2,674
              1999...................................      2,621
              2000...................................      2,408
              2001...................................      2,303
              Thereafter.............................      5,079
                                                         -------
                                                         $17,689
                                                         =======

     Certain of the leases provide for contingent rentals based on gross revenues. Total rental expense under the above operating leases for the year ended December 29, 1996 and the 26 weeks ended June 30, 1996 and June 29, 1997 was approximately $2,454,000, $1,212,000 (unaudited) and $1,214,000 (unaudited), respectively.

   Capital Leases


     Total obligations under capital leases at December 29, 1996 and June 29, 1997 consisted of the following (in thousands):

                                                                                 December 29,  June 29,
                                                                                     1996        1997
                                                                                     ----        ----
                                                                                              (unaudited)
     Total net minimum lease payments........................................       $ 274        $ 147
     Less amount representing interest.......................................         (30)         (16)
                                                                                    -----        -----
     Present value of net minimum lease payments (all current)...............       $ 244        $ 131
                                                                                    =====        =====

     The net book value of assets held under capital lease arrangements was approximately $314,000 and $266,000 (unaudited) as of December 29, 1996 and June 29, 1997, respectively.

                    H & M CONCEPTS LTD. CO. AND SUBSIDIARIES

                 (Including notes related to unaudited periods)

8.     FRANCHISE RIGHTS


     Under the terms of the franchise agreement with PTI, in order to maintain the Company's franchise rights in its exclusive territories, the Company was obligated to open the following minimum number of franchised stores from the date of inception of the franchise agreement (June 7, 1993) through 1997:

                Year Ending                     Units
                -----------                     -----
                1993......................        26
                1994......................        30
                1995......................        30
                1996......................        30
                1997......................        28
                                                -----
                                                 144
                                                =====


     The Company did not meet the minimum requirements for store openings through June 29, 1997. The Company is not in default of the franchise agreement but has lost its rights to be the sole franchisee in the previously exclusive territories. However, the Company has the first right of refusal on any location within its once exclusive territory.

     The term of the franchise agreement is 20 years with the option to renew for unlimited additional terms of 20 years each at no cost to the Company.

9.     RELATED-PARTY TRANSACTIONS

     During the year ended December 29, 1996, the Company paid royalty fees typically due PTI up to $23,000 per month directly to its majority member. The majority member had previously loaned PTI a certain amount of funds, which PTI was in default of the repayment terms. On November 12, 1994, the loan was renegotiated and secured by PTI's royalty rights. In addition, PTI agreed that the Company could pay up to $23,000 of monthly royalty fees directly to the majority member until the obligation was paid in full. During the 26 weeks ended June 29, 1997, PTI repaid the full amount of the remaining obligation to the majority member.

     During 1996, the managing member became a stockholder in another company which owns a Pretzel Time store. The Company will manage this store in return for 28 percent of the net profits.

10.   SUBSEQUENT EVENT

     On July 25, 1997, the Company sold substantially all of its assets and certain liabilities to Mrs. Fields' Pretzel Concepts, Inc. for cash and seller notes. The proceeds from the sale were used to repay notes payable and convertible subordinated Series A notes, retire certain liabilities not included in the sale and return members' capital. Once all remaining liabilities are settled, it is the intent of the members to distribute any remaining cash to the members and to dissolve the Company.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Pretzel Time, Inc.:

     We have audited the accompanying balance sheets of Pretzel Time, Inc. (a Pennsylvania corporation) as of December 31, 1995 and December 29, 1996, and the related statements of operations, stockholders' deficit and cash flows for the years then ended (as restated, see Note 17). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pretzel Time, Inc. as of December 31, 1995 and December 29, 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.




/s/ARTHUR ANDERSEN LLP
ARTHUR ANDERSEN LLP

Baltimore, Maryland
   June 20, 1997

                               PRETZEL TIME, INC.

                                 BALANCE SHEETS
         (dollars in thousands, except redemption and par value amounts)

                                     ASSETS

                                                                            December 31,    December 29,   June 15,
                                                                                1995            1996         1997
                                                                                ----            ----         ----
                                                                                                    (Unaudited)
CURRENT ASSETS:
     Cash.............................................................             $ 90          $ 95       $ 141
     Accounts receivable, net of allowance for doubtful accounts of
        $83, $67 and $105, respectively...............................              260           370         120
     Inventories......................................................              190            37          10
     Prepaid expenses and other.......................................               29             6          16
     Current portion of notes receivable..............................              109            87         121
     Deferred tax asset...............................................              --            110          26
                                                                                -------       -------     -------
               Total Current Assets...................................              678           705         434
PROPERTY AND EQUIPMENT, net...........................................            1,839           639         587
OTHER ASSETS, net .                                                                 378           212         173
NOTES RECEIVABLE, net of current portion..............................              222           364         311
                                                                                -------       -------     -------
               Total Assets...........................................          $ 3,117       $ 1,920     $ 1,505
                                                                                =======       =======     =======

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
     Current portion of long-term debt..................................        $   917       $ 1,206     $  860
     Current portion of capital lease obligations.......................            173           152        112
     Accounts payable...................................................            924           273        275
     Accrued expenses...................................................            517           263        216
     Deferred revenue...................................................             22            94        179
                                                                                -------        ------     ------
               Total Current Liabilities................................          2,553         1,988      1,642
                                                                                -------        ------     ------
LONG-TERM DEBT, net of current portion..................................          1,173           696        608
                                                                                --------       ------     ------
CAPITAL LEASE OBLIGATIONS, net of current portion.......................            504           205         79
                                                                                --------       ------     ------
MINORITY INTEREST .                                                                  43            --         --
                                                                                --------       ------     ------
COMMITMENTS AND CONTINGENCIES (Notes 6, 7, 9 and 14)
MANDATORILY REDEEMABLE PREFERRED STOCK
     Preferred stock,  $10,000 per share redemption value; 500 shares  authorized,
        144.5 shares issued and outstanding, as of December 29, 1996,
        and June 15, 1997...............................................             --          382       666
                                                                                --------      -------    ------
STOCKHOLDERS' DEFICIT:
     Common stock, $10 par value; 1,000 shares authorized; 100 shares
        issued and 94.75, 87 and 87 outstanding, respectively...........               1            1         1
     Additional paid-in capital.........................................             230          128       128
     Accumulated deficit................................................          (1,387)      (1,480)   (1,619)
                                                                                --------      -------   -------
               Total Stockholders' Deficit..............................          (1,156)      (1,351)    1,490)
                                                                                --------      -------   -------
               Total Liabilities and Stockholders' Deficit..............        $  3,117      $ 1,920   $ 1,505
                                                                                ========      =======   =======

The accompanying notes to financial statements are an integral part of these balance sheets.

                               PRETZEL TIME, INC.

                            STATEMENTS OF OPERATIONS
                             (dollars in thousands)

                                                                                           24 Weeks     24 Weeks
                                                                     Year Ended             Ended         Ended
                                                             December 31,  December 29,    June 16,     June 15,
                                                                1995          1996           1996         1997
                                                                -----         -----          ----         ----
                                                                                         (Unaudited)   (Unaudited)
REVENUES:
     Royalty income.......................................        $ 3,738       $ 4,172       $ 1,664      $ 1,773
     Company store sales..................................          2,968           990           791          196
                                                                    ------          ----          ----         ---
               Total Revenues.............................          6,706         5,162         2,455        1,969
                                                                    ------        ------        ------       -----
COST OF REVENUES:
     Company stores.......................................          1,298           779           641          145
     Developing agent fees and other......................            823           881           346          353
                                                                      ----          ----          ----         ---
               Total Cost of Revenues.....................          2,121         1,660           987          498
                                                                    ------        ------          ----         ---
               Gross Margin...............................          4,585         3,502         1,468        1,471
                                                                    ------        ------        ------       -----
OPERATING EXPENSES:
     Salaries and payroll taxes...........................            796         1,043           399          452
     Rent.................................................          1,043           390           233          121
     Depreciation and amortization........................            145           151            76           66
     Other general and administrative.....................          1,687           818           401          408
                                                                    ------          ----          ----         ---
               Total Operating Expenses...................          3,671         2,402         1,109        1,047
                                                                    ------        ------        ------       -----
               Operating Income...........................            914         1,100           359          424
INTEREST EXPENSE                                                     (220)         (130)         (103)         (65)
OTHER (EXPENSE) INCOME, net...............................           (146)           29            (8)        (102)
MINORITY INTEREST IN LOSS OF
   SUBSIDIARIES                                                        50            --            --           --
                                                                       ----          ----          ----         --
     Income from Continuing Operations Before
        Provision for Income Taxes........................            598           999           248          257
PROVISION FOR INCOME TAXES................................           (225)         (295)          (93)        (112)
                                                                     -----         -----          ----        -----
     Income from Continuing Operations....................            373           704           155          145
LOSS FROM DISCONTINUED OPERATIONS, net
   of income tax benefit of $225, $208, $93 and $-0-,
   respectively...........................................         (1,177)         (313)         (216)           --
LOSS ON DISPOSAL OF DISCONTINUED
   OPERATIONS, net of income tax benefit of $197
   in 1996................................................             --          (296)           --           --
                                                            -          ---         ------          ----         --
               Net (Loss) Income..........................           (804)           95           (61)         145
MANDATORILY REDEEMABLE PREFERRED
   STOCK DIVIDENDS........................................             --           (48)           --          (72)
                                                            -          ---          -----          ---         ----
               Net (Loss) Income Attributable to
                  Common Stockholders.....................         $ (804)         $ 47         $ (61)        $ 73
                                                                   ======          ====-        =====         ====

The accompanying notes to financial statements are an integral part of these statements.

                               PRETZEL TIME, INC.

                       STATEMENTS OF STOCKHOLDERS' DEFICIT
                (dollars in thousands, except per share amounts)

                                                                               Additional                      Total
                                                                    Common      Paid-in     Accumulated    Stockholders'
                                                                    Stock       Capital       Deficit        Deficit
BALANCE, December 25, 1994.....................................        $ 1          $--         $ (583)      $ (582)
     Stock issued at $76,666 per share.........................         --         230               --         230
     Net loss..................................................        --           --            (804)        (804)
                                                               -       ----         ---           -----        -----
BALANCE, December 31, 1995.....................................          1         230          (1,387)      (1,156)
     Conversion of 14.75 shares of common stock into 144.5
        shares of mandatorily redeemable preferred stock.......         --        (195)              --        (195)
     Issuance of common stock for services, at the equivalent
        of $13,214 per share...................................         --          93               --          93
     Accretion of mandatory redemption value of preferred
        stock..................................................         --           --           (140)        (140)
     Mandatorily redeemable preferred stock dividends..........         --           --            (48)         (48)
     Net income................................................        --           --              95           95
                                                               -       ----         ---             ---          --
BALANCE, December 29, 1996.....................................          1         128          (1,480)      (1,351)
     Accretion of mandatory redemption value of preferred
        stock (unaudited)......................................         --           --           (212)        (212)
     Mandatorily redeemable preferred stock dividends
        (unaudited)............................................         --           --            (72)         (72)
     Net income (unaudited)....................................        --           --             145          145
                                                               -       ----         ---            ----         ---
BALANCE, June 15, 1997 (unaudited).............................        $ 1       $ 128        $ (1,619)    $ (1,490)
                                                                       ===       =====-       ========     ========

The accompanying notes to financial statements are an integral part of these statements.

                               PRETZEL TIME, INC.

                            STATEMENTS OF CASH FLOWS
                             (dollars in thousands)

                                                                                             24 Weeks     24 Weeks
                                                                      Year Ended               Ended        Ended
                                                              December 31,    December 29,    June 16,     June 15,
                                                                  1995            1996          1996         1997
                                                                                            (Unaudited)  (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net (loss) income....................................        $ (804)           $ 95        $ (61)       $ 145
     Adjustments to reconcile net (loss) income to net
        cash flows provided by operating activities, net
        of effects of sales of net assets of subsidiaries:
          Deferred income taxes...........................             --           (110)           --          84
          Issuance of common stock for services...........             --             93            --           --
          Loss on disposal of discontinued operations.....             --            494            --           --
          Minority interest in net loss of subsidiaries...           (50)              --           --           --
          Loss on sale of assets..........................           174             100           18           28
          Depreciation and amortization (including $69,
             $69, $47 and $-0-, respectively, related to
             discontinued operations).....................           274             220          133           66
     Changes in assets and liabilities--
          Decrease (increase) in accounts receivable......           251             (41)        (132)         250
          Decrease in notes receivable....................            13             101          187           19
          (Increase) decrease in inventory................           (39)            138           60           27
          Decrease (increase) in prepaid expenses and
             other........................................           209             105          (32)         (10)
          (Increase) decrease in other assets.............           (42)             41          (15)           8
          Increase (decrease) in accounts payable.........           471            (566)          82            6
          Increase (decrease) in accrued expenses.........           303              30          (75)         (28)
          (Decrease) increase in deferred revenue.........            (9)             72           28           85
                                                                      ---             ---          ---          --
               Net Cash Provided by Operating
                  Activities..............................           751             772          193          680
                                                                     ----            ----         ----         ---
CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchases of property and equipment..................          (774)           (208)         (45)         (12)
     Proceeds from sale of assets.........................           448              27            --           --
     Increase in other assets.............................           (14)             --           --           --
                                                                     -----            ----         ----         --
               Net Cash Used in Investing Activities......          (340)           (181)         (45)         (12)
                                                                    -----           -----         ----         ----
CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from issuance of long-term debt.............           233             815            --           --
     Principal repayments on long-term debt...............          (637)         (1,141)         (99)        (456)
     Principal repayments on capital lease obligations....          (204)           (260)         (82)        (166)
     Issuance of treasury stock...........................           100              --           --           --
                                                                     -----            ----         ----         --
               Net Cash Used in Financing Activities......          (508)           (586)        (181)        (622)
                                                                    -----           -----        -----        -----

The accompanying notes to financial statements are an integral part of these statements.

                               PRETZEL TIME, INC.

                             (dollars in thousands)

                                                                                               24 Weeks   24 Weeks
                                                                           Year Ended             Ended      Ended
                                                                   December 31,   December 29,  June 16,   June 15,
                                                                       1995           1996        1996       1997
                                                                                              (Unaudited)(Unaudited)
NET (DECREASE) INCREASE IN CASH............................            $ (97)           $ 5     $ (33)       $ 46
CASH, beginning of period..................................              187             90        90          95
                                                                        -----         ----    -----      -----
CASH, end of period........................................             $ 90           $ 95      $ 57       $ 141
                                                                        =====          ====      =====      =====
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
   AND NONCASH ACTIVITIES:

     Cash Flow Information--
          Interest paid--...................................            $ 220          $ 194     $ 120        $ 65


     Noncash Investing and Financing Activities--

     During January 1995, the Company issued three shares of treasury stock to employees as compensation for services rendered. The aggregate value of these services was $30,000. In July 1995, the Company issued on share of treasury stock to an unrelated individual in payment of a 4100,000 loan commitment fee.

          During  the  year  ended  December  31,  1995,  the  Company   applied
approximately $295,000 of royalty income receivables against a note payable.

     During the year ended December 31, 1995, the Company executed various capital lease agreements totaling approximately $469,000 in the acquisition of property and equipment.

          During the year ended December 31, 1995, the Company financed the sale of several stores by issuing notes receivable. These notes totaled approximately $244,000.

          During the year ended December 31, 1995, the Company converted accounts payable relating to rent, insurance premiums and professional services to notes payable of approximately $609,000.

          During the year ended December 29, 1996, the Company acquired property and equipment of approximately $109,000 in satisfaction of a note receivable.

          During the year ended December 29, 1996, the Company converted accounts payable relating to rent and professional services to notes payable of approximately $307,000.

     During the year ended December 29, 1996, the Company executed various capital lease agreements totaling approximately $395,000 in the acquisition of property and equipment.

          During the 24 weeks ended June 16, 1996, the Company converted accounts payable and accrued expenses relating to rent and professional services to notes payable of approximately $338,000.

          During the 24 weeks ended June 16, 1996, the Company received, from a store that closed, certain equipment that was subsequently sold to a subsidiary for approximately $53,000.

          During the 24 weeks ended June 16, 1997, the Company converted accounts payable and accrued expenses relating to rent to notes payable of approximately $34,000.

                       The accompanying notes to financial
              statements are an integral part of these statements.

                               PRETZEL TIME, INC.
                          NOTES TO FINANCIAL STATEMENTS

      DECEMBER 31, 1995, DECEMBER 29,1996, JUNE 16, 1996, AND JUNE 15, 1997
               (Including notes related to the unaudited periods)

1.    ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

   Organization and Nature of Operations

     Pretzel Time, Inc. (the "Company") was incorporated on April 1, 1991, under the laws and regulations of the Commonwealth of Pennsylvania. The Company operates as a franchisor and operator of hand rolled soft pretzel outlets located in North America. The outlets are primarily located in shopping malls. The Company's primary sources of revenue are from franchise royalties, advertising fees, franchise fees (20-year initial term of franchise license, with 5-year extension options), sale of developing agent territory rights and Company-owned store sales.

     The Company's business follows seasonal trends and is also affected by climate and weather conditions. The Company experiences its highest revenues in the fourth calendar quarter. Because the Company's stores are heavily concentrated in shopping malls, the Company's sales performance is somewhat dependent on the performance of those malls. The results for the 24-week periods presented in the accompanying financial statements may not be indicative of results that would have been achieved for an entire calendar year.

     During the year ended December 29, 1996, the Company merged all of its subsidiaries into Pretzel Time, Inc. The Company then sold its Texas and Virginia stores for $420,000, the consideration for which was primarily in the form of promissory notes issued to the Company.

     As of December 29, 1996, the Company has an accumulated deficit of approximately $1,480,000 with debt obligations due in 1997 of approximately $1,206,000 and accounts payable of approximately $158,000 that are past due. Management believes that operating cash flows for 1997 will be sufficient to satisfy these obligations and meet the Company's short-term operating needs through the end of 1997.

   Accounting Periods

     The Company uses a 52/53 week year for financial reporting purposes. Fiscal year 1996 began on January 1, 1996, and ended on December 29, 1996, and included 52 weeks. Fiscal year 1995 began on December 26, 1994, and ended on December 31, 1995, and included 53 weeks. The 24 weeks ended June 15, 1997, began on December 30, 1996, and the 24 weeks ended June 16, 1996, began on January 1, 1996.

   Escrow Cash

     The Company receives cash from potential franchisees and holds these funds in escrow until a location is confirmed. As of December 31, 1995, December 29, 1996, and June 15, 1997, the Company held in escrow approximately $-0-, $26,000 and $80,000, respectively.

   Inventories

     Inventories consist primarily of food and supplies and are stated at the lower of cost or market value. Cost is determined using the first-in, first-out
(FIFO) method. At December 31, 1995, inventory also consisted of certain equipment that was being held for resale.

                               PRETZEL TIME, INC.
                    NOTES TO FINANCIAL STATEMENTS (continued)

      DECEMBER 31, 1995, DECEMBER 29, 1996, JUNE 16, 1996 AND JUNE 15, 1997
               (Including notes related to the unaudited periods)

   Property and Equipment


     Property and equipment are stated at cost. Depreciation and amortization are recorded using the straight-line method over the following estimated useful lives:

                                                       Life
             Buildings........................       20 years
             Leasehold improvements...........     3-10 years
             Machinery and equipment..........      5-7 years
             Furniture and fixtures...........     7-10 years
             Vehicles.........................        5 years

   Other Assets

     Other assets principally consist of intangible assets including prepaid developing agent fees, organization costs and store start-up costs. Prepaid developing agent fees were incurred by the Company to secure certain territory rights that prohibit the collection of developing agent fees in these markets. Prepaid developing agent fees, organization costs and store start-up costs are being amortized over a five-year period.

   Accounting for the Impairment of Long-Lived Assets

     The Company accounts for impairment of long-lived assets in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS No.121"). SFAS No. 121 requires that long-lived assets be reviewed for impairment when events or changes in circumstances indicate that the book value of an asset may not be recoverable. The Company evaluates, at each balance sheet date, whether events and circumstances have occurred that indicate possible impairment. In accordance with SFAS No. 121, the Company uses an estimate of future undiscounted net cash flows of the related assets over the remaining life in measuring whether the assets are recoverable. As of June 15, 1997, the Company did not consider any of its long-lived assets that are considered to be impaired.

   Revenue Recognition

     Revenue  from  the  sale  of  individual   franchises  is  recognized  when
substantially all significant services to be provided by the Company have been performed.

     Royalty income principally includes royalty fees, advertising fees and franchise fees. Royalties are recognized as revenue when such amounts are earned, rather than when such amounts are received. Advertising fees are recognized as earned and are used to offset advertising and promotional costs. These amounts are shown at gross in the accompanying statements of operations.

     The Company currently licenses exclusive rights to develop franchises in specific geographic areas in North America. Developing agent fees are recognized as revenue when contractual obligations have been satisfied. Developing agents earn a 2% royalty on all net sales within their contracted area, exclusive of Company-owned stores.

   Advertising Costs

     Advertising costs are expensed as incurred.

                               PRETZEL TIME, INC.
                    NOTES TO FINANCIAL STATEMENTS (continued)

      DECEMBER 31, 1995, DECEMBER 29, 1996, JUNE 16, 1996 AND JUNE 15, 1997
               (Including notes related to the unaudited periods)

   Income Taxes

     The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns.

     Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

   Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses in the financial statements and in the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

   Interim Financial Statements

     The financial statements as of and for the 24 weeks ended June 15, 1997, and for the 24 weeks ended June 16, 1996, are unaudited, but in the opinion of management, such financial statements have been presented on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for these periods.

2.     PROPERTY AND EQUIPMENT:


     Property and equipment consisted of the following (in thousands):

                                                                  December 31,  December 29,   June 15,
                                                                      1995          1996         1997
                                                                      ----          ----         ----
                                                                                             (Unaudited)
     Buildings.................................................         $    --       $  190      $  190
     Leasehold improvements....................................             802          174         173
     Machinery and equipment...................................           1,100          365         337
     Furniture and fixtures....................................              47           37          38
     Vehicles..................................................             142           30          30
                                                                        -------        -----       -----
                                                                          2,091          796         768
     Less: Accumulated depreciation and amortization...........            (252)        (157)       (181)
                                                                        -------        -----       -----
     Property and equipment, net...............................         $ 1,839        $ 639       $ 587
                                                                        =======        =====       =====

     Depreciation expense of approximately $133,000, $84,000, $42,000, and $35,000 was recorded in cost of revenues and operating expenses for the years ended December 31, 1995 and December 29, 1996, and for the 24 weeks ended June 16, 1996 (unaudited) and June 15, 1997 (unaudited), respectively. Additionally, depreciation expense of approximately $69,000, $69,000, $47,000 and $-0- was recorded in loss on discontinued operations for each of the years ended December 31, 1995 and December 29, 1996, and for the 24 weeks ended June 16, 1996 (unaudited) and June 15, 1997 (unaudited), respectively.

                               PRETZEL TIME, INC.
                    NOTES TO FINANCIAL STATEMENTS (continued)

      DECEMBER 31, 1995, DECEMBER 29, 1996, JUNE 16, 1996 AND JUNE 15, 1997
               (Including notes related to the unaudited periods)

3.     OTHER ASSETS:


     Other assets consisted of the following (in thousands):

                                                                  December 31,   December 29,    June 15,
                                                                      1995           1996          1997
                                                                      -----          -----         ----
                                                                                                (Unaudited)
     Deposits..................................................           $  82         $  49       $  41
     Organization costs........................................              30            16          16
     Store start-up costs......................................              29            18          18
     Goodwill..................................................              49            --          --
     Prepaid developing agent fees.............................             300           300         300
                                                                          -----         -----       -----
                                                                            490           383         375
     Less: Accumulated amortization                                        (112)         (171)       (202)
                                                                          -----         -----       -----
     Other assets, net.........................................           $ 378         $ 212       $ 173
                                                                          =====         =====       =====

     During 1996, organization costs of approximately $15,000 were written off in connection with the merger described in Note 1. Certain store start-up costs of approximately $11,000 were also written off in 1996.

                               PRETZEL TIME, INC.
                    NOTES TO FINANCIAL STATEMENTS (continued)

      DECEMBER 31, 1995, DECEMBER 29, 1996, JUNE 16, 1996 AND JUNE 15, 1997
               (Including notes related to the unaudited periods)

4.     NOTES RECEIVABLE:


     Notes receivable consist of the following (in thousands):

                                                                                December 31,  December 29,   June 15,
                                                                                   1995          1996         1997
                                                                                   ----          ----         ----
Note receivable from a corporation, secured by a store location in Santa Fe, New
   Mexico,  requiring  monthly interest  payments of $158 through April 1997 and six monthly principal and interest payments
   from November 1997 through April 1998...................................          $ 85         $  6        $ 25
10% note receivable from an individual secured by leasehold
   improvements and equipment requiring monthly  installments of $800, including principal and interest in 1997,  monthly  installments  of $1,000,  including principal and interest in 1998 and monthly installments of $1,200,  including principal and interest in 1999, with
   the remaining balance and accrued interest due in December 1999.........            91          101         101
12% note receivable from a corporation, secured by a store located in
   Huntsville, Alabama, requiring weekly installments of $407 through
   maturity in November 2001...............................................            89           78          73
10% unsecured note receivable from a corporation requiring monthly installments of $2,167, including principal and interest through
   maturity in January 2000................................................             --          67          59
10% unsecured note receivable due from a university requiring monthly installments of $483, including principal and interest, due
   in August 1997..........................................................             --           4           2
9.25% note receivable due from a corporation, secured by a store located in The Woodlands,  Texas,  requiring monthly  installments of $2,748, including principal and interest through July 1998, with the
   remaining balance and any accrued interest due in August 1998...........             --          51          36
10% note receivable due from a corporation, secured by all leasehold improvements, personal property, equipment and inventory at the stores, requiring monthly installments of $3,189, including principal
   and interest through maturity in December 2001..........................             --         144         136
7.5% note receivable from a stockholder of the Company, secured by stores located in Colorado and Wyoming, requiring monthly
   installments of $4,849, including principal and interest through
   October 1997............................................................           100           --          --
Unsecured note receivable from a corporation, with no stated interest,
   matured January 1996....................................................             6           --          --
Unsecured note receivable from a corporation, with no stated interest,
   matured January 1996....................................................            50           --          --
                                                                                    -----        -----       -----
        Total Notes Receivable.............................................           421          451         432
Less: Reserve for uncollectable amounts....................................           (90)          --          --
                                                                                    -----        -----       -----
        Notes Receivable, net..............................................           331          451         432
Less: Current portion                                                                (109)         (87)       (121)
                                                                                    -----        -----       -----
        Notes Receivable, net of current portion...........................         $ 222        $ 364       $ 311
                                                                                    =====        =====       =====

                               PRETZEL TIME, INC.
                    NOTES TO FINANCIAL STATEMENTS (continued)

      DECEMBER 31, 1995, DECEMBER 29, 1996, JUNE 16, 1996 AND JUNE 15, 1997
               (Including notes related to the unaudited periods)


     Subsequent maturities of notes receivable are as follows at December 29, 1996 (in thousands):

                  Year                             Amount
                  ----                             ------
                  1997........................      $ 87
                  1998........................        87
                  1999........................       168
                  2000........................        53
                  2001........................        56
                                                   -----
                          Total...............     $ 451
                                                   =====

5. LONG-TERM DEBT:

     The Company has several notes payable to both individuals and corporations with varying interest rates and maturity dates. Certain of these notes are secured by various assets and interests of the Company.


     Long-term debt consists of the following (in thousands):

                                                                                December 31, December 29,   June 15,
                                                                                   1995         1995         1997
                                                                                   ----         ----         ----
                                                                                                          (Unaudited)
Non-interest bearing notes payable to either individuals or
   corporations, with and without stated repayment terms..................        $   411       $  312        $ 301
Notes payable to individuals or corporations with interest rates ranging from 6.0% to 9.5%, due at various dates through 2012, requiring
   monthly payments.......................................................            468          774          631
Notes payable to individuals and corporations with 10% interest rates,
   due at various dates through 2001......................................            509          432          334
Notes payable to individuals or corporations with interest rates ranging from 11% to 15%, becoming due at various dates through 1998,
   requiring monthly payments.............................................            702          384          202
                                                                                  -------       ------        -----
                                                                                    2,090        1,902        1,468
Less: Current portion                                                                (917)      (1,206)        (860)
                                                                                  -------       ------        -----
      Long-term debt, net of current portion..............................        $ 1,173       $  696        $ 608
                                                                                  =======       ======        =====


     Subsequent maturities of long-term debt are as follows at December 29, 1996 (in thousands):

                  Year                                    Amount
                  ----                                    ------
                  1997............................        $1,206
                  1998............................           368
                  1999............................           124
                  2000............................            61
                  2001............................            16
                  Thereafter......................           127
                                                          ------
                            Total.................        $1,902
                                                          ======

                               PRETZEL TIME, INC.
                    NOTES TO FINANCIAL STATEMENTS (continued)

      DECEMBER 31, 1995, DECEMBER 29, 1996, JUNE 16, 1996 AND JUNE 15, 1997
               (Including notes related to the unaudited periods)

6.     CAPITAL LEASE OBLIGATIONS:

     The Company leases vehicles and a substantial portion of the equipment used in the operation of its stores under capital leases. These leases have terms ranging from two to four years.


     As of December 29, 1996, future minimum lease payments related to capital leases were as follows (in thousands):

             Year                                                       Amount
             1997....................................................   $ 200
             1998....................................................     158
             1999....................................................      75
                                                                        -----
                                                                          433
             Less: Amount representing interest......................     (76)
                                                                        -----
             Present value of future minimum lease payments..........     357
             Less: Current portion...................................    (152)
                                                                        -----
             Capital lease obligations, net of current portion.......   $ 205
                                                                        =====

7.     MANDATORILY REDEEMABLE PREFERRED STOCK:

     During the year ended December 29, 1996, holders of 14.75 shares of common stock converted their common stock into 144.5 shares of newly authorized and issued preferred stock.

     The preferred stock is nonvoting and the preferred stockholders are entitled to cumulative preferred dividends of 10% for three years, accrued and payable upon redemption. The preferred stock must be redeemed at $10,000 per share, plus unpaid and accumulated dividends, on September 1, 1999. The excess of the redemption price over the carrying value is being accreted over the period from issuance to September 1, 1999, using the effective interest method and is being charged to accumulated deficit. In the event of a liquidation or sale of the Company, the preferred stockholders are entitled to receive payment of $10,000 per share, plus accumulated dividends.

8. STOCKHOLDERS' DEFICIT:

     As of December 31, 1995, December 29, 1996 and June 15, 1997, the Company holds approximately 5, 13 and 13 shares, respectively, of common stock in treasury which are available for future issuance. All amounts attributable to treasury stock have been recorded as a reduction to additional paid-in capital in the accompanying balance sheets.

9.     COMMITMENTS:

   Operating Leases

     The Company leases its corporate office space and approximately 174 franchised store operating facilities under the terms of operating leases ranging from three to ten years. Generally, all leases for store operations contain contingent rental fees based on sales volume and provide for common area assessments for maintenance, taxes, utilities and security. The Company expenses the leases on a straight-line basis over the terms of the leases.

                               PRETZEL TIME, INC.
                    NOTES TO FINANCIAL STATEMENTS (continued)

      DECEMBER 31, 1995, DECEMBER 29, 1996, JUNE 16, 1996 AND JUNE 15, 1997
               (Including notes related to the unaudited periods)

     Of the 174 store leases noted above, the Company has executed 170 sublease agreements with the franchisee with terms substantially identical to those contained in the primary lease.

     During the years ended December 31, 1995 and December 29, 1996, net rental expense of approximately $83,000 and $124,000, respectively, was recorded in loss from discontinued operations.


     Rent expense under noncancelable operating lease agreements was as follows for the years ended December 31, 1995 and December 29, 1996 (in thousands):

                                                         1995     1996
           Gross rent expense.....................      $ 6,902 $ 6,965
           Less: Sublease rent....................      (5,776) (6,451)
                                                        ------- -------
           Net rental expense.....................      $ 1,126   $ 514
                                                        ======= =======

     Future minimum annual  rentals and minimum  annual  sublease  rentals under
operating  lease   arrangements  at  December  29,  1996,  are  as  follows  (in thousands):
                                               Gross                   Net
           Year                               Rentals    Subleases   Rentals
           ----                               -------    ---------   -------
           1997........................       $ 6,553     $ 6,440     $ 113
           1998........................         6,515       6,441        74
           1999........................         6,139       6,111        28
           2000........................         5,206       5,206        --
           2001........................         4,815       4,815        --
           Thereafter..................         8,674       8,674        --

10. RELATED-PARTY TRANSACTIONS:

     A member of the Board of Directors of Pretzel Time, Inc. is also president of a leasing company from which the Company leases equipment under capital lease obligations. The outstanding balance on those capital lease obligations was approximately $535,000 and $323,000, respectively, as of December 31, 1995 and December 29, 1996, and the Company made payments of approximately $204,000 and $253,000, respectively, under those capital lease obligations for the years then ended.

                               PRETZEL TIME, INC.
                    NOTES TO FINANCIAL STATEMENTS (continued)

      DECEMBER 31, 1995, DECEMBER 29, 1996, JUNE 16, 1996 AND JUNE 15, 1997
               (Including notes related to the unaudited periods)

11.   INCOME TAXES:


     The (benefit) provision for income taxes was comprised of the following (in thousands):

                                                                                                  24 Weeks
                                                                                                   Ended
                                                                                                  June 15,
                                                                            Year Ended              1997
                                                                   December 31,   December 31,
                                                                       1995           1996
                                                                       ----           ----
     Federal:
          Current                                                     $--            $  --        $  25
          Deferred..............................................       --              (97)          74
     State:          Current                                                            --           --           3
          Deferred..............................................       --              (13)          10
                                                                      ----            -----        ----
               (Benefit) provision for income taxes.............      $--            $(110)        $112
                                                                      ====           ======        ====


     The difference between the recorded income tax provision and the "expected" tax provision based on the statutory federal income tax rate for the years ended December 31, 1995 and December 29, 1996, and the 24 weeks ended June 16, 1996 (unaudited) and June 15, 1997 (unaudited), is as follows (in thousands):

                                                                                         24 Weeks     24 Weeks
                                                                  Year Ended              Ended        Ended
                                                          December 31,   December 29,    June 16,     June 15,
                                                              1995           1996          1996         1997
                                                                                       (Unaudited)  (Unaudited)
Computed Federal tax (benefit) provision at statutory
   rate................................................        $ (279)       $  32       $ (24)        $  87
State income taxes, net of Federal income tax effect...           (32)           4          (2)           12
Valuation allowance adjustments........................           137         (137)         --            --
Nondeductible expenses.................................            44           21          18            13
Nondeductible loss on subsidiaries.....................            85           --          --            --
Other..................................................            45          (30)          8            --
                                                                 ----         -----        ---          ----
     (Benefit) provision for income taxes..............         $  --        $(110)        $--          $112
                                                                 ====        ======        ====         =====

     As of December 31, 1995, December 29, 1996, and June 15, 1997, the Company had net operating loss carryforwards of approximately $356,000, $225,000 and $-0-, respectively, for federal income tax purposes. These net operating loss carryforwards begin to expire in 2008. The Company has recorded valuation allowances against these operating loss carryforwards of approximately $137,000, $-0- and $-0- to reflect management's estimate of the realizable portion of the existing deferred tax assets for the years ended December 31, 1995 and December 29, 1996 and the 24 weeks ended June 15, 1997, respectively.

                               PRETZEL TIME, INC.
                    NOTES TO FINANCIAL STATEMENTS (continued)

      DECEMBER 31, 1995, DECEMBER 29, 1996, JUNE 16, 1996 AND JUNE 15, 1997
               (Including notes related to the unaudited periods)

     Total deferred tax assets and deferred tax liabilities as of December 31, 1995, December 29, 1996, and June 15, 1997, and the sources of the differences between financial accounting and tax bases of the Company's assets and liabilities which give rise to the deferred tax assets and deferred tax liabilities and the tax effects of each are as follows (in thousands):

                                                                                 1995      1996    1997
                                                                                 ----      ----    ----
            Deferred Tax Assets:
                 Operating loss carryforwards...............................       $137     $ 87   $ --
                 Accrued expenses and reserves..............................         65       81     84
                                                                                   ----      ---     --
                                                                                    202      168     84
                 Less: Valuation allowance..................................       (137)      --     --
                                                                                   -----    ----    ---
                      Deferred tax asset....................................         65      168     84
            Deferred Tax Liability:
                 Depreciation...............................................         65       58     58
                                                                                   -----     ---    --
                      Deferred tax asset, net...............................       $ --     $110    $26
                                                                                   =====    ====    ===

12.   EMPLOYEE BENEFIT PLAN:

     During fiscal year 1996, the Company adopted a Simplified Employee Pension Plan with a Salary Reduction Offer Plan (the "Plan") to replace its existing 401(k) profit sharing plan. Under the Plan, employees may elect to defer up to 15% of their salary, subject to the limits provided for within the Internal Revenue Code and Regulations. The Company may make a discretionary contribution to the Plan. The Company did not contribute to the Plan for the years ended December 31, 1995 and December 29, 1996.

13.    CONCENTRATION OF CREDIT RISK:

     As of December 29, 1996, 228 franchise and Company-owned locations were in operation. One franchisee operates 85 of these locations. Failure of this franchisee to meet its obligations to the Company could have a significant adverse impact on its operations.

14.   CONTINGENCIES:

     The Company is party to several legal proceedings which are considered by management to be routine and incidental to its business. In the opinion of management, after consulting with legal counsel, the ultimate disposition of these lawsuits will not have a material adverse effect on the Company's financial position or results of operations.

15.   FAIR VALUE OF FINANCIAL INSTRUMENTS:

     The carrying amounts reported in the balance sheets for cash, accounts payable and accrued expenses approximate fair value because of the short-term maturity of those instruments.

     Fair value of the Company's long-term debt is estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

                               PRETZEL TIME, INC.
                    NOTES TO FINANCIAL STATEMENTS (continued)

      DECEMBER 31, 1995, DECEMBER 29, 1996, JUNE 16, 1996 AND JUNE 15, 1997
               (Including notes related to the unaudited periods)

     The aggregate carrying amounts and fair values of the Company's long-term debt as of December 31, 1995 and December 29, 1996, were approximately $2,100,000 and $1,900,000 and $2,130,000 and $1,700,000, respectively.

16.   DISCONTINUATION OF THE MANUFACTURING OPERATIONS:

     In September 1994, the Company created a new business segment to manufacture frozen pretzel products. In November 1994, the Company signed a lease on a manufacturing plant for frozen products which required payments of $16,750 per month through December 29, 1996, with a commitment to purchase the building at that time for approximately $1,600,000. Significant obligations were also entered into during 1994 for the purchase of machinery and equipment and leasehold improvements for approximately $1,100,000.

     On March 1, 1996, the Company decided to cease its manufacturing operations and dispose of the machinery and equipment. In connection with the disposal, the Company negotiated various settlements with the respective lessors in satisfaction of their future lease obligations. Assets which were owned were sold to outside parties. During the year ended December 29, 1996, the manufacturing operations and disposal thereof generated a loss of approximately $609,000, net of income tax benefits of approximately $405,000. Based on the measurement date, this total loss is reported as loss on disposal of discontinued operations and loss from discontinued operations in the accompanying statements of operations.

17.   RESTATEMENT ADJUSTMENTS:

     During 1996, certain adjustments were identified that affected the 1995 financial statement amounts previously reported on by other auditors. These adjustments resulted in a decrease in net income of approximately $268,000 and an increase in the accumulated deficit of approximately $225,000.

     During 1997, the Company identified an error in the previously issued 1996 financial statements. Correction of this error resulted in a decrease in net income for the year ended December 29, 1996, and an increase in the accumulated deficit as of December 29, 1996, of approximately $32,000. Income from continuing operations before provision for income taxes was reported as approximately $1,051,000 versus $999,000, as restated. Income from continuing operations was reported as approximately $736,000 versus $704,000, as restated.

18.   SUBSEQUENT EVENT:

     Subsequent to year-end, the Company entered into discussions with another multi-unit retailer to sell approximately 56.0% of its outstanding common stock. Negotiations are continuing, with an expected closing no later than September 30, 1997.

No dealer,  sales  representative,  or other person has been      $100,000,000
authorized   to  give  any   information   or  to  make  any
representations   other   than  those   contained   in  this
Prospectus  and,  if  given  or made,  such  information  or representations  must  not be  relied  upon as  having  been authorized  by the Company or the Initial  Purchasers.  This
Prospectus  does  not  constitute  an  offer  to  sell  or a       MRS. FIELDS'
solicitation  of an offer to buy any  securities  other than   ORIGINAL COOKIES,
the  securities to which it relates,  nor does it constitute           INC.
an offer to sell or the solicitation of an offer to buy such securities  in any  jurisdiction  in  which  such  offer  or solicitation  is not  authorized,  or in  which  the  person making such offer or solicitation is not qualified to do so,
or to any  person  to whom it is  unlawful  to make  such an   10 1/8% Series B
offer  or   solicitation.   Neither  the  delivery  of  this   Senior Notes Due
Prospectus  nor any sale  made  hereunder  shall,  under any         2004
circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that information contained herein is correct as of any time subsequent to its date.

                      ----------------

                   TABLE OF CONTENTS
                                                   Page  _______________________
Available Information...............................5
Prospectus Summary..................................6
Summary Historical and Pro Forma                                PROSPECTUS
Financial Data.....................................16    _______________________
Risk Factors.......................................18
The Transactions...................................26
Use of Proceeds....................................28
Capitalization.....................................30
The Exchange Offer.................................32
Selected Historical Financial Data.................39
Management's Discussion and Analysis of Financial
Condition and Results of Operations................41
Business...........................................51
Management.........................................46
Ownership of Capital Stock.........................66
Certain Relationships and Related Transactions.....67         April 7, 1998
Description of Senior Notes .......................69
Plan of Distribution...............................92
Certain United States Federal Tax Considerations...96
Legal Matters......................................96
Experts............................................96

Unaudited Pro Forma Condensed Consolidated Statement of
   Operations.....................................P-1
Index to Historical Financial Statements..........F-1

                                     PART II


                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS OF THE CORPORATION.

   As authorized by Section 145 of the General Corporation Law of the State of Delaware, each director and officer of the Company may be indemnified by the Company against expenses (including attorney's fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings in which he is involved by reason of the fact that he is or was a director or officer of the Company if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. If the legal proceeding, however, is by or in the right of the Company, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless a court determines otherwise.

   The Company's by-laws authorize the Company to indemnify its present and former directors and officers and to pay or reimburse expenses for individuals in advance of the final disposition of a proceeding upon receipt of an undertaking by or on behalf of such individuals to repay such amounts if so required.


ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT

1.1 Purchase Agreement, dated as of November 20, among Mrs. Fields' Original Cookies, Inc., The Mrs. Fields Brand, Inc., Jefferies & Company, Inc. and BT Alex. Brown Incorporated

2.1 Agreement and Plan of Merger, dated as of November 26, 1997, by and between Mrs. Fields' Original Cookies, Inc. and Mrs. Fields' Pretzel Concepts, Inc.

2.2 Capital Contribution and Assumption Agreement, dated as of November 26, 1997, by and between Mrs. Fields' Holding Company, Inc. and Mrs. Fields' Original Cookies, Inc.

2.3 Capital Contribution Agreement, dated as of November 26, 1997, by and between Mrs. Fields' Original Cookies, Inc. and The Mrs. Fields' Brand, Inc.

2.4 Capital Contribution Agreement, dated as of November 26, 1997, by and between Mrs. Fields' Holding Company, Inc. and The Mrs. Fields' Brand, Inc.

2.5 Capital Contribution Agreement, dated as of November 26, 1997, by and between Mrs. Fields' Holding Company, Inc. and Mrs. Fields' Original Cookies, Inc.

3.1  Restated  Certificate of Incorporation  of Mrs.  Fields' Original  Cookies,
     Inc.

3.2  Restated Certificate of Incorporation of The Mrs. Fields' Brand, Inc.

3.3 Certificate of Designations of the Mrs. Fields' Brand, Inc., dated as of September 18, 1996

3.4  By-Laws of Mrs. Fields' Original Cookies, Inc.

3.5  By-Laws of The Mrs. Fields' Brand, Inc.

4.1 Indenture, dated as of November 26, 1997, among Mrs. Fields' Original Cookies, Inc., The Mrs. Fields' Brand, Inc., and The Bank of New York, as Trustee

4.2  Form of Certificate of Senior Note (included as Exhibit A to Exhibit 4.1)

4.3 Registration Rights Agreement, dated as of November 26, among Mrs. Fields' Original Cookies, Inc., The Mrs. Fields Brand, Inc., Jefferies & Company, Inc. and BT Alex. Brown Incorporated

5.1* Opinion and consent of Skadden, Arps, Slate, Meagher & Flom LLP to as to legality of the New Senior Notes to be issued by Mrs. Fields' Original Cookies, Inc. and the New Guarantee to be issued by The Mrs. Fields' Brand, Inc.

10.1 Asset Purchase Agreement, dated as of August 7, 1996, among Mrs. Fields Development Corporation, The Mrs. Fields' Brand, Inc. and Capricorn II, L.P.

10.6 The Escrow Agreement, dated as of September 18, 1996, among The Bank of New York (Trustee), The Mrs. Fields' Brand, Inc., The Prudential Insurance Company of America, Principal Mutual Life Insurance Company, Pruco Life Insurance Company and Contrarian Capital Advisors, L.L.C. (as agent)

10.7 Senior Note Agreement, dated as of September 18, 1996, among The Mrs. Fields' Brand, Inc., The Prudential Insurance Company of America, Principal Mutual Life Insurance Company, Pruco Life Insurance Company and Contrarian Capital Advisors, L.L.C. (as agent)

10.10License  Agreement,  dated  as of  September  18,  1996,  between  The Mrs.
     Fields' Brand, Inc., and Mrs. Fields' Original Cookies, Inc.

10.11Asset Purchase  Agreement,  dated as of August 7, 1996,  among Mrs. Fields,
     Inc., Mrs. Fields' Original Cookies, Inc., and Capricorn Investors II, L.P.

10.13Copyright  Security  Agreement,  dated as of September 18, 1996, among Mrs.
     Fields' Original Cookies, Inc., Mrs. Fields Cookies Australia, Fairfield Cookies, Inc., and The Bank of New York (collateral agent)

10.14Escrow  Agreement,  dated as of  September  18, 1996,  among  Chocamerican,
     Inc., The Prudential Insurance Company of America, Principal Mutual Life Insurance Company, Pruco Life Insurance Company, Contrarian Capital Advisors (as agent), Mrs. Fields, Inc., Mrs. Fields' Original Cookies, Inc., and The Bank of New York

10.15Security  Agreement,  dated as of September  18, 1996,  among Mrs.  Fields'
     Original Cookies, Inc. and The Bank of New York (collateral agent)

10.16Stockholders'  Agreement,  dated as of August 7, 1996,  among Mrs.  Fields'
     Original   Cookies,   Inc.,  Mrs.  Fields'  Holding   Company,   Inc.,  and
     Chocamerican, Inc.

10.17Trademark  Security  Agreement,  dated as of September 18, 1996, among Mrs.
     Fields' Original Cookies, Inc. Mrs. Fields Cookies Australia, Fairfield Foods, Inc., and The Bank of New York (collateral agent)

10.18Amendment to Collateral Security Agreement, dated as of January 31, 1997, among Mrs. Fields' Original Cookies, Inc., Mrs. Fields' Other Names, Inc. and The Bank of New York (collateral agent) 10.19 Amendment to Copyright Security Agreement, dated as of January 31, 1997, among Mrs. Fields' Original Cookies, Inc., Mrs. Fields Cookies Australia, Fairfield Cookies, Inc., and The Bank of New York (collateral agent)

10.20First  Amendment to Loan Agreement,  dated as of January 31, 1997,  between
     Mrs. Fields' Original Cookies, Inc. and LaSalle National Bank (lender)

10.21$3,000,000  Revolving  Note,  dated as of January 31,  1997,  between  Mrs.
     Fields' Original Cookies, Inc. and LaSalle National Bank

10.22Amendment to Stock Pledge Agreement,  dated as of January 31, 1997, between
     Mrs.  Fields'  Original  Cookies,  Inc.,  and The  Bank of New  York

10.23Subordination and Intercreditor Agreement, dated as of January 31, 1997, among LaSalle National Bank, Chocamerican, Inc., The Prudential Insurance Company of America, Principal Mutual Life Insurance Company, Pruco Life Insurance Company, Contrarian Capital Advisors, Mrs. Fields, Inc., and Mrs. Fields' Holding Company, Inc.

10.24Amendment to Trademark Security Agreement, dated as of January 31, 1997, among Mrs. Fields' Original Cookies, Inc., Mrs. Fields Cookies Australia, Fairfield Cookies, Inc., Mrs. Fields' Other Names, Inc., and The Bank of New York

10.25Amendment and Restated  Collateral  Agency  Agreement,  dated as of January
     31, 1997, among Chocamerican, Inc., The Prudential Insurance Company of America, Principal Mutual Life Insurance Company, Pruco Life Insurance Company, Contrarian Capital Advisors, L.L.C., Mrs. Fields, Inc. Mrs. Fields' Holding Company, Inc., LaSalle National Bank and Mrs. Fields' Original Cookies, Inc.

10.26Supply  Distribution  Agreement,  dated as of September  26, 1996,  between
     Blueline Distributing, a division of Little Caesar Enterprises, Inc. and Mrs. Fields, Inc.

10.27Amended and Restated Marketing Agreement, dated as of January 9, 1997, between Mrs. Fields' Original Cookies, Inc. and Coca-Cola USA Fountain

10.28Employment Agreement, dated as of October 1, 1997, between Michael R. Ward and Mrs. Fields' Original Cookies, Inc.

10.29Employment  Agreement,  dated as of October 1, 1997, between Pat Knotts and
     Mrs. Fields' Original Cookies, Inc.

10.30Employment Agreement, dated as of October 1, 1997, between L. Time Pierce and Mrs. Fields' Original Cookies, Inc.

10.31Employment Agreement, dated as of July 1, 1996, between Lawrence Hodges and Mrs. Fields' Original Cookies, Inc.

10.32Lease Agreement,  dated as of February 23, 1993, between The Equitable Life
     Assurance Society of the United States and Mrs. Fields Cookies

10.33Lease Agreement,  dated as of October 10, 1995,  between The Equitable Life
     Assurance Society of the United States and Mrs. Fields Cookies

10.34Letter of Agreement,  dated as of October 1, 1992, between United Airlines,
     Inc. and Mrs. Fields Development Corporation

10.35Lease Agreement,  dated as of January 18, 1998,  between 2855 E. Cottonwood
     Parkway, L.C. and Mrs. Fields' Original Cookies, Inc.

10.37Amendment  to Supply  Agreement,  dated as of June 19, 1995 between Van Den
     Bergh Foods Company and Mrs. Fields, Inc.

10.38Stockholders'  Agreement,  dated as of September  19, 1997,  among The Mrs.
     Fields' Brand, Inc., and its stockholders

10.39Stock  Acquisition  Agreement,  dated as of September  2, 1997,  among Mrs.
     Fields' Holding Company, Inc., Pretzel Time, Inc. and Martin E. Lisiewski

10.40License  Agreement,  dated  as  of  March  1,  1992,  between  Mrs.  Fields
     Development Corporation and Marriott Corporation

10.41License  Agreement,  dated as of  October  28,  1993  between  Mrs.  Fields
     Development Corporation and Marriott Management Services, Corp.

10.43Stock  Acquisition  Agreement,  dated as of September  2, 1997,  among Mrs.
     Fields' Holding Company, Inc. Pretzel Time, Inc., and Martin E. Lisiewski

10.44Franchise Agreement Addendum 2 and Area Development Agreement Addendum 2, dated as of September 2, 1997, between Pretzel Time, Inc. and Mrs. Fields' Original Cookies, Inc.

10.45Management  Agreement,  dated as of September 2, 1997, between Mrs. Fields'
     Original Cookies, Inc. and Pretzel Time, Inc.

10.46Stock  Purchase  Agreement,  dated as of  September  2, 1997,  between Mrs.
     Fields' Holding Company, Inc. and Martin E. Lisiewski

10.47Shareholder  Agreement,  dated as of September 2, 1997,  among Mrs. Fields'
     Holding Company, Inc., Martin E. Lisiewski and Pretzel Time, Inc.

10.48Employment Agreement,  dated as of September 2, 1997, between Pretzel Time,
     Inc. and Martin E. Lisiewski

10.49Area Development Agreement,  dated as of September 2, 1997, between Pretzel
     Time, Inc. and Mrs. Fields' Original Cookies, Inc.

10.50$500,000  Promissory Note, dated as of September 2, 1997, between martin E.
     Lisiewski and Mrs. Fields' Holding Company, Inc.

10.51Exchange  Agreement,  dated September 2, 1997, between Mrs. Fields' Holding
     Company, Inc. and Martin E. Lisiewski

10.52Registration  Rights  Agreement,  dated  September  2, 1997,  between  Mrs.
     Fields' Holding Company, Inc. and Martin E. Lisiewski

10.53Franchise  Development  Agreement,  dated  September 2, 1997,  between Mrs.
     Fields' Original Cookies, Inc. and Pretzel Time, Inc.

10.54Asset Purchase  Agreement,  dated July 23, 1997, among Mrs. Fields' Pretzel
     Concepts, Inc., H&M Concepts, Inc., and The Managing Members of H&M Concepts Ltd., Co.

10.55Exhibit A to the Developing Agent Agreement, dated September 2, 1997, between Pretzel Time, Inc. and Mrs. Fields' Original Cookies, Inc.

10.56 Uniform Franchise Offering Circular of Pretzel Time, Inc.

10.57Exhibit B to the Developing Agent Agreement, dated September 2, 1997, between Pretzel Time, Inc., and Mrs. Fields' Original Cookies, Inc.

10.62Assignment of Assets and  Assumption of Liabilities  Agreement,  dated July
     25, 1997, between H&M Concepts Ltd., Co., and Mrs. Fields' Pretzel Concepts, Inc.

10.64First  Amendment  to Operating  Agreement  for UVEST,  LLC,  dated July 25,
     1997, between Mrs. Fields' Pretzel Concepts, Inc. and NVEST Limited

10.65First Amendment to Operating Agreement for LV-H&M,  L.L.C.,  Dated July 25,
     1997, between Mrs. Fields' Pretzel Concepts, Inc. and Jean Jensen

10.69Lease Agreement,  dated March 2, 1995,  between Price Development  Company,
     Limited Partnership and Mrs. Fields Cookies

10.70Consulting Agreement,  dated November 26, 1996, between Debra J. Fields and
     Mrs. Fields' Original Cookies, Inc.

10.71Employment  Agreement,  dated May 7, 1997,  between Julie Byerlein and Mrs.
     Fields' Original Cookies, Inc.

10.72Stock  Pledge  Agreement,  dated as of September  18, 1996,  between Mrs.
--------------------------------------------------------------------------------
     Fields' Original Cookies, Inc. and The Bank of New York (collateral agent)
     ---------------------------------------------------------------------------

10.73Amended and Restated Loan Agreement, dated as of February 28, 1998, bewteen
--------------------------------------------------------------------------------
     Mrs. Fields' Original Cookies, Inc. and LaSalle National Bank
     -------------------------------------------------------------
11.1 Statement re computation of per share earnings

12.1 Computation of ratio of earnings to fixed charges of Mrs. Fields' Original Cookies, Inc.

21.1 Subsidiaries of Mrs. Fields' Original Cookies, Inc.
--------------------------------------------------------

21.2 Subsidiaries of The Mrs. Fields' Brand, Inc.
-------------------------------------------------

23.1 Consent of Arthur Andersen LLP
-----------------------------------

23.2 Consent of Deloitte & Touche LLP
-------------------------------------

23.3*Consent of Skadden,  Arps,  Slate,  Meagher & Flom LLP (included in Exhibit
     5.1)

24.1 Power of Attorney of certain officers and directors of the Company (included on signature pages hereto)

24.2 Power of Attorney of certain officers and directors of the Guarantor (included on signature pages hereto)

25.1 Form T-1 Statement of Eligibility of The Bank of New York to act as trustee under the Indenture

25.2 Form T-1 Statement of Eligibility of The Bank of New York to act as trustee under the Guarantees

27.1 Financial Data Schedule (for SEC use only)

99.1  Form of Letter of Transmittal

99.2  Form of Notice of Guaranteed Delivery

99.3 Schedule II - Valuation and Qualifying Accounts

99.4 Guidelines  for   certification  of  taxpayer   identification   number  on
     substitute Form W-9

99.6 Letter to Brokers

99.7 Letter to Clients

 --------
 * To be filed by amendment.


ITEM 22. UNDERTAKINGS

        The undersigned registrants hereby undertake:
        ---------------------------------------------

     (1) To file any period in which offers to sale are being made, a post-effective amendment to this registration statement; (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) To reflect in the propsectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment therof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; (iii) to include any material information with repsect to the plan of distribution previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liabilities under the Securities Act of 1993, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therin, and the offering of such securities at that time shall be deemed to be the intial bona fide offering therof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrants hereby undertake to respond to requests for information that is incorporated by reference into the Prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         The undersigned Registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired or involved therein, that was not the subject of and included in the registration statement when it became effective.


The undersigned hereby undertakes that
--------------------------------------

(1)  For purposes of determining liability under the Securities Act of 1933, the
--------------------------------------------------------------------------------
     information  omitted  from  the  form of  prospectus  filed  as part of the
     ---------------------------------------------------------------------------
     Registration  Statement in reliance  upon Rule 430A and contained in a form
     ---------------------------------------------------------------------------
     of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) or
     ---------------------------------------------------------------------------
     497(h)  under  the  Securuties  Act  shall  be  demmed  to be  part of this
     ---------------------------------------------------------------------------
     Registration Statement as of the time it was declared effective.
     ----------------------------------------------------------------

(2)  For purpose of determining liability under the Securities Act of 1933, each
--------------------------------------------------------------------------------
     post-effective amendment that contains a form of prospectus shall be demmed
     ---------------------------------------------------------------------------
     to be a new  Registration  Statement  relating  to the  securities  offered
     ---------------------------------------------------------------------------
     therein,  and the offering of such  securities at that time shall be deemed
     ---------------------------------------------------------------------------
     to be the initial bona fide offerinf thereof.
     ---------------------------------------------

         Pursuant to the requirements of the Securities Act of 1933, Mrs. Fields' Original Cookies, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, State of Utah, on the 7 day of April, 1998.

                                             Mrs. Fields' Original Cookies, Inc.



                                                          By:/s/Larry A. Hodges
                                                                Larry A. Hodges
                                                                President/CEO

POWER OF ATTORNEY
         We, the undersigned directors and officers of Mrs. Fields' Original Cookies, Inc. and each of us, do hereby constitute and appoint Michael R. Ward or L. Tim Pierce, our true and lawful attorney and agent, with power of substitution, to do any and all acts and things in our name and behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated above, which said attorney and agent may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission (the "Commission"), in connection with this Registration Statement on Form S-4, and any and all amendments to said Registration Statement and all instruments necessary or incidental in connection therewith, including specifically, but without limitation, power and authority to sign for us or any of us in our names, in the capacities indicated below, any and all amendments hereto, and to file the same with the Commission. Said attorney shall have full power and authority to do and perform in the name and on behalf of each of the undersigned, in any and all capacities, every act whatsoever requisite or necessary to be done in the premises as fully and to all intents and purposes as each of the undersigned might or could do in person, hereby ratifying and approving the acts of said attorneys and each of them.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

   Signature                     Title                                 Date


/s/   *                 President, Chief Executive Officer     April 7, 1998
(Larry A. Hodges)     and Director (Chief Executive Officer)


/s/   *              Senior Vice President, Chief Financial    April 7, 1998
(L.   Tim Pierce)             Officer and Secretary
                            (Chief Financial officer)


/s/Mark Ostler           Vice President and Controller          April 7, 1998
(Mark Ostler)            (Principal Accounting Officer)


/s/    *               Chairman of the Board of Directors       April 7, 1998
(Herbert S. Winokur)


/s/    *                            Director                    April 7, 1998
(Richard M. Ferry)


/s/    *                            Director                    April 7, 1998
(Debbi Fields)


/s/    *                            Director                    April 7, 1998
(Nathaniel A. Gregory)


/s/    *                            Director                    April 7, 1998
(Walker Lewis)


/s/    *                            Director                    April 7, 1998
(Peter W. Mullin)


 /s/   *                            Director                    April 7, 1998
(Gilbert C. Osnos)

* By/s/L. Tim Pierce
       L. Tim Pierce
       Attorney-in-fact

     Pursuant to the requirements of the Securities Act of 1933, The Mrs. Fields' Brand, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, State of Utah, on the 7 day of April, 1998.

                                                    The Mrs. Fields' Brand, Inc.



                                                          By:/s/Larry A. Hodges
                                                                Larry A. Hodges
                                                                President/CEO

POWER OF ATTORNEY

     We, the undersigned directors and officers of The Mrs. Fields' Brand, Inc. and each of us, do hereby constitute and appoint Michael R. Ward or L. Tim Pierce, our true and lawful attorney and agent, with power of substitution, to do any and all acts and things in our name and behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated above, which said attorney and agent may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission (the "Commission"), in connection with this Registration Statement on Form S-4, and any and all amendments to said Registration Statement and all instruments necessary or incidental in connection therewith, including specifically, but without limitation, power and authority to sign for us or any of us in our names, in the capacities indicated below, any and all amendments hereto, and to file the same with the Commission. Said attorney shall have full power and authority to do and perform in the name and on behalf of each of the undersigned, in any and all capacities, every act whatsoever requisite or necessary to be done in the premises as fully and to all intents and purposes as each of the undersigned might or could do in person, hereby ratifying and approving the acts of said attorneys and each of them.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


   Signature                     Title                                 Date


/s/      *              President, Chief Executive Officer     April 7, 1998
  (Larry A. Hodges)     and Director, Secretary & Treasurer
                       (Chief Executive/Financial Officer)

/s/Mark Ostler          Vice President and Controller          April 7, 1998
(Mark Ostler)            (Principal Accounting Officer)

/s/      *              Chairman of the Board of Directors     April 7, 1998
(Herbert S. Winokur)


/s/      *                         Director                    April 7, 1998
(Walker Lewis


* By/s/L. Tim Pierce
       L. Tim Pierce
       Attorney-in-fact

                                  EXHIBIT INDEX


EXHIBIT

1.1 Purchase Agreement, dated as of November 20, among Mrs. Fields' Original Cookies, Inc., The Mrs. Fields Brand, Inc., Jefferies & Company, Inc. and BT Alex. Brown Incorporated

2.1 Agreement and Plan of Merger, dated as of November 26, 1997, by and between Mrs. Fields' Original Cookies, Inc. and Mrs. Fields' Pretzel Concepts, Inc.

2.2 Capital Contribution and Assumption Agreement, dated as of November 26, 1997, by and between Mrs. Fields' Holding Company, Inc. and Mrs. Fields' Original Cookies, Inc.

2.3 Capital Contribution Agreement, dated as of November 26, 1997, by and between Mrs. Fields' Original Cookies, Inc. and The Mrs. Fields' Brand, Inc.

2.4 Capital Contribution Agreement, dated as of November 26, 1997, by and between Mrs. Fields' Holding Company, Inc. and The Mrs. Fields' Brand, Inc.

2.5 Capital Contribution Agreement, dated as of November 26, 1997, by and between Mrs. Fields' Holding Company, Inc. and Mrs. Fields' Original Cookies, Inc.

3.1  Restated  Certificate of Incorporation  of Mrs.  Fields' Original  Cookies,
     Inc.

3.2  Restated Certificate of Incorporation of The Mrs. Fields' Brand, Inc.

3.3 Certificate of Designations of the Mrs. Fields' Brand, Inc., dated as of September 18, 1996

3.4  By-Laws of Mrs. Fields' Original Cookies, Inc.

3.5  By-Laws of The Mrs. Fields' Brand, Inc.

4.1 Indenture, dated as of November 26, 1997, among Mrs. Fields' Original Cookies, Inc., The Mrs. Fields' Brand, Inc., and The Bank of New York, as Trustee

4.2  Form of Certificate of Senior Note (included as Exhibit A to Exhibit 4.1)

4.3 Registration Rights Agreement, dated as of November 26, among Mrs. Fields' Original Cookies, Inc., The Mrs. Fields Brand, Inc., Jefferies & Company, Inc. and BT Alex. Brown Incorporated

5.1* Opinion and consent of Skadden, Arps, Slate, Meagher & Flom LLP to as to legality of the New Senior Notes to be issued by Mrs. Fields' Original Cookies, Inc. and the New Guarantee to be issued by The Mrs. Fields' Brand, Inc.

10.1 Asset Purchase Agreement, dated as of August 7, 1996, among Mrs. Fields Development Corporation, The Mrs. Fields' Brand, Inc. and Capricorn II, L.P.

10.6 The Escrow Agreement, dated as of September 18, 1996, among The Bank of New York (Trustee), The Mrs. Fields' Brand, Inc., The Prudential Insurance Company of America, Principal Mutual Life Insurance Company, Pruco Life Insurance Company and Contrarian Capital Advisors, L.L.C. (as agent)

10.7 Senior Note Agreement, dated as of September 18, 1996, among The Mrs. Fields' Brand, Inc., The Prudential Insurance Company of America, Principal Mutual Life Insurance Company, Pruco Life Insurance Company and Contrarian Capital Advisors, L.L.C. (as agent)

10.10License  Agreement,  dated  as of  September  18,  1996,  between  The Mrs.
     Fields' Brand, Inc., and Mrs. Fields' Original Cookies, Inc.

10.11Asset Purchase  Agreement,  dated as of August 7, 1996,  among Mrs. Fields,
     Inc., Mrs. Fields' Original Cookies, Inc., and Capricorn Investors II, L.P.

10.13Copyright  Security  Agreement,  dated as of September 18, 1996, among Mrs.
     Fields' Original Cookies, Inc., Mrs. Fields Cookies Australia, Fairfield Cookies, Inc., and The Bank of New York (collateral agent)

10.14Escrow  Agreement,  dated as of  September  18, 1996,  among  Chocamerican,
     Inc., The Prudential Insurance Company of America, Principal Mutual Life Insurance Company, Pruco Life Insurance Company, Contrarian Capital Advisors (as agent), Mrs. Fields, Inc., Mrs. Fields' Original Cookies, Inc., and The Bank of New York

10.15Security  Agreement,  dated as of September  18, 1996,  among Mrs.  Fields'
     Original Cookies, Inc. and The Bank of New York (collateral agent)

10.16Stockholders'  Agreement,  dated as of August 7, 1996,  among Mrs.  Fields'
     Original   Cookies,   Inc.,  Mrs.  Fields'  Holding   Company,   Inc.,  and
     Chocamerican, Inc.

10.17Trademark  Security  Agreement,  dated as of September 18, 1996, among Mrs.
     Fields' Original Cookies, Inc. Mrs. Fields Cookies Australia, Fairfield Foods, Inc., and The Bank of New York (collateral agent)

10.18Amendment to Collateral Security Agreement, dated as of January 31, 1997, among Mrs. Fields' Original Cookies, Inc., Mrs. Fields' Other Names, Inc. and The Bank of New York (collateral agent)

10.19Amendment to Copyright Security Agreement, dated as of January 31, 1997, among Mrs. Fields' Original Cookies, Inc., Mrs. Fields Cookies Australia, Fairfield Cookies, Inc., and The Bank of New York (collateral agent)

10.20First  Amendment to Loan Agreement,  dated as of January 31, 1997,  between
     Mrs. Fields' Original Cookies, Inc. and LaSalle National Bank (lender)

10.21$3,000,000  Revolving  Note,  dated as of January 31,  1997,  between  Mrs.
     Fields' Original Cookies, Inc. and LaSalle National Bank

10.22Amendment to Stock Pledge Agreement,  dated as of January 31, 1997, between
     Mrs. Fields' Original Cookies, Inc., and The Bank of New York

10.23Subordination and Intercreditor Agreement, dated as of January 31, 1997, among LaSalle National Bank, Chocamerican, Inc., The Prudential Insurance Company of America, Principal Mutual Life Insurance Company, Pruco Life Insurance Company, Contrarian Capital Advisors, Mrs. Fields, Inc., and Mrs. Fields' Holding Company, Inc.

10.24Amendment to Trademark Security Agreement, dated as of January 31, 1997, among Mrs. Fields' Original Cookies, Inc., Mrs. Fields Cookies Australia, Fairfield Cookies, Inc., Mrs. Fields' Other Names, Inc., and The Bank of New York

10.25Amendment and Restated Collateral Agency Agreement, dated as of January 31,
     1997, among Chocamerican, Inc., The Prudential Insurance Company of America, Principal Mutual Life Insurance Company, Pruco Life Insurance Company, Contrarian Capital Advisors, L.L.C., Mrs. Fields, Inc. Mrs. Fields' Holding Company, Inc., LaSalle National Bank and Mrs. Fields' Original Cookies, Inc.

10.26Supply  Distribution  Agreement,  dated as of September  26, 1996,  between
     Blueline Distributing, a division of Little Caesar Enterprises, Inc. and Mrs. Fields, Inc.

10.27Amended and Restated Marketing Agreement, dated as of January 9, 1997, between Mrs. Fields' Original Cookies, Inc. and Coca-Cola USA Fountain

10.28Employment Agreement, dated as of October 1, 1997, between Michael R. Ward and Mrs. Fields' Original Cookies, Inc.

10.29Employment  Agreement,  dated as of October 1, 1997, between Pat Knotts and
     Mrs. Fields' Original Cookies, Inc.

10.30Employment Agreement, dated as of October 1, 1997, between L. Time Pierce and Mrs. Fields' Original Cookies, Inc.

10.31Employment Agreement, dated as of July 1, 1996, between Lawrence Hodges and Mrs. Fields' Original Cookies, Inc.

10.32Lease Agreement,  dated as of February 23, 1993, between The Equitable Life
     Assurance Society of the United States and Mrs. Fields Cookies

10.33Lease Agreement,  dated as of October 10, 1995,  between The Equitable Life
     Assurance Society of the United States and Mrs. Fields Cookies

10.34Letter of Agreement,  dated as of October 1, 1992, between United Airlines,
     Inc. and Mrs. Fields Development Corporation

10.35Lease Agreement,  dated as of January 18, 1998,  between 2855 E. Cottonwood
     Parkway, L.C. and Mrs. Fields' Original Cookies, Inc.

10.37Amendment  to Supply  Agreement,  dated as of June 19, 1995 between Van Den
     Bergh Foods Company and Mrs. Fields, Inc.

10.38Stockholders'  Agreement,  dated as of September  19, 1997,  among The Mrs.
     Fields' Brand, Inc., and its stockholders

10.39Stock  Acquisition  Agreement,  dated as of September  2, 1997,  among Mrs.
     Fields' Holding Company, Inc., Pretzel Time, Inc. and Martin E. Lisiewski

10.40 License
     Agreement, dated as of March 1, 1992, between Mrs. Fields Development Corporation and Marriott Corporation

10.41License  Agreement,  dated as of  October  28,  1993  between  Mrs.  Fields
     Development Corporation and Marriott Management Services, Corp.

10.43Stock  Acquisition  Agreement,  dated as of September  2, 1997,  among Mrs.
     Fields' Holding Company, Inc. Pretzel Time, Inc., and Martin E. Lisiewski

10.44Franchise Agreement Addendum 2 and Area Development Agreement Addendum 2, dated as of September 2, 1997, between Pretzel Time, Inc. and Mrs. Fields' Original Cookies, Inc.

10.45Management  Agreement,  dated as of September 2, 1997, between Mrs. Fields'
     Original Cookies, Inc. and Pretzel Time, Inc.

10.46Stock  Purchase  Agreement,  dated as of  September  2, 1997,  between Mrs.
     Fields' Holding Company, Inc. and Martin E. Lisiewski

10.47Shareholder  Agreement,  dated as of September 2, 1997,  among Mrs. Fields'
     Holding Company, Inc., Martin E. Lisiewski and Pretzel Time, Inc.

10.48Employment Agreement,  dated as of September 2, 1997, between Pretzel Time,
     Inc. and Martin E. Lisiewski

10.49Area Development Agreement,  dated as of September 2, 1997, between Pretzel
     Time, Inc. and Mrs. Fields' Original Cookies, Inc.

10.50$500,000  Promissory Note, dated as of September 2, 1997, between martin E.
     Lisiewski and Mrs. Fields' Holding Company, Inc.

10.51Exchange  Agreement,  dated September 2, 1997, between Mrs. Fields' Holding
     Company, Inc. and Martin E. Lisiewski

10.52Registration  Rights  Agreement,  dated  September  2, 1997,  between  Mrs.
     Fields' Holding Company, Inc. and Martin E. Lisiewski

10.53Franchise  Development  Agreement,  dated  September 2, 1997,  between Mrs.
     Fields' Original Cookies, Inc. and Pretzel Time, Inc.

10.54Asset Purchase  Agreement,  dated July 23, 1997, among Mrs. Fields' Pretzel
     Concepts, Inc., H&M Concepts, Inc., and The Managing Members of H&M Concepts Ltd., Co.

10.55Exhibit A to the Developing Agent Agreement, dated September 2, 1997, between Pretzel Time, Inc. and Mrs. Fields' Original Cookies, Inc.

10.56 Uniform Franchise Offering Circular of Pretzel Time, Inc.

10.57Exhibit B to the Developing Agent Agreement, dated September 2, 1997, between Pretzel Time, Inc., and Mrs. Fields' Original Cookies, Inc.

10.62Assignment of Assets and  Assumption of Liabilities  Agreement,  dated July
     25, 1997, between H&M Concepts Ltd., Co., and Mrs. Fields' Pretzel Concepts, Inc.

10.64First  Amendment  to Operating  Agreement  for UVEST,  LLC,  dated July 25,
     1997, between Mrs. Fields' Pretzel Concepts, Inc. and NVEST Limited

10.65First Amendment to Operating Agreement for LV-H&M,  L.L.C.,  Dated July 25,
     1997, between Mrs. Fields' Pretzel Concepts, Inc. and Jean Jensen

10.69Lease Agreement,  dated March 2, 1995,  between Price Development  Company,
     Limited Partnership and Mrs. Fields Cookies

10.70Consulting Agreement,  dated November 26, 1996, between Debra J. Fields and
     Mrs. Fields' Original Cookies, Inc.

10.71Employment  Agreement,  dated May 7, 1997,  between Julie Byerlein and Mrs.
     Fields' Original Cookies, Inc.

10.72Stock  Pledge  Agreement,  dated as of September  18, 1996,  between Mrs.
--------------------------------------------------------------------------------
     Fields' Original Cookies, Inc. and The Bank of New York (collateral agent)
     ---------------------------------------------------------------------------

10.73Amended and Restated Loan Agreement, dated as of February 28, 1998, between
--------------------------------------------------------------------------------
     Mrs. Fields' Original Cookies, Inc. and LaSalle National Bank
     -------------------------------------------------------------

11.1 Statement re computation of per share earnings

12.1 Computation of ratio of earnings to fixed charges of Mrs. Fields' Original Cookies, Inc.

21.1 Subsidiaries of Mrs. Fields' Original Cookies, Inc.
--------------------------------------------------------

21.2 Subsidiaries of The Mrs. Fields' Brand, Inc.
-------------------------------------------------

23.1 Consent of Arthur Andersen LLP
-----------------------------------

23.2 Consent of Deloitte & Touche LLP
-------------------------------------

23.3*Consent of Skadden,  Arps,  Slate,  Meagher & Flom LLP (included in Exhibit
     5.1)

24.1 Power of Attorney of certain officers and directors of the Company (included on signature pages hereto)

24.2 Power of Attorney of certain officers and directors of the Guarantor (included on signature pages hereto)

25.1 Form T-1 Statement of Eligibility of The Bank of New York to act as trustee under the Indenture

25.2 Form T-1 Statement of Eligibility of The Bank of New York to act as trustee under the Guarantees

27.1 Financial Data Schedule (for SEC use only)

99.1  Form of Letter of Transmittal

99.2  Form of Notice of Guaranteed Delivery

99.3 Schedule II - Valuation and Qualifying Accounts

99.4 Guidelines  for   certification  of  taxpayer   identification   number  on
     substitute Form W-9

99.6 Letter to Brokers

99.7 Letter to Clients


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* To be filed by amendment.